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ANNEX A
ANNEX B

As filed with the Securities and Exchange Commission on June 16, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7310 (Primary Standard Industrial Classification Code Number)	84-3727412 (I.R.S. Employer Identification Number)

555 West 18th Street
New York, New York 10011
(212) 314-7300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gregg Winiarski, Esq.
Executive Vice President, General Counsel and Secretary
IAC Holdings, Inc.
555 West 18th Street
New York, New York 10011
(212) 314-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Andrew J. Nussbaum, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	45,572 shares	N/A	$3,262,475.54	$423.47

(1)
Represents shares of common stock, par value $0.001 per share, of IAC Holdings, Inc. ("New IAC") that may be acquired by certain participants in the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (collectively, the "Plans"), each as contemplated to be assigned by IAC/InterActiveCorp ("IAC") to New IAC in connection with the separation of New IAC from IAC, upon the exercise of options to acquire New IAC common stock issued pursuant to the Plans and held by current and former employees of Match Group, Inc. and its subsidiaries and by former employees of IAC and its subsidiaries (excluding Match Group, Inc. and its subsidiaries) who, in each case, are not employees of New IAC, and any such individuals' donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such option. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued pursuant to the awards relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)
Pursuant to 457(h)(i) under the Securities Act, the proposed maximum offering price per security, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the sum of the exercise prices at which the options to purchase New IAC common stock may be exercised, assuming for this purpose that 100% of the options corresponding to the shares covered by this registration statement convert into options to purchase shares of New IAC common stock.

(3)
Based on the current fee rate of $129.80 per $1,000,000.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JUNE 16, 2020

IAC Holdings, Inc.

        The 45,572 shares of common stock covered by the registration statement of which this prospectus forms a part covers options to purchase shares of the common stock of IAC Holdings, Inc., a Delaware corporation ("New IAC," "we," "us," "our" or the "Company") that were granted under the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan and the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (together, the "Plans") to current and former employees of Match Group, Inc. and its subsidiaries and to former employees of IAC/InterActiveCorp and its subsidiaries (excluding Match Group, Inc. and its subsidiaries) who, in each case, are not employees of New IAC, and any such individuals' donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such options. All awards are subject to the terms of the applicable Plan and the applicable award agreement. Any proceeds received by New IAC from the exercise of stock options covered by the Plans (and issued pursuant to the offering described in this prospectus) will be used for general corporate purposes.

        The Company is currently a wholly-owned subsidiary of IAC/InterActiveCorp.

        There is currently no established public trading market for New IAC common stock. We expect trading of New IAC common stock to begin on the first trading day following the completion of the Separation (as defined below). New IAC has applied to list the New IAC common stock on the NASDAQ Global Select Market (the "NASDAQ") under the symbol "IAC." If the Separation (as defined below) is completed, it is currently intended that New IAC will be renamed "IAC/InterActiveCorp."

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 8.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [—], 2020.

i

PRESENTATION OF INFORMATION

        Unless otherwise indicated or as the context otherwise requires, the information included in this prospectus about the Company, including the audited historical combined financial statements of New IAC, assume the completion of all of the transactions referred to in this prospectus in connection with the Separation (as defined below). Prior to the completion of the Separation, New IAC is a wholly-owned subsidiary of IAC.

        Unless otherwise indicated or as the context otherwise requires, references in this prospectus to:

  •
  "New IAC," "we," "us," "our" or the "Company" refers to IAC Holdings, Inc., a Delaware corporation, and its subsidiaries;

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  "DGCL" refers to the General Corporation Law of the State of Delaware, as amended;

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  "IAC" refers to IAC/InterActiveCorp, a Delaware corporation;

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  "IAC board of directors" refers to the board of directors of IAC;

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  "IAC capital stock" refers to IAC common stock and IAC Class B common stock;

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  "IAC Class B common stock" refer to the shares of Class B common stock, par value $0.001 per share, of IAC;

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  "IAC Class M common stock" refers to the shares of Class M common stock, par value $0.001 per share, of IAC as contemplated by the amendments to the IAC certificate of incorporation proposed to be approved by IAC stockholders pursuant to the transaction agreement;

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  "IAC common stock" refers to the shares of common stock, par value $0.001 per share, of IAC;

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  "IAC group" refers to IAC and each person that is a subsidiary of IAC prior to the closing of the Separation (other than any member of the Match group);

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  "IAC Series 1 mandatorily exchangeable preferred stock" refers to the Series 1 mandatorily exchangeable preferred stock, par value $0.01 per share, of IAC as contemplated by the amendments to the IAC certificate of incorporation proposed to be approved by the IAC stockholders pursuant to the transaction agreement;

  •
  "IAC Series 2 mandatorily exchangeable preferred stock" refers to the Series 2 mandatorily exchangeable preferred stock, par value $0.01 per share, of IAC as contemplated by the amendments to the IAC certificate of incorporation proposed to be approved by the IAC stockholders pursuant to the transaction agreement;

  •
  "IAC VWAP" refers to the average, rounded to four decimal places, of the daily dollar-volume-weighted average price for IAC common stock, as reported by Bloomberg, L.P. through its "IAC Equity AQR" function for the time period 9:30 a.m. through 4:00 p.m. (or if such function or service ceases to exist, any substitute function or service mutually agreed between Match and IAC) for the ten consecutive NASDAQ trading days ending on the measurement date;

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  "Match" refers to Match Group, Inc., a Delaware corporation, as in existence prior to the Match merger;

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  "Match board of directors" refers to the board of directors of Match;

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  "Match capital stock" refers to Match common stock and the Class B common stock, par value $0.001 per share, of Match;

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  "Match common stock" refers to the shares of common stock, par value $0.001 per share, of Match;

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  "Match entities" refers to (i) during the period prior to the closing of the Separation, the members of the Match group and (ii) from and after the closing, the members of the New Match group;

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  "Match group" refers to Match and each person that is a subsidiary of Match prior to the closing of the Separation;

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  "Match separation committee" refers to the separation committee of the Match board of directors;

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  "Match VWAP" refers to (i) the average, rounded to four decimal places, of the daily dollar-volume-weighted average price for Match common stock, as reported by Bloomberg, L.P. through its "MTCH Equity AQR" function for the time period 9:30 a.m. through 4:00 p.m. (or if such function or service ceases to exist, any substitute function or service mutually agreed between Match and IAC) for the ten consecutive NASDAQ trading days ending on the measurement date, less (ii) $3.00;

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  "measurement date" refers to the fifth NASDAQ trading day immediately preceding the closing date of the Separation;

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  "New IAC board of directors" refers to the board of directors of New IAC;

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  "New IAC Class B common stock" refers to shares of Class B common stock, par value $0.001 per share, of New IAC having substantially the same powers, preferences and rights as the IAC Class B common stock;

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  "New IAC common stock" refers to shares of common stock, par value $0.001 per share, of New IAC having substantially the same powers, preferences and rights as the IAC common stock;

  •
  "New IAC Distribution" refers to, collectively, the transfer by IAC (i) to New IAC of certain assets and liabilities of, or related to, the businesses of IAC (other than Match) and (ii) to holders of IAC common stock and IAC Class B common stock, as a result of the Reclassification and mandatory exchange of IAC Series 1 mandatorily exchangeable preferred stock and IAC Series 2 mandatorily exchangeable preferred stock, as applicable, of New IAC common stock and New IAC Class B common stock, respectively;

  •
  "New IAC group" refers to New IAC and each person that will be or is a subsidiary of New IAC after the completion of the Separation;

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  "New IAC voting preferred stock" refers to shares of preferred stock, par value $0.01 per share, of New IAC to be issued to USANi LLC (a subsidiary of IAC) as described in the transaction agreement;

  •
  "New Match" refers to IAC, as in existence from and after the Separation;

  •
  "New Match board of directors" refers to the board of directors of New Match;

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  "New Match common stock" refers to IAC Class M common stock following the Separation;

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  "New Match group" refers to New Match and each person that will be or is a subsidiary of New Match after the completion of the Separation;

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  "New Match Merger Sub" refers to Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC;

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  "Non-IAC Match stockholders" refers to the holders of shares of Match capital stock other than (i) IAC and its wholly owned subsidiaries or (ii) any wholly owned subsidiary of Match;

  •
  "original transaction agreement" refers to the Transaction Agreement, dated as of December 19, 2019, by and among IAC, New IAC, New Match Merger Sub, and Match, as in effect on such date;

  •
  "Separation" refers to the separation of the businesses of Match from the remaining businesses of IAC pursuant to the transaction agreement; and

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  "transaction agreement" refers to the Transaction Agreement, dated as of December 19, 2019, as amended as of April 28, 2020, by and among IAC, New IAC, New Match Merger Sub, and Match.

PROSPECTUS SUMMARY

        The following is a summary of some of the information contained in this prospectus, and does not contain all of the information that may be relevant to you. In addition to this summary, you should read the entire document carefully, including (1) the risks associated with investing in the common stock of New IAC as discussed under "Risk Factors," (2) the unaudited pro forma condensed combined financial statements for New IAC included as Annex A to this prospectus and (3) the historical combined financial statements and related notes for New IAC included as Annex B to this prospectus. Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus about New IAC assumes the completion of all of the transactions referred to in this prospectus in connection with the Separation. Unless the context otherwise requires, references in this prospectus to "New IAC" or the "Company" refer to IAC Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries after the Separation. References in this prospectus to "IAC" refer to IAC/InterActiveCorp, a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, New IAC and its consolidated subsidiaries), unless the context otherwise requires. References in this prospectus to New IAC's historical business and operations refer to such businesses of IAC prior to the Separation and that will be transferred to New IAC in connection with the Separation. References in this prospectus to the "Separation" refer to the separation of the businesses of Match from the remaining businesses of IAC pursuant to the Transaction Agreement, dated as of December 19, 2019, as amended as of April 28, 2020, by and among IAC, New IAC, New Match Merger Sub, and Match.

 IAC Holdings, Inc.

Overview

        New IAC operates Vimeo, Dotdash and Care.com, among many other businesses, and also has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

History

        New IAC was incorporated on November 19, 2019 for the purpose of holding the historical businesses of IAC (other than Match and certain financing entities) following the Separation. A brief summary of how and when IAC developed, built and acquired the historical businesses to be held by New IAC following the Separation appears immediately below.

        IAC, initially a hybrid media/electronic retailing company, was incorporated in 1986 in Delaware under the name Silver King Broadcasting Company, Inc. After several name changes (first to HSN, Inc., then to USA Networks, Inc., USA Interactive and InterActiveCorp, and finally, to IAC/InterActiveCorp) and the completion of a number of significant corporate transactions over the years, IAC transformed itself into a leading media and Internet company.

        From 1997 to 2005, IAC acquired a number of e-commerce companies, including Ticketmaster Group, Hotel Reservations Network (later renamed Hotels.com), Expedia.com, LendingTree, Hotwire, TripAdvisor and AskJeeves.

        In 2005, IAC completed the separation of its travel and travel related businesses and investments into an independent public company called Expedia, Inc. (now known as Expedia Group, Inc.). In 2008, IAC separated into five independent, publicly traded companies: IAC, HSN, Inc. (now part of Qurate Retail, Inc.), Interval Leisure Group, Inc. (now part of Marriott Vacations Worldwide Corporation), Ticketmaster (now part of Live Nation, Inc.) and Tree.com, Inc.

        From 2008 to 2014, IAC continued to invest in and acquire e-commerce companies, including About.com (now known as Dotdash), Dictionary.com and Investopedia. In 2016: (i) New IAC acquired a controlling interest in MyHammer Holding AG, a leading home services platform in Germany, and (ii) through Vimeo, New IAC acquired VHX, a platform for premium over-the-top (OTT) subscription video channels. In 2017: (i) New IAC completed the combination of the businesses in its former HomeAdvisor segment with those of Angie's List, Inc. under a new publicly traded holding company that New IAC controls, ANGI Homeservices Inc. ("ANGI Homeservices"), (ii) New IAC acquired controlling interests in HomeStars Inc and MyBuilder Limited, leading home services platforms in Canada and the United Kingdom, respectively, and (iii) through Vimeo, New IAC acquired Livestream Inc., a leading live video solution.

        In 2018, IAC: (i) acquired Handy Technologies, Inc., a leading platform in the United States for connecting consumers looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals, through ANGI Homeservices Inc. and (ii) acquired a controlling interest in Bluecrew, a technology-driven staffing platform exclusively for flexible W-2 work.

        In 2019, IAC made a $250 million investment in Turo, a leading peer-to-peer car sharing marketplace, and acquired a controlling interest in Nursefly, a temporary healthcare staffing platform. In addition, through Vimeo, IAC acquired Magisto, a video creation service enabling businesses and consumers to create short-form videos. And in February 2020, IAC acquired Care.com, a leading global platform for finding and managing family care, designed to meet the evolving needs of today's families and caregivers. Care.com also provides household payroll and tax services and customized corporate benefits packages covering the care needs of working families.

Our Portfolio

        New IAC operates its business through the following reportable segments:

  •
  ANGI Homeservices ("ANGI")—connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers through category-transforming products under brands such as HomeAdvisor, Angie's List, Handy and Fixd Repair. At March 31, 2020, New IAC's economic interest and voting interest in ANGI were 84.9% and 98.3%, respectively.

  •
  Vimeo—operates a global video platform for creative professionals, small and medium businesses, organizations and enterprises to connect with their audiences, customers and employees.

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  Dotdash—is a portfolio of digital brands providing expert information and inspiration in select vertical content categories.

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  Applications—consists of Desktop, which includes our direct-to-consumer downloadable desktop applications and the business-to-business partnership operations, and Mosaic Group, which is a leading provider of global subscription mobile applications through Apalon, iTranslate and TelTech.

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  Ask Media Group—is a collection of websites providing general search services and information.

  •
  Emerging & Other—consists of Care.com, a leading global platform for finding and managing family care, which was acquired on February 11, 2020, Bluecrew, NurseFly, a temporary healthcare staffing platform acquired on June 26, 2019, The Daily Beast, College Humor Media, for periods prior to its sale on March 16, 2020, and IAC Films.

Summary of Risk Factors

        An investment in New IAC's common stock is subject to a number of risks. Set forth below are some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

  •
  New IAC's success depends, in substantial part, on its continued ability to market, distribute and monetize its products and services through search engines, digital app stores and social media platforms.

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  Marketing efforts designed to drive visitors to New IAC's various brands and businesses may not be successful or cost effective.

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  New IAC relies on Internet search engines to drive traffic to its various properties. Certain operators of search engines offer products and services that compete directly with New IAC's products and services. If links to websites offering New IAC products and services are not displayed prominently in search results, traffic to New IAC's properties could decline and its business could be adversely affected.

  •
  New IAC depends upon arrangements with Google.

  •
  New IAC's businesses operate in especially competitive and evolving industries.

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  New IAC's success depends, in part, upon the continued migration of certain markets and industries online and the continued growth and acceptance of online products and services as effective alternatives to traditional offline products and services.

  •
  New IAC's businesses are sensitive to general economic events or trends, particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior.

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  The success of New IAC depends, in part, on its ability to build, maintain and/or enhance its various brands.

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  The success of New IAC depends, in part, on its ability to continue to develop and monetize versions of its products and services for mobile and other digital devices.

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  The success of New IAC depends, in part, on the ability of ANGI Homeservices and Care.com to establish and maintain relationships with quality service professionals and caregivers.

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  The ability of New IAC to communicate with its users, subscribers and consumers via e mail (or other sufficient means) is critical to its success.

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  The success of New IAC depends, in part, on its ability to access, collect and use personal data about its users and subscribers.

  •
  New IAC may need to offset increasing digital app store fees by decreasing traditional marketing expenditures, increasing user volume or monetization per user or by engaging in other efforts to increase revenue or decrease costs generally.

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  The global outbreak of the COVID-19 virus and other similar outbreaks could adversely affect New IAC's business, financial condition and results of operations.

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  New IAC may not be able to protect its systems, technology and infrastructure from cyberattacks and cyberattacks experienced by third parties may adversely affect New IAC.

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  If personal, confidential or sensitive user information that New IAC maintains and stores is breached or otherwise accessed by unauthorized persons, it may be costly to mitigate and New IAC's reputation could be harmed.

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  Credit card data security breaches or fraud that we or third parties experience could adversely affect New IAC.

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  The processing, storage, use and disclosure of personal data could give rise to liabilities and increased costs.

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  The success of New IAC depends, in part, on the integrity, quality, efficiency and scalability of its systems, technology and infrastructure, and those of third parties.

  •
  Mr. Barry Diller and certain members of his family will be able to exercise significant influence over the composition of New IAC's Board of Directors, matters subject to stockholder approval and New IAC's operations.

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  New IAC depends on its key personnel.

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  New IAC may not freely access the cash of ANGI Homeservices and its subsidiaries.

  •
  You may experience dilution with respect to your investment in New IAC, and New IAC may experience dilution with respect to its investment in ANGI Homeservices, as a result of compensatory equity awards.

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  Foreign currency exchange rate fluctuations could adversely affect New IAC.

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  New IAC may experience risks related to acquisitions.

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  New IAC faces additional risks in connection with its international operations.

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  A variety of new laws, or new interpretations of existing laws, could subject New IAC to claims or otherwise harm its business.

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  New IAC may fail to adequately protect its intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

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  New IAC's historical and pro forma financial information may not be indicative of its future results.

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  If the New IAC Distribution were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes, New IAC and its stockholders could suffer material adverse consequences.

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  New IAC may not be able to engage in desirable capital-raising or strategic transactions following the Separation.

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  After the Separation, actual or potential conflicts of interest may develop between the management and directors of New IAC, on the one hand, and the management and directors of New Match, on the other hand.

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  New IAC may be unable to achieve some or all of the benefits it expected to achieve through the Separation. New IAC cannot be certain that an active trading market for its common stock will develop or be sustained after the Separation, and, following the Separation, New IAC's stock price may fluctuate significantly, including due to potential substantial changes in New IAC's stockholder base.

The Separation

        Subject to the terms and conditions set forth in the transaction agreement, the businesses of Match will be separated from the remaining businesses of IAC through a series of transactions (which we refer to as the "Separation") that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed "Match Group, Inc." (which we refer to as "New Match") and which will own the businesses of Match and certain IAC financing subsidiaries, and (2) New IAC, which will be renamed "IAC/InterActiveCorp" and which will own IAC's other businesses—and the pre-transaction stockholders of Match (other than IAC) owning shares in New Match.

        The Separation is structured to include the following steps (which we refer to as the "Transactions"):

  •
  Certain restructuring transactions (which we refer to as the "Restructuring Transactions") in connection with which, among other things, IAC's ownership interests in Match will be transferred directly to IAC, the ownership interests in the other businesses of IAC will be transferred to New IAC and cash will be contributed by IAC to New IAC as further described in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—Match Loan; Debt Financing."

  •
  The reclassification (which we refer to as the "Reclassification") of each share of:

  •
  IAC common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio (as defined below in the section of this prospectus entitled "The Transaction Agreement—Reclassification Exchange Ratio") and (ii) one share of IAC Series 1 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC common stock; and

  •
  IAC Class B common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio and (ii) one share of IAC Series 2 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC Class B common stock.

  •
  The merger of Match with and into New Match Merger Sub (which we refer to as the "Match merger"), with New Match Merger Sub surviving the Match merger as an indirect wholly owned subsidiary of New Match and each share of Match common stock that is outstanding (excluding shares owned by IAC, Match, or any wholly owned subsidiary of IAC or Match) converting into the right to receive one share of New Match common stock and:

  •
  at the holder's election, either (i) $3.00 in cash (which we refer to as a "cash election") or (ii) a fraction of a share of New Match common stock with a value of $3.00, calculated based on the Match VWAP (which we refer to as an "additional stock election"); or

  •
  in the event the holder fails to make a valid election, the same consideration it would receive had the holder made an additional stock election (which we refer to as a "non-election").

  •
  The effectiveness of certain amendments to the New Match certificate of incorporation (subject to the receipt of the required stockholder approvals), and the implementation of certain actions relating to the governance of New Match following the Separation (subject to the receipt of the required stockholder approvals).

        Following the Separation, New Match will continue to hold interests in certain IAC financing subsidiaries that are the issuers of currently outstanding IAC exchangeable notes (which we refer to as the "exchangeable notes issuers"). In addition, prior to the Separation, IAC may raise up to $1.5 billion in equity financing as further described below in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—IAC Class M Equity Offering," which financing (if completed) will be settled substantially concurrently with the Separation and the cash proceeds transferred to New IAC.

Corporate Information

        IAC Holdings, Inc. is a Delaware corporation and a direct wholly owned subsidiary of IAC that was formed on November 19, 2019 for the purpose of holding the historical businesses of IAC (other than Match and the IAC financing subsidiaries that are the issuers of currently outstanding IAC exchangeable notes) following the Separation. Our principal executive offices are located at

555 West 18th Street, New York, New York 10011, and our telephone number is (212) 314-7300. At the time of the Separation we will maintain an Internet site at www.iac.com. That website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

 THE OFFERING

Common stock offered:	45,572 shares of New IAC common stock.
Use of Proceeds:

New IAC intends to use proceeds received by it from the exercise of stock options covered by the Plans (and issued pursuant to the offering described in this prospectus) for general corporate purposes. See "Use of Proceeds."

Risk Factors:

For a discussion of risk and uncertainties involved with an investment in our common stock, see "Risk Factors" included elsewhere in this prospectus and any risk factors described in any accompanying prospectus supplement.

Listing:

There is currently no established public trading market for New IAC common stock. We expect trading of New IAC common stock to begin on the first trading day following the completion of the Separation (as defined below). New IAC has applied to list shares of New IAC common stock on the NASDAQ Global Select Market (the "NASDAQ") under the symbol "IAC." If the Separation is completed, it is currently intended that New IAC will be renamed "IAC/InterActiveCorp."

RISK FACTORS

        You should carefully consider each of the following risks and uncertainties associated with New IAC and the ownership of New IAC common stock. Any of the following risks could materially and adversely affect New IAC's business, results of operations and financial condition. In addition, for more information you should review the specific description of New IAC's business under "Business" in this prospectus, as well as the other information set forth in this prospectus. The following list of significant risk factors is not all-inclusive or necessarily in order of importance. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially adversely affect us in future periods.

New IAC's success depends, in substantial part, on its continued ability to market, distribute and monetize its products and services through search engines, digital app stores and social media platforms.

        The marketing, distribution and monetization of New IAC's products and services depends on its ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with search engines, digital app stores and social media platforms, in particular, those operated by Google, Apple and Facebook. These platforms could decide not to market and distribute some or all of New IAC's products and services, change their terms and conditions of use at any time (and without notice), favor their own products and services over those of New IAC and/or significantly increase their fees. While New IAC expects to maintain cost-effective and otherwise satisfactory relationships with these platforms, no assurances can be provided that New IAC will be able to do so and its inability to do so in the case of one or more of these platforms could have a material adverse effect on New IAC's business, financial condition and results of operations.

        In particular, as consumers increasingly access New IAC's products and services through applications (both mobile and desktop), New IAC (primarily in the case of its Applications segment) increasingly depends upon the Apple App Store, Google Play Store and Google's Chrome Web Store to distribute its mobile and desktop browser applications. Both Apple and Google have broad discretion to change their respective terms and conditions applicable to the distribution of New IAC's applications, including those relating to the amount of (and requirement to pay) certain fees associated with purchases facilitated by Apple and Google through New IAC's applications, their ability to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with New IAC's ability to distribute its applications through their stores, the features New IAC may provide in its products and services, New IAC's ability to access information about its subscribers and users that they collect and the manner in which New IAC markets in-app products. Apple or Google could also make changes to their operating systems or payment services that could negatively affect New IAC's businesses (primarily those in its Applications segment). New IAC cannot assure you that Apple or Google will not limit, eliminate or otherwise interfere with the distribution of its mobile and desktop browser applications, the features New IAC provides in its products and services, New IAC's ability to access to information about its subscribers and users that they collect and the manner in which New IAC markets in-app products. To the extent either or both of them do so, New IAC's business, financial condition and results of operations could be adversely affected.

Marketing efforts designed to drive visitors to New IAC's various brands and businesses may not be successful or cost-effective.

        Traffic building and conversion initiatives involve considerable expenditures for online and offline advertising and marketing. New IAC has made, and expects to continue to make, significant expenditures for search engine marketing (primarily in the form of the purchase of keywords, which it purchases primarily through Google and, to a lesser extent, Microsoft and Yahoo!), online display advertising and traditional offline advertising (including television and radio campaigns) in connection with these initiatives, which may not be successful or cost-effective. Historically, New IAC has had to increase advertising and marketing expenditures over time in order to attract and convert consumers, retain users and sustain its growth.

        New IAC's ability to market its brands on any given property or channel is subject to the policies of the relevant third-party seller, publisher of advertising (including search engines and social media platforms with extraordinarily high levels of traffic and numbers of users) or marketing affiliate. As a result, New IAC cannot assure you that these parties will not limit or prohibit New IAC from purchasing certain types of advertising (including the purchase by New IAC of advertising with preferential placement), advertising certain of New IAC's products and services and/or using one or more current or prospective marketing channels in the future. If a significant marketing channel took such an action generally, for a significant period of time and/or on a recurring basis, New IAC's business, financial condition and results of operations could be adversely affected. In addition, if New IAC fails to comply with the policies of third-party sellers, publishers of advertising and/or marketing affiliates, its advertisements could be removed without notice and/or its accounts could be suspended or terminated, any of which could adversely affect New IAC's business, financial condition and results of operations.

        In addition, the failure of New IAC to respond successfully to rapid and frequent changes in the pricing and operating dynamics of search engines, as well as changing policies and guidelines applicable to keyword advertising (which may be unilaterally updated by search engines without advance notice), could adversely affect both New IAC's paid search engine marketing efforts and free search engine traffic. Such changes could adversely affect paid listings (both their placement and pricing), as well as the ranking of New IAC's brands and businesses within search results, any or all of which could increase New IAC's costs (particularly if free traffic is replaced with paid traffic) and adversely affect the effectiveness of its marketing efforts overall.

        Evolving consumer behavior (specifically, increased consumption of media through digital means) can also affect the availability of cost-effective marketing opportunities. To continue to reach consumers and engage with users and continue to grow in this environment, New IAC will need to identify and devote more of its overall marketing expenditures to newer digital advertising channels (such as online video and other digital platforms), as well as target consumers and users via these channels. Since newer advertising channels are undeveloped and unproven relative to traditional channels (such as television), it could be difficult to assess returns on related marketing investments, which could adversely affect New IAC's business, financial condition and results of operations.

        Lastly, certain of New IAC's businesses also enter into various arrangements with third parties (including advertising agencies) to drive visitors to their various brands and businesses, which arrangements are generally more cost-effective than traditional marketing efforts. If these businesses are unable to renew existing (and enter into new) arrangements of this nature, sales and marketing costs as a percentage of revenue would increase over the long-term, which could adversely affect New IAC's business, financial condition and results of operations. In addition, the quality and convertibility of traffic and leads generated through third-party arrangements are dependent on many factors, most of which are outside New IAC's control. If the quality and/or convertibility of traffic and leads do not meet the expectations of the users of New IAC's various products and services, its paid listings providers and/or advertisers, its business, financial condition and results of operations could be adversely affected.

New IAC relies on Internet search engines to drive traffic to its various properties. Certain operators of search engines offer products and services that compete directly with New IAC's products and services. If links to websites offering New IAC products and services are not displayed prominently in search results, traffic to New IAC's properties could decline and its business could be adversely affected.

        In addition to paid marketing, New IAC relies heavily on Internet search engines, such as Google, to drive traffic to its properties through their unpaid search results. Although search results have allowed New IAC to attract a large audience with low organic traffic acquisition costs in the past, if they fail to continue to drive sufficient traffic to New IAC properties, New IAC may need to increase its marketing spend to acquire additional traffic. New IAC cannot assure you that the value it ultimately derives from any such additional traffic would exceed the cost of acquisition, and any increase in marketing expense may in turn harm its operating results.

        The amount of traffic New IAC attracts from search engines is due in large part to how and where information from (and links to websites offering New IAC products and services) are displayed on search engine results pages. The display, including rankings, of unpaid search results can be affected by a number of factors, many of which are not in New IAC's direct control, and may change frequently. Search engines have made changes in the past to their ranking algorithms, methodologies and design layouts that have reduced the prominence of links to websites offering New IAC's products and services, and negatively impacted traffic to such websites, and New IAC expects that search engines will continue to make such changes from time to time in the future.

        However, New IAC may not know how (or otherwise be in a position) to influence actions of this nature taken by search engines. With respect to search results in particular, even when search engines announce the details of their methodologies, their parameters may change from time to time, be poorly defined or be inconsistently interpreted.

        In addition, in some instances, search engines may change their displays or rankings in order to promote their own competing products or services, or the products or services of one or more of New IAC's competitors. Any such action could negatively impact the search rankings of links to websites offering New IAC products and services, or the prominence with which such links appear in search results. New IAC's success depends on the ability of its products and services to maintain a prominent position in search results, and in the event operators of search engines promote their own competing products in the future in a manner that has the effect of reducing the prominence or ranking of New IAC's products and services, New IAC's business, financial condition and results of operations could be adversely affected.

New IAC depends upon arrangements with Google.

        A meaningful portion of New IAC's consolidated revenue (and a substantial portion of New IAC's net cash from operations that it can freely access) is attributable to a services agreement with Google. Pursuant to this agreement, New IAC displays and syndicates paid listings provided by Google in response to search queries generated by users of its Applications and Ask Media Group properties. In exchange for making its search traffic available to Google, New IAC receives a share of the revenue generated by the paid listings supplied to New IAC, as well as certain other search related services. New IAC's agreement with Google was originally set to expire on March 31, 2020. In February 2019, this agreement was amended, effective as of April 1, 2020, to extend its expiration date to March 31, 2023; provided, however, that beginning September 2020 and each September thereafter, New IAC or Google may, after discussion with the other party, terminate the services agreement, effective on September 30 of the year following the year such notice is given. New IAC believes that the amended agreement, taken as a whole, is comparable to its original agreement with Google.

        The amount of revenue New IAC receives from Google depends on a number of factors outside of its control, including the amount Google charges for advertisements, the efficiency of Google's system in attracting advertisers and serving up paid listings in response to search queries and parameters established by Google regarding the number and placement of paid listings displayed in response to search queries. In addition, Google makes judgments about the relative attractiveness (to advertisers) of clicks on paid listings from searches performed on New IAC's properties and these judgments factor into the amount of revenue New IAC receives. Google also makes judgments about the relative attractiveness (to users) of paid listings from searches performed on New IAC's properties and these judgments factor into the number of advertisements New IAC can purchase. Changes to the amount Google charges advertisers, the efficiency of Google's paid listings network, Google's judgment about the relative attractiveness to advertisers of clicks on paid listings from New IAC's properties or to the parameters applicable to the display of paid listings generally could result in a decrease in the amount of revenue New IAC receives from Google and could adversely affect New IAC's business, financial condition and results of operations. Such changes could come about for a number of reasons, including general market conditions, competition or policy and operating decisions made by Google.

        New IAC's services agreement with Google also requires that New IAC comply with certain guidelines for the use of Google brands and services, including the Chrome browser and Chrome Web Store. These guidelines govern which of New IAC's products and applications may access Google services or be distributed through its Chrome Web Store, and the manner in which Google's paid listings are displayed within search results across various third-party platforms and products (including New IAC's properties). New IAC's services agreement also requires that it establish guidelines to govern certain activities of third parties to whom it syndicates paid listings, including the manner in which these parties drive search traffic to their websites and display paid listings. Google may generally unilaterally update its policies and guidelines without advance notice, which could in turn require modifications to, or prohibit and/or render obsolete certain of its products, services and/or business practices, which could be costly to address or otherwise adversely affect New IAC's business, financial condition and results of operations. Noncompliance with Google's guidelines by New IAC or the third parties to whom it is permitted to syndicate paid listings or through which New IAC secures distribution arrangements for certain of its Applications and Ask Media Group properties could, if not cured, result in the suspension of some or all Google services to New IAC's properties (or the websites of New IAC's third-party partners) and/or the termination of the services agreement by Google.

        The termination of the services agreement by Google, the curtailment of New IAC's rights under the agreement, including the failure to allow New IAC products to access Google services (whether pursuant to the terms thereof or otherwise), and/or the failure of Google to perform its obligations under the agreement would have an adverse effect on New IAC's business, financial condition and results of operations. If any of these events were to occur, New IAC may not be able to find another suitable alternate provider of paid listings (or if an alternate provider were found, the economic and other terms of the agreement and the quality of paid listings may be inferior relative to New IAC's arrangements with, and the paid listings supplied by, Google) or otherwise replace the lost revenues.

New IAC's businesses operate in especially competitive and evolving industries.

        The industries in which New IAC's brands and businesses operate are competitive, with a consistent and growing stream of new products and entrants. Some of New IAC's competitors may enjoy better competitive positions in certain geographical areas, user demographics and/or other key areas that New IAC currently serves or may serve in the future. Generally (and particularly in the case of the businesses within New IAC's ANGI Homeservices segment), New IAC competes with search engine providers and online marketplaces that can market their products and services online in a more prominent and cost-effective manner than New IAC can. New IAC also generally competes with social media platforms with access to large existing pools of potential users and their personal information, which means these platforms can drive visitors to their products and services, as well as better tailor products and service to individual users, at little to no cost relative to New IAC's efforts. Any of these advantages could enable New IAC's competitors to offer products and services that are more appealing to consumers than its products and services, respond more quickly and/or cost effectively than New IAC does to evolving market opportunities and trends and/or display their own integrated or related products and services in a more prominent manner than New IAC's products and services in search results, which could adversely affect New IAC's business, financial condition and results of operations.

        In addition, costs to switch among products and services are low or non-existent and consumers generally have a propensity to try new products and services (and use multiple products and services simultaneously). As a result, New IAC expects the continued emergence of new products and services, entrants and business models in the various industries in which its brands and businesses operate. New IAC's inability to compete effectively against new products, services and competitors could result in decreases in the size and levels of engagement of its various user and subscriber bases, which could adversely affect New IAC's business, financial condition and results of operations.

New IAC's success depends, in part, upon the continued migration of certain markets and industries online and the continued growth and acceptance of online products and services as effective alternatives to traditional offline products and services.

        Through its various businesses, New IAC provides a variety of online products and services that continue to compete with their traditional offline counterparts. New IAC believes that the continued growth and acceptance of online products and services generally will depend, to a large extent, on the continued growth in commercial use of the Internet (particularly abroad) and the continued migration of traditional offline markets and industries online.

        For example, the success of the businesses within New IAC's ANGI Homeservices segment and Care.com business depends, in substantial part, on the continued migration of the home services and care-related services markets online. If for any reason these markets do not migrate online as quickly as (or at lower levels than) New IAC expects and consumers and service professionals (and members and caregivers) continue, in large part, to rely on traditional offline efforts to connect with one another, New IAC's business, financial condition and results of operations could be adversely affected.

        Lastly, as it relates to New IAC's advertising-supported businesses, its success also depends, in part, on its ability to compete for a share of available advertising expenditures as more traditional offline and emerging media companies continue to enter the online advertising market, as well as on the continued growth and acceptance of online advertising generally. If for any reason online advertising is not perceived as effective (relative to traditional advertising) and related mobile and other advertising models are not accepted, web browsers, software programs and/or other applications that limit or prevent advertising from being displayed become commonplace and/or the industry fails to effectively manage click fraud, the market for online advertising will be negatively impacted. Any lack of growth in the market for online advertising could adversely affect New IAC's business, financial condition and results of operations.

New IAC's businesses are sensitive to general economic events or trends, particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior.

        A significant portion of New IAC's consolidated revenue (and a substantial portion of New IAC's net cash from operations that it can freely access), is attributable to online advertising, primarily revenue from New IAC's Dotdash, Applications and Ask Media Group segments. Accordingly, events and trends that result in decreased advertising expenditures and/or levels of consumer confidence and discretionary spending could adversely affect New IAC's business, financial condition and results of operations.

        Similarly, the businesses within New IAC's ANGI Homeservices segment are particularly sensitive to events and trends that could result in consumers delaying or foregoing home services projects and/or service professionals being less likely to pay for consumer matches and Marketplace subscriptions, which could result in decreases in Marketplace service requests and directory searches. Any such decreases could result in turnover at the Marketplace and/or any ANGI Homeservices directories, adversely impact the number and quality of service professionals at the Marketplace and in any ANGI Homeservices directories and/or adversely impact the reach of (and breath of services offered through) the Marketplace and ANGI Homeservices directories, any or all of which could adversely affect New IAC's business, financial condition and results of operations.

The success of New IAC depends, in part, on its ability to build, maintain and/or enhance its various brands.

        Through its various businesses, New IAC owns and operates a number of widely known consumer brands with strong brand appeal and recognition within their respective markets and industries, as well as a number of emerging brands that it is in the process of building. New IAC believes that its success depends, in large part, on its continued ability to maintain and enhance its established brands, as well as build awareness of (and loyalty to) its emerging brands. Events that could adversely impact New IAC's brands and brand-building efforts include (among others): product and service quality concerns, consumer complaints or lawsuits, ineffective advertising, inappropriate and/or unlawful actions taken by users, service professionals and caregivers, actions taken by governmental or regulatory authorities, data protection and security breaches and related bad publicity. The occurrence or any of these events could, in turn, adversely affect New IAC's business, financial condition and results of operations.

The success of New IAC depends, in part, on its ability to continue to develop and monetize versions of its products and services for mobile and other digital devices.

        As consumers increasingly access New IAC's products and services through mobile and other digital devices (including through digital voice assistants), New IAC will need to continue to devote significant time and resources to ensure that its products and services are accessible across these platforms (and multiple platforms generally). If New IAC does not keep pace with evolving online, market and industry trends (including the introduction of new and enhanced digital devices and changes in the preferences and needs of its users and consumers generally), offer new and/or enhanced products and services in response to such trends that resonate with consumers, monetize products and services for mobile and other digital devices as effectively as its traditional products and services and/or maintain related systems, technology and infrastructure in an efficient and cost effective manner, New IAC's business, financial condition and results of operations could be adversely affected.

        In addition, the success of New IAC's mobile and other digital products and services depends on their interoperability with various third party operating systems, technology, infrastructure and standards, over which New IAC has no control. Any changes to any of these things that compromise the quality or functionality of New IAC's mobile and digital products and services could adversely affect their usage levels and/or New IAC's ability to attract consumers and advertisers, which could adversely affect New IAC's business, financial condition and results of operations.

The success of New IAC depends, in part, on the ability of ANGI Homeservices and Care.com to establish and maintain relationships with quality service professionals and caregivers.

        New IAC will need to continue to attract, retain and grow the number of skilled and reliable service professionals who can provide home services across ANGI Homeservices platforms and caregivers who can provide care-related services across Care.com platforms. If New IAC does not offer innovative products and services that resonate with consumers and service professionals (and members and caregivers) generally, as well provide service professionals and caregivers with an attractive return on their marketing and advertising investments, the number of service professionals and caregivers affiliated with ANGI Homeservices and Care.com platforms, respectively, would decrease. Any such decrease would result in smaller and less diverse networks and directories of service professionals and caregivers, and in turn, decreases in service requests, directory searches and member requests for caregivers, which could adversely impact New IAC's business, financial condition and results of operations.

The ability of New IAC to communicate with its users, subscribers and consumers via e-mail (or other sufficient means) is critical to its success.

        As consumers increasingly communicate via mobile and other digital devices and messaging and social media apps, usage of e-mail (particularly among younger consumers) has declined and New IAC expects this trend to continue. In addition, deliverability and other restrictions could limit or prevent the ability of New IAC to send e-mails to users, subscribers and consumers. A continued and significant erosion in New IAC's ability to communicate with users, subscribers and consumers via e-mail could adversely impact the user experience, engagement levels and conversion rates, which could adversely affect New IAC's business, financial condition and results of operations. New IAC cannot assure you that any alternative means of communication (for example, push notifications and text messaging) will be as effective as e-mail has been historically.

The success of New IAC depends, in part, on its ability to access, collect and use personal data about its users and subscribers.

        New IAC depends on search engines, digital app stores and social media platforms, in particular, those operated by Google, Apple and Facebook, to market, distribute and monetize its products and services. New IAC's users and subscribers engage with these platforms directly, and in the case of digital app stores, may be subject to requirements regarding the use of their payment systems for various transactions. As a result, these platforms may receive personal data about New IAC's users and subscribers that New IAC would otherwise receive if it transacted with its users and subscribers directly. Certain of these platforms have restricted New IAC's access to personal data about its users and subscribers obtained through their platforms. If these platforms limit or increasingly limit, eliminate or otherwise interfere with New IAC's ability to access, collect and use personal data about its users and subscribers that they have collected, the ability of New IAC to identify and communicate with a meaningful portion of its user and subscriber bases may be adversely impacted. If so, New IAC's customer relationship management efforts, its ability to identify, target and reach new segments of its user and subscriber bases and the population generally, the efficiency of its paid marketing efforts, the rates New IAC is able to charge advertisers seeking to reach users and subscribers on its various properties and New IAC's ability to develop and implement safety features, policies and procedures for certain of its products and services could be adversely affected. New IAC cannot assure you that the search engines, digital app stores and social media platforms upon which it relies will not limit or increasingly limit, eliminate or otherwise interfere with its ability to access, collect and use personal data about its users and subscribers that they have collected. To the extent that any or all of them do so, New IAC's business, financial condition and results of operations could be adversely affected.

New IAC may need to offset increasing digital app store fees by decreasing traditional marketing expenditures, increasing user volume or monetization per user or by engaging in other efforts to increase revenue or decrease costs generally.

        New IAC increasingly relies upon the Apple App Store and the Google Play Store to distribute the mobile applications of its various businesses. While some of New IAC's mobile applications are generally free to download from these stores, many of New IAC's mobile applications (primarily Mosaic Group applications) are subscription-based. New IAC determines the prices at which these subscriptions are sold; however, all related purchases must be processed through the in-app payment systems provided by Apple and, to a lesser extent, Google. As a result, New IAC pays Apple and Google, as applicable, a meaningful share (generally 30%, and in the case of subscription-based products, 30% for the first twelve months of a subscription and 15% thereafter) of the revenue it receives from these transactions. Given the increasing distribution of its mobile applications through digital app stores and strict in-app payment system requirements, New IAC may need to offset these increased digital app store fees by decreasing traditional marketing expenditures as a percentage of revenue, increasing user volume or monetization per user or engaging in other efforts to increase revenue or decrease costs generally, or its business, financial condition and results of operations could be adversely affected. Additionally, to the extent Google changes its terms and conditions or practices to require New IAC to process purchases of subscriptions through its in-app payment system, its business, financial condition and results of operations could be adversely affected.

The global outbreak of the COVID-19 virus and other similar outbreaks could adversely affect New IAC's business, financial condition and results of operations.

        New IAC's business could be materially and adversely affected by the outbreak of a widespread health epidemic or pandemic, including the recent outbreak of the coronavirus (COVID-19), which has been declared a "pandemic" by the World Health Organization. To date, the outbreak of the COVID-19 virus has caused a widespread global health crisis, and governments in affected regions have implemented measures designed to curb the spread of the virus, such as social distancing, government-imposed quarantines and lockdowns, travel bans and other public health safety measures. These measures have resulted in significant social disruption and have had (and are likely to continue to have) an adverse effect on economic conditions generally, on advertising expenditures across traditional and digital advertising channels, and on consumer confidence and spending, all of which could have an adverse effect on New IAC's businesses, financial condition and results of operations.

        For example, New IAC's ANGI Homeservices business has experienced a decline in demand for home services requests, driven primarily by decreases in demand in certain categories of jobs and decreases in demand in regions most affected by the COVID-19 virus, which New IAC attributes both to the unwillingness of consumers to interact with service professionals face-to-face or in their homes, and to lower levels of consumer confidence and discretionary income generally. With respect to its ad-supported businesses, New IAC has experienced a meaningful decrease in advertising rates across our various properties. Lastly, in connection with the first quarter close of its books, New IAC considered whether the effects of the COVID-19 virus were an indicator of possible impairment for its assets, and as a result of its review, identified certain impairments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management Overview—COVID-19 Update." In addition, in response to the outbreak of the COVID-19 virus and government-imposed measures to control its spread, the ability of New IAC to conduct ordinary course business activities has been (and may continue to be) impaired for an indefinite period of time. For example, New IAC has taken several precautions that could adversely impact employee productivity, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing office locations. New IAC may also experience increased operating costs as it gradually resumes normal operations and enhances preventative measures, including with respect to real estate, compliance and insurance-related expenses. Moreover, New IAC may also experience business disruption if the ordinary course operations of its contractors, vendors or business partners are adversely affected. Any of these measures or impairments could adversely affect New IAC's business, financial condition and results of operations.

        The extent to which developments related to the COVID-19 virus and measures designed to curb its spread continue to impact New IAC's business, financial conditions and results of operations will depend on future developments, all of which are highly uncertain and many of which are beyond New IAC's control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel and other activity, and public reactions to these developments. The longer the global outbreak and measures designed to curb the spread of the COVID-19 virus continue to adversely affect levels of consumer confidence, discretionary spending and the willingness of consumers to interact with other consumers, vendors and service providers face-to-face (and in turn, adversely affect demand for New IAC's various products and services), the greater the adverse effect is likely to be on New IAC's business, financial condition and results of operations and the more limited New IAC's ability will be to try and make up for delayed or lost revenues.

        The COVID-19 pandemic may also have the effect of heightening many of the other risks described in this "Risks Relating to New IAC's Business Following the Separation" section. New IAC will continue to evaluate the nature and extent of the impact of the COVID-19 virus on its business, financial condition and results of operations.

New IAC may not be able to protect its systems, technology and infrastructure from cyberattacks and cyberattacks experienced by third parties may adversely affect New IAC.

        New IAC is regularly under attack by perpetrators of malicious technology-related events, such as the use of botnets, malware or other destructive or disruptive software, distributed denial of service attacks, phishing, attempts to misappropriate user information and account login credentials and other similar malicious activities. The incidence of events of this nature (or any combination thereof) is on the rise worldwide. While New IAC continuously develops and maintains systems designed to detect and prevent events of this nature from impacting its systems, technology, infrastructure, products, services and users, has invested (and continue to invest) heavily in these efforts and related personnel and training and deploys data minimization strategies (where appropriate), these efforts are costly and require ongoing monitoring and updating as technologies change and efforts to overcome preventative security measures become more sophisticated. Despite these efforts, some of New IAC's systems have experienced past security incidents, none of which had a material adverse effect on its business, financial condition and results of operations, and New IAC could experience significant events of this nature in the future.

        Any event of this nature that New IAC experiences could damage its systems, technology and infrastructure and/or those of its users, prevent New IAC from providing its products and services, compromise the integrity of its products and services, damage its reputation, erode New IAC's brands and/or be costly to remedy, as well as subject New IAC to investigations by regulatory authorities, fines and/or litigation that could result in liability to third parties. Even if New IAC does not experience such events firsthand, the impact of any such events experienced by third parties could have a similar effect. New IAC may not have adequate insurance coverage to compensate for losses resulting from any of these events. If New IAC (or any third-party with which it does business or otherwise relies upon) experience(s) an event of this nature, New IAC's business, financial condition and results of operations could be adversely affected.

If personal, confidential or sensitive user information that New IAC maintains and stores is breached or otherwise accessed by unauthorized persons, it may be costly to mitigate and New IAC's reputation could be harmed.

        New IAC receives, processes, stores and transmits a significant amount of personal, confidential or sensitive user information and, in the case of certain of its products and services, enables users to share their personal information with each other. While New IAC continuously develops and maintains systems designed to protect the security, integrity and confidentiality of this information, New IAC cannot guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information. When such events occur, New IAC may not be able to remedy them, it may be required by law to notify regulators and impacted individuals and it may be costly to mitigate the impact of such events and to develop and implement protections to prevent future events of this nature from occurring. When breaches of security (New IAC's or that of any third-party it engages to store information) occur, New IAC could face governmental enforcement actions, significant fines, litigation (including consumer class actions) and the reputation of its brands and business could be harmed, any or all of which could adversely affect New IAC's business, financial condition and results of operations. In addition, if any of the search engines, digital app stores or social media platforms through which New IAC markets, distributes and monetizes its products and services were to experience a breach, third parties could gain unauthorized access to personal data about New IAC's users and subscribers, which could indirectly harm the reputation of New IAC's brands and business and, in turn, adversely affect New IAC's business, financial condition and results of operations. See also "—The processing, storage, use and disclosure of personal data could give rise to liabilities and increased costs."

Credit card data security breaches or fraud that we or third parties experience could adversely affect New IAC.

        Certain of New IAC's businesses accept payment (including recurring payments) via credit and debit cards and certain online payment service providers. The ability of these businesses to access payment information on a real time basis without having to proactively reach out to users to process payments is critical to New IAC's success.

        When New IAC or a third-party (including credit card processing companies, as well as any business that offers products and services online or offline generally) experiences a data security breach involving credit card information, affected cardholders will often cancel their cards. In the case of a breach experienced by a third party, the more sizable the third-party's customer base, the greater the number of accounts impacted and the more likely it is that users of New IAC's products and services would be impacted by such a breach. If such a breach impacts users of New IAC's products and services, New IAC would need to contact affected users to obtain new payment information. It is likely that New IAC would not be able to reach all users impacted by the breach, and even if it could, new payment information for some users may not be obtained and pending transactions may not be processed, which could adversely affect New IAC's business, financial condition and results of operations.

        Even if users of New IAC's products and services are not directly impacted by a given data security breach, they may lose confidence in the ability of providers of online products and services to protect their personal information generally. As a result, they may stop using their credit cards online and choose alternative payment methods that are not as convenient for New IAC or restrict New IAC's ability to process payments without significant effort, which could adversely affect its business, financial condition and results of operations.

        If New IAC fails to prevent credit card data security breaches and fraudulent credit card transactions, it could face litigation, governmental enforcement actions, fines, civil liability, diminished public perception of its security measures, higher credit card-related costs and substantial remediation costs, or credit card processors could cease doing business with New IAC, any of which could adversely affect New IAC's business, financial condition and results of operations.

The processing, storage, use and disclosure of personal data could give rise to liabilities and increased costs.

        New IAC receives, transmits and stores a large volume of personal information and other user data (including private content, such as videos and correspondence) in connection with the processing of search queries, the provision of online products and services and the display of advertising on its various properties. The manner in which New IAC shares, stores, uses, discloses and protects this information is determined by the respective privacy and data security policies of its various businesses, as well as federal, state and foreign laws and regulations and evolving industry standards and practices, which are changing, and in some cases, inconsistent and conflicting and subject to differing interpretations. In addition, new laws, regulations, standards and practices of this nature are proposed and adopted from time to time.

        For example, a comprehensive European Union privacy and data protection reform, the General Data Protection Regulation (the "GDPR"), became effective in May 2018. The GDPR, which applies to companies that are organized in the European Union or otherwise provide services to (or monitor) consumers who reside in the European Union, imposes significant penalties (monetary and otherwise) for non-compliance, as well as provides a private right of action for individual claimants. The GDPR will continue to be interpreted by European Union data protection regulators, which may require that New IAC make changes to its business practices, and could generate additional risks and liabilities. The European Union is also considering an update to its Privacy and Electronic Communications Directive to impose stricter rules regarding the use of cookies.

        In addition, in October 2015, the European Court of Justice invalidated the U.S.-EU Safe Harbor framework that had been in place since 2000 for the transfer of personal data from the European Economic Area (the "EEA") to the United States. Although U.S. and European Union authorities reached a political agreement for the transfer of personal data from the EEA to the United States in February 2016 (the "EU-U.S. Privacy Shield"), it is facing mounting legal challenges. Certain of New IAC's businesses continue to rely on the EU-U.S. Privacy Shield and it is unclear what effect these challenges will have on transfers of personal data from the EEA to the United States in reliance on this framework going forward. If these businesses can no longer rely on the EU-U.S. Privacy Shield in connection with the transfer of personal data from the EEA to the United States, they would need to make changes to their respective business practices to ensure compliance with the GDPR, which could be costly and adversely affect New IAC's business, financial condition and results of operations.

        Also, the exit from the European Union by the United Kingdom could result in the application of new and conflicting data privacy and protection laws and standards to New IAC's operations in the United Kingdom and New IAC's handling of personal data of users located in the United Kingdom. At the same time, many jurisdictions abroad in which New IAC does business have already or are currently considering adopting privacy and data protection laws and regulations.

        Moreover, multiple legislative proposals concerning privacy and the protection of user information are being considered by the U.S. Congress and various U.S. state legislatures (including those in Illinois, New York, Virginia and Washington). Other U.S. state legislatures have already enacted privacy legislation, one of the strictest and most comprehensive of which is the California Consumer Privacy Act of 2018, which became effective January 1, 2020 (the "CCPA"). The CCPA provides new data privacy rights for California consumers, including the right to know what personal information is being collected about them and how it is being used, as well as significant rights over the use of their personal information (including the right to have such information deleted and the right to object to the sale of such information) and new operational requirements for businesses (primarily providing consumers with enhanced privacy-related disclosures). The CCPA restricts the ability of New IAC to use personal California user and subscriber information in connection with its various products, services and operations, which could adversely affect New IAC's business, financial condition and results of operations. The CCPA also provides consumers with a private right of action for security breaches, as well as provides for statutory damages of up to $750 per violation, with the California Attorney General maintaining authority to enforce the CCPA and seek civil penalties for intentional violations of the CCPA of up to $7,500 per violation. In addition, a ballot initiative to address privacy matters has been filed with the Office of the California Attorney General, which is expected to be presented California voters in November 2020, could further restrict the ability of New IAC to use personal California user and subscriber information in connection with its various products, services and operations and/or impose additional operational requirements on its businesses, which could adversely affect New IAC's business, financial condition and results of operations. Lastly, the Federal Trade Commission has also increased its focus on privacy and data security practices, as evidenced by the first-of-its-kind, $5 billion dollar fine against a social media platform for privacy violations.

        While New IAC believes that it complies with applicable privacy and data protection policies, laws and regulations and industry standards and practices in all material respects, it could still be subject to claims of non-compliance that it may not be able to successfully defend and/or significant fines and penalties. Moreover, any non-compliance or perceived non-compliance by New IAC (or any third-party New IAC engages to store or process information) or any compromise of security that results in unauthorized access to (or use or transmission of) personal information could result in a variety of claims against New IAC, including governmental enforcement actions, significant fines, litigation (including consumer class actions), claims of breach of contract and indemnity by third parties and adverse publicity. When such events occur, New IAC's reputation could be harmed and the competitive positions of its various brands and businesses could be diminished, which could adversely affect its business, financial condition and results of operations. Additionally, to the extent multiple U.S. state-level (or European Union member-state level) laws are introduced with inconsistent or conflicting standards and there is no federal or European Union regulation to preempt such laws, compliance could be even more difficult to achieve and New IAC's potential exposure to the risks discussed above could increase.

        Lastly, ongoing compliance with existing (and compliance with future) privacy and data protection laws worldwide could be costly. The devotion of significant costs to compliance (versus to the development of products and services) could result in delays in the development of new products and services, New IAC ceasing to provide problematic products and services in existing jurisdictions and New IAC being prevented from introducing products and services in new and existing jurisdictions, any or all of which could adversely affect New IAC's business, financial condition and results of operations.

The success of New IAC depends, in part, on the integrity, quality, efficiency and scalability of its systems, technology and infrastructure, and those of third parties.

        New IAC relies on its systems, technology and infrastructure to perform well on a consistent basis. From time to time in the past New IAC has experienced (and in the future New IAC may experience) occasional interruptions that make some or all of this framework and related information unavailable or that prevent New IAC from providing products and services; any such interruption could arise for any number of reasons. New IAC also relies on third-party data center service providers and cloud-based, hosted web service providers, as well as third-party computer systems and a variety of communications systems and service providers in connection with the provision of its products and services generally, as well as to facilitate and process certain payment and other transactions with users. New IAC has no control over any of these third parties or their operations.

        The framework described could be damaged or interrupted at any time due to fire, power loss, telecommunications failure, natural disasters, acts of war or terrorism, acts of God and other similar events or disruptions. Any event of this nature could prevent New IAC from providing its products and services at all (or result in the provision of its products on a delayed or interrupted basis) and/or result in the loss of critical data. While New IAC and the third parties upon whom it relies have certain backup systems in place for certain aspects of their respective frameworks, none of New IAC's frameworks are fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, New IAC may not have adequate insurance coverage to compensate for losses from a major interruption. When such damages, interruptions or outages occur, New IAC's reputation could be harmed and the competitive positions of its various brands and businesses could be diminished, any or all of which could adversely affect New IAC's business, financial condition and results of operations.

        New IAC also continually works to expand and enhance the efficiency and scalability of its framework to improve the consumer experience, accommodate substantial increases in the number of visitors to its various platforms, ensure acceptable load times for its various products and services and keep up with changes in user preferences. If New IAC does not do so in a timely and cost-effective manner, the user experience and demand across its brands and businesses could be adversely affected, which could adversely affect New IAC's business, financial condition and results of operations.

Mr. Barry Diller and certain members of his family will be able to exercise significant influence over the composition of New IAC's Board of Directors, matters subject to stockholder approval and New IAC's operations.

        Based on the number of shares of IAC common stock outstanding on May 31, 2020, Mr. Diller, his spouse, Diane von Furstenberg, and his stepson, Alexander von Furstenberg, collectively held shares of Class B common stock and common stock that represented approximately 42.4% of the total outstanding voting power of IAC and they will collectively hold shares of Class B common stock and common stock representing the same percentage of the total outstanding voting power of New IAC following the Separation as they hold immediately before the Separation.

        As a result of New IAC securities that will be beneficially owned by these individuals, they will be, collectively, in a position to influence, subject to New IAC's organizational documents and Delaware law, the composition of New IAC's Board of Directors and the outcome of corporate actions requiring shareholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions. In addition, this concentration of investment and voting power could discourage others from initiating a potential merger, takeover or other change of control transaction that may otherwise be beneficial to New IAC and its shareholders, which could adversely affect the market price of New IAC securities.

New IAC depends on its key personnel.

        The future success of New IAC will depend upon its continued ability to identify, hire, develop, motivate and retain highly skilled individuals worldwide, particularly in the case of senior management. Competition for well-qualified employees across New IAC and its various businesses will be intense and New IAC must attract new (and retain existing) employees to compete effectively. While New IAC has established programs to attract new (and retain existing) employees, it may not be able to attract new (or retain existing) key and other employees in the future. In addition, if New IAC does not ensure the effective transfer of knowledge to successors and smooth transitions (particularly in the case of senior management) across its various businesses, New IAC's business, financial condition and results of operations generally, could be adversely affected.

New IAC may not freely access the cash of ANGI Homeservices and its subsidiaries.

        Potential sources of cash for New IAC include its available cash balances, net cash from the operating activities of certain of its subsidiaries, availability under its revolving credit facility and proceeds from asset sales, including marketable securities. While the ability of New IAC's operating subsidiaries to pay dividends or make other payments or advances to New IAC depends on their individual operating results and applicable statutory, regulatory or contractual restrictions generally, in the case of ANGI Homeservices, the terms of its indebtedness limit its ability to pay dividends or make distributions, loans or advances to stockholders, including New IAC, in certain circumstances. In addition, because ANGI Homeservices is a separate and distinct legal entity with public shareholders, it has no obligation to provide New IAC with funds.

You may experience dilution with respect to your investment in New IAC, and New IAC may experience dilution with respect to its investment in ANGI Homeservices, as a result of compensatory equity awards.

        New IAC has issued various compensatory equity awards, including stock options, stock appreciation rights and restricted stock unit awards denominated in shares of its common stock, as well as in equity of certain of its consolidated subsidiaries, including ANGI Homeservices.

        The issuance of shares of New IAC common stock in settlement of these equity awards could dilute your ownership interest in New IAC. Awards denominated in shares of ANGI Homeservices common stock that are settled in shares of ANGI Homeservices could dilute New IAC's ownership interest in ANGI Homeservices. The dilution of New IAC's ownership stake in ANGI Homeservices could impact its ability, among other things, to maintain ANGI Homeservices as part of its consolidated tax group for U.S. federal income tax purposes, to effect a tax-free distribution of its ANGI Homeservices stake to its stockholders or to maintain control of ANGI Homeservices. As New IAC generally has the right to maintain its levels of ownership in ANGI Homeservices to the extent ANGI Homeservices issues additional shares of its capital stock in the future pursuant to an investor rights agreement, New IAC does not intend to allow any of the foregoing to occur.

        With respect to awards denominated in shares of New IAC's non-publicly traded subsidiaries, New IAC estimates the dilutive impact of those awards based on its estimated fair value of those subsidiaries. Those estimates may change from time to time, and the fair value determined in connection with vesting and liquidity events could lead to more or less dilution than reflected in New IAC's diluted earnings per share calculation.

Foreign currency exchange rate fluctuations could adversely affect New IAC.

        New IAC operates in various foreign markets, primarily in various jurisdictions within the European Union, and as a result, is exposed to foreign exchange risk for both the Euro and British Pound ("GBP"). During the years ended December 31, 2019 and 2018, approximately 22% and 23%, respectively, of New IAC's total revenues would have been international revenues. New IAC translates international revenues into U.S. Dollar-denominated results. As a result, as foreign currency exchange rates fluctuate, the translation of the statement of operations of New IAC's international businesses into U.S. Dollars affects the period-over-period comparability of operating results. New IAC is also exposed to foreign currency exchange gains and losses to the extent New IAC or its subsidiaries conduct transactions in, and/or have assets and/or liabilities that are denominated in, a currency other than the relevant entity's functional currency.

        The exit from the European Union by the United Kingdom may cause disruptions to capital and currency markets worldwide, and the full impact of this event remains uncertain. The exit from the European Union by the United Kingdom could result in exchange rate and other market and economic volatility, which could adversely affect New IAC's operating results.

        New IAC has not hedged foreign currency exposures historically given that related gains or losses were not material to IAC. As New IAC continues to grow and expand its international operations, its exposure to foreign exchange rate fluctuations will increase and if significant, could adversely affect its business, financial condition and results of operations.

New IAC may experience risks related to acquisitions.

        New IAC has made numerous acquisitions in the past and it continues to seek to identify potential acquisition candidates that will allow New IAC to apply its expertise to expand their capabilities, as well as maximize New IAC's existing assets. If New IAC does not identify suitable acquisition candidates or complete acquisitions on satisfactory pricing or other terms, its growth could be adversely affected.

        Even if New IAC completes what it believes to be suitable acquisitions, New IAC may experience related operational and financial risks. As a result, to the extent that New IAC continues to grow through acquisitions, it will need to:

  •
  properly value prospective acquisitions, especially those with limited operating histories;

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  successfully integrate the operations, as well as the various functions and systems, of acquired businesses with New IAC's existing operations, functions and systems;

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  successfully identify and realize potential synergies among acquired and existing businesses;

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  retain or hire senior management and other key personnel at acquired businesses; and

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  successfully manage acquisition related strain on management, operations and financial resources.

        New IAC may not be successful in addressing these challenges or any other problems encountered in connection with historical and future acquisitions, including the pending acquisition of Care.com. In addition, the anticipated benefits of one or more acquisitions, including any that New IAC expects to realize as a result of the acquisition of Care.com, may not be realized. Also, future acquisitions could result in increased operating losses, potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. Lastly, the value of goodwill and other intangible assets acquired could be impacted by one or more continuing unfavorable events and/or trends, which could result in significant impairment charges. The occurrence of any of these events could have an adverse effect on New IAC's business, financial condition and results of operations.

New IAC faces additional risks in connection with its international operations.

        New IAC currently operates in various jurisdictions abroad and may continue to expand its international presence. Operating abroad, particularly in jurisdictions where New IAC has limited experience, exposes New IAC to additional risks, including:

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  operational and compliance challenges caused by distance, language barriers and cultural differences;

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  difficulties in staffing and managing international operations;

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  differing levels (or lack) of social and technological acceptance of New IAC's products and services;

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  slow or lagging growth in the commercial use and acceptance of the Internet;

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  foreign currency fluctuations;

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  restrictions on the transfer of funds among countries and back to the United States and related repatriation costs;

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  differing and potentially adverse tax laws;

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  compliance challenges due to differences in laws and regulatory environments, particularly in the case of privacy, data security and intermediary liability laws, rules and regulations;

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  competitive environments that favor local businesses;

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  limitations on the level of intellectual property protection; and

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  trade sanctions, political unrest, terrorism, war and epidemics (such as the COVID-19 coronavirus) or the threat of any of these events.

        The occurrence of any or all of these events could adversely affect New IAC's international operations, and in turn, its business, financial condition and results of operations. New IAC's success in international markets will also depend, in large part, on its ability to successfully complete international acquisitions, joint ventures or other transactions and integrate these businesses and operations with those of New IAC.

A variety of new laws, or new interpretations of existing laws, could subject New IAC to claims or otherwise harm its business.

        New IAC is subject to a variety of laws and regulations in the U.S. and abroad that involve matters that are important to or may otherwise impact its business, including, among others, broadband internet access, online commerce, advertising, privacy and data protection, intermediary liability, consumer protection, protection of minors, taxation and securities compliance. These domestic and foreign laws, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the Internet industry, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction, as well as in a manner that could conflict with New IAC's current policies and practices. New IAC faces the same issues in the case of amended, proposed or new laws and regulations.

        Compliance with applicable laws and regulations, as well as responding to any related inquiries, investigations or other government action, could be costly, delay or impede the development of new products and services, require modifications to existing products and services, require New IAC to change or cease certain business practices and/or require significant management time and attention. Non-compliance could subject New IAC to remedies that could harm its business, such as fines, demands or orders that require New IAC to modify or cease then current products and services, as well as result in negative publicity, any of which, if significant, could adversely affect New IAC's business, financial condition and results of operations.

        New IAC is particularly sensitive to laws and regulations that adversely impact the popularity or growth in use of the Internet and/or online products and services generally, restrict or otherwise unfavorably impact the ability or manner in which New IAC provides its products and services, regulate the practices of third parties upon which

        New IAC relies to provide its products and services and undermine open and neutrally administered Internet access. For example, in April 2019, the United Kingdom published proposed legislation that would create a new regulatory body responsible for establishing duties of care for Internet companies and for assessing related compliance. As proposed, failure to comply with the legislation could result in fines, blocking of services and personal liability for senior management. To the extent New IAC is required to implement new measures and/or make changes to its products and services to ensure compliance, its business, financial condition and results of operations could be adversely affected. Compliance with this legislation or similar or more stringent legislation in other jurisdictions could be costly, and the failure to comply could result in service interruptions and negative publicity, any or all of which could adversely affect New IAC's business, financial condition and results of operations. In addition, in December 2017, the U.S. Federal Communications Commission (the "FCC") adopted an order reversing net neutrality protections in the United States, including the repeal of specific rules against blocking, throttling or "paid prioritization" of content or services by Internet service providers. To the extent Internet service providers take such actions, New IAC's business, financial condition and results of operations could be adversely affected.

        In the case of the businesses within its ANGI Homeservices, Vimeo and Applications segments, as well as its Care.com business, New IAC is also sensitive to the adoption of any law or regulation affecting the ability of its businesses to periodically charge for recurring membership or subscription payments. For example, the European Union Payment Services directive, which became effective in 2018, could impact the ability of these businesses to process auto-renewal payments for, as well offer promotional or differentiated pricing to, users who reside in the European Union, and similar new (and proposed changes to similar existing) legislation or regulations are being considered in many U.S. states. The adoption of any law or regulation that adversely affects revenue from recurring membership or subscription payments could adversely affect New IAC's business, financial condition and results of operations.

        New IAC is also generally sensitive to the adoption of new tax laws. The European Commission and several European countries have recently adopted (or intend to adopt) proposals that would change various aspects of the current tax framework under which certain of New IAC's European businesses are taxed, including proposals to change or impose new types of non-income taxes (including taxes based on a percentage of revenue). For example, France enacted a Digital Services Tax in 2019, which is applicable to revenues over specified thresholds generated by businesses that provide intermediary services (any digital interface that enables users to contact and interact with others) to, and/or publish advertising based user data linked to, users residing in France. The proposal, which is applicable retroactively to revenues earned from and after January 1, 2019, would likely apply to certain of New IAC's businesses. The United Kingdom previously enacted a similar proposal, the Digital Services Tax, which is applicable to revenues of social media platforms, online marketplaces and search engines linked to users residing in the United Kingdom and earned from and after April 1, 2020, which would also likely apply to certain of New IAC's businesses. One or more of these or similar proposed tax laws could adversely affect New IAC's business, financial condition and results of operations.

        In addition, in the case of its ANGI Homeservices segment and, to a lesser extent, its Care.com business, New IAC is particularly sensitive to the adoption of worker classification laws, specifically, laws that could effectively require New IAC to change its classification of certain of its service professionals and caregivers from independent contractors to employees, as well as changes to state and local laws or judicial decisions relating to the definition and/or classification of independent contractors. For example, California recently passed a worker classification statute (AB 5), which effectively narrowed the definition of an independent contractor by requiring hiring entities to use a stricter test to determine a given worker's classification. In addition, AB 5 places the burden of proof for classifying workers as independent contractors on hiring entities and provides enforcement powers to the state and certain cities. Also, legislative proposals concerning worker classification are being considered by various states, including New York and New Jersey. Since New IAC currently treats certain of its service professionals (and, in limited cases, its caregivers) as independent contractors for all purposes, it does not withhold federal, state and local income or other employment related taxes, make federal or state unemployment tax or Federal Insurance Contributions Act payments or provide workers' compensation insurance with respect to such individuals. If New IAC is required as the result of new laws to reclassify these individuals as employees, it could be exposed to various liabilities and additional costs, including exposure (for prior and future periods) under federal, state and local tax laws, and workers' compensation, unemployment benefits, labor, and employment laws, as well as potential liability for penalties and interest, any or all of which could adversely affect New IAC's business, financial condition and results of operations. New IAC is involved in various legal proceedings and investigations challenging the classification of these individuals as independent contractors and may become involved in other proceedings and investigations in the future.

        Lastly, in the case of the businesses within its Vimeo segment, New IAC is also sensitive to the changes in laws and regulations that limit the liability of online intermediaries for copyright infringement by their users. While the U.S. Digital Millennium Copyright Act (the "DMCA") currently provides a safe harbor for online intermediates, based primarily on the principles of notice and takedown, if the DMCA is interpreted in a manner unfavorable to online providers, New IAC's business, financial condition and results of operations could be adversely affected. In addition, in June 2019, the European Union passed the Directive on Copyright in the Digital State Market, which requires each European Union member state to adopt by June 2021 a regulatory framework that requires online intermediaries and copyright holders to use best efforts to license or takedown infringing content. To the extent this legislation or similar or more stringent legislation in the U.S. or other jurisdictions abroad requires New IAC to implement new measures and/or make changes to its products and services to ensure compliance, which could be costly, New IAC's business, financial condition and results of operations could be adversely affected.

New IAC may fail to adequately protect its intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

        New IAC relies heavily upon its trademarks and related domain names and logos to market its brands and to build and maintain brand loyalty and recognition, as well as upon trade secrets. New IAC also relies, to a lesser extent, upon patented and patent-pending proprietary technologies with expiration dates ranging from 2020 to 2037.

        New IAC relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect its various intellectual property rights. For example, New IAC has generally registered and continues to apply to register and renew, or secures by contract where appropriate, trademarks and service marks as they are developed and used, and reserves, registers and renews domain names as it deems appropriate. New IAC also generally seeks to apply for patents or for other similar statutory protections as and if it deems appropriate, based on then current facts and circumstances, and will continue to do so in the future. No assurances can be given that these efforts will result in adequate trademark and service mark protection, adequate domain name rights and protections, the issuance of a patent or adequate patent protection against competitors and similar technologies. Third parties could also create new products or methods that achieve similar results without infringing upon patents that New IAC owns.

        Despite these measures, challenges to New IAC's intellectual property rights could still arise, third parties could copy or otherwise obtain and use New IAC's intellectual property without authorization and/or laws regarding the enforceability of existing intellectual property rights could change in an adverse manner. The occurrence of any of these events could result in the erosion of New IAC's brands and limitations on New IAC's ability to control marketing online using its various domain names, as well as impede New IAC's ability to effectively compete against competitors with similar technologies, any of which could adversely affect New IAC's business, financial condition and results of operations.

        From time to time, IAC has been subject to legal proceedings and claims in the ordinary course of business related to alleged claims of infringement of the intellectual property of others by New IAC and users of certain of its products and services and New IAC may need to institute legal proceedings in the future to enforce, protect or refine the scope of its intellectual property rights. Any legal proceedings related to intellectual property, regardless of outcome or merit, could be costly and result in diversion of and technical resources, which could adversely affect New IAC's business, financial condition and results of operations.

New IAC's historical and pro forma financial information may not be indicative of its future results.

        New IAC's historical and pro forma financial information included in this prospectus may not reflect what its results of operations, financial position and cash flows would have been excluding the results of operations, financial position and cash flows of New Match during the periods presented or be indicative of what New IAC's results of operations, financial position and cash flows may be in the future.

        In addition, the New IAC pro forma financial information included in this prospectus is based, in part, upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and, accordingly, New IAC's pro forma financial information should not be assumed to be indicative of what its financial condition or results of operations actually would have been as a separate company and may not be a reliable indicator of what New IAC's financial condition or results of operations actually may be in the future.

If the New IAC Distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, New IAC and its stockholders could suffer material adverse consequences.

        It is a condition to New IAC's obligation to complete the Transactions that each of IAC, Match and New IAC receives opinions of IAC's outside counsel, among other things, to the effect that the New IAC Distribution and certain related transactions, taken together, will qualify as a "reorganization" within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, and the Match merger will not cause Section 355(e) of the Code to apply to the New IAC Distribution and certain related transactions.

        The opinions of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of IAC, Match and New IAC, including those relating to the past and future conduct of IAC, Match and New IAC. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the transaction-related agreements and documents or in any document relating to the opinions of counsel are inaccurate or not complied with by IAC, Match, New IAC or any of their respective subsidiaries, the opinions of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding receipt of the opinions of counsel regarding the Transactions, the U.S. Internal Revenue Service (the "IRS") could determine that the New IAC Distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings upon which the opinions of counsel were based are inaccurate or have not been complied with. The opinions of counsel represent the judgment of such counsel and are not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinions of counsel. Accordingly, notwithstanding receipt by the parties of the opinions of counsel, there can be no assurance that the IRS will not assert that the New IAC Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such a challenge, New IAC and its stockholders could suffer material adverse consequences.

        If the New IAC Distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, IAC would recognize a taxable gain as if it had sold the New IAC stock in a taxable sale for its fair market value. In such circumstance, IAC stockholders who receive New IAC common stock in the New IAC Distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Even if the New IAC Distribution, together with certain related transactions, were otherwise to qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code, the New IAC Distribution may result in taxable gain to IAC, but not its stockholders, under Section 355(e) of the Code if the New IAC Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in IAC (or, after the Match merger, New Match) or New IAC. For this purpose, any acquisitions of IAC stock (or New Match stock after the Match merger) or New IAC stock within the period beginning two years before, and ending two years after, the New IAC Distribution are presumed to be part of such a plan, although IAC or New IAC may be able to rebut that presumption (including by qualifying for one or more safe harbors under applicable Treasury Regulations).

        In connection with the Transactions, IAC and New IAC will enter into a tax matters agreement pursuant to which, among other things, New IAC will be responsible for certain tax liabilities and obligations following the New IAC Distribution. Under the tax matters agreement, New IAC generally will be responsible for, and will indemnify New Match against, any liabilities incurred as a result of the failure of the New IAC Distribution to qualify for the intended tax-free treatment unless, subject to certain exceptions, the failure to so qualify is attributable to Match's (or, after the Match merger, New Match's) actions or failure to act, Match's breach of certain representations or covenants or certain acquisitions of equity securities of New Match, in each case, described in the tax matters agreement, (a "Match fault-based action"). If the failure to so qualify is attributable to a Match fault-based action, New Match will be responsible for liabilities incurred as a result of such failure and will indemnify New IAC against such liabilities so incurred by New IAC or its affiliates. The amount of any such liability for which New IAC would be responsible may be significant and, if incurred, could have a material adverse effect on New IAC's business, financial condition and results of operations and, therefore, adversely affect the value of New IAC common stock. For further discussion of the tax matters agreement, see "The Transaction Agreement—Ancillary Agreements—Tax Matters Agreement."

New IAC may not be able to engage in desirable capital-raising or strategic transactions following the Separation.

        Under current U.S. federal income tax law, a distribution that otherwise qualifies for tax-free treatment can be rendered taxable to the distributing corporation and its stockholders as a result of certain post-distribution transactions, including certain acquisitions of shares or assets of the corporation the stock of which is distributed. To preserve the tax-free treatment of the New IAC Distribution, the tax matters agreement will impose certain restrictions on New IAC and its subsidiaries during the two-year period following the New IAC Distribution, except in specific circumstances, (1) ceasing to actively conduct certain of their businesses; (2) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of New IAC common stock would be acquired, whether by merger or otherwise; (3) liquidating or merging or consolidating with any other person; (4) issuing equity securities beyond certain thresholds; (5) repurchasing shares of New IAC common stock, other than in certain open-market transactions; or (6) taking any other action that (or failing to take any other action, the failure of which) would cause the New IAC Distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit the ability of New IAC to pursue certain equity issuances, strategic transactions, repurchases or other transactions that it may otherwise believe to be in the best interests of its stockholders or that might increase the value of its business. Also, New IAC's potential responsibility for liabilities arising from the failure of the Transactions to qualify for tax-free treatment, or its indemnity obligation to the other party for such liabilities under the tax matters agreement, may discourage, delay, or prevent certain third parties from acquiring New IAC. For further discussion of these restrictions and the responsibility for these liabilities, see "The Transaction Agreement—Ancillary Agreements—Tax Matters Agreement."

After the Separation, actual or potential conflicts of interest may develop between the management and directors of New IAC, on the one hand, and the management and directors of New Match, on the other hand.

        After the Separation, the management and directors of New IAC and New Match may own both New IAC capital stock and New Match capital stock. This ownership overlap could create, or appear to create, potential conflicts of interest when New IAC's and New Match's directors and executive officers face decisions that could have different implications for New IAC and New Match. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between New IAC and New Match regarding terms of the agreements governing the Separation and the relationship between New IAC and New Match thereafter, including the transaction agreement, the employee matters agreement, the tax matters agreement, the transition services agreement or any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if New IAC and New Match enter into any commercial arrangements in the future.

        In addition, Joseph Levin initially will serve as the executive chairman of the New Match board of directors, while also serving as the Chief Executive Officer and a director of New IAC. Glenn H. Schiffman will serve as a director of New Match while also serving as an executive officer of New IAC, and Alan G. Spoon will serve as a director of each of New Match and New IAC. The fact that Messrs. Levin, Schiffman and Spoon will hold positions with both New IAC and New Match could create, or appear to create, potential conflicts of interest for each of them when facing decisions that may affect both New IAC and New Match, and each of them also face conflicts of interest with regard to the allocation of his time between New IAC and New Match.

        At its next annual meeting, IAC will ask its stockholders to approve an amendment to the IAC certificate of incorporation (which will become the New Match certificate of incorporation upon the completion of the Separation) to provide that no officer or director of New Match who is also an officer or director of New IAC will be liable to New Match or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to New IAC instead of New Match, or does not communicate information regarding a corporate opportunity to New Match that the officer or director has directed to New IAC. New IAC will have a reciprocal provision in its certificate of incorporation. The corporate opportunity provisions may have the effect of exacerbating the risk of conflicts of interest between New IAC and New Match because the provisions effectively shield an overlapping director/executive officer from liability for breach of fiduciary duty in the event that such director or officer chooses to direct a corporate opportunity to New Match instead of to New IAC or vice versa.

New IAC may be unable to achieve some or all of the benefits that it expected to achieve through the Separation.

        New IAC may be unable to achieve the full strategic and financial benefits expected to result from the Separation, or such benefits may be delayed or may never occur at all. The Separation is expected to provide the following benefits, among others:

  •
  greater ability to focus on building the scale of New IAC's remaining businesses and pursue strategic acquisitions and investments to drive long-term profitability and shareholder value;

  •
  position New IAC to enter the next chapter of its growth and development story by providing it with the capital needed to grow its remaining businesses and to pursue acquisition opportunities;

  •
  a separate equity currency that will enable New IAC to pursue value enhancing M&A opportunities and to provide employees with stock-based compensation that more closely aligns with the performance of its underlying businesses;

  •
  more efficient allocation of capital for New IAC that will allow it to pursue an optimal mix of return of capital to stockholders, reinvestment and acquisitions; and

  •
  a distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of New IAC.

        New IAC may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (a) the Separation will require significant amounts of management time and effort, which may divert management attention from operating and growing New IAC's businesses and (b) the other actions required to separate IAC's and Match's respective businesses prior to closing could disrupt IAC's and Match's respective operations. If New IAC fails to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, New IAC's business, results of operations and financial condition could be materially and adversely affected.

New IAC cannot be certain that an active trading market for its common stock will develop or be sustained after the Separation, and, following the Separation, New IAC's stock price may fluctuate significantly, including due to potential substantial changes in New IAC's stockholder base.

        A public market for New IAC's common stock does not currently exist. New IAC cannot guarantee that an active trading market for its common stock will develop or be sustained after the distribution, nor can New IAC predict the prices at which shares of its common stock may trade after the distribution. The market price of new IAC common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond New IAC's control, including: (1) actual or anticipated fluctuations in our operating results; (2) changes in earnings estimated by securities analysts or our ability to meet those estimates; (3) the operating and stock price performance of comparable companies; (4) changes to the regulatory and legal environment under which we operate; and (5) domestic and worldwide economic conditions.

        The post-separation market price of New IAC common stock is expected to be significantly lower than the pre-separation market price of IAC common stock, as New IAC will no longer have an ownership interest in Match or its businesses, which currently constitute IAC's largest asset. In addition, any sales of substantial amounts of New IAC common stock in the public market following the Separation, or the perception that such sales might occur, could depress the market price of New IAC common stock. In addition, the smaller size and different investment characteristics of New IAC may not appeal to the current investor base of IAC, which could result in the disposition of shares of New IAC common stock following the Separation. There is no assurance that there will be sufficient buying interest to offset any such sales, and, accordingly, the price of New IAC common stock may be depressed by those sales and have periods of volatility.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and other materials New IAC and IAC have filed or will file with the SEC contain or incorporate by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," and similar expressions, and statements concerning strategy, identify forward-looking statements. These forward-looking statements include, among others, statements regarding future financial performance, anticipated trends, and prospects in the markets and industries in which New IAC operates, its business prospects and strategies and its anticipated financial position, liquidity, and capital needs. For those statements, New IAC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are estimates and projections reflecting New IAC's judgments and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although New IAC believes that the estimates and projections reflected in the forward-looking statements are reasonable, these expectations may prove to be incorrect. Other unknown or unpredictable factors also could have material adverse effects on New IAC's future results, performance or achievements. When considering forward-looking statements, you should keep in mind the factors described under the caption "Risk Factors." Important factors, some of which are described under the caption "Risk Factors," that could cause actual results to differ materially and adversely from estimates or projections contained in the forward-looking statements include, among others:

  •
  risks and uncertainties discussed in this prospectus and other reports that IAC and New IAC has filed with the SEC;

  •
  competition;

  •
  changes in New IAC's relationship with (or policies implemented by) Google or Apple;

  •
  New IAC's ability to attract users to its products and services through cost-effective marketing and related efforts;

  •
  foreign currency exchange rate fluctuations; New IAC's ability to distribute its products through third parties and offset related fees;

  •
  the integrity and scalability of New IAC's systems and infrastructure (and those of third parties) and New IAC's ability to adapt its systems and infrastructure to changes in a timely and cost-effective manner;

  •
  New IAC's ability to protect its systems from cyberattacks and to protect personal and confidential user information;

  •
  risks relating to certain of New IAC's international operations and acquisitions;

  •
  the impact of the outbreak of the COVID-19 coronavirus, or any subsequent or similar epidemic or pandemic;

  •
  the risks inherent in separating Match from the other businesses of IAC, including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, any litigation arising out of or relating to the proposed transaction, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of New IAC; and

  •
  other circumstances beyond New IAC's control.

        New IAC believes these forward-looking statements are reasonable. However, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. New

IAC is not under any obligation, and New IAC does not intend, to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

 THE SEPARATION

Structure of the Separation

        Subject to the terms and conditions set forth in the transaction agreement, the businesses of Match will be separated from the remaining businesses of IAC through a series of transactions (which we refer to as the "Separation") that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed "Match Group, Inc." (which we refer to as "New Match") and which will own the businesses of Match and certain IAC financing subsidiaries, and (2) New IAC, which will be renamed "IAC/InterActiveCorp" and which will own IAC's other businesses—and the pre-transaction stockholders of Match (other than IAC) owning shares in New Match.

        The Separation is structured to include the following steps (which we refer to as the "Transactions"):

  •
  Certain restructuring transactions (which we refer to as the "Restructuring Transactions") in connection with which, among other things, IAC's ownership interests in Match will be transferred directly to IAC, the ownership interests in the other businesses of IAC will be transferred to New IAC and cash will be contributed by IAC to New IAC as further described in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—Match Loan; Debt Financing."

  •
  The reclassification (which we refer to as the "Reclassification") of each share of:

  •
  IAC common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio (as defined below in the section of this prospectus entitled "The Transaction Agreement—Reclassification Exchange Ratio") and (ii) one share of IAC Series 1 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC common stock; and

  •
  IAC Class B common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio and (ii) one share of IAC Series 2 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC Class B common stock.

  •
  The merger of Match with and into New Match Merger Sub (which we refer to as the "Match merger"), with New Match Merger Sub surviving the Match merger as an indirect wholly owned subsidiary of New Match and each share of Match common stock that is outstanding (excluding shares owned by IAC, Match, or any wholly owned subsidiary of IAC or Match) converting into the right to receive one share of New Match common stock and:

  •
  at the holder's election, either (i) $3.00 in cash (which we refer to as a "cash election") or (ii) a fraction of a share of New Match common stock with a value of $3.00, calculated based on the Match VWAP (which we refer to as an "additional stock election"); or

  •
  in the event the holder fails to make a valid election, the same consideration it would receive had the holder made an additional stock election (which we refer to as a "non-election").

  •
  The effectiveness of certain amendments to the New Match certificate of incorporation (subject to the receipt of the required stockholder approvals), and the implementation of certain actions relating to the governance of New Match following the Separation (subject to the receipt of the required stockholder approvals).

        Following the Separation, New Match will continue to hold interests in certain IAC financing subsidiaries that are the issuers of currently outstanding IAC exchangeable notes (which we refer to as the "exchangeable notes issuers"). In addition, prior to the Separation, IAC may raise up to $1.5 billion in equity financing as further described below in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—IAC Class M Equity Offering," which financing (if completed) will be settled substantially concurrently with the Separation and the cash proceeds transferred to New IAC.

        The following diagram depicts IAC's and Match's simplified organizational and ownership structures immediately prior to the completion of the Separation.

        The following diagrams depict New IAC's and New Match's simplified organizational and ownership structures immediately following the completion of the Separation.

Formation of New IAC

        New IAC was formed in Delaware on November 19, 2019 for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation.

Treatment of IAC Equity Awards

        Each IAC option that is outstanding as of December 19, 2019, and immediately prior to the completion of the Separation, will convert into an option to purchase common stock of New IAC and an option to purchase New Match common stock in a manner that preserves the spread value of the options immediately before and immediately after the adjustment, with the allocation between the two options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio.

        Each IAC option that is granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Separation, will convert into an option to purchase New IAC common stock on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price.

        Awards of IAC restricted stock units and performance stock units will convert into awards of New IAC restricted stock units on a basis that preserves the fair market value of such awards immediately before and immediately after the conversion, with equitable adjustments to the applicable reference price in the case of certain performance stock units.

Market for New IAC Common Stock

        There is currently no established public trading market for New IAC common stock. We expect trading of New IAC common stock to begin on the first trading day following the completion of the Separation. New IAC has applied to list the New IAC common stock on the NASDAQ under the symbol "IAC." If the Separation is completed, it is currently intended that New IAC will be renamed "IAC/InterActiveCorp."

Conditions to the Separation

        The obligation of each of the parties to effect the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions (provided that the condition set forth in the first bullet may not be waived):

  •
  Receipt of the Match disinterested stockholder approval;

  •
  Receipt of the Match stockholder approval;

  •
  Receipt of (i) the approval of the Separation Proposal by (1) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC common stock entitled to vote, voting as a separate class, (2) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Class B common stock entitled to vote, voting as a separate class and (3) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC capital stock entitled to vote, voting together as a single class and (ii) the approval of the IAC Class M Common Stock Issuance Proposal and the IAC Incentive Plan Proposal by the affirmative vote of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and entitled to vote (we refer to such approvals as the "IAC required stockholder approval");

  •
  Receipt of one or more opinions from an independent firm regarding the adequacy of surplus under Delaware law with respect to IAC and the solvency of IAC immediately prior to the completion of the Transactions and each of New IAC and New Match immediately after the completion of the Transactions;

  •
  Receipt of one or more opinions from an independent firm regarding the solvency of New Match immediately after the completion of the Transactions;

  •
  Receipt of certain opinions by IAC, Match and New IAC concerning the U.S. federal income tax treatment of the Transactions;

  •
  Effectiveness of the registration statement on Form S-4 filed by IAC and New IAC of which this joint proxy statement/prospectus forms a part covering shares of New IAC common stock, New IAC Class B common stock, and New Match common stock to be issued in connection with the Transactions and the absence of any stop order relating to such registration statement;

  •
  Approval of the listing on NASDAQ of the shares of New IAC common stock and New Match common stock; and

  •
  Absence of any legal restraint or order by any governmental entity that prohibits the completion of the Transactions.

        In addition, the obligation of each of IAC, New IAC and New Match Merger Sub to effect the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

  •
  The accuracy of certain representations and warranties of, and compliance with certain covenants and other agreements by, Match in accordance with the materiality standards specified in the transaction agreement;

  •
  IAC's receipt of a certificate executed by an executive officer of Match certifying the satisfaction by Match of the condition described in the preceding bullet;

  •
  Absence of any pending action that would reasonably be expected to prohibit, impair or materially delay the ability of IAC or New IAC to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions as contemplated by the transaction agreement;

  •
  The execution and delivery by the applicable members of the Match group of each of the ancillary agreements to which such member is a party; and

  •
  IAC's receipt of the full aggregate principal amount of the Match loan.

        The obligation of Match to effect the Transactions is also subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

  •
  The accuracy of certain representations and warranties of, and compliance with certain covenants and other agreements by IAC, New IAC and New Match Merger Sub in accordance with the materiality standards specified in the transaction agreement;

  •
  Match's receipt of a certificate executed by an executive officer of IAC certifying the satisfaction by IAC, New IAC and New Match Merger Sub of the condition described in the preceding bullet;

  •
  Absence of any pending action that would reasonably be expected to prohibit, impair or materially delay the ability of Match to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions as contemplated by the transaction agreement; and

  •
  The execution and delivery by the applicable members of the IAC group of each of the ancillary agreements to which such member is a party.

 USE OF PROCEEDS

        Any proceeds received by New IAC from the exercise of New IAC stock options covered by the Plans (and issued pursuant to the offering described in this prospectus) will be used for general corporate purposes. These proceeds represent the exercise prices for the New IAC stock options.

DIVIDEND POLICY

        The timing, initiation, declaration, amount and payment of any dividends following the Separation is within the discretion of the New IAC board of directors and depends upon many factors, including New IAC's financial condition, earnings, capital requirements of New IAC's operating subsidiaries, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by the New IAC board of directors. Moreover, if New IAC determines to pay any dividend in the future, there can be no assurance that New IAC will continue to pay such dividends or the amount of such dividends. New IAC does not currently expect that cash or other dividends will be paid by it in the near future.

 CAPITALIZATION

        The following table shows New IAC's cash, cash equivalents, short-term investments and marketable securities and New IAC's capitalization as of March 31, 2020:

  •
  on an actual basis; and

  •
  on a pro forma basis after giving effect to the Separation and the application of proceeds from the IAC Class M equity offering as further described below in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—IAC Class M Equity Offering," which financing (if completed) will be settled substantially concurrently with the Separation and the cash proceeds transferred to New IAC.

        You should read the following table together with "Selected Historical Combined Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2020
	Actual	Pro forma
	(dollars in thousands, except par value amounts)
Cash, cash equivalents, short-term investments and marketable securities	$2,098,983	$4,157,021

Current portion of long term debt	$13,750	$13,750

Long-term debt, net(1)(2)	$228,643	$228,643

Shareholders' equity:
Common stock, $0.001 par value; 1,600,000 shares authorized, 79,162 shares issued and outstanding	—	79
Class B common stock, $0.001 par value; 400,000 shares authorized, 5,789 shares issued and outstanding	—	6
Additional paid-in capital	—	6,000,694
Invested capital	3,935,166	—
Accumulated other comprehensive loss	(17,926)	(17,926)

Total New IAC shareholders equity	3,917,240	5,982,853
Noncontrolling interest	479,612	479,612

Total shareholders' equity	4,396,852	6,462,465

Total capitalization	$4,625,495	$6,691,108

(1)
Long-term debt, net consists of ANGI Homeservices Term Loan. There are quarterly principal payments of $3.4 million through December 31, 2021, $6.9 million for the one-year period ending December 31, 2022 and $10.3 million through maturity of the loan when the final amount of $161.6 million is due. Additionally, interest payments are due at least quarterly through the term of the loan. At March 31, 2020, the ANGI Homeservices Term Loan bore interest at LIBOR plus 1.50%, or 2.28%. The spread over LIBOR is subject to change in future periods based on ANGI Homeservices consolidated net leverage ratio.

(2)
The carrying value of long-term debt, net includes unamortized debt issuance costs of $1.7 million.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA OF NEW IAC

        The following selected financial data is only a summary and should be read in conjunction with the historical combined financial statements and accompanying notes and management's discussion and analysis of financial condition and results of operations for New IAC included elsewhere in this prospectus.

        The following table presents selected combined financial information of New IAC as of March 31, 2020 and for the three months ended March 31, 2020 and 2019, and as of and for each of the years in the five year period ended December 31, 2019. The selected combined financial data of New IAC as of March 31, 2020 and for the three months ended March 31, 2020 and 2019, and as of December 31, 2019 and 2018 and for the three years ended December 31, 2019, were derived from the combined financial statements of New IAC included as Annex A to this prospectus. The selected combined financial data of New IAC as of December 31, 2017 and for the year ended December 31, 2016 were derived from the audited combined financial statements of New IAC that have not been included in this prospectus. The selected combined financial data of New IAC as of December 31, 2016 and 2015 and for the year ended December 31, 2015 were derived from the unaudited combined financial statements of New IAC that have not been included in this prospectus. The unaudited financial statements were prepared on the same basis as the audited financial statements, and in the opinion of management include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair presentation of the information set forth in this prospectus. You should read the information in the following table in conjunction with the combined financial statements and accompanying notes of New IAC included in Annex A to this prospectus, as well as the disclosure set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Three Months Ended March 31,		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(In thousands)
Statement of Operations Data:
Revenue	$684,124	$641,220	$2,705,801	$2,533,048	$1,952,607	$1,745,552	$2,058,681
Net (loss) earnings	(330,571)	(13,673)	32,183	292,371	24,608	(187,465)	63,069
Net loss (earnings) attributable to noncontrolling interests	2,372	(574)	(9,288)	(45,599)	12,398	4,530	7,841
Net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	(328,199)	(14,247)	22,895	246,772	37,006	(182,935)	70,910

	March 31,	December 31,
	2020	2019	2018	2017	2016	2015
	(In thousands)
Balance Sheet Data:
Total assets	$5,591,246	$4,097,408	$3,732,181	$3,171,859	$1,908,106	$2,070,590
Long-term debt:
Current portion of long-term debt	13,750	13,750	13,750	13,750	—	—
Long-term debt, net	228,643	231,946	244,971	258,312	—	—
Long-term debt—related party	—	—	2,500	—	—	—
Redeemable noncontrolling interests	42,152	43,818	65,687	36,811	26,765	24,484

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        IAC/InterActiveCorp ("IAC"), IAC Holdings, Inc. ("New IAC"), Valentine Merger Sub LLC, an indirect wholly owned subsidiary of IAC, and Match Group, Inc. ("Match") have entered into a transaction agreement, dated as of December 19, 2019 and amended as of April 28, 2020. The transaction agreement provides for the separation of the businesses of Match from the remaining businesses of IAC through a series of transactions (which we refer to as the "Separation") that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed "Match Group, Inc." and which will own the businesses of Match and certain IAC financing subsidiaries (and which we refer to as "New Match"), and (2) New IAC, which will be renamed "IAC/InterActiveCorp" and which will own IAC's other businesses—and the pre-transaction stockholders of Match (other than IAC) owning shares in New Match.

        On February 11, 2020, IAC completed the acquisition of Care.com, Inc. ("Care.com") under the terms of an agreement dated as of December 20, 2019, which provided for IAC to acquire (i) all of the outstanding shares of common stock of Care.com at a price of $15.00 per share and (ii) all outstanding shares of convertible preferred stock of Care.com at a purchase price equal to 150% of the liquidation preference per share plus accrued and unpaid dividends. In addition, outstanding Care.com employee equity awards were converted into the right to receive the intrinsic value of the awards based upon the purchase price of $15.00 per share of common stock. The Care.com acquisition is accounted for under the purchase method of accounting in these unaudited pro forma condensed combined financial statements.

        The following unaudited pro forma condensed combined financial statements of New IAC give effect to the Separation and the acquisition of Care.com by IAC in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X.

        For purposes of these unaudited pro forma condensed combined financial statements, the Separation and the Care.com acquisition are assumed to have occurred as of January 1, 2019 with respect to the unaudited pro forma condensed combined statement of operations. The Separation is assumed to have occurred as of March 31, 2020 with respect to the unaudited pro forma condensed combined balance sheet.

        The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2020 has been derived from:

  •
  the unaudited historical combined statement of operations of New IAC for the three months ended March 31, 2020; and

  •
  the unaudited historical condensed consolidated statement of operations of Care.com for the period from January 1, 2020 through February 10, 2020.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been derived from:

  •
  the audited historical combined statement of operations of New IAC for the year ended December 31, 2019; and

  •
  the audited historical consolidated statement of operations of Care.com for the year ended December 31, 2019.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2020 has been derived from:

  •
  the unaudited historical combined balance sheet of New IAC as of March 31, 2020.

        The pro forma information has been prepared to reflect adjustments to New IAC's historical combined financial information that are (i) directly attributable to the Separation and the acquisition of Care.com, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results.

        The total estimated purchase price of the Care.com acquisition has been allocated on a preliminary basis to the assets acquired and liabilities assumed based upon management's best estimates of fair value with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. Management retained the services of a third party to assist in the preliminary valuation of the identifiable intangible assets acquired. These allocations are subject to change pending a final analysis of the total purchase price of Care.com and the fair value of the assets acquired and liabilities assumed. The impact of integration activities, changes in purchase accounting allocations for the Care.com acquisition and the timing of the Separation could all cause material differences from the information presented.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Separation and acquisition of Care.com had occurred on January 1, 2019, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this prospectus as set forth in the notes to the unaudited pro forma condensed combined financial statements.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with New IAC's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical unaudited and audited combined financial statements and related notes thereto and the historical audited consolidated financial statements of Care.com and related notes thereto, which are included elsewhere in this prospectus.

NEW IAC
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2020
(In thousands, except par value amounts)

	New IAC Combined	Separation Pro Forma Adjustments	Notes	Care.com Acquisition Pro Forma Adjustments	Notes	Total Pro Forma
Assets
Cash and cash equivalents	$2,029,071	$2,337	(2)	$(16,200)	(11)	$4,087,109
		685,144	(3)
		1,408,848	(4)
		(22,091)	(5)
Short-term investments	20,000	—		—		20,000
Marketable securities	49,912	—		—		49,912
Accounts receivable, net	207,581	—		—		207,581
Notes receivable—related party	27,172	(27,172)	(6)	—		—
Other current assets	147,714	26,397	(7)	—		174,111

Total current assets	2,481,450	2,073,463		(16,200)		4,538,713
Property, capitalized software and equipment, net	271,477	—		—		271,477
Goodwill	1,816,723	—		—		1,816,723
Intangible assets, net	452,096	—		—		452,096
Long-term investments	296,491	—		—		296,491
Other non-current assets	273,009	—		—		273,009

Total assets	$5,591,246	$2,073,463		$(16,200)		$7,648,509

Liabilities and shareholders' equity
Liabilities:
Current portion of long-term debt	$13,750	$—		$—		$13,750
Accounts payable, trade	90,983	—		—		90,983
Deferred revenue	215,671	—		—		215,671
Accrued expenses and other current liabilities	342,875	(9,147)	(5)	(4,211)	(11)	331,796
		2,279	(7)

Total current liabilities	663,279	(6,868)		(4,211)		652,200
Long-term debt, net	228,643	—		—		228,643
Income taxes payable	6,076	—		—		6,076
Deferred income taxes	64,697	2,729	(7)	—		67,426
Other long-term liabilities	189,547	—		—		189,547
Redeemable noncontrolling interests	42,152	—		—		42,152
Shareholders' equity:
Invested capital	3,935,166	2,337	(2)	—		—
		685,144	(3)
		1,408,848	(4)
		(12,944)	(5)
		(27,172)	(6)
		(5,991,379)	(9)
Common stock $.001 par value	—	79	(9)	—		79
Class B common stock $.001 par value	—	6	(9)	—		6
Additional paid-in capital	—	21,389	(7)	(11,989)	(11)	6,000,694
		5,991,294	(9)	—
Retained earnings	—	—		—		—
Accumulated other comprehensive loss	(17,926)	—		—		(17,926)

IAC/InterActiveCorp equity in New IAC	3,917,240	2,077,602		(11,989)		5,982,853
Noncontrolling interests	479,612	—		—		479,612

Total shareholders' equity	4,396,852	2,077,602		(11,989)		6,462,465

Total liabilities and shareholders' equity	$5,591,246	$2,073,463		$(16,200)		$7,648,509

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NEW IAC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(In thousands, except per share data)

	New IAC Combined	Separation Pro Forma Adjustments	Notes	New IAC Pro Forma for the Separation (Subtotal)	Care.com (January 1, 2020 through February 10, 2020)	Care.com Acquisition Pro Forma Adjustments	Notes	Care.com Acquisition Pro Forma (Subtotal)	New IAC Pro Forma
Revenue	$684,124	$—		$684,124	$25,971	$—		$25,971	$710,095
Operating costs and expenses:
Cost of revenue	179,327	—		179,327	9,203	(64)	(10)	9,139	188,466
Selling and marketing expense	308,207	—		308,207	9,785	—		9,785	317,992
General and administrative expense	173,741	133	(1)	166,307	60,300	(60,882)	(11)	(582)	165,725
		(7,567)	(5)
Product development expense	61,963	—		61,963	4,561	—		4,561	66,524
Depreciation	15,492	(148)	(1)	15,344	211	(49)	(10)	162	15,506
Amortization of intangibles	45,759	—		45,759	—	1,995	(10)	1,995	47,754
Goodwill impairment	211,973	—		211,973	—	—		—	211,973

Total operating costs and expenses	996,462	(7,582)		988,880	84,060	(59,000)		25,060	1,013,940

Operating loss	(312,338)	7,582		(304,756)	(58,089)	59,000		911	(303,845)
Interest expense—third party	(2,217)	—		(2,217)	—	—		—	(2,217)
Other expense, net	(57,448)	3,761	(2)	(53,687)	(224)	—		(224)	(53,911)

(Loss) earnings before income taxes	(372,003)	11,343		(360,660)	(58,313)	59,000		687	(359,973)
Income tax benefit (provision)	41,432	(1,266)	(8)	40,166	(15)	(13,570)	(13)	(13,585)	26,581

Net loss	(330,571)	10,077		(320,494)	(58,328)	45,430		(12,898)	(333,392)
Net loss attributable to noncontrolling interests	2,372	—		2,372	—	—		—	2,372

Net loss attributable to New IAC shareholders	$(328,199)	$10,077		$(318,122)	$(58,328)	$45,430		$(12,898)	$(331,020)

Loss per share(14):
Basic and diluted loss per share									$(3.90)
Basic and diluted shares outstanding									84,951

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NEW IAC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In thousands, except per share data)

	New IAC Combined	Separation Pro Forma Adjustments	Notes	New IAC Pro Forma for the Separation (Subtotal)	Care.com	Care.com Acquisition Pro Forma Adjustments	Notes	Care.com Acquisition Pro Forma (Subtotal)	New IAC Pro Forma
Revenue	$2,705,801	$—		$2,705,801	$209,569	$—		$209,569	$2,915,370
Operating costs and expenses:
Cost of revenue	600,240	—		600,240	59,591	(886)	(10)	58,705	658,945
Selling and marketing expense	1,202,183	—		1,202,183	65,875	—		65,875	1,268,058
General and administrative expense	617,235	1,064	(1)	610,374	49,229	(6,195)	(11)	43,034	653,408
		(7,925)	(5)
Product development expense	193,457	—		193,457	44,319	—		44,319	237,776
Depreciation	55,949	(1,906)	(1)	54,043	1,883	(493)	(10)	1,390	55,433
Amortization of intangibles	83,868	—		83,868	—	17,799	(10)	17,799	101,667
Goodwill and intangible asset impairment charge	3,318	—		3,318	8,183	—		8,183	11,501
Restructuring and right of use asset impairment charges	—	—		—	3,226	—		3,226	3,226

Total operating costs and expenses	2,756,250	(8,767)		2,747,483	232,306	10,225		242,531	2,990,014

Operating loss	(50,449)	8,767		(41,682)	(22,737)	(10,225)		(32,962)	(74,644)
Interest expense—third party	(11,904)	—		(11,904)	—	—		—	(11,904)
Interest income, net—related party	420	—		420	—	—		—	420
Other income, net	33,627	35,825	(2)	69,452	1,418	—		1,418	70,870

(Loss) earnings before income taxes	(28,306)	44,592		16,286	(21,319)	(10,225)		(31,544)	(15,258)
Income tax benefit (provision)	60,489	(8,909)	(8)	51,580	(45,342)	2,352	(13)	(42,990)	8,590

Net earnings (loss)	32,183	35,683		67,866	(66,661)	(7,873)		(74,534)	(6,668)
Accretion of Series A redeemable convertible preferred stock dividends	—	—		—	(2,932)	2,932	(12)	—	—
Net earnings attributable to noncontrolling interests	(9,288)	—		(9,288)	—	—		—	(9,288)

Net earnings (loss) attributable to New IAC shareholders	$22,895	$35,683		$58,578	$(69,593)	$(4,941)		$(74,534)	$(15,956)

Loss per share(14):
Basic and diluted loss per share									$(0.19)
Basic and diluted shares outstanding									84,951

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NEW IAC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Adjustments related to the Separation:

  (1)
  To reflect the elimination of general and administrative expense, net of sublease income, and depreciation expense related to the two office buildings in Los Angeles contributed to Match by IAC on January 31, 2020 as follows:

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
	(In thousands)
General and administrative expense, net of sublease income	$133	$1,064
Depreciation	(148)	(1,906)
  (2)
  During the first quarter of 2020, IAC contributed $1.1 billion in cash to New IAC in connection with the transfer of the centrally-managed U.S. treasury function, which excludes Match and ANGI Homeservices Inc. ("ANGI"), from January 1, 2020 to New IAC. At March 31, 2020, cash of approximately $2.3 million remains to be contributed to New IAC prior to the Separation.

  To reflect $3.8 million of additional interest income for the three months ended March 31, 2020 related to IAC's contribution of $1.1 billion in cash as if it occurred on January 1, 2020.

  To reflect $35.8 million of interest income for the year ended December 31, 2019 related to cash and cash equivalents held at IAC's centrally managed U.S. treasury function, which excludes Match and ANGI, in New IAC's historical results.

  (3)
  In connection with the Separation, all stockholders of Match other than IAC will receive, in respect of each share of Match common stock held, one share of New Match common stock and may elect to receive either $3.00 in cash or an additional $3.00 worth of New Match common stock valued at the Match VWAP (as defined in the transaction agreement). The aggregate merger consideration payable in cash of $166.9 million (the "cash merger consideration") plus $685.1 million (equal to $3.00 for each share of Match capital stock held by IAC), or a total of $852.0 million, based upon shares outstanding as of March 31, 2020, will initially be paid by Match to IAC. IAC will deliver the cash merger consideration to the exchange agent for payment to Match stockholders and the remainder will be contributed by IAC to New IAC prior to the Separation. Match will fund the payment to IAC through a combination of cash on hand and new debt. For purposes of these unaudited pro forma condensed combined financial statements, all eligible Match stockholders are assumed to have made the cash election:

(In thousands, except per share data)
Number of outstanding shares of Match common stock and Class B common stock as of March 31, 2020	284,002
Less: Common shares of Match not held by IAC	55,621

Number of shares held by IAC	228,381
Per share payment	$3.00

Cash paid to IAC	$685,144

    If no Match stockholders make cash elections, the contribution to New IAC will increase by $166.9 million.

  (4)
  Prior to the Separation closing, IAC may enter into agreements with one or more third parties to sell up to $1.5 billion worth of shares of IAC Class M common stock (or New Match common stock) upon the closing (measured in each case as the product of (x) the number of shares sold on any applicable day and (y) the closing price of Match common stock on the NASDAQ on the applicable day minus $3.00). Immediately following the closing of the IAC Class M equity offering, New Match has agreed to transfer to New IAC any and all proceeds it receives pursuant to the IAC Class M equity offering. On June 9, 2020 IAC announced that it had sold approximately 17 million shares of Class M common stock at a price of $82.00 per share, which is the equivalent of $85.00 per share, adjusted for the $3.00 per share merger consideration payable to Match shareholders other than IAC, for gross proceeds of approximately $1.4 billion. The proceeds expected to be transferred to New IAC are estimated to be approximately $1.4 billion, net of fees and expenses of $13.0 million. The sales are conditioned upon the consummation of the Separation. If the sales have not been consummated by July 10, 2020, IAC or any investor may terminate the purchase agreements.

  (5)
  To reflect estimated New IAC Separation related transaction costs of $28.4 million and the reversal of Separation related transaction costs incurred of $7.6 million and $7.9 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. These costs are considered to be non-recurring in nature and, as such, have been excluded from the unaudited pro forma condensed combined statement of operations.

  (6)
  To reflect the contribution of a related party note receivable from IAC to New IAC prior to the Separation.

  (7)
  To reflect (i) a contractual receivable from New Match resulting from the tax sharing agreement between New Match and New IAC, (ii) an indemnification liability payable to New Match related to tax liabilities retained by New Match following the Separation and (iii) the allocation of consolidated tax attributes resulting from the Separation.

  (8)
  To reflect the income tax effect of pro forma pre-tax adjustments at an assumed statutory rate of 23%.

  (9)
  To reflect the reclassification of IAC equity into shares of IAC preferred stock that, immediately following the Reclassification, will be mandatorily exchanged for shares of New IAC $0.001 par value common stock and New IAC $0.001 par value Class B common stock. Following the Reclassification and mandatory exchange, there will be 79.2 million shares of New IAC common stock and 5.8 million shares of New IAC Class B common stock outstanding based on IAC's shares of common stock and Class B common stock outstanding as of March 31, 2020.

Adjustments related to the acquisition of Care.com:

  (10)
  To reflect the incremental amortization associated with the preliminary valuation of the definite-lived intangible assets acquired in connection with the acquisition of Care.com and conform the historical Care.com amortization of intangible assets to New IAC's presentation.

    The assets are being amortized on a straight-line basis based upon the estimated useful lives in the table below.

	Preliminary Fair Value (In thousands)	Estimated Useful Life (in years)
Trade names and trademarks	$59,400	Indefinite
Developed technology	49,700	5
Customer relationships	35,400	2 - 7
Provider relationships	800	4

Total intangible assets acquired	$145,300

  (11)
  To reflect estimated Care.com acquisition related transaction costs and one-time costs of $79.1 million and the reversal of acquisition related transaction costs incurred by Care.com and New IAC of $59.5 million and $1.3 million, respectively, for the three months ended March 31, 2020 and $4.5 million and $1.7 million, respectively, for the year ended December 31, 2019. These costs are considered to be non-recurring in nature and, as such, have been excluded from the unaudited pro forma condensed combined statement of operations.

  (12)
  To reflect the elimination of Series A Redeemable Convertible Preferred Stock and shareholders' equity from historical results.

  (13)
  To reflect the income tax effect of pro forma pre-tax adjustments based on the estimated statutory tax rate of 23%.

Loss Per Share:

  (14)
  Pro forma loss per share is calculated as follows:

	Three Months Ended March 31, 2020	Year Ended December 31, 2019
	(In thousands, except per share data)
Numerator:
Net loss attributable to New IAC shareholders	$(331,020)	$(15,956)
Denominator:
Basic and diluted shares outstanding(a)	84,951	84,951
Loss per share attributable to New IAC shareholders:
Basic and diluted loss per share(a)	$(3.90)	$(0.19)

(a)
The basic and diluted shares outstanding and loss per share are based on the number of IAC shares expected to be outstanding immediately prior to the Separation. For purposes of these unaudited condensed combined financial statements, the calculation of the number of shares used in the computation of pro forma basic and diluted loss per share were based on the number of IAC shares outstanding as of March 31, 2020.

BUSINESS

        The following disclosure regarding New IAC's businesses assumes the completion of the Separation.

Overview

        New IAC operates Vimeo, Dotdash and Care.com, among many other businesses, and also has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

History

        New IAC was incorporated on November 19, 2019 for the purpose of holding the historical businesses of IAC (other than Match and certain financing entities) following the Separation. A brief summary of how and when IAC developed, built and acquired the historical businesses to be held by New IAC following the Separation appears immediately below.

        IAC, initially a hybrid media/electronic retailing company, was incorporated in 1986 in Delaware under the name Silver King Broadcasting Company, Inc. After several name changes (first to HSN, Inc., then to USA Networks, Inc., USA Interactive and InterActiveCorp, and finally, to IAC/InterActiveCorp) and the completion of a number of significant corporate transactions over the years, IAC transformed itself into a leading media and Internet company.

        From 1997 to 2005, IAC acquired a number of e-commerce companies, including Ticketmaster Group, Hotel Reservations Network (later renamed Hotels.com), Expedia.com, LendingTree, Hotwire, TripAdvisor and AskJeeves.

        In 2005, IAC completed the separation of its travel and travel related businesses and investments into an independent public company called Expedia, Inc. (now known as Expedia Group, Inc.). In 2008, IAC separated into five independent, publicly traded companies: IAC, HSN, Inc. (now part of Qurate Retail, Inc.), Interval Leisure Group, Inc. (now part of Marriott Vacations Worldwide Corporation), Ticketmaster (now part of Live Nation, Inc.) and Tree.com, Inc.

        From 2008 to 2014, IAC continued to invest in and acquire e-commerce companies, including About.com (now known as Dotdash), Dictionary.com and Investopedia. In 2016: (i) New IAC acquired a controlling interest in MyHammer Holding AG, a leading home services platform in Germany, and (ii) through Vimeo, New IAC acquired VHX, a platform for premium over-the-top (OTT) subscription video channels. In 2017: (i) New IAC completed the combination of the businesses in its former HomeAdvisor segment with those of Angie's List, Inc. under a new publicly traded holding company that New IAC controls, ANGI Homeservices Inc. ("ANGI Homeservices"), (ii) New IAC acquired controlling interests in HomeStars Inc and MyBuilder Limited, leading home services platforms in Canada and the United Kingdom, respectively, and (iii) through Vimeo, New IAC acquired Livestream Inc., a leading live video solution.

        In 2018, IAC: (i) acquired Handy Technologies, Inc., a leading platform in the United States for connecting consumers looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals, through ANGI Homeservices Inc. and (ii) acquired a controlling interest in Bluecrew, a technology-driven staffing platform exclusively for flexible W-2 work.

        In 2019, IAC made a $250 million investment in Turo, a leading peer-to-peer car sharing marketplace, and acquired a controlling interest in Nursefly, a temporary healthcare staffing platform. In addition, through Vimeo, IAC acquired Magisto, a video creation service enabling businesses and consumers to create short-form videos. And in February 2020, IAC acquired Care.com, a leading global platform for finding and managing family care, designed to meet the evolving needs of today's families and caregivers. Care.com also provides household payroll and tax services and customized corporate benefits packages covering the care needs of working families.

ANGI Homeservices

  Overview

        New IAC's ANGI Homeservices segment includes the North American (United States and Canada) and European businesses and operations of ANGI Homeservices Inc. ("ANGI"), a publicly traded company formed on September 29, 2017 to facilitate the combination of IAC's HomeAdvisor business and Angie's List, Inc. ("Angie's List"). As of December 31, 2019, New IAC's economic and voting interest in ANGI Homeservices was 84.1% and 98.1%, respectively.

        Through ANGI Homeservices' various brands, including HomeAdvisor and Angie's List, New IAC allows consumers to research, match and connect with service professionals through its websites and mobile applications or by voice assistants.

        ANGI acquired Handy Technologies, Inc. ("Handy"), a leading platform in the United States for connecting individuals looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals, in October 2018. ANGI also owns and operates mHelpDesk, a provider of cloud-based field service software for small to mid-size businesses, and CraftJack, a third-party lead generation service that connects home service professionals with consumers looking to complete home projects. ANGI acquired Fixd Repair, LLC and Fixd Services LLC (collectively, "Fixd Repair"), a home warranty and service company, in January 2019.

        In addition to ANGI's leading U.S. operations, ANGI owns leading home services online marketplaces in France (Travaux), Germany (MyHammer), Netherlands (Werkspot) and Italy (Instapro), and owns controlling stakes in leading home services online marketplaces in the United Kingdom (MyBuilder) and Canada (HomeStars), as well as has operations in Austria through its MyHammer business.

  Services

        Overview.    The HomeAdvisor digital marketplace service ("HomeAdvisor") connects consumers with service professionals nationwide for home repair, maintenance and improvement projects. HomeAdvisor provides consumers with tools and resources to help them find local, pre-screened and customer-rated service professionals, as well as instantly book appointments online. HomeAdvisor also connects consumers with service professionals instantly by telephone, as well as offers several home services-related resources, such as cost guides for different types of home services projects. Handy connects consumers looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals. Fixd Repair connects consumers with service professionals from its network on-demand and provides upfront, transparent pricing for their services. Together, New IAC refers to the HomeAdvisor, Handy and Fixd Repair businesses in the United States as the "Marketplace." All Marketplace matching and booking services, related tools and directories are provided to consumers free of charge.

        For the quarter ended December 31, 2019, there were approximately 186,000 transacting service professionals, each of whom paid for consumer matches and/or or performed a job sourced through the HomeAdvisor, Handy and Fixd Repair platforms. Collectively, these service professionals provided services in more than 500 categories and 400 discrete markets in the United States, ranging from cleaning and installation services to simple home repairs and larger home remodeling projects. The Marketplace generated approximately 27.4 million service requests during the year ended December 31, 2019. Service requests consist of fully completed domestic service requests submitted to HomeAdvisor and completed jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms.

        Angie's List connects consumers with service professionals for local services through a nationwide online directory of service professionals in over 700 service categories, as well as provides consumers with valuable tools, services and content (including verified reviews), to help them research, shop and hire for local services. Consumers can access the Angie's List nationwide directory and related basic tools and services free of charge, as well as purchase membership packages. Angie's List also sells time-based website, mobile and call center advertising to service professionals.

        Marketplace Consumer Services.    Consumers can submit a request to be matched with a service professional through the HomeAdvisor and Handy platforms, as well as through certain paths on the Angie's List platform and various third-party affiliate platforms. Depending on the nature of the service request and the path through which it was submitted, consumers are generally matched with up to four HomeAdvisor service professionals, a Handy service professional or a combination of HomeAdvisor service professionals and service professionals from the Angie's List nationwide directory (as and if available for the given service request). Consumers can search for home services, receive a quote from various service professionals and book and pay for such services directly through Fixd Repair platforms.

        Matches made through HomeAdvisor platforms and paths and various third-party affiliate platforms are made by way of HomeAdvisor's proprietary algorithm, based on several factors (including the type of services desired, location and the number of service professionals available to fulfill the request). Matches made through the Handy platform and path (and jobs available for booking through Fixd Repair) are based on the type of service desired, location and the date and time the consumer wants the service to be provided.

        In all cases, service professionals may contact consumers with whom they have been matched (or who have booked a job) directly and consumers can generally review profiles, ratings and reviews of presented service professionals (other than in the case of Fixd Repair) and select the service professional who they believe best meets their specific needs. Consumers are under no obligation to work with any service professional(s) referred by or found through any of ANGI's branded platforms or third-party affiliate platforms.

        For matches described above, in the case of HomeAdvisor service professionals, consumers are responsible for booking the service and paying the service professional directly. In the case of Handy and Fixd Repair service professionals, consumers book and pay for services directly through the relevant platform and then the relevant platform fulfills the booking with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. In addition, in the case of Fixd Repair only, the booking may also be fulfilled with a home services provider employed by Fixd Repair.

        In addition to the general matching services described above, HomeAdvisor also provides several on-demand services, including Instant Booking and Instant Connect (patent-pending). Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can book services through a HomeAdvisor platform and pay HomeAdvisor for the services directly. HomeAdvisor then fulfills the booking with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Lastly, consumers can also access the online HomeAdvisor True Cost Guide, which provides project cost information for more than 400 project types nationwide, as well as a library of home services-related content.

        In addition to the general matching services described above, in certain markets, consumers can also submit a request to book a specific Handy service professional for a given job. Also, consumers who purchase furniture, electronics, appliances and other home-related items from select third-party retail partners online (and in certain markets, in store) can simultaneously purchase assembly, installation and other related services to be fulfilled by Handy service professionals, which are then paid for directly through the applicable third-party retail partner platform.

        Marketplace Service Professional Services.    HomeAdvisor service professionals pay fees for consumer matches and membership subscription fees for HomeAdvisor memberships and related mHelpDesk subscription products and services, which are available for purchase at the option of service professionals through HomeAdvisor's sales force. The basic HomeAdvisor annual membership package includes membership in the HomeAdvisor network of service professionals, as well as access to consumer matches through HomeAdvisor platforms and a listing in the HomeAdvisor online directory and certain other affiliate directories, among other benefits. In connection with special promotions, membership subscription fees may be waived from time to time. Handy and Fixd Repair service professionals who join the applicable platform are provided with access to a pool of consumers seeking service professionals.

        Angie's List Consumer Services.    Through Angie's List, consumers can currently register and search for a service professional in the Angie's List nationwide online directory and/or be matched with a service professional. Consumers who register can access ratings and reviews and search for service professionals, as well as access certain promotions. Two premium membership packages are available for a fee, which packages include varying degrees of online and phone support, access to exclusive promotions and features and the award-winning Angie's List print magazine.

        Angie's List Service Professional Services.    Angie's List provides service professionals with a variety of services and tools, including certification. Generally, service professionals with an overall member grade below a "B" are not eligible for certification. Service professionals must satisfy certain criteria for certification, including retaining the requisite member grade, passing certain criminal background checks and attesting to proper licensure requirements. Once eligibility criteria are satisfied, service professionals must purchase term-based advertising to obtain certification. As of December 31, 2019, there were approximately 37,000 certified service professionals under contract for advertising.

        Certified service professionals rotate among the first service professionals listed in directory search results for an applicable category, with non-certified service professionals appearing below certified service professionals in directory search results. Certified service professionals can also provide exclusive promotions to members. When consumers choose to be matched with a service professional, HomeAdvisor's proprietary algorithm will determine where a given service professional appears within related results.

  Revenue

        ANGI Homeservices revenue is primarily derived from: (i) consumer connection revenue, which consists of fees paid by HomeAdvisor service professionals for consumer matches (regardless of whether the service professional ultimately provides the requested service) and fees from jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms, and (ii) HomeAdvisor service professional membership subscription fees. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered and geographic location of service.

        Revenue is also derived from: (i) sales of time-based website, mobile and call center advertising to service professionals, (ii) membership subscription fees from consumers and (iii) service warranty subscription and other services revenue.

  Marketing

        ANGI markets its products and services to consumers primarily through digital marketing (primarily paid search engine marketing, display advertising and third-party affiliate agreements) and traditional offline marketing (national television and radio campaigns), as well as through e-mail. Pursuant to third-party affiliate agreements, third parties agree to advertise and promote HomeAdvisor products and services (and those of HomeAdvisor service professionals) on their platforms. In exchange for these efforts, these third parties are paid a fixed fee when visitors from their platforms click through and submit a valid service request through HomeAdvisor, or when visitors submit a valid service request on the affiliate platform and the affiliate transmits the service request to HomeAdvisor. ANGI products and services are also marketed to consumers through relationships with select third-party retail partners and, to a lesser extent, through partnerships with other contextually related websites and direct mail.

        ANGI markets HomeAdvisor matching services and membership subscriptions and related mHelpDesk subscription products and services to service professionals primarily through its Golden, Colorado-based sales force, as well as through sales forces in Denver, Colorado; Colorado Springs, Colorado (through December 31, 2019); Lenexa, Kansas; New York, New York; Indianapolis, Indiana; and Chicago, Illinois. These products and services are also marketed, together with Handy products and services and HomeAdvisor's various directories, through paid search engine marketing, digital media advertising and direct relationships with trade associations and manufacturers. Term-based advertising and related products are marketed to service professionals primarily through the Indianapolis-based sales force.

  Competition

        The home services industry is highly competitive and fragmented, and in many important respects, local in nature. ANGI businesses compete with, among others: (i) search engines and online directories, (ii) home and/or local services-related platforms, (iii) providers of consumer ratings, reviews and referrals and (iv) various forms of traditional offline advertising (primarily local in nature), including radio, direct marketing campaigns, yellow pages, newspapers and other offline directories. ANGI also competes with local and national retailers of home improvement products that offer or promote installation services. ANGI believes its biggest competition comes from the traditional methods most people currently use to find service professionals, which are by word-of-mouth and through referrals.

        New IAC believes that ANGI's ability to compete successfully will depend primarily upon the following factors:

  •
  the size, quality, diversity and stability of ANGI's network of service professionals and the breadth of its online directory listings;

  •
  its ability to consistently generate service requests and jobs through the Marketplace and leads through ANGI's online directories that convert into revenue for service professionals in a cost-effective manner;

  •
  its ability to increasingly engage with consumers directly through its platforms, including its various mobile applications (rather than through search engine marketing or via free search engine referrals);

  •
  the functionality of the websites and mobile applications of ANGI's various brands and the attractiveness of their features and ANGI's products and services generally to consumers and service professionals, as well as ANGI's continued ability to introduce new products and services that resonate with consumers and service professionals generally;

  •
  its ability to continue to build and maintain awareness of, and trust in and loyalty to, ANGI's various brands, particularly its Angie's List, HomeAdvisor and Handy brands; and

  •
  the quality and consistency of the service professional pre-screening processes and ongoing quality control efforts, as well as the reliability, depth and timeliness of customer ratings and reviews.

Vimeo

  Overview

        Vimeo operates a global video platform for creative professionals, small and medium businesses ("SMBs"), organizations and enterprises to connect with their audiences, customers and employees. Vimeo provides cloud-based Software-as-a-Service ("SaaS") offerings that allow customers to create, host, stream, monetize, analyze and distribute videos online and across devices. Vimeo offers these services under the Vimeo, Magisto (acquired in 2019) and Livestream (acquired in 2017) brands.

  Services

        Through Vimeo, New IAC offers video services on a self-serve basis directly through Vimeo's websites and applications. Self-serve plans currently offered by Vimeo include, among others, its Plus, Pro, Business and Premium plans. These and other self-serve plans may provide subscribers with the following capabilities: video storage and bandwidth, live streaming capabilities, video editing and creation tools with video templates and stock content, robust video privacy controls, team collaboration and management tools, review and workflow tools, detailed analytics, monetization, lead generation and marketing tools, priority support and the ability to publish videos on third-party platforms. Vimeo's various self-serve plans are designed for various categories of end users. For example, the Plus self-serve plan primarily targets solo creators and freelancers, while the other self-serve plans target creative professionals and agencies, SMBs, marketers and larger organizations.

        Through Vimeo, New IAC also offers enterprise-level video solutions. In addition to all or some subset of self-serve plan capabilities, enterprise plans may provide subscribers with: customer-branded websites and applications (for subscription video distribution) and features that facilitate organizational use, such as single-sign-on functionality, service level commitments and live customer support. Enterprise plans currently offered primarily include plans that provide subscribers with the ability to distribute videos through subscription channels via over-the-top applications or enterprise-level live streaming tools, as well as customized plans. The subscriber base for Vimeo's various enterprise plans primarily includes media businesses, Fortune 500 companies, faith-based organizations and government agencies.

        In all cases, the precise mix of capabilities within a given plan depends on the type and tier of plan purchased. New IAC believes that the range of capabilities available through Vimeo's various self-serve and enterprise plans provides the video tools necessary for every business, of every size, to grow with video. Self-serve subscription plans are available on a monthly or annual basis and enterprise plans are generally available on an annual basis and, to a lesser extent, on a multi-year basis. Prices for self-serve and enterprise plans differ meaningfully depending upon the type and tier of plan purchased.

        As of December 31, 2019, there were approximately 1.2 million subscribers to Vimeo's various self-serve and enterprise plans (including the Magisto video creation application).

        In addition to the paid self-serve and enterprise plans described above, Vimeo generally makes basic features, such as video hosting and sharing capabilities, available to registered users free of charge.

  Marketing

        Vimeo's paid plans (self-serve and enterprise plans) are marketed directly through Vimeo's various websites and applications. Users can subscribe to various types and tiers of self-serve plans directly through entry points on these channels, as well as register for free basic features. Historically, a large percentage of subscribers were former free users who upgraded to a self-serve plan through upgrade opportunities displayed on Vimeo's various websites and applications, and users and subscribers have generally also upgraded to higher-priced tiers over time as their needs increase and Vimeo's product offerings become more robust. As a result, Vimeo actively markets to its base of nearly 150 million registered members (including registered free users and paid subscribers of Vimeo and Magisto services) to drive conversion and upgrades to paid plans, primarily through e-mail campaigns and, to a lesser extent, targeted display advertising on social media platforms. Vimeo's various self-serve plans and free basic features are also available through the Apple App Store and Google Play Store. Vimeo also markets and sells enterprise plans to various types of businesses and organizations through its sales force, as well as through certain third parties.

        Vimeo's various services are marketed through online marketing efforts, including paid search engine marketing, social media, e-mail campaigns, display advertising and affiliate marketing. These services are also marketed through offline marketing efforts, such as conferences and events.

  Revenue

        Vimeo revenue is derived primarily from annual and monthly SaaS subscription fees paid by subscribers for self-serve and enterprise plans.

  Competition

        Vimeo competes with a variety of online video platforms, from free, ad-based video-sharing services directed at users to niche workflow and distribution solutions directed at professionals and enterprises. We believe that Vimeo differentiates itself from its competitors by providing an ad-free, high-quality user experience and one-stop professional solution that is easy to use and affordable.

        New IAC believes that Vimeo's ability to compete successfully will depend primarily upon the following factors:

  •
  the quality of Vimeo's technology platforms, video tools and user experience;

  •
  whether Vimeo's SaaS premium subscription plans resonate with customers, particularly with SMBs and enterprises;

  •
  Vimeo's ability to drive visitors to its platforms and acquire paid subscribers in a sustainable manner through various forms of direct marketing or direct sales;

  •
  Vimeo's ability to retain existing subscribers by continuing to provide a compelling value proposition and convert non-paying users into subscribers;

  •
  the continued ability of users to distribute Vimeo-hosted content across third-party platforms and the prominence and visibility of such content within search engine results and social media platforms;

  •
  Vimeo's ability to host and stream high-bandwidth video on a scalable platform; and

  •
  the recognition and strength of the Vimeo brand relative to competitor brands.

Dotdash

  Overview

        Dotdash is a portfolio of digital publishing brands providing expert information and inspiration in select vertical content categories to over 90 million users each month.

  Content

        As of the date of this prospectus, New IAC's Dotdash business consisted of the following brands:

  •
  the Verywell family of brands, providing information and resources through which users can explore a full spectrum of health and wellness topics, from comprehensive information on medical conditions to advice on fitness, nutrition, mental health, pregnancy and more;

  •
  the Spruce family of brands, providing information and resources relating to home decor, home repair, recipes, cooking techniques, pets and crafts, as well as practical, real-life tips and inspiration to help users create their best home;

  •
  the Balance family of brands, providing information and resources relating to personal finance, career and small business topics that makes personal finance easy to understand and where users can find clear, practical, and straightforward personal financial advice;

  •
  Investopedia, an online resource that provides investment and personal finance education, information and resources;

  •
  Lifewire, a leading online technology information property that provides expert-created, real-world technology information, resources and content with informative visuals and straightforward instruction that help users fix tech gadgets, learn how to perform specific tech tasks, and find the best tech products;

  •
  TripSavvy, a travel website written by real experts (not anonymous reviewers) where users can find useful travel advice and inspiration from destinations around the world;

  •
  Byrdie and MyDomaine, beauty and lifestyle websites where users can find beauty and style advice and curated home-design inspiration, fresh recipes, and healthy relationship advice;

  •
  Brides, a leading online resource that inspires and guides users as they make decisions from pre-engagement to honeymoon and that is committed to bringing its users an inclusive look at the world of weddings with every type of couple, every type of wedding and every type of celebration;

  •
  Liquor.com, a lifestyle website featuring award-winning articles, hand-selected recipes, bar guides and more;

  •
  TreeHugger.com, a leading online resource for news and information related to sustainability, as well as green news, solutions, and product information;

  •
  Mother Nature Network, a leading online resource for news and information related to the environment and responsible living; and

  •
  ThoughtCo, a leading online information and reference site with a focus on expert-created education content where users can find answers to questions and information regarding a broad range of disciplines, including science, technology and math, languages, and the humanities and the arts.

        Through these brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos, and images. Dotdash works with hundreds of experts in their respective fields to create the content that it publishes, including doctors, chefs and certified financial advisors, among others.

  Revenue

        Dotdash revenue consists principally of digital advertising revenue and performance marketing revenue. Digital advertising revenue is generated primarily through digital display advertisements sold directly by Dotdash's sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

  Marketing

        Dotdash markets its content through a variety of digital distribution channels, including search engines, social media platforms and via direct navigation to Dotdash sites. Users who engage with Dotdash brands are invited to share Dotdash content and sign up for Dotdash e-mail newsletters.

  Competition

        Dotdash competes with a wide variety of parties in connection with its efforts to attract and retain users and advertisers. Competitors primarily include other online publishers and destination websites with brands in similar vertical content categories and social channels.

        Some of Dotdash's current competitors have longer operating histories, greater brand recognition, larger user bases and/or greater financial, technical or marketing resources than Dotdash does. As a result, they have the ability to devote comparatively greater resources to the development and promotion of their content, which could result in greater market acceptance of their content relative to Dotdash content.

        New IAC believes that Dotdash's ability to compete successfully will depend primarily upon the following factors:

  •
  the quality and freshness of the content and features on Dotdash websites, relative to those of its competitors;

  •
  its ability to successfully create or acquire content (or the rights thereto) in a cost-effective manner;

  •
  the relevance, expertise and authority of the content featured on Dotdash websites; and

  •
  its ability to successfully drive visitors to Dotdash's portfolio of digital brands in a cost-effective manner.

Applications

  Overview

        New IAC's Applications segment consists of its Desktop business and Mosaic Group, its mobile business. Through these businesses, New IAC is a leading provider of global, advertising-driven desktop and subscription-based mobile applications.

  Desktop

        Through the Desktop business, New IAC owns and operates a portfolio of desktop browser applications that provide users with access to a wide variety of online content, tools and services. Aligned around the common theme of making the lives of users easier in just a few clicks, these products span a myriad of categories, including: FromDocToPDF, through which users can convert documents from one format into various others; MapsGalaxy, through which users can access accurate street maps, local traffic conditions and aerial and satellite street views; and GetFormsOnline, through which users can access essential forms (tax, healthcare, travel and more) online. Users who download New IAC's desktop browser applications are provided with new tab search services, as well as the option of default browser search services. Desktop browser applications are distributed to consumers free of charge on an opt-in basis directly through direct to consumer (primarily the Chrome Web Store) and partnership distribution channels.

        Through the Desktop business, New IAC also develops, distributes and provides a suite of Slimware branded desktop support software and services, including: DriverUpdate®, which scans, identifies and completes required updates to device to PC communicating drivers; SlimCleaner® software, which cleans, updates, secures and optimizes computer operating systems; and Slimware® Premium Support, a subscription service that provides subscribers with 24/7 access to remote tech support for their computers, mobile phones and other digital devices.

  Mosaic Group

        Through Mosaic Group, New IAC is a leading provider of global subscription mobile applications. Mosaic Group's products are developed by the following owned and operated businesses: Apalon, iTranslate (acquired in March 2018) and TelTech (acquired in October 2018). As of December 31, 2019, Mosaic Group had approximately 3.6 million mobile paying subscribers.

        Apalon is a leading mobile development company with one of the largest and most popular application portfolios worldwide. iTranslate develops and distributes some of the world's most downloaded mobile translation applications, enabling users to read, write, speak and learn foreign languages anywhere in the world. TelTech develops and distributes unique and innovative mobile communications applications that help protect consumer privacy.

        Through Mosaic Group, collectively, New IAC operated 39 branded mobile applications in 28 languages across 173 countries as of December 31, 2019. These branded mobile applications consist of applications spanning a variety of categories, each designed to meet the varying and unique needs of subscribers and enhance their daily lives, including: iTranslate, through which subscribers can connect and communicate across over 100 languages; Robokiller, which thwarts both telemarketing and illegal spam phone calls; NOAA Radar, which provides up-to-date weather information and storm tracking worldwide; Scanner for Me, which allows users to create, sign and edit PDFs using the camera on their mobile phones; Productive, a goal-setting and habit-tracking app that allows consumers to better plan and control their lives; and Planes Live, a go-to companion application for frequent fliers. Branded mobile applications are distributed to subscribers primarily through the Apple App Store and Google Play Store.

        New IAC believes that Mosaic Group has the personnel, systems and expertise necessary to build and scale leading mobile applications and grow mobile subscription businesses. By applying these resources and skills to both organically developed and acquired mobile applications, Mosaic Group has demonstrated success in scaling mobile applications across a wide variety of utility and productivity categories. With a deep commitment to delivering continuing value to its subscribers and users and a continued focus on entering new categories, data-driven decision-making based on key performance indicators and best-in-class data modeling, user acquisition and optimization teams, Mosaic Group has grown to become one of the world's leading mobile subscription businesses.

  Revenue

        Desktop revenue largely consists of advertising revenue generated principally through the display of paid listings in response to search queries. Paid listings are advertisements displayed on search results pages that generally contain a link to advertiser websites. The substantial majority of the paid listings displayed by the Desktop business is supplied by Google Inc. ("Google") pursuant to a services agreement with Google.

        Pursuant to this agreement, Desktop businesses that provide search services transmit search queries to Google, which in turn transmits a set of relevant and responsive paid listings back to these businesses for display in search results. This ad-serving process occurs independently of, but concurrently with, the generation of algorithmic search results for the same search queries. Google paid listings are displayed separately from algorithmic search results and are identified as sponsored listings on search results pages. Paid listings are priced on a price per click basis and when a user submits a search query through a Desktop business and then clicks on a Google paid listing displayed in response to the query, Google bills the advertiser that purchased the paid listing and shares a portion of the fee charged to the advertiser with the Desktop business. See "Risk Factors—Risks Relating to New IAC's Business Following the Separation—New IAC depends upon arrangements with Google."

        To a lesser extent, Desktop revenue also includes fees related to subscription downloadable desktop applications, as well as display advertisements.

        Mosaic Group revenue consists primarily of fees related to subscription-based downloadable mobile applications distributed through the Apple App Store and Google Play Store and, to a significantly lesser extent, revenue generated from display advertisements.

  Marketing

        Desktop applications are marketed to users primarily through digital display advertisements and paid search engine marketing efforts, as well as through a number of affiliate advertisers. Mobile applications are marketed to users primarily through digital storefronts (primarily the Apple App Store and Google Play Store) and digital display advertisements on social media, messaging and media platforms, as well as in-app and cross-app advertising.

  Competition

        The Applications industry is competitive and has no single, dominant desktop or mobile application brand globally. The Desktop business competes with a number of other companies that develop and market similar desktop browser application products and distribute them through direct-to-consumer and third-party agreements. The Desktop business also competes with search engines to provide users with new tab, homepage and/or default search services. New IAC believes that the ability of its Desktop business to compete successfully will depend primarily upon the following factors:

  •
  its ability to maintain industry-leading monetization solutions for desktop browser applications in response to evolving technology and changing requirements from operators of large platforms, including Google;

  •
  the size and stability of its global base of installed desktop application products and the ability to grow this base;

  •
  the continued creation of desktop browser applications that resonate with consumers, which depends upon the continued ability to bundle attractive features, content and services (some of which may be owned by third parties);

  •
  its ability to differentiate its desktop browser applications from those of competitors; and

  •
  its ability to market and distribute desktop browser applications through direct-to-consumer (primarily the Chrome Web Store) and third-party channels in a cost-effective manner.

        Mosaic Group competes with many mobile application companies that provide similar free and paid mobile application products. Mosaic Group also competes with services provided by non-mobile, analog and disparate sources, along with certain digital companies whose competitive products are ancillary or immaterial to their primary sources of revenue. New IAC believes that the ability of Mosaic Group to compete successfully will depend primarily upon the following factors:

  •
  the continued growth of consumer adoption of free and paid mobile applications generally and related engagement levels;

  •
  its ability to operate its various mobile applications as a scalable platform;

  •
  its ability to retain existing subscribers and acquire new subscribers in a cost-effective manner;

  •
  its ability to market and distribute its mobile applications through third-party digital app stores, including the Apple App Store and the Google Play Store, in a cost-effective manner;

  •
  its ability to continue to optimize its marketing and monetization strategies;

  •
  the continued growth of smartphone adoption in certain regions of the world, particularly emerging markets;

  •
  the continued strength of Mosaic Group brands; and

  •
  its ability to introduce new and enhanced mobile applications in response to competitor offerings, consumer preferences, platform demands, social trends and evolving technological landscape.

Ask Media Group

  Overview

        Through the Ask Media Group business, New IAC primarily provides general search services, and to a lesser extent, content, through a variety of owned and operated websites that help users find the information they need. Ask Media Group's websites include, among others, Ask.com, Smarter.com, Consumersearch.com and Shopping.net, each of which contains a mix of search services and/or content targeted to various user or segment demographics.

  Search Services and Content

        Search services provided through Ask Media Group businesses generally involve the generation and display on a search results page of a set of hyperlinks to web pages deemed relevant to search queries entered by users. In addition to these algorithmic search results, paid listings are also generally displayed in response to search queries. Paid listings are advertisements displayed on search results pages that generally contain a link to an advertiser's website. Paid listings are generally displayed based on keywords selected by the advertiser and relevancy to the search query. Through certain of Ask Media Group's various websites, digital content in a variety of formats, primarily articles with images and/or illustrations, as well as slideshows or more in-depth presentations, is also provided in addition to general search services. Display advertisements and/or native advertising (or advertising that matches the look, feel and function of the content alongside which it appears) generally appear alongside digital content.

  Revenue

        Ask Media Group's revenue consists primarily of advertising revenue generated principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites and, to a lesser extent, affiliate commerce commission revenue. Revenue from display advertising is generated through advertisements sold through programmatic advertising networks. Affiliate commerce commission revenue is generated when an Ask Media Group property refers users to commerce partner websites resulting in a purchase or transaction.

        The substantial majority of the paid listings displayed on Ask Media Group properties is supplied by Google pursuant to a services agreement with Google, as well as certain other paid listings providers. Pursuant to these services agreements, Ask Media Group properties transmit search queries to the relevant search service provider, which in turn transmits a set of relevant and responsive paid listings back to the Ask Media Group property for display in search results or content pages. For a description of this ad-serving process, how paid listings are displayed, identified and priced, how the relevant advertiser is billed and how Ask Media Group receives the related advertising revenue, see "—Applications—Revenue." See also "Risk Factors—Risks Relating to New IAC's Business Following the Separation—New IAC depends upon arrangements with Google."

  Marketing

        Ask Media Group's various properties are marketed primarily through the acquisition of traffic from major search engines and their syndication networks, which involves the purchase of keyword-based sponsored listings that link to search results pages of Ask Media Group properties, and other types of display media (primarily banner advertisements).

        Ask Media Group content is also marketed through a variety of digital distribution channels, including search engines, social media platforms, display advertising networks and native advertising networks, as well as a number of advertising agencies that acquire traffic via these channels for certain Ask Media Group properties.

  Competition

        In the case of general search services, Ask Media Group's competitors include Google, Yahoo!, Bing and other destination search websites and search centric portals that engage in marketing efforts similar to those of Ask Media Group, such as System1, CBSi and Verizon Media, among others. In the case of content, Ask Media Group's competitors primarily include online publishers and destination websites with brands in similar vertical content categories and social channels.

        New IAC believes that Ask Media Group's ability to compete successfully will depend primarily upon:

  •
  its continued ability to monetize search traffic via paid search listings;

  •
  its continued ability to market its search websites in a cost-effective manner;

  •
  the relevance and authority of search results, answers and other content displayed on its various properties;

  •
  its continued ability to differentiate Ask Media Group search websites, which depends primarily upon the ability to deliver quality, authoritative and trustworthy content to users, as well as the ability to attract advertisers to these websites;

  •
  its ability to successfully create or acquire content (or the rights thereto) in a cost-effective manner; and

  •
  its ability to monetize content pages with display and native advertising and other forms of digital advertising.

        Some of Ask Media Group's current competitors have longer operating histories, greater brand recognition, larger user bases and/or greater financial, technical or marketing resources than Ask Media Group does. As a result, they have the ability to devote comparatively greater resources to the development and promotion of their search services and content, which could result in greater market acceptance of their search services and content relative to those of Ask Media Group.

Emerging & Other

  Overview

        New IAC's Emerging & Other segment primarily includes:

  •
  Care.com, a leading global platform for finding and managing family care, designed to meet the evolving needs of today's families and caregivers, and provider of household payroll and tax services and customized corporate benefits packages covering the care needs of working families;

  •
  Bluecrew, a technology-driven staffing platform exclusively for flexible W-2 work, with job seekers turning to Bluecrew for sustainable and reliable employment that fits their schedules across a broad range of industries, including warehousing, logistics, e-commerce, events, delivery and hospitality;

  •
  NurseFly, a temporary healthcare staffing platform acquired in June 2019;

  •
  The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors; and

  •
  IAC Films, a provider of production and producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States and internationally.

  Revenue

        Care.com generates revenue primarily through subscription fees from families and caregivers to its suite of products and services, as well as though annual contracts with corporate employers who provide access to Care.com's suite of products and services as an employee benefit and through contracts with businesses that recruit employees through (and advertise on) its platform.

        Bluecrew revenue consists of service revenue, which is generated through staffing workers.

        NurseFly revenue consists of subscription revenue which is generated through recruiting agencies that seek access to qualified healthcare professionals.

        The Daily Beast revenue consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic ad sales), and to a lesser extent, affiliate commerce commission revenue.

        Revenue of IAC Films is generated primarily through media production and distribution.

Employees

        As of December 31, 2019, New IAC had approximately 6,400 full-time employees worldwide, the substantial majority of which provided services to New IAC's brands and business located in the United States. New IAC believes that it generally has good relationships with its employees.

Properties

        New IAC believes that the facilities for its management and operations are generally adequate for its current and near-term future needs. New IAC's facilities, most of which are leased by New IAC's businesses in various cities and locations in the United States and various jurisdictions abroad, generally consist of executive and administrative offices, operations centers, data centers and sales offices.

        New IAC believes that its principal properties, whether owned or leased, are currently adequate for the purposes for which they are used and are suitably maintained for these purposes. New IAC does not anticipate any future problems renewing or obtaining suitable leases on commercially reasonable terms for any of its principal businesses. New IAC's approximately 202,500 square foot corporate headquarters in New York, New York houses offices for New IAC corporate and various New IAC businesses within the following segments: Vimeo, Applications and Emerging & Other.

Legal Proceedings

        In the ordinary course of business, New IAC and its subsidiaries may become parties to litigation involving property, personal injury, contract, intellectual property and other claims, as well as stockholder derivative actions, class action lawsuits and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage. The litigation matter described below

(in which New IAC will be a defendant following the completion of the Separation) involves issues or claims that may be of particular interest to New IAC's stockholders following the completion of the Separation, regardless of whether any of these matters may be material to New IAC's financial position or operations based upon the standard set forth in the rules of the Securities and Exchange Commission.

  Tinder Optionholder Litigation against IAC and MTCH

        On August 14, 2018, ten then-current and former employees of Match Group, LLC or Tinder, Inc. ("Tinder"), an operating business of Match Group, filed a lawsuit in New York state court against IAC and MTCH. See Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc., No. 654038/2018 (Supreme Court, New York County). The complaint alleges that in 2017, the defendants: (i) wrongfully interfered with a contractually established process for the independent valuation of Tinder by certain investment banks, resulting in a substantial undervaluation of Tinder and a consequent underpayment to the plaintiffs upon exercise of their Tinder stock options, and (ii) then wrongfully merged Tinder into MTCH, thereby depriving the plaintiffs of their contractual right to later valuations of Tinder on a stand-alone basis. The complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, interference with contractual relations (as against MTCH only), and interference with prospective economic advantage, and seeks compensatory damages in the amount of at least $2 billion, as well as punitive damages. On August 31, 2018, four plaintiffs who were still employed by MTCH filed a notice of discontinuance of their claims without prejudice, leaving the six former employees as the remaining plaintiffs.

        On October 9, 2018, the defendants filed a motion to dismiss the complaint on various grounds, including that the 2017 valuation of Tinder by the investment banks was an expert determination any challenge to which is both time-barred under applicable law and available only on narrow substantive grounds that the plaintiffs have not pleaded in their complaint; the plaintiffs opposed the motion. On June 13, 2019, the court issued a decision and order: (i) granting the motion to dismiss the claims for breach of the implied covenant of good faith and fair dealing and for unjust enrichment, (ii) granting the motion to dismiss the merger-related claim for breach of contract as to two of the remaining six plaintiffs, and (iii) otherwise denying the motion to dismiss. On June 21, 2019, the defendants filed a notice of appeal from the trial court's partial denial of their motion to dismiss, and the parties thereafter briefed the appeal. On October 29, 2019, the Appellate Division, First Department, issued an order affirming the lower court's decision. On November 22, 2019, the defendants filed a motion for reargument or, in the alternative, leave to appeal the Appellate Division's order to the New York Court of Appeals; the plaintiffs opposed the motion. On May 21, 2020, the Appellate Division issued an order: (i) granting the defendants' motion for reargument, vacating its prior decision, and replacing it with a new decision that affirmed the lower court's decision on different grounds, and (ii) denying the defendants' motion for leave to appeal the initial (and now vacated) decision to the Court of Appeals, without prejudice to the defendants' filing a motion for leave to appeal the new decision to the Court of Appeals.

        On June 3, 2019, the defendants filed a second motion to dismiss based upon certain provisions of the plaintiffs' agreement with a litigation funding firm; the plaintiffs opposed the motion, which remains pending. On July 15, 2019, the defendants filed an answer denying the material allegations of the complaint, as well as counterclaims against Sean Rad for breach of contract and unjust enrichment based upon his alleged misappropriation of confidential company information. On September 13, 2019, the defendants filed an amended answer and counterclaims, adding claims based on Rad's alleged unauthorized recording of conversations with company employees. On November 21, 2019, the defendants filed a second amended answer and counterclaims, adding claims based on Rad's alleged unauthorized destruction of company information and breach of his non-solicitation obligations.

        Document discovery in the case is substantially complete; deposition discovery has begun but is currently in hiatus in light of the COVID-19 pandemic. On January 30, 2020, the parties participated in a mediation that did not result in the resolution of the matter. IAC and MTCH believe that the allegations against them in this lawsuit are without merit and will continue to defend vigorously against it.

Corporate Information

        IAC Holdings, Inc. is a Delaware corporation and a direct wholly owned subsidiary of IAC that was formed on November 19, 2019 for the purpose of holding the historical businesses of IAC (other than Match and the IAC financing subsidiaries that are the issuers of currently outstanding IAC exchangeable notes) following the Separation. Our principal executive offices are located at 555 West 18th Street, New York, New York 10011, and our telephone number is (212) 314-7300. At the time of the Separation we will maintain an Internet site at www.iac.com. That website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion describes the financial condition and results of operations of New IAC as though New IAC were a separate company as of the dates and for the periods presented. You should read this discussion in conjunction with New IAC's combined financial statements and accompanying notes included in Annex A to this prospectus. As used in this section "we," "our," or "us" or similar terms refers to New IAC unless the context requires otherwise.

Key Terms:

        When the following terms appear in this Management's Discussion and Analysis of Financial Condition and Results of Operations of New IAC, they have the meanings indicated below:

        Reportable Segments (for additional information see "Note 8—Segment Information" and "Note 10—Segment Information" to the unaudited and audited combined financial statements included in Annex A):

  •
  ANGI Homeservices ("ANGI")—connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers through category-transforming products under brands such as HomeAdvisor, Angie's List, Handy and Fixd Repair. On September 29, 2017, New IAC's HomeAdvisor business and Angie's List, Inc. ("Angie's List") combined under a new publicly traded company called ANGI Homeservices Inc. (the "Combination"). At March 31, 2020, New IAC's economic interest and voting interest in ANGI were 84.9% and 98.3%, respectively.

  •
  Vimeo—operates a global video platform for creative professionals, small and medium businesses ("SMBs"), organizations and enterprises to connect with their audiences, customers and employees.

  •
  Dotdash—is a portfolio of digital brands providing expert information and inspiration in select vertical content categories.

  •
  Applications—consists of Desktop, which includes our direct-to-consumer downloadable desktop applications and the business-to-business partnership operations, and Mosaic Group, which is a leading provider of global subscription mobile applications through Apalon, iTranslate, TelTech and, effective April 1, 2018 upon its transfer from Emerging & Other, Daily Burn.

  •
  Ask Media Group—is a collection of websites providing general search services and information.

  •
  Emerging & Other—consists of Care.com, a leading global platform for finding and managing family care, which was acquired on February 11, 2020, Bluecrew, NurseFly, a temporary healthcare staffing platform acquired on June 26, 2019, The Daily Beast, and IAC Films; it also includes College Humor Media, for periods prior to its sale on March 16, 2020, Daily Burn, for periods prior to its transfer to Mosaic Group, and CityGrid, Dictionary.com and Electus, for periods prior to the sales of these businesses in the fourth quarter of 2018.

Defined Terms and Operating Metrics:

        Unless otherwise indicated or as the context otherwise requires certain terms, which include the principal operating metrics we use in managing our business, are defined below:

ANGI Homeservices

  •
  Marketplace Revenue—includes revenue from the HomeAdvisor, Handy and Fixd Repair domestic marketplace, including consumer connection revenue for consumer matches, revenue from pre-priced jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms, and service professional membership subscription revenue. It excludes revenue from Angie's List, mHelpDesk, HomeStars and Felix. Effective January 1, 2020, Fixd Repair has been moved to Marketplace from Advertising & Other and prior year amounts have been reclassified to conform to the current year presentation.

  •
  Advertising & Other Revenue—includes Angie's List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and, for periods prior to its sale on December 31, 2018, Felix.

  •
  Marketplace Service Requests—are fully completed and submitted domestic customer service requests to HomeAdvisor and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms.

  •
  Marketplace Monetized Transactions—are fully completed and submitted domestic customer service requests to HomeAdvisor that were matched to and paid for by a service professional and jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms during the period.

  •
  Marketplace Transacting Service Professionals ("Marketplace Transacting SPs")—are the number of HomeAdvisor, Handy and Fixd Repair domestic service professionals that paid for consumer matches or performed a job sourced through the HomeAdvisor, Handy and Fixd Repair platforms during the quarter.

Vimeo

  •
  Platform Revenue—primarily includes revenue from Software-as-a-Service ("SaaS") subscription fees and other related revenue from Vimeo subscribers.

  •
  Hardware Revenue—includes sales of our live streaming accessories. Vimeo sold its hardware business on March 29, 2019.

  •
  Vimeo Ending Subscribers—is the number of subscribers to Vimeo's SaaS video tools at the end of the period (including the addition of subscribers from Magisto, a video creation service enabling consumers and businesses to create short-form videos acquired on May 28, 2019).

Dotdash

  •
  Display Advertising Revenue—primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

  •
  Performance Marketing Revenue—primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Operating Costs and Expenses:

  •
  Cost of revenue—consists primarily of traffic acquisition costs, which includes (i) payments made to partners who direct traffic to our Ask Media Group websites, who distribute our business-to-business customized browser-based applications and who integrate our paid listings into their websites and (ii) the amortization of fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases. These payments include amounts based on revenue share and other arrangements. Cost of revenue also includes hosting fees, compensation expense (including stock-based compensation expense) and other employee-related costs for Vimeo and Care.com customer care and support functions, employees at Fixd Repair for service work performed, payments made to workers staffed by Bluecrew, and payments made to independent service professionals who perform work contracted under pre-priced arrangements through the HomeAdvisor and Handy platforms, credit card processing fees, production costs related to IAC Films and for periods prior to their sales on March 16, 2020 and October 29, 2018, College Humor Media and Electus, respectively, and content costs.

  •
  Selling and marketing expense—consists primarily of advertising expenditures, which include online marketing, including fees paid to search engines, social media sites and third parties that distribute our direct-to-consumer downloadable desktop applications, offline marketing, which is primarily television advertising, and partner-related payments to those who direct traffic to the brands within our ANGI segment, and compensation expense (including stock-based compensation expense) and other employee-related costs for ANGI's sales force and marketing personnel.

  •
  General and administrative expense—consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and customer service functions (except for Vimeo and Care.com which includes customer service costs within cost of revenue), fees for professional services (including transaction-related costs related to the Separation and acquisitions), rent expense, facilities costs, bad debt expense, software license and maintenance costs and acquisition-related contingent consideration fair value adjustments (described below). The customer service function at ANGI includes personnel who provide support to its service professionals and consumers.

  •
  Product development expense—consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology and software license and maintenance costs.

  •
  Acquisition-related contingent consideration fair value adjustments—relate to the portion of the purchase price of certain acquisitions that is contingent upon the financial performance and/or operating metric targets of the acquired company. The fair value of the liability is estimated at the date of acquisition and adjusted each reporting period until the liability is settled. Significant changes in financial performance and/or operating metrics will result in a significantly higher or lower fair value measurement. The changes in the estimated fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount if the arrangement is longer than one year, are recognized in "General and administrative expense" in the accompanying combined statement of operations.

        Long-term debt (for additional information see "Note 6—Long-term Debt" and "Note 7—Long-term Debt" to the unaudited and audited combined financial statements included in Annex A):

  •
  ANGI Term Loan—due November 5, 2023. The outstanding balance of the ANGI Term Loan as of March 31, 2020 is $244.1 million. At both March 31, 2020 and December 31, 2019, the ANGI Term Loan bore interest at LIBOR plus 1.50% and has quarterly principal payments. The interest rate was 2.28% and 3.25% at March 31, 2020 and December 31, 2019, respectively.

  •
  ANGI Credit Facility—The ANGI $250 million revolving credit facility expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the ANGI Credit Facility.

  •
  IAC Group Credit Facility—The IAC Group $250 million revolving credit facility expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the IAC Group Credit Facility.

Non-GAAP financial measure:

  •
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")—is a non-GAAP financial measure. See "Principles of Financial Reporting" for the definition of Adjusted EBITDA and a reconciliation of net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to operating (loss) income to combined Adjusted EBITDA for the three months ended March 31, 2020 and 2019 and for the years ended December 31, 2019, 2018, and 2017.

MANAGEMENT OVERVIEW

        New IAC operates Vimeo, Dotdash and Care.com, among many other online businesses, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

COVID-19 Update

        New IAC's business could be materially and adversely affected by the outbreak of COVID-19, which has been declared a "pandemic" by the World Health Organization.

        Through March 31, 2020, New IAC's ANGI Homeservices business has experienced a decline in demand for home services requests, driven primarily by decreases in demand in certain categories of jobs (particularly non-essential projects) and decreases in demand in regions most affected by the COVID-19 outbreak, which the New IAC attributes both to the unwillingness of consumers to interact with service professionals face-to-face or have service professionals in their homes, and to lower levels of consumer confidence and discretionary income generally. In addition, with respect to our ad-supported businesses, New IAC has experienced a meaningful decrease in advertising rates across our various properties (as much as 30% year over year).

        In connection with the first quarter close of its books, New IAC determined that the effects of COVID-19 were an indicator of possible impairment for certain of its assets. New IAC determined, as of March 31, 2020, the fair value for those assets for which COVID-19 was deemed to be an indicator of possible impairment and identified the following impairments:

  •
  a $212.0 million impairment related to the goodwill of the Desktop reporting unit;

  •
  a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit;

  •
  a $51.5 million impairment of certain equity securities without readily determinable fair values; and

  •
  a $7.5 million impairment of a note receivable and a warrant related to certain investees.

        The extent to which developments related to the COVID-19 outbreak and measures designed to curb its spread continue to impact New IAC's business, financial condition and results of operations will depend on future developments, all of which are highly uncertain and many of which are beyond New IAC's control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel, non-essential services and other activity, and public reactions to these developments. For example, these developments and measures have resulted in rapid and adverse changes to the operating environment in which we do business, as well as significant uncertainty concerning the near and long term economic ramifications of the COVID-19 outbreak, which have adversely impacted our ability to forecast our results and respond in a timely and effective manner to trends related to the COVID-19 outbreak. The longer the global outbreak and measures designed to curb the spread of the virus continue to adversely affect levels of consumer confidence, discretionary spending and the willingness of consumers to interact with other consumers, vendors and service providers face-to-face (and in turn, adversely affect demand for New IAC's various products and services), the greater the adverse impact is likely to be on New IAC's business, financial condition and results of operations and the more limited will be New IAC's ability to try and make up for delayed or lost revenues.

Sources of Revenue

        ANGI revenue is primarily derived from (i) consumer connection revenue, which comprises fees paid by HomeAdvisor service professionals for consumer matches (regardless of whether the service professional ultimately provides the requested service) and fees from jobs sourced through the HomeAdvisor, Handy and Fixd Repair platforms, and (ii) HomeAdvisor service professional membership subscription fees. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered and geographic location of service. Revenue is also derived from (i) sales of time-based website, mobile and call center advertising to service professionals, (ii) membership subscription fees from consumers and (iii) service warranty subscription and other services. Prior to January 1, 2020, Handy recorded revenue on a net basis. Effective January 1, 2020, we modified the Handy terms and conditions so that Handy, rather than the service professional, has the contractual relationship with the consumer to deliver the service and Handy, rather than the consumer, has the contractual relationship with the service professional. Consumers request services and pay for such services directly through the Handy platform and then Handy fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. This change in contractual terms requires gross revenue accounting treatment effective January 1, 2020. Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can request services through a HomeAdvisor platform and pay for the services directly. HomeAdvisor then fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Revenue from HomeAdvisor's pre-priced product offering is also recorded on a gross basis effective January 1, 2020. In addition to changing the presentation of revenue to gross from net, the timing of revenue recognition will change for pre-priced jobs and will be later than the timing of existing consumer connection revenue for HomeAdvisor because we will not be able to record revenue, generally, until the service professional completes the job on our behalf. The change to gross revenue reporting for Handy and HomeAdvisor's pre-priced product offering, effective January 1, 2020, resulted in an increase in revenue of $15.2 million during the three months ended March 31, 2020.

        Vimeo revenue is derived primarily from annual and monthly SaaS subscription fees paid by subscribers for self-serve and enterprise subscription plans.

        Dotdash revenue consists principally of display advertising revenue and performance marketing revenue. Display advertising revenue is generated primarily through digital display advertisements sold directly by our sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commissions are generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

        Mosaic Group revenue consists primarily of fees related to subscription downloadable mobile applications distributed through the Apple App Store and Google Play Store, as well as display advertisements.

        Ask Media Group revenue consists principally of advertising revenue, which is generated primarily through the display of paid listings in response to search queries and display advertisements (sold directly and through programmatic ad sales). The majority of the paid listings displayed are supplied to us by Google in the manner, and pursuant to the services agreement with Google, described below under "Services Agreement with Google."

        Revenue for the businesses within the Emerging & Other segment is generated primarily through services, subscriptions, advertising, and media production and distribution.

Services Agreement with Google

        IAC and Google are party to a services agreement (the "Services Agreement"). If the Separation is consummated, IAC shall assign the Services Agreement to New IAC. A meaningful portion of New IAC's revenue is attributable to the Services Agreement. In addition, New IAC earns certain other advertising revenue from Google that is not attributable to the Services Agreement. For the three months ended March 31, 2020 and 2019, combined revenue earned from Google was $138.9 million and $195.8 million, representing 20% and 31%, respectively, of New IAC's combined revenue. For the years ended December 31, 2019, 2018 and 2017, total revenue earned from Google was $733.5 million, $825.2 million and $740.7 million, respectively, representing 27%, 33% and 38%, respectively, of New IAC's combined revenue. Accounts receivable related to revenue earned from Google totaled $48.7 million and $53.0 million at March 31, 2020 and December 31, 2019, respectively.

        Revenue attributable to the Services Agreement is earned by the Desktop business within the Applications segment and by the Ask Media Group segment. For the three months ended March 31, 2020 and 2019, revenue earned from the Services Agreement was $46.1 million and $88.1 million, respectively, within the Applications segment and $80.5 million and $94.8 million, respectively, within the Ask Media Group segment. For the years ended December 31, 2019, 2018 and 2017, revenue earned from the Services Agreement was $291.1 million, $426.5 million and $480.6 million, respectively, within the Applications segment and $385.9 million, $339.0 million and $203.5 million, respectively, within the Ask Media Group segment.

        The Services Agreement was scheduled to expire on March 31, 2020. On February 11, 2019, IAC and Google amended the Services Agreement, effective as of April 1, 2020. The amendment extends the expiration date of the agreement to March 31, 2023; provided that during September 2020 and during each September thereafter, either party may, after discussion with the other party, terminate the Services Agreement, effective on September 30 of the year following the year such notice is given. IAC believes that the amended agreement, taken as a whole, is comparable to the pre-amendment agreement with Google. The Services Agreement requires that New IAC comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more general and thereby impact New IAC as well as other companies. These policy and guideline updates could in turn require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which could be costly to address or otherwise have an adverse effect on our combined financial condition and results of operations, particularly our Desktop business and Ask Media Group. As described below, Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have negatively impacted the Desktop business and Google may do so in the future.

        Google's policy changes related to its Chrome browser, which became effective on September 12, 2018, negatively impacted the distribution of our B2C downloadable desktop products. The resultant reduction in projected profits and revenues of this business resulted in a $27.7 million impairment of the B2C trade name, which was recorded in the fourth quarter of 2018. On May 31, 2019, Google announced industry-wide policy changes, which became effective on July 1, 2019, related to all extensions distributed through the Chrome Web Store. These industry-wide changes, combined with other changes to polices under the Services Agreement during the second half of 2019, have had a negative impact on the historical and expected future results of operations of the Desktop business. As described in the "COVID-19 Update" section above, New IAC recorded a $212.0 million impairment related to the goodwill of the Desktop reporting unit and a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit in the first quarter of 2020.

Distribution, Marketing and Advertiser Relationships

        We pay traffic acquisition costs, which consist of payments made to partners who direct traffic to our Ask Media Group websites, who distribute our business-to-business customized browser-based applications and who integrate our paid listings into their websites and fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases of product features. We also pay to market and distribute our services on third-party distribution channels, such as Google and other search engines and social media websites, such as Facebook. In addition, some of our businesses manage affiliate programs, pursuant to which we pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own services and products, as well as those of other third parties, which compete with those we offer.

        We market and offer our services and products to consumers through branded websites, allowing consumers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our websites and consumers and advertisers to our businesses.

Acquisitions and Dispositions Affecting Year-Over-Year Comparability:

Acquisitions:	Reportable Segment:	Acquisition Date:
Care.com	Emerging & Other	February 11, 2020
Nursefly—controlling interest	Emerging & Other	June 26, 2019
Magisto	Vimeo	May 28, 2019
Fixd Repair	ANGI	January 25, 2019
TelTech	Applications	October 22, 2018
Handy	ANGI	October 19, 2018
iTranslate	Applications	March 15, 2018
Bluecrew—controlling interest	Emerging & Other	February 26, 2018

Dispositions:	Reportable Segment:	Sale Date:
College Humor Media	Emerging & Other	March 16, 2020
Vimeo's hardware business	Vimeo	March 29, 2019
CityGrid	Emerging & Other	December 31, 2018
Felix	ANGI	December 31, 2018
Dictionary.com	Emerging & Other	November 13, 2018
Electus	Emerging & Other	October 29, 2018

Overview—March 31, 2020 and 2019 Combined Results

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Revenue:
ANGI Homeservices	$343,650	$40,207	13%	$303,443
Vimeo	56,968	13,387	31%	43,581
Dotdash	44,120	10,159	30%	33,961
Applications	104,148	(39,401)	(27)%	143,549
Ask Media Group	100,948	891	1%	100,057
Emerging & Other	34,357	17,666	106%	16,691
Inter-segment eliminations	(67)	(5)	(8)%	(62)

Total	$684,124	$42,904	7%	$641,220

Operating (Loss) Income:
ANGI Homeservices	$(16,296)	$(12,655)	(348)%	$(3,641)
Vimeo	(14,589)	3,195	18%	(17,784)
Dotdash	2,411	(636)	(21)%	3,047
Applications	(218,588)	(243,944)	NM	25,356
Ask Media Group	6,729	(4,101)	(38)%	10,830
Emerging & Other	(26,574)	(13,224)	(98)%	(13,350)
Corporate	(45,431)	(6,790)	(18)%	(38,641)

Total	$(312,338)	$(278,155)	(814)%	$(34,183)

Adjusted EBITDA:
ANGI Homeservices	$34,397	$(2,782)	(7)%	$37,179
Vimeo	(11,408)	4,792	30%	(16,200)
Dotdash	7,011	(139)	(2)%	7,150
Applications	10,151	(19,537)	(66)%	29,688
Ask Media Group	6,831	(4,144)	(38)%	10,975
Emerging & Other	(23,811)	(10,741)	(81)%	(13,070)
Corporate	(31,386)	(11,166)	(55)%	(20,220)

Total	$(8,215)	$(43,717)	NM	$35,502

NM = Not meaningful.

  •
  Revenue increased $42.9 million, or 7%, to $684.1 million, due to growth from ANGI of $40.2 million, increases of $17.7 million from Emerging & Other, $13.4 million from Vimeo and $10.2 million from Dotdash, partially offset by a decrease of $39.4 million from Applications.

  •
  Operating loss increased $278.2 million to a loss of $312.3 million due primarily to a goodwill impairment of $212.0 million and $21.4 million in indefinite-lived intangible asset impairments, which is reflected in amortization of intangibles, at Applications related to the Desktop business, a decrease in Adjusted EBITDA of $43.7 million, described below, and increases of $4.4 million in depreciation and $2.5 million in stock-based compensation expense, partially offset by a change of $7.8 million in acquisition-related contingent consideration fair value adjustments (income of $6.3 million in 2020 compared to expense of $1.5 million in 2019). The overall increase in amortization of intangibles of $23.4 million was due principally to the inclusion in 2020 of indefinite-lived intangible asset impairments of $21.4 million related to the Desktop business noted above. The goodwill and the indefinite-lived intangible asset impairments were driven by the impact of COVID-19. The increase in depreciation was due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI. The increase in stock-based compensation expense was due primarily to the issuance of new equity awards since the prior year period and a net increase in modification charges, partially offset by the vesting of awards.

  •
  Adjusted EBITDA decreased $43.7 million to a loss of $8.2 million due primarily to decreases of $19.5 million from Applications, $4.1 million from Ask Media Group and $2.8 million from ANGI, and increased losses of $11.2 million and $10.7 million from Corporate and Emerging & Other, respectively, partially offset by reduced losses of $4.8 million from Vimeo.

Results of Operations for the three months ended March 31, 2020 compared to the three months ended March 31, 2019

Revenue

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
ANGI Homeservices	$343,650	$40,207	13%	$303,443
Vimeo	56,968	13,387	31%	43,581
Dotdash	44,120	10,159	30%	33,961
Applications	104,148	(39,401)	(27)%	143,549
Ask Media Group	100,948	891	1%	100,057
Emerging & Other	34,357	17,666	106%	16,691
Inter-segment eliminations	(67)	(5)	(8)%	(62)

Total	$684,124	$42,904	7%	$641,220

  •
  ANGI revenue increased 13% to $343.7 million driven by Marketplace Revenue growth of $38.3 million, or 17%, and an increase of $3.9 million, or 6%, in Advertising & Other Revenue, partially offset by a decline of $1.9 million, or 9%, at the European businesses. The increase in Marketplace Revenue was due primarily to increases of 2% in Marketplace Service Requests to 5.9 million and 5% in Marketplace Transacting SPs to 191,000, and, to a lesser extent, an increase in revenue of $15.2 million due to the change to gross revenue reporting for Handy and HomeAdvisor's pre-priced product offering, effective January 1, 2020. Advertising & Other Revenue increased due primarily to an increase in Angie's List revenue. The revenue decline at the European businesses was due primarily to the impact of COVID-19, lower monetization from transitioning the Travaux.com business to Werkspot's technology platform in early February 2020 and the unfavorable impact of the strengthening of the U.S. dollar relative to the Euro and British Pound.

  •
  Vimeo revenue grew 31% to $57.0 million due to Platform Revenue growth of $15.7 million, or 38%. Platform Revenue growth was driven by a 6% increase in average revenue per subscriber and a 31% increase in Vimeo Ending Subscribers to 1.3 million (including the contribution from Magisto, acquired May 28, 2019) as enterprises and organizations move to deliver their products and communicate with their customers more digitally due to the effects of COVID-19. Revenue in 2019 included $2.3 million from the hardware business, which was sold in the first quarter of 2019.

  •
  Dotdash revenue increased 30% to $44.1 million due to growth of 79% in Performance Marketing Revenue and 15% higher Display Advertising Revenue. The growth in Performance Marketing Revenue was due primarily to growth in both affiliate commerce commission revenue and performance marketing commission revenue.

  •
  Applications revenue decreased 27% to $104.1 million due to a decrease of $42.5 million, or 44%, at Desktop, partially offset by an increase of $3.1 million, or 7%, at Mosaic Group. The decrease in Desktop revenue was driven by lower queries and monetization challenges following prior year browser policy changes and a decrease in advertising rates due to the impact of COVID-19 as well as continued business-to-business partnership declines.

  •
  Ask Media Group revenue increased 1% to $100.9 million due primarily to growth in paid traffic partially offset by a decrease in advertising rates due to the impact of COVID-19.

  •
  Emerging & Other revenue increased 106% to $34.4 million due primarily to the contributions from Care.com, acquired February 11, 2020, and Nursefly, acquired June 26, 2019, as well as growth at The Daily Beast, partially offset by lower revenue at IAC Films.

Cost of revenue (exclusive of depreciation shown separately below)

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Cost of revenue (exclusive of depreciation shown separately below)	$179,327	$39,479	28%	$139,848
As a percentage of revenue	26%			22%

        Cost of revenue in 2020 increased from 2019 due to increases of $23.2 million from ANGI, $10.8 million from Ask Media Group and $6.9 million from Emerging & Other, partially offset by a decrease of $5.0 million from Applications.

  •
  The ANGI increase was due primarily to the change from net to gross revenue reporting for Handy and HomeAdvisor pre-priced product offering, effective January 1, 2020.

  •
  The Ask Media Group increase was due primarily to an increase of $10.8 million in traffic acquisition costs driven by higher revenue sourced through partners.

  •
  The Emerging & Other increase was due primarily to $9.4 million of expense from the inclusion of Care.com, partially offset by a decrease of $2.1 million at College Humor Media due to its sale during the first quarter of 2020.

  •
  The Applications decrease was due primarily to a decrease of $4.5 million in traffic acquisition costs related to business-to-business partnership revenue declines at Desktop.

Selling and marketing expense

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Selling and marketing expense	$308,207	$5,009	2%	$303,198
As a percentage of revenue	45%			47%

        Selling and marketing expense in 2020 increased from 2019 due to increases of $14.7 million from ANGI, $9.6 million from Emerging & Other, $2.3 million from Vimeo and $1.8 million from Dotdash, partially offset by decreases of $16.9 million from Applications and $6.5 million from Ask Media Group.

  •
  The ANGI increase was due primarily to increases in compensation expense of $7.7 million and advertising expense of $4.4 million. The increase in compensation expense was due primarily to growth in the sales force. The increase in advertising expense was due primarily to an increase in online marketing, partially offset by a decrease in television spend. Beginning mid-way through

    2019, the proportion of service requests through Google free traffic declined while service requests through Google paid traffic increased. In addition, paid service requests became considerably more expensive on average than in the first half of 2019. In response to this continuing trend, we implemented new processes in the second half of 2019 that are increasingly more focused on profitability targets of our paid customer acquisition than the cost of each service request. We expect the year-over-year increase in paid traffic to be more modest in the back half of 2020.

  •
  The Emerging & Other increase was due primarily to $9.9 million of expense from the inclusion of Care.com, partially offset by a decrease of $0.9 million in compensation at College Humor Media due to its sale during the first quarter of 2020.

  •
  The Vimeo increase was due primarily to increases in compensation expense of $3.5 million, due, in part, to growth in the sales force and software license and maintenance costs of $0.6 million, partially offset by lower marketing of $2.3 million due to a brand campaign in 2019.

  •
  The Dotdash increase was due primarily to an increase in compensation expense of $1.6 million, due, in part, to growth in the sales force.

  •
  The Applications decrease was due primarily to lower online marketing of $15.4 million principally at Desktop as we continue to mitigate the negative impact on revenue from prior year browser policy changes, and a decrease of $0.8 million in compensation expense.

  •
  The Ask Media Group decrease was due primarily to a decrease in marketing of $6.2 million driven by policy changes in our ability to acquire traffic.

General and administrative expense

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
General and administrative expense	$173,741	$19,290	12%	$154,451
As a percentage of revenue	25%			24%

        General and administrative expense in 2020 increased from 2019 due to increases of $10.1 million from ANGI, $8.0 million from Corporate, $6.6 million from Emerging & Other and $2.1 million from Dotdash, partially offset by a decrease of $7.5 million from Applications.

  •
  The ANGI increase was due primarily to an increase of $6.2 million in compensation expense and $3.5 million in bad debt expense due to higher Marketplace Revenue and the impact from COVID-19 on expected credit losses. The increase in compensation expense was due primarily to an increase of $4.4 million in stock-based compensation expense due primarily to the issuance of new equity awards since 2019 and an increase of $2.5 million in expense due to the modification charge related to the combination of the HomeAdvisor business and Angie's List ($10.4 million in 2020 compared to $7.9 million in 2019).

  •
  The Corporate increase was due primarily to higher professional fees, including $7.6 million in costs related to the Separation, partially offset by a decrease in stock-based compensation expense due primarily to the vesting of awards, partially offset by a net increase in modification charges.

  •
  The Emerging & Other increase was due primarily to $6.7 million of expense from the inclusion of Care.com.

  •
  The Dotdash increase was due primarily to an increase in bad debt expense due, in part, to the impact of COVID-19 on expected credit losses.

  •
  The Applications change was due primarily to a decrease of $7.8 million in acquisition-related contingent consideration fair value adjustments (income of $6.3 million in 2020 compared to expense of $1.5 million in 2019).

Product development expense

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Product development expense	$61,963	$17,538	39%	$44,425
As a percentage of revenue	9%			7%

        Product development expense in 2020 increased from 2019 due to increases of $5.6 million from Vimeo, $5.3 million from Emerging & Other, $3.8 million from Dotdash and $1.7 million from Applications.

  •
  The Vimeo increase was due primarily to an increase of $4.5 million in compensation expense due primarily from the inclusion of Magisto and higher headcount.

  •
  The Emerging & Other increase was due primarily to $4.9 million of expense from the inclusion of Care.com.

  •
  The Dotdash increase was due primarily to an increase of $3.6 million in compensation expense due primarily to higher headcount and an increase in expense for contractors engaged in improving the user's experience.

  •
  The Applications increase was due primarily to an increase of $2.1 million in compensation expense due primarily to higher headcount at Mosaic.

Depreciation

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Depreciation	$15,492	$4,352	39%	$11,140
As a percentage of revenue	2%			2%

        Depreciation in 2020 increased from 2019 due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI.

Operating (loss) income

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
ANGI Homeservices	$(16,296)	$(12,655)	(348)%	$(3,641)
Vimeo	(14,589)	3,195	18%	(17,784)
Dotdash	2,411	(636)	(21)%	3,047
Applications	(218,588)	(243,944)	NM	25,356
Ask Media Group	6,729	(4,101)	(38)%	10,830
Emerging & Other	(26,574)	(13,224)	(98)%	(13,350)
Corporate	(45,431)	(6,790)	(18)%	(38,641)

Total	$(312,338)	$(278,155)	(814)%	$(34,183)

As a percentage of revenue	(46)%			(5)%

        Operating loss increased $278.2 million to a loss of $312.3 million due primarily to the goodwill impairment of $212.0 million and $21.4 million in indefinite-lived intangible asset impairments, which is reflected in amortization of intangibles, at Applications related to the Desktop business, a decrease in Adjusted EBITDA of $43.7 million, described below, and increases of $4.4 million in depreciation and $2.5 million in stock-based compensation expense, partially offset by a change of $7.8 million in acquisition-related contingent consideration fair value adjustments (income of $6.3 million in 2020 compared to expense of $1.5 million in 2019). The overall increase in amortization of intangibles of $23.4 million was due principally to the inclusion in 2020 of indefinite-lived intangible asset impairments of $21.4 million related to the Desktop business noted above. The goodwill and the indefinite-lived intangible asset impairments were driven by the impact of COVID-19. The increase in depreciation was due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI. The increase in stock-based compensation expense was due primarily to the issuance of new equity awards since the prior year period and a net increase in modification charges, partially offset by the vesting of awards.

        See "Note 4—Goodwill and Intangible Assets" to the unaudited combined financial statements included in Annex A for a detailed description of the Desktop goodwill and indefinite-lived intangible asset impairments.

        The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $709.4 million. The aggregate carrying value of indefinite-lived intangible assets for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $70.2 million.

        At March 31, 2020, there was $161.1 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.3 years.

Adjusted EBITDA

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
ANGI Homeservices	$34,397	$(2,782)	(7)%	$37,179
Vimeo	(11,408)	4,792	30%	(16,200)
Dotdash	7,011	(139)	(2)%	7,150
Applications	10,151	(19,537)	(66)%	29,688
Ask Media Group	6,831	(4,144)	(38)%	10,975
Emerging & Other	(23,811)	(10,741)	(81)%	(13,070)
Corporate	(31,386)	(11,166)	(55)%	(20,220)

Total	$(8,215)	$(43,717)	NM	$35,502

As a percentage of revenue	(1)%			6%

        For a reconciliation of net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to operating loss to combined Adjusted EBITDA, see "Principles of Financial Reporting." For a reconciliation of operating (loss) income to Adjusted EBITDA for New IAC's reportable segments, see "Note 8—Segment Information" to the unaudited combined financial statements included in Annex A.

  •
  ANGI Adjusted EBITDA decreased 7% to $34.4 million, despite higher revenue, due primarily to increased European losses and an increase of $3.5 million in bad debt expense due to higher Marketplace Revenue and the impact from COVID-19 on expected credit losses.

  •
  Vimeo Adjusted EBITDA loss decreased 30% to $11.4 million due primarily to higher revenue and lower marketing expense, partially offset by higher compensation expense due primarily to an increase in headcount, including its sales force, and a charge of $0.7 million related to the termination of a lease.

  •
  Dotdash Adjusted EBITDA decreased 2% to $7.0 million, despite higher revenue, due primarily to higher compensation expense, an increase in expense for contractors engaged in improving the user's experience and an increase in bad debt expense due, in part, to the impact of COVID-19 on expected credit losses.

  •
  Applications Adjusted EBITDA decreased 66% to $10.2 million due primarily to a decrease in revenue.

  •
  Ask Media Group Adjusted EBITDA decreased 38% to $6.8 million, due to an increase in traffic acquisition costs, partially offset by lower marketing, as well as from the impact of COVID-19.

  •
  Emerging & Other Adjusted EBITDA loss increased $10.7 million to $23.8 million due primarily to $13.5 million in transaction-related items from the Care.com acquisition (including $8.7 million in deferred revenue write-offs and $4.8 million in transaction-related costs), increased losses at Bluecrew and losses at IAC Films and Nursefly, partially offset by lower losses at College Humor Media.

  •
  Corporate Adjusted EBITDA loss increased 55% to $31.4 million due primarily to higher professional fees, including $7.6 million in costs related to the Separation.

Interest expense

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Interest expense	$2,217	$(1,050)	(32)%	$3,267

        Interest expense in 2020 decreased from 2019 due primarily to lower interest rates and the decrease in the average outstanding balance of the ANGI Term Loan compared to the prior year period.

Other expense, net

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Other expense, net	$57,448	$52,031	961%	$5,417

        Other expense, net in 2020 includes: $51.5 million in impairments (downward adjustments) related to investments in equity securities without readily determinable fair values and $7.5 million in impairments of a note receivable and a warrant related to certain investees due to the impact of COVID-19; and $4.4 million of interest income.

        Other expense, net in 2019 includes: $8.1 million in a realized loss related to the sale of a business; and $4.3 million of interest income.

Income tax benefit

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Income tax benefit	$41,432	$12,238	42%	$29,194
Effective income tax rate	11%			68%

        For further details of income tax matters, see "Note 2—Income Taxes" to the unaudited combined financial statements included in Annex A.

        In 2020, the New IAC recorded an income tax benefit of $41.4 million, which represented an effective tax rate of 11%. The effective income tax rate was lower than the statutory rate of 21% due primarily to the non-deductible portion of the Desktop goodwill impairment charge and unbenefited losses related to other investment impairments, partially offset by a revaluation of net operating loss deferred taxes due to the CARES Act.

        In 2019, New IAC recorded an income tax benefit of $29.2 million, which represented an effective tax rate of 68%. The effective income tax rate was higher than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Net (loss) earnings attributable to noncontrolling interests

        Noncontrolling interests represent the noncontrolling holders' percentage share of earnings or losses from the subsidiaries in which New IAC holds a majority, but less than 100%, ownership interest and the results of which are included in our combined financial statements.

	Three Months Ended March 31,
	2020	$ Change	% Change	2019
	(Dollars in thousands)
Net (loss) earnings attributable to noncontrolling interests	$(2,372)	$(2,946)	NM	$574

        Net (loss) earnings attributable to noncontrolling interests in 2020 and 2019 primarily represents the publicly-held interest in ANGI's earnings.

Overview—December 31, 2019 and 2018 Combined Results

	Years Ended December 31,
	2019	$ Change	% Change	2018
	(Dollars in thousands)
Revenue:
ANGI Homeservices	$1,326,205	$193,964	17%	$1,132,241
Vimeo	196,015	36,374	23%	159,641
Dotdash	167,594	36,603	28%	130,991
Applications	519,459	(62,828)	(11)%	582,287
Ask Media Group	421,949	56,770	16%	365,179
Emerging & Other	74,883	(88,187)	(54)%	163,070
Inter-segment eliminations	(304)	57	16%	(361)

Total	$2,705,801	$172,753	7%	$2,533,048

Operating Income (Loss):
ANGI Homeservices	$38,645	$(25,261)	(40)%	$63,906
Vimeo	(51,921)	(16,327)	(46)%	(35,594)
Dotdash	29,021	10,243	55%	18,778
Applications	113,569	18,735	20%	94,834
Ask Media Group	40,001	(14,479)	(27)%	54,480
Emerging & Other	(53,013)	(28,497)	(116)%	(24,516)
Corporate	(166,751)	(30,698)	(23)%	(136,053)

Total	$(50,449)	$(86,284)	NM	$35,835

Adjusted EBITDA:
ANGI Homeservices	$202,297	$(45,209)	(18)%	$247,506
Vimeo	(41,790)	(13,745)	(49)%	(28,045)
Dotdash	39,601	18,217	85%	21,384
Applications	103,551	(28,286)	(21)%	131,837
Ask Media Group	40,517	(14,840)	(27)%	55,357
Emerging & Other	(48,273)	(29,095)	(152)%	(19,178)
Corporate	(88,617)	(14,606)	(20)%	(74,011)

Total	$207,286	$(127,564)	(38)%	$334,850

NM = Not meaningful.

  •
  Revenue increased $172.8 million, or 7%, to $2.7 billion due to growth from ANGI of $194.0 million, increases of $56.8 million from Ask Media Group, $36.6 million from Dotdash and $36.4 million from Vimeo, partially offset by decreases of $88.2 million from Emerging & Other due, in part, to the sales of Electus, Dictionary.com and CityGrid in the fourth quarter of 2018, and $62.8 million from Applications.

  •
  Operating income decreased $86.3 million to a loss of $50.4 million in 2019 from income of $35.8 million in 2018, due to a decrease in Adjusted EBITDA of $127.6 million, described below, an increase of $13.6 million in depreciation and a $3.3 million goodwill impairment charge related to the College Humor Media business, partially offset by decreases of $23.2 million in amortization of intangibles and $14.1 million in stock-based compensation expense and a change of $20.9 million in acquisition-related contingent consideration fair value adjustments (income of $19.7 million in 2019 compared to expense of $1.1 million in 2018). The increase in depreciation was due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI. The decrease in amortization of intangibles was due primarily to the inclusion in 2018 of an impairment charge of $27.7 million at Applications related to a trade name at the Desktop business and lower expense from the Combination, partially offset by recent acquisitions. The decrease in stock-based compensation expense was due primarily to a decrease of $38.0 million in modification and acceleration charges related to the Combination ($32.6 million in 2019 compared to $70.6 million in 2018), and the reversal of $7.6 million in cumulative expense in 2019 related to certain performance-based awards that did not vest, partially offset by the issuance of new equity awards since 2018, including those issued in connection with recent acquisitions, and modification charges at Corporate. The income from acquisition-related contingent consideration fair value adjustments in 2019 is due to the decrease in the expected amount of contingent consideration to be paid in connection with a previous acquisition.

  •
  Adjusted EBITDA decreased $127.6 million, or 38%, to $207.3 million, due primarily to decreases of $45.2 million from ANGI, $28.3 million from Applications and $14.8 million from Ask Media Group, and increased losses of $29.1 million, $14.6 million and $13.7 million from Emerging & Other, Corporate and Vimeo, respectively, partially offset by an increase of $18.2 million from Dotdash.

Results of Operations for the Years Ended December 31, 2019, 2018 and 2017

Revenue

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
ANGI Homeservices	$1,326,205	$193,964	17%	$1,132,241	$395,855	54%	$736,386
Vimeo	196,015	36,374	23%	159,641	56,309	54%	103,332
Dotdash	167,594	36,603	28%	130,991	40,101	44%	90,890
Applications	519,459	(62,828)	(11)%	582,287	4,289	1%	577,998
Ask Media Group	421,949	56,770	16%	365,179	148,854	69%	216,325
Emerging & Other	74,883	(88,187)	(54)%	163,070	(65,213)	(29)%	228,283
Inter-segment elimination	(304)	57	16%	(361)	246	41%	(607)

Total	$2,705,801	$172,753	7%	$2,533,048	$580,441	30%	$1,952,607

        Effective January 1, 2020, within the ANGI Homeservices segment, Fixd Repair (acquired January 25, 2019) has been moved to Marketplace from Advertising & Other and the December 31, 2019 amounts below have been reclassified to conform to the current year presentation.

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
ANGI Homeservices
Marketplace:
Consumer connection revenue	$913,533	$704,341	$521,481
Service professional membership subscription revenue	64,706	66,214	56,135
Other revenue	14,429	3,940	3,798

Total Marketplace revenue	992,668	774,495	581,414
Advertising and other revenue	257,224	287,676	97,483

Total North America revenue	1,249,892	1,062,171	678,897
Total Europe revenue	76,313	70,070	57,489

Total ANGI Homeservices revenue	$1,326,205	$1,132,241	$736,386

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

  •
  ANGI revenue increased 17% to $1.3 billion driven by Marketplace Revenue growth of $218.2 million, or 28%, the growth of $6.2 million, or 9%, at the European businesses, partially offset by a decrease of $30.5 million, or 11% in Advertising & Other Revenue. Advertising & Other Revenue decreased due primarily to the sale of Felix on December 31, 2018. Marketplace Revenue growth was driven by a 14% increase in Marketplace Monetized Transactions to 16.1 million, reflecting, in part, the contribution from Handy and Fixd Repair, acquired on October 19, 2018 and January 25, 2019, respectively. Revenue growth at the European businesses was driven by growth across several countries, partially offset by the unfavorable impact from the strengthening of the U.S. dollar relative to the Euro and GBP.

  •
  Vimeo revenue grew 23% to $196.0 million due to Platform Revenue growth of $47.1 million, or 32%, partially offset by lower Hardware Revenue of $10.7 million due to the sale of the hardware business in the first quarter of 2019. Platform Revenue growth was driven by a 30% increase in Vimeo Ending Subscribers to 1.2 million and a 10% increase in average revenue per subscriber, including the contribution from Magisto, acquired May 28, 2019.

  •
  Dotdash revenue increased 28% to $167.6 million due to 22% higher Display Advertising Revenue and growth of 51% in Performance Marketing Revenue. Higher Display Advertising Revenue was due primarily to a 26% increase in traffic.

  •
  Applications revenue decreased 11% to $519.5 million, despite an increase of $75.7 million, or 61%, in Mosaic Group, due to a decrease of $138.5 million, or 30%, at Desktop. The decrease at Desktop was driven by lower queries, due primarily to the Google policy changes referred to above, and continuing partnership declines. The increase at Mosaic Group was driven by the acquisitions of TelTech and iTranslate, on October 22, 2018 and March 15, 2018, respectively, growth of 12% related to the ongoing transition to subscription products and new products and the transfer of Daily Burn from the Emerging & Other segment effective April 1, 2018.

  •
  Ask Media Group revenue increased 16% to $421.9 million due primarily to growth in paid traffic, primarily in international markets.

  •
  Emerging & Other revenue decreased 54% to $74.9 million due primarily to the sales of Electus, Dictionary.com and CityGrid in the fourth quarter of 2018 and lower revenue at IAC

    Films, as well as from the transfer of Daily Burn to Mosaic Group, partially offset by the contribution from Bluecrew.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

  •
  ANGI revenue increased 54% to $1.1 billion driven by Marketplace Revenue growth of $193.1 million, or 33%, the contribution from Angie's List and growth of $12.6 million, or 22%, at the European businesses. Marketplace Revenue growth was driven by a 23% increase in Marketplace Monetized Transactions to 14.1 million. Angie's List revenue reflects the write-off of deferred revenue due to the Combination of $5.5 million in 2018 compared to $7.8 million in 2017. Revenue growth at the European businesses was driven by the acquisition of controlling interest in MyBuilder on March 24, 2017, as well as growth across other regions. European revenue also benefited from the weakening of the U.S. dollar relative to the Euro.

  •
  Vimeo revenue grew 54% to $159.6 million due to Platform Revenue growth of $47.0 million, or 47%, and Hardware Revenue growth of $9.3 million, both due, in part, to the contribution of Livestream. Platform Revenue growth was further impacted by a 9% increase in Vimeo Ending Subscribers to 952,000 and average revenue per user growth of 31%.

  •
  Dotdash revenue grew 44% to $131.0 million due to strong Display Advertising Revenue growth across several verticals, particularly Verywell and The Spruce, as well as growth in Performance Marketing Revenue.

  •
  Applications revenue increased 1% to $582.3 million due to an increase of $67.7 million, or 121%, in Mosaic Group, partially offset by a decline of $63.4 million, or 12%, in Desktop. The increase in Mosaic Group revenue was driven primarily by growth of 55% related to the ongoing transition to subscription products as well as higher marketing expense and new products, contributions from iTranslate and TelTech, and the transfer of Daily Burn from the Emerging & Other segment effective April 1, 2018. The decline at Desktop was driven by the business-to-business partnership operations' loss of certain partners and a decrease in the direct-to-consumer desktop applications business due primarily to lower revenue per query. The adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, resulted in a net increase in revenue of $0.8 million (an increase of $7.3 million in Mosaic Group, partially offset by a decrease of $6.5 million in Desktop).

  •
  Ask Media Group revenue increased 69% to $365.2 million due primarily to growth in paid traffic, primarily in international markets.

  •
  Emerging & Other revenue decreased 29% to $163.1 million due primarily to the sales of Electus and Dictionary.com in the fourth quarter of 2018, lower revenue from IAC Films due to the sale of a film in the third quarter of 2017 and the transfer of Daily Burn, partially offset by the contribution from Bluecrew.

Cost of revenue

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Cost of revenue (exclusive of depreciation shown separately below)	$600,240	$99,088	20%	$501,152	$138,525	38%	$362,627
As a percentage of revenue	22%			20%			19%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        Cost of revenue in 2019 increased from 2018 due to an increase of $121.4 million from Ask Media Group, partially offset by a decrease of $29.1 million from Emerging & Other.

  •
  The Ask Media Group increase was due primarily to an increase of $122.2 million in traffic acquisition costs driven by higher revenue sourced through partners.

  •
  The Emerging & Other decrease was due primarily to a decrease of $27.0 million in production costs, driven by the sale of Electus in 2018 and lower revenue from IAC Films, the sale of CityGrid in 2018 and the transfer of Daily Burn to Mosaic Group, partially offset by an increase of $16.0 million in payments made to workers staffed by Bluecrew due to an increase in revenue.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        Cost of revenue in 2018 increased from 2017 due to increases of $140.8 million from Ask Media Group, $21.7 million from ANGI and $19.0 million from Vimeo, partially offset by a decrease from $53.0 million from Emerging & Other.

  •
  The Ask Media Group increase was due primarily to an increase of $144.5 million in traffic acquisition costs principally driven by higher revenue, primarily in international markets.

  •
  The ANGI increase was due primarily to increases of $7.2 million in traffic acquisition costs, $7.0 million in credit card processing fees, including $3.5 million from the inclusion of Angie's List, and higher Marketplace Revenue, $3.7 million in costs associated with publishing and distributing the Angie's List Magazine and $2.5 million in hosting fees, principally from the inclusion of Angie's List.

  •
  The Vimeo increase was due primarily to the inclusion of Livestream.

  •
  The Emerging & Other decrease was due primarily to a decrease of $71.1 million in production costs, driven primarily by the sale of Electus in 2018 and lower revenue from IAC Films, the sale of CityGrid in 2018 and the transfer of Daily Burn to Mosaic Group, partially offset by expense from the inclusion of Bluecrew, which was acquired on February 26, 2018.

Selling and marketing expense

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Selling and marketing expense	$1,202,183	$102,696	9%	$1,099,487	$101,182	10%	$998,305
As a percentage of revenue	44%			43%			51%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        Selling and marketing expense in 2019 increased from 2018 due to increases of $191.8 million from ANGI and $24.4 million from Vimeo, partially offset by decreases of $50.5 million from Ask Media Group, $48.8 million from Applications and $16.8 million from Emerging & Other.

  •
  The ANGI increase was due primarily to increases in advertising expense of $135.9 million and compensation expense of $24.4 million as well as $29.2 million of expense from the inclusion of Handy and Fixd Repair. The increase in advertising expense was due primarily to increased online marketing and television spend. The efficiency of online marketing spend was negatively impacted by traffic sourced through Google. In 2019, the proportion of service requests through

    Google free traffic declined while service requests through Google paid traffic increased. In addition, paid service requests were considerably more expensive on average than in 2018. We implemented new processes in the second half of 2019 and we expect the year-over-year increase in 2020 to be more modest, particularly in the back half of the year. As our new processes are fully in place, we are increasingly more focused on profitability targets of our paid service requests than the cost of each service request. Compensation expense increased due primarily to growth in the sales force.

  •
  The Vimeo increase was due primarily to higher marketing of $15.3 million, due primarily to expense from the inclusion of Magisto and a brand campaign in the first half of 2019, and an increase in compensation expense of $9.1 million due, in part, to growth in the sales force.

  •
  The Ask Media Group decrease was due primarily to a decrease in marketing of $50.2 million, driven by an increase in the percentage of revenue sourced through partners resulting in higher traffic acquisition costs.

  •
  The Applications decrease was due primarily to lower online marketing of $63.7 million at Desktop as we mitigated the negative impact on revenue from Google's Chrome Web Store policy changes as well as other changes to policies under the Services Agreement, both of which occurred in 2019, partially offset by higher online marketing of $13.3 million at Mosaic Group due primarily to expense from the inclusion of TelTech and increases at iTranslate and Daily Burn.

  •
  The Emerging & Other decrease was due primarily to a decrease in marketing of $5.9 million at IAC Films, the sales of Electus, CityGrid and Dictionary.com, and the transfer of Daily Burn to Mosaic Group, partially offset by an increase in compensation expense of $2.9 million at Bluecrew.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        Selling and marketing expense in 2018 increased from 2017 due to increases of $77.4 million from ANGI, $26.1 million from Vimeo and $8.1 million from Dotdash, partially offset by decreases of $8.6 million from Ask Media Group and $4.7 million from Applications.

  •
  The ANGI increase was due primarily to increases in advertising expense of $53.7 million, reflecting the impact from the inclusion of Angie's List, compensation expense of $12.9 million and facilities costs of $5.1 million. The increase in advertising expense was due primarily to increased investments in online marketing and television spend. Compensation expense increased due primarily to growth in the sales force, partially offset by a decrease in stock-based compensation expense of $22.4 million and the inclusion of $7.4 million in severance and retention costs in 2017 related to the Combination. The decrease in stock-based compensation expense reflects decreases of $13.3 million in expense due to the modification of previously issued HomeAdvisor equity awards, which were converted into ANGI Homeservices' equity awards ($1.6 million in 2018 compared to $14.8 million in 2017), and $9.0 million in expense related to previously issued Angie's List equity awards, including the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination ($0.6 million in 2018 compared to $9.6 million in 2017). Compensation expense in 2018 also reflects a reduction in sales commissions expense of $4.9 million due to the adoption of ASU No. 2014-09. As a percentage of revenue, selling and marketing expense declined due, in part, to accelerated revenue growth driven by capacity expansion efforts combined with marketing optimization efforts at HomeAdvisor.

  •
  The Vimeo increase was due primarily to increased investment in marketing of $13.2 million, $8.8 million of expense from the inclusion of Livestream and an increase in compensation expense of $3.2 million due, in part, to an increase in the sales force.

  •
  The Dotdash increase was due primarily to an increase in compensation expense of $7.7 million, including commission costs.

  •
  The Ask Media Group decrease was due primarily to a decrease in online marketing of $9.0 million.

  •
  The Applications decrease was due primarily to lower online marketing expense of $42.0 million at Desktop, partially offset by higher online marketing expense of $35.2 million at Mosaic Group.

General and administrative expense

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
General and administrative expense	$617,235	$47,433	8%	$569,802	$41,476	8%	$528,326
As a percentage of revenue	23%			22%			27%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        General and administrative expense in 2019 increased from 2018 due to increases of $28.1 million from Corporate, $24.8 million from ANGI and $12.4 million from Vimeo, partially offset by a decrease of $11.8 million from Applications and $9.8 million from Emerging & Other.

  •
  The Corporate increase was due primarily to an increase in stock-based compensation expense and higher professional fees, including $7.9 million in costs related to the Separation. The increase in stock-based compensation expense was due primarily to the issuance of new equity awards since the prior year period and from modification charges in 2019.

  •
  The ANGI increase was due primarily to $30.4 million of expense from the inclusion of Handy and Fixd Repair, including $9.5 million of stock-based compensation expense related to awards issued in connection with these acquisitions, an increase of $16.8 million in bad debt expense due to higher Marketplace Revenue, and an increase of $3.0 million in software license and maintenance costs, partially offset by a decrease of $26.5 million in compensation expense and the inclusion in 2018 of $3.6 million in integration-related costs in connection with the Combination. The decrease in compensation expense was due primarily to a decrease of $37.1 million in stock-based compensation expense reflecting a decrease of $33.8 million in expense due to the modification and acceleration charges related to the Combination ($27.2 million in 2019 compared to $61.0 million in 2018) and the reversal of $7.3 million in cumulative expense in 2019 related to certain performance-based awards that did not vest, partially offset by the issuance of new equity awards since 2018.

  •
  The Vimeo increase was due primarily to an increase of $5.3 million in compensation expense due primarily to higher headcount, expense from the inclusion of Magisto and a charge of $2.1 million related to vacating office space.

  •
  The Applications decrease was due primarily to a change of $20.9 million in acquisition-related contingent consideration fair value adjustments (income of $19.7 million in 2019 compared to expense of $1.1 million in 2018), partially offset by an increase of $9.3 million in compensation expense due primarily to recent acquisitions. The income from acquisition-related contingent consideration fair value adjustments in 2019 is due to the decrease in the expected amount of contingent consideration to be paid in connection with a previous acquisition.

  •
  The Emerging & Other decrease was due primarily to sales of Electus, Dictionary.com and CityGrid in 2018 and the transfer of Daily Burn to Mosaic Group, partially offset by an increase in compensation expense of $2.7 million from Bluecrew and $1.7 million in transaction costs related to the Care.com acquisition, which closed on February 11, 2020. General and administrative expense was further impacted by the inclusion in 2018 of a $4.8 million favorable legal settlement.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        General and administrative expense in 2018 increased from 2017 due to increases of $21.7 million from ANGI, $14.6 million from Corporate, $5.9 million from Vimeo and $3.3 million from Applications, partially offset by a decrease of $5.0 million from Emerging & Other.

  •
  The ANGI increase was due primarily to an increase of $19.7 million in bad debt expense due, in part, to higher Marketplace Revenue, increases of $8.8 million in software license and maintenance costs and $2.9 million in facilities costs, both reflecting the impact from the inclusion of Angie's List, $2.4 million in compensation expense and an increase in customer service expense of $3.4 million, partially offset by a reduction in transaction and integration-related costs principally related to the Combination of $21.9 million. The increase in compensation expense was due primarily to an increase in headcount following the Combination and existing business growth as well as $3.8 million of expense from the inclusion of Handy, almost entirely offset by a decrease of $25.6 million in stock-based compensation expense and a decrease of $9.2 million in severance and retention costs related to the Combination ($2.7 million in 2018 compared to $11.8 million in 2017). The decrease in stock-based compensation expense reflects decreases of $12.9 million in expense due to the modification of previously issued HomeAdvisor equity awards, which were converted into ANGI Homeservices' equity awards ($52.9 million in 2018 compared to $65.7 million in 2017) and $9.6 million in expense related to previously issued Angie's List equity awards, including the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination ($8.1 million in 2018 compared to $17.7 million in 2017), and the inclusion in 2017 of a modification charge related to a HomeAdvisor equity award, partially offset by acceleration of expense related to certain equity awards in the fourth quarter of 2018 in connection with the chief executive officer transition and the issuance of new equity awards since 2017.

  •
  The Corporate increase was due primarily to higher compensation costs.

  •
  The Vimeo increase was due primarily to $4.9 million of expense from the inclusion of Livestream and an increase in legal costs in 2018.

  •
  The Applications increase was due primarily to the inclusion in 2017 of a $2.9 million favorable legal settlement.

  •
  The Emerging & Other decrease was due primarily to the transfer of Daily Burn to Mosaic Group and a favorable legal settlement of $4.8 million in 2018, partially offset by $3.2 million of expense from the inclusion of Bluecrew.

Product development expense

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Product development expense	$193,457	$16,159	9%	$177,298	$29,283	20%	$148,015
As a percentage of revenue	7%			7%			8%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        Product development expense in 2019 increased from 2018 due to increases of $8.1 million from Dotdash, $7.8 million from Vimeo and $3.1 million from ANGI, partially offset by a decrease of $4.2 million from Emerging & Other.

  •
  The Dotdash increase was due primarily to an increase of $7.4 million in compensation expense due primarily to higher headcount and an increase in expense for contractors engaged in content development.

  •
  The Vimeo increase was due primarily to an increase of $6.4 million in compensation expense due primarily to higher headcount and expense from the inclusion of Magisto.

  •
  The ANGI increase was due primarily to an increase of $6.1 million in expense from the inclusion of Handy, partially offset by decreases in compensation expense of $1.1 million, software license and maintenance costs of $0.9 million and outsourced personnel costs of $0.8 million.

  •
  The Emerging & Other decrease was due primarily to the sales of Dictionary.com and CityGrid in 2018, partially offset by an increase of $2.6 million in compensation expense at Bluecrew due, in part, to an increase in headcount.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        Product development expense in 2018 increased from 2017 due to increases of $13.2 million from ANGI, $9.8 million from Vimeo and $6.0 million from Dotdash.

  •
  The ANGI increase was due primarily to increases of $4.9 million in compensation expense and $4.5 million in software license and maintenance costs, reflecting the impact from the inclusion of Angie's List. The increase in compensation expense was due primarily to increased headcount, partially offset by a decrease of $6.1 million in stock-based compensation expense resulting from a lower modification charge related to the Combination.

  •
  The Vimeo increase was due primarily to $8.7 million of expense from the inclusion of Livestream.

  •
  The Dotdash increase was due primarily to an increase of $5.7 million in compensation expense, due primarily to higher headcount.

Depreciation

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Depreciation	$55,949	$13,556	32%	$42,393	$1,577	4%	$40,816
As a percentage of revenue	2%			2%			2%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        Depreciation in 2019 increased from 2018 due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI, partially offset by certain fixed assets becoming fully depreciated.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        Depreciation in 2018 increased from 2017 due primarily to continued corporate growth at ANGI, partially offset by certain fixed assets becoming fully depreciated.

Operating income (loss)

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
ANGI Homeservices	$38,645	$(25,261)	(40)%	$63,906	$213,082	NM	$(149,176)
Vimeo	(51,921)	(16,327)	(46)%	(35,594)	(8,266)	(30)%	(27,328)
Dotdash	29,021	10,243	55%	18,778	34,472	NM	(15,694)
Applications	113,569	18,735	20%	94,834	(35,342)	(27)%	130,176
Ask Media Group	40,001	(14,479)	(27)%	54,480	19,398	55%	35,082
Emerging & Other	(53,013)	(28,497)	(116)%	(24,516)	(12,464)	(103)%	(12,052)
Corporate	(166,751)	(30,698)	(23)%	(136,053)	(10,413)	(8)%	(125,640)

Total	$(50,449)	$(86,284)	NM	$35,835	$200,467	NM	$(164,632)

As a percentage of revenue	(2)%			(1)%			(8)%

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

        Operating income decreased to a loss in 2019, due to a decrease in Adjusted EBITDA of $127.6 million described below, an increase of $13.6 million in depreciation and a $3.3 million goodwill impairment charge related to the College Humor Media business, partially offset by decreases of $23.2 million in amortization of intangibles and $14.1 million in stock-based compensation expense and a change of $20.9 million in acquisition-related contingent consideration fair value adjustments (income of $19.7 million in 2019 compared to expense of $1.1 million in 2018). The increase in depreciation was due primarily to the development of capitalized software to support ANGI's products and services, as well as leasehold improvements related to additional office space at ANGI. The decrease in amortization of intangibles was due primarily to the inclusion in 2018 of an impairment charge of $27.7 million at Applications related to a trade name at the Desktop business and lower expense from the Combination, partially offset by recent acquisitions. The decrease in stock-based compensation expense was due primarily to a decrease of $38.0 million in modification and acceleration charges related to the Combination ($32.6 million in 2019 compared to $70.6 million in 2018), and the reversal of $7.6 million in cumulative expense in 2019 related to certain performance-based awards that did not vest, partially offset by the issuance of new equity awards since 2018, including those issued in connection with recent acquisitions, and modification charges at Corporate. The income from acquisition-related contingent consideration fair value adjustments in 2019 is due to the decrease in the expected amount of contingent consideration to be paid in connection with a previous acquisition.

        At December 31, 2019, there was $158.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.2 years.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

        Operating income in 2018 increased from a loss in 2017 due primarily to an increase in Adjusted EBITDA of $227.0 million described below, a decrease of $43.6 million in stock-based compensation expense, partially offset by increases of $67.9 million in amortization of intangibles and $1.6 million in depreciation and a change of $0.6 million in acquisition-related contingent consideration fair value adjustments. The decrease in stock-based compensation expense was due primarily to a decrease of $51.4 million in modification and acceleration charges related to the Combination ($70.6 million in 2018 compared to $122.1 million in 2017) and the inclusion in 2017 of a modification charge related to a HomeAdvisor equity award, partially offset by the modification of certain awards in 2018, due, in part, to the sale of businesses during the fourth quarter of 2018, and the issuance of new equity awards since 2017. The increase in amortization of intangibles reflects an increase in amortization expense of $39.4 million related to the Combination, the inclusion in 2018 of an indefinite-lived intangible asset impairment charge of $27.7 million at Applications related to a trade name at the Desktop business and an increase in amortization expense of $4.0 million related to the acquisition of Livestream, partially offset by a Dotdash definite-lived trade name that became fully amortized in 2017. Certain Google policy changes related to its Chrome browser became effective on September 12, 2018; the expected reduction in future revenue and profits of the Desktop business due to these policy changes and other factors resulted in a $27.7 million impairment of the related indefinite-lived intangible asset in the fourth quarter of 2018.

Adjusted EBITDA

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
ANGI Homeservices	$202,297	$(45,209)	(18)%	$247,506	$209,648	554%	$37,858
Vimeo	(41,790)	(13,745)	(49)%	(28,045)	(4,438)	(19)%	(23,607)
Dotdash	39,601	18,217	85%	21,384	24,147	NM	(2,763)
Applications	103,551	(28,286)	(21)%	131,837	(4,920)	(4)%	136,757
Ask Media Group	40,517	(14,840)	(27)%	55,357	18,035	48%	37,322
Emerging & Other	(48,273)	(29,095)	(152)%	(19,178)	(9,246)	(93)%	(9,932)
Corporate	(88,617)	(14,606)	(20)%	(74,011)	(6,263)	(9)%	(67,748)

Total	$207,286	$(127,564)	(38)%	$334,850	$226,963	210%	$107,887

As a percentage of revenue	8%			13%			6%

        For a reconciliation of net earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to operating (loss) income to combined Adjusted EBITDA, see "Principles of Financial Reporting." For a reconciliation of operating (loss) income to Adjusted EBITDA for New IAC's reportable segments, see "Note 10—Segment Information" to the audited combined financial statements included in Annex A.

  For the year ended December 31, 2019 compared to the year ended December 31, 2018

  •
  ANGI Adjusted EBITDA decreased 18% to $202.3 million, despite higher revenue, due primarily to higher selling and marketing expense as a percentage of revenue, an increase of $16.8 million in bad debt expense due to higher Marketplace Revenue, investments in Fixd Repair and Handy, partially offset by the inclusion in 2018 of $9.0 million in costs related to the Combination (including deferred revenue write-offs, severance, retention and integration-related costs).

  •
  Vimeo Adjusted EBITDA loss increased 49% to a loss of $41.8 million, despite higher revenue, due primarily to higher marketing, including expense from the inclusion of Magisto and a brand campaign in the first half of 2019, as well as higher compensation expense due primarily to an increase in headcount, including its sales force, and a charge of $2.1 million related to vacating office space.

  •
  Dotdash Adjusted EBITDA increased 85% to $39.6 million due primarily to higher revenue and lower operating expenses as a percentage of revenue, partially offset by a charge of $2.6 million related to the early termination of a lease.

  •
  Applications Adjusted EBITDA decreased 21% to $103.6 million due primarily to a decrease in revenue, partially offset by lower selling and marketing expense as a percentage of revenue.

  •
  Ask Media Group Adjusted EBITDA decreased 27% to $40.5 million, despite the increase in revenue, due to an increase in traffic acquisition costs, partially offset by lower marketing.

  •
  Emerging & Other Adjusted EBITDA loss increased 152% to $48.3 million due primarily to increased investments in Bluecrew and College Humor Media, and the sales of Dictionary.com and CityGrid, partially offset by the transfer of Daily Burn to Mosaic Group.

  •
  Corporate Adjusted EBITDA loss increased 20% to $88.6 million due primarily to higher professional fees, including $7.9 million in costs related to the Separation.

  For the year ended December 31, 2018 compared to the year ended December 31, 2017

  •
  ANGI Adjusted EBITDA increased 554% to $247.5 million, due primarily to the increase of $395.9 million in revenue, a reduction in transaction and integration-related costs principally related to the Combination of $39.1 million and lower selling and marketing expense as a percentage of revenue, partially offset by higher compensation expense due, in part, to increased headcount following the Combination, and increases of $21.7 million in cost of revenue, $19.7 million in bad debt expense, $15.2 million in software license and maintenance cost and $9.4 million in facilities costs. Additionally, Adjusted EBITDA in 2018 benefited from a reduction in sales commissions expense of $4.9 million due to the adoption of ASU No. 2014-09.

  •
  Vimeo Adjusted EBITDA loss increased 19% to a loss of $28.0 million, despite higher revenue, driven by investments in marketing and product development expense to continue to grow the business and an increase in legal costs.

  •
  Dotdash Adjusted EBITDA improved to a profit of $21.4 million in 2018 from a loss of $2.8 million in 2017, due primarily to higher revenue and lower operating expenses as a percentage of revenue.

  •
  Applications Adjusted EBITDA decreased 4% to $131.8 million, despite higher revenue, due primarily to higher marketing expense at Mosaic Group and losses at Daily Burn.

  •
  Ask Media Group Adjusted EBITDA increased 48% to $55.4 million, due primarily to higher revenue and lower marketing expense, partially offset by an increase in traffic acquisition costs.

  •
  Emerging & Other Adjusted EBITDA loss increased 93% to $19.2 million due primarily to lower revenue, increased investments in College Humor Media and Bluecrew, and reduced profits at Electus, partially offset by a favorable legal settlement of $4.8 million in the third quarter of 2018, profits at IAC Films and the transfer of Daily Burn to Mosaic Group.

  •
  Corporate Adjusted EBITDA loss increased 9% to $74.0 million due primarily to higher compensation costs.

Interest (expense) income, net

        Interest expense—third party relates to interest on the ANGI Term Loan, which is due on November 5, 2023, and commitment fees on an undrawn ANGI Credit Facility, which commenced on November 5, 2018, and an undrawn IAC Group Credit Facility, which was amended and restated on November 5, 2018.

        Interest income, net—related party primarily relates to net interest income earned by New IAC on cash transfers to IAC under its centrally managed U.S. treasury function.

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Interest expense—third party	$11,904	$(1,155)	(9)%	$13,059	$10,878	499%	$2,181
Interest income, net—related party	$420	95	29%	325	(23,331)	(99)%	23,656

Other income, net

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Other income, net	$33,627	$(248,843)	(88)%	$282,470	$270,107	2,185%	$12,363

        Other income, net in 2019 includes: a $20.5 million gain related to the sale of our investment in Pinterest; $18.5 million in net upward adjustments related to investments in equity securities without readily determinable fair values; $14.7 million of interest income; an unrealized reduction of $9.1 million in the estimated fair value of a warrant; a realized loss of $8.2 million related to the sale of Vimeo's hardware business in the first quarter of 2019; and a $1.8 million mark-to-market charge for an indemnification claim related to the Handy acquisition that will be settled in ANGI shares held in escrow.

        Other income, net in 2018 includes: a $26.8 million realized gain on the sale of certain Pinterest shares held by New IAC and a $128.8 million unrealized gain (or upward adjustment) to adjust our remaining interest in Pinterest to fair value in accordance with ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which was adopted effective January 1, 2018; $120.6 million in gains related to the sales of Dictionary.com, Electus, Felix and CityGrid; and $8.8 million of interest income.

        Other income, net in 2017 includes: $25.8 million in realized gains related to the sale of certain investments; $4.0 million of interest income; $9.9 million in other-than-temporary impairment charges related to certain investments; and $6.6 million in net foreign currency exchange losses due primarily to the weakening of the dollar relative to the British Pound.

Income tax benefit (provision)

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Income tax benefit (provision)	$60,489	NM	NM	$(13,200)	$(168,602)	NM	$155,402
Effective income tax rate	214%			4%			(119)%

        For further details of income tax matters, see "Note 3—Income Taxes" to the audited combined financial statements included in Annex A.

        In 2019, New IAC recorded an income tax benefit of $60.5 million due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards, realization of certain deferred tax assets, and research credits.

        In 2018, New IAC recorded an income tax provision of $13.2 million, which represented an effective tax rate of 4%. The effective income tax rate was lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

        On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act subjected to U.S. taxation certain previously deferred earnings of foreign subsidiaries as of December 31, 2017 ("Transition Tax") and implemented a number of changes that took effect on January 1, 2018, including but not limited to, a reduction of the U.S. federal corporate tax rate from 35% to 21% and a new minimum tax on global intangible low-taxed income ("GILTI") earned by foreign subsidiaries. New IAC was able to make a reasonable estimate of the Transition Tax and recorded a provisional tax expense in the fourth quarter of 2017. In 2018, New IAC finalized this calculation, which resulted in no adjustment to the Transition Tax.

        In 2017, New IAC recorded an income tax benefit of $155.4 million, which was due primarily to the effect of adopting the provisions of ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, on January 1, 2017, the net effect of the Tax Act, and foreign income taxed at lower rates. Under ASU No. 2016-09, excess tax benefits generated by the exercise, purchase or settlement of stock-based awards of $77.6 million in 2017 are recognized as a reduction to the income tax provision rather than as an increase to invested capital.

Net (earnings) loss attributable to noncontrolling interests

        Noncontrolling interests represent the noncontrolling holders' percentage share of earnings or losses from the subsidiaries in which New IAC holds a majority, but less than 100%, ownership interest and the results of which are included in our combined financial statements.

	Years Ended December 31,
	2019	$ Change	% Change	2018	$ Change	% Change	2017
	(Dollars in thousands)
Net (earnings) loss attributable to noncontrolling interests	$(9,288)	$36,311	80%	$(45,599)	$(57,997)	NM	$12,398

        Net earnings attributable to noncontrolling interests in 2019 represents the publicly-held interest in ANGI's earnings as well as third-party interests in the subsidiary that held the gain on our investment in Pinterest.

        Net earnings attributable to noncontrolling interests in 2018 primarily represents third-party interests in a subsidiary that held the unrealized gains related to our investment in Pinterest, which was adjusted during the second quarter of 2018 to fair value in accordance with ASU No. 2016-01, as well as the publicly-held interest in ANGI's earnings, partially offset by net losses attributable to the noncontrolling interests in certain subsidiaries within the Emerging & Other and Vimeo segments.

        Net loss attributable to noncontrolling interests in 2017 primarily represents the publicly-held interest in ANGI's losses, partially offset by third-party interests in a subsidiary that held the realized gains related to our investment in Pinterest.

 PRINCIPLES OF FINANCIAL REPORTING

        New IAC reports Adjusted EBITDA as a supplemental measure to U.S. generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. New IAC endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.

Definition of Non-GAAP Measure

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

        The following table reconciles net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to operating (loss) income to combined Adjusted EBITDA:

	Three Months Ended March 31,		Years Ended December 31,
	2020	2019	2019	2018	2017
	(In thousands)
Net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(328,199)	$(14,247)	$22,895	$246,772	$37,006
Add back:
Net (loss) earnings attributable to noncontrolling interests	(2,372)	574	9,288	45,599	(12,398)
Income tax (benefit) provision	(41,432)	(29,194)	(60,489)	13,200	(155,402)
Other expense (income), net	57,448	5,417	(33,627)	(282,470)	(12,363)
Interest income, net—related party	—	—	(420)	(325)	(23,656)
Interest expense—third party	2,217	3,267	11,904	13,059	2,181

Operating (loss) income	(312,338)	(34,183)	(50,449)	35,835	(164,632)
Stock-based compensation expense	37,181	34,675	134,338	148,405	192,005
Depreciation	15,492	11,140	55,949	42,393	40,816
Amortization of intangibles	45,759	22,341	83,868	107,081	39,150
Goodwill impairment	211,973	—	3,318	—	—
Acquisition-related contingent consideration fair value adjustments	(6,282)	1,529	(19,738)	1,136	548

Adjusted EBITDA	$(8,215)	$35,502	$207,286	$334,850	$107,887

        For a reconciliation of operating (loss) income to Adjusted EBITDA for New IAC's reportable segments, see "Note 8—Segment Information" and "Note 10—Segment Information" to the unaudited and audited combined financial statements included in Annex A.

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

        Stock-based compensation expense consists principally of expense associated with awards issued by certain of the combined subsidiaries of New IAC and an allocation of expense from IAC related to awards issued to New IAC employees that were granted under various IAC stock and annual incentive plans. These expenses are not paid in cash.

        Depreciation is a non-cash expense related to our property, capitalized software and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

        Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

        Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

 FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

Financial Position

	March 31, 2020	December 31, 2019
	(In thousands)
ANGI cash and cash equivalents:
United States	$370,711	$377,648
All other countries	13,519	12,917

Total ANGI cash and cash equivalents	384,230	390,565

New IAC (excluding ANGI) cash and cash equivalents, short-term investments and marketable securities:
United States	1,588,101	392,521
All other countries	56,740	56,710

Total cash and cash equivalents	1,644,841	449,231
Short-term investments (United States)	20,000	—
Marketable securities (United States)	49,912	—

Total New IAC (excluding ANGI) cash and cash equivalents, short-term investments and marketable securities	1,714,753	449,231

Total cash and cash equivalents, short-term investments and marketable securities	$2,098,983	$839,796

Long-term debt:
ANGI Term Loan	$244,063	$247,500
Less: current portion of ANGI Term Loan	13,750	13,750
Less: unamortized debt issuance costs	1,670	1,804

Total long-term debt, net	$228,643	$231,946

New IAC and ANGI Long-term Debt

        For a detailed description of long-term debt, see "Note 6—Long-term Debt," and "Note 7—Long-term Debt," to the unaudited and audited combined financial statements included in Annex A.

Cash Flow Information

        In summary, New IAC's cash flows are as follows:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net cash provided by (used in)
Operating activities	$39,171	$2,594
Investing activities	$(518,610)	$5,660
Financing activities	$1,671,816	$(63,947)

        Net cash provided by operating activities consists of earnings adjusted for non-cash items, the effect of changes in working capital and acquisition-related contingent consideration payments (to the extent greater than the liability initially recognized at the time of acquisition). Non-cash adjustments include goodwill impairments, net losses on equity securities, amortization of intangibles, stock-based compensation expense, deferred income taxes, bad debt expense, and depreciation.

Three Months Ended March 31, 2020

        Adjustments to earnings consist primarily of a $212.0 million goodwill impairment, $51.5 million of impairments of certain equity securities without readily determinable fair values, $45.8 million of amortization of intangibles, including impairments of $21.4 million, $37.2 million of stock-based compensation expense, $19.9 million of bad debt expense, and $15.5 million of depreciation, partially offset by $13.8 million of deferred income taxes. The deferred income tax benefit primarily relates to the net operating loss created in the first quarter, the tax benefit on intangible and goodwill impairments, and an adjustment to deferred taxes resulting from a true-up of the state tax rate, partially offset by adjustments pursuant to the Coronavirus Aid, Relief, and Economic Security Act. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $27.2 million, and a decrease in accounts payable and other liabilities of $8.0 million, partially offset by an increase in deferred revenue of $24.7 million. The increase in accounts receivable is primarily due to revenue growth at ANGI. The decrease in accounts payable and other liabilities is due, in part, to a decrease in accrued employee compensation mainly related to the payment of 2019 cash bonuses in 2020, partially offset by an increase in accrued advertising and related payables at ANGI. The increase in deferred revenue is due primarily to growth in subscription sales at Vimeo and Care.com.

        Net cash used in investing activities includes cash used for acquisitions and investments of $532.9 million, principally related to the Care.com acquisition, and capital expenditures of $14.8 million, primarily related to investments at ANGI in the development of capitalized software to support their products and services, and leasehold improvements, partially offset by a decrease in notes receivable—related party of $27.7 million.

        Net cash provided by financing activities includes cash transfers of $1.7 billion from IAC pursuant to IAC's centrally managed U.S. treasury function, partially offset by $38.5 million for the repurchase of 5.2 million shares of ANGI common stock, on a settlement date basis, at an average price of $7.43 per share, $3.4 million in principal payments on ANGI debt, and $3.2 million for withholding taxes paid on behalf of ANGI employees for stock-based awards that were net settled.

Three Months Ended March 31, 2019

        Adjustments to earnings consist primarily of $34.7 million of stock-based compensation expense, $22.3 million of amortization of intangibles, $15.0 million of bad debt expense, and $11.1 million of depreciation, partially offset by $29.9 million of deferred income taxes. The deferred income tax benefit primarily relates to the net operating loss created by the exercise and vesting of stock-based awards. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $40.3 million, a decrease in accounts payable and other liabilities of $31.8 million, partially offset by an increase in deferred revenue of $17.0 million. The increase in accounts receivable is primarily due to revenue growth at ANGI and timing of cash receipts at ANGI and Applications, including cash received in the fourth quarter of 2018 rather than in the first quarter of 2019. The decrease in accounts payable and other liabilities is primarily due to a decrease in accrued employee compensation mainly related to the payment of 2018 cash bonuses in 2019. The increase in deferred revenue is due primarily to growth in subscription sales at Vimeo and Applications.

        Net cash provided by investing activities includes proceeds from maturities of marketable debt securities of $25.0 million, net proceeds from the sale of businesses and investments of $20.3 million, principally related to the December 31, 2018 sale of Felix, partially offset by cash used for acquisitions of $21.6 million, principally related to the Fixd Repair acquisition, and capital expenditures of $15.9 million, primarily related to investments in the development of capitalized software at ANGI to support their products and services.

        Net cash used by financing activities includes cash transfers of $38.9 million to IAC pursuant to IAC's centrally managed U.S. treasury function, $16.5 million for withholding taxes paid on behalf of ANGI employees for stock-based awards that were net settled and $3.4 million in principal payments on ANGI debt.

Years Ended December 31, 2019, 2018 and 2017

        In summary, New IAC's cash flows are as follows:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Net cash provided by (used in):
Operating activities	$251,800	$369,435	$140,417
Investing activities	(421,868)	(44,682)	(161,037)
Financing activities	124,086	(197,738)	246,804

Year Ended December 31, 2019

        Adjustments to earnings consist primarily of $134.3 million of stock-based compensation expense, $83.9 million of amortization of intangibles, $65.7 million of bad debt expense, and $55.9 million of depreciation, partially offset by $62.8 million of deferred income taxes and $41.4 million of net gains on equity securities. The deferred income tax benefit primarily relates to the net operating loss created by the exercise and vesting of stock-based awards and the realization of gains on certain equity securities. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $73.6 million, partially offset by an increase in deferred revenue of $28.1 million and a decrease in other assets of $10.6 million. The increase in accounts receivable is primarily due to revenue growth at ANGI and Dotdash. The increase in deferred revenue is due primarily to growth in subscription sales at Vimeo and Mosaic Group. The decrease in other assets is due, in part, to a decrease in capitalized downloadable search toolbar costs at Applications.

        Net cash used in investing activities includes cash used for investments and acquisitions of $455.6 million, principally related to the investment in Turo and acquisitions of Magisto and Fixd Repair, capital expenditures of $97.9 million, primarily related to investments in the development of capitalized software at ANGI to support its products and services as well as leasehold improvements related to additional office space at ANGI, and the payment of a deposit of $23.0 million for an ownership interest in an aircraft at Corporate, and an increase in related party notes receivable of $54.8 million, partially offset by net proceeds from the sale of investments and businesses of $164.8 million, principally related to the sale of our investment in Pinterest and the proceeds received in 2019 related to the December 31, 2018 sale of Felix, and proceeds from maturities (net of purchases) of marketable debt securities of $25.0 million.

        Net cash provided by financing activities includes cash transfers of $263.3 million from IAC pursuant to IAC's centrally managed U.S. treasury function, partially offset by $56.9 million for the repurchase of 7.2 million shares of ANGI common stock, on a settlement date basis, at an average price of $7.90 per share, $35.3 million for withholding taxes paid on behalf of ANGI employees for stock-based awards that were net settled, $27.5 million for distributions to and purchases of noncontrolling interests, and $13.8 million in principal payments on ANGI debt.

Year Ended December 31, 2018

        Adjustments to earnings consist primarily of $148.4 million of stock-based compensation expense, $107.1 million of amortization of intangibles, $48.4 million of bad debt expense, $42.4 million of depreciation, partially offset by $153.4 million of net gains on equity securities and $121.3 million of net gains from the sale of businesses. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $52.1 million and an increase in other assets of $29.8 million, partially offset by an increase in deferred revenue of $36.4 million and an increase in accounts payable and other liabilities of $35.6 million. The increase in accounts receivable is primarily due to revenue growth at ANGI, Ask Media Group, and Dotdash, partially offset by a decrease at Applications primarily related to the timing of cash receipts, including cash received in the fourth quarter of 2018 rather than in the first quarter of 2019. The increase in other assets is primarily due to increases in (i) capitalized production costs of various production deals at College Humor Media, Electus, and IAC Films, (ii) capitalized sales commissions at ANGI, and (iii) capitalized mobile app store fees at Applications. The increase in deferred revenue is due primarily to growth in subscription sales at Vimeo and Applications. The increase in accounts payable and other liabilities is primarily due to increases in (i) accrued employee compensation due, in part, to the timing of payments of cash bonuses, (ii) payables and accruals at Ask Media Group due to growth in paid traffic, primarily in international markets and (iii) payables at Vimeo due to timing of payments.

        Net cash used in investing activities includes cash used for acquisitions and investments of $114.8 million, which includes the TelTech, iTranslate, Bluecrew and Handy acquisitions, capital expenditures of $54.7 million, primarily related to investments in the development of capitalized software at ANGI to support their products and services and in leasehold improvements, purchases (net of maturities) of marketable debt securities of $24.7 million, partially offset by net proceeds from the sale of businesses and investments of $136.3 million, which includes the sales of Dictionary.com and Electus, and $10.4 million in net proceeds from the sale of Angie's List's campus located in Indianapolis.

        Net cash used in financing activities includes cash transfers of $144.1 million to IAC pursuant to IAC's centrally managed U.S. treasury function, $29.8 million for withholding taxes paid on behalf of ANGI employees for stock-based awards that were net settled, $13.8 million in principal payments on ANGI debt, and $12.5 million for distributions to and purchases of noncontrolling interests.

Year Ended December 31, 2017

        Adjustments to earnings consist primarily of $192.0 million of stock-based compensation expense, $40.8 million of depreciation, $39.2 million of amortization of intangibles, $28.5 million of bad debt expense, partially offset by $126.7 million of deferred income taxes and $25.8 million of net gains on equity securities. The deferred income tax benefit primarily relates to the net operating loss created primarily by excess tax benefits of $77.6 million related to stock-based awards, a reduction in deferred tax liabilities for a change in the federal tax rate from 35% to 21%, and the modification charge for the conversion and acceleration of stock-based awards in connection with the Combination, partially offset by the provisional Transition Tax. The decrease from changes in working capital consists primarily of an increase in accounts receivable of $62.2 million and a decrease in income taxes payable and receivable of $7.4 million, partially offset by a decrease in other assets of $17.9 million. The increase in accounts receivable is primarily due to revenue growth at ANGI and Vimeo. The decrease in income taxes payable and receivable is due to foreign income tax payments in excess of foreign income tax accruals. The decrease in other assets is primarily due to a decrease in production costs at IAC Films.

        Net cash used in investing activities includes acquisitions and purchases of investments of $146.3 million, which includes the Livestream, Angie's List, MyBuilder and HomeStars acquisitions, and capital expenditures of $46.2 million, primarily related to investments in development of capitalized software at ANGI to support their products and services, computer hardware and New IAC's purchase of a 50% ownership interest in an aircraft as a replacement for a then-existing 50% interest in a previously owned aircraft, which was sold on February 13, 2018, partially offset by net proceeds from the sale of businesses and investments of $28.6 million, which is primarily related to the sale of certain investments.

        Net cash provided by financing activities includes $275.0 million in proceeds from the ANGI Term Loan, cash transfers of $8.0 million from IAC pursuant to IAC's centrally managed U.S. treasury function, partially offset by $19.7 million for distributions to and purchases of noncontrolling interests, and $10.1 million for withholding taxes paid on behalf of ANGI employees for stock-based awards that were net settled.

Liquidity and Capital Resources

        During the first quarter of 2020, IAC contributed $1.1 billion in cash to New IAC in connection with the transfer of the centrally-managed U.S. treasury function from January 1, 2020 to New IAC. Prior to the Separation, New IAC's principal sources of liquidity are our cash and cash equivalents, including the funding we received from IAC, short-term investments and marketable securities, and available borrowings under the IAC Group Credit Facility. New IAC's combined cash and cash equivalents, short-term investments and marketable securities at March 31, 2020 were $2.1 billion, of which $384.2 million was held by ANGI. New IAC generated $39.2 million of operating cash flows for three months ended March 31, 2020, of which $55.9 million was generated by ANGI. ANGI is a separate and distinct legal entity with its own public shareholders and board of directors and has no obligation to provide New IAC with funds. As a result, New IAC cannot freely access the cash of ANGI and its subsidiaries. In addition, certain agreements governing ANGI indebtedness limit the payment of dividends or distributions and loans or advances to stockholders, including New IAC, in the event a default has occurred or in the case of ANGI, its consolidated net leverage ratio (as defined in the ANGI Term Loan) exceeds 4.5 to 1.0. There were no such limitations at March 31, 2020.

        The IAC Group Credit Facility of $250 million and the ANGI Credit Facility of $250 million expire on November 5, 2023. At March 31, 2020, there were no outstanding borrowings under these credit facilities. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio (as defined in each agreement) most recently reported and was 20 basis points and 25 basis points for the IAC Group Credit Facility and the ANGI Credit Facility, respectively. Borrowings under these credit facilities bear interest, at each respective company's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is determined based on each company's consolidated net leverage ratio.

        New IAC anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. New IAC's 2020 capital expenditures are expected to be lower than 2019 capital expenditures of $97.9 million by approximately 35% to 40%, driven by lower capital expenditures at Corporate due to timing of payments related to the purchase of a 50% interest in an aircraft and lower leasehold improvements at ANGI. The remaining payment of $13.1 million related to the purchase of the 50% interest in an aircraft is expected to be made in the second quarter of 2021.

        During the three months ended March 31, 2020, ANGI repurchased 5.1 million shares, on a trade date basis, of its common stock at an average price of $7.40 per share, or $37.5 million in aggregate. From April 1, 2020 through May 5, 2020, ANGI repurchased an additional 2.5 million shares at an average price of $6.18 per share, or $15.4 million in aggregate. ANGI has 20.1 million shares remaining in its share repurchase authorization as of May 5, 2020.

        ANGI may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

        Historically, IAC has granted stock settled stock appreciation rights to employees and management of those subsidiaries that are denominated in the equity of certain of the non-publicly traded subsidiaries comprising New IAC. Prior to the Separation, these equity awards have been and will be settled on a net basis, with the award holder entitled to receive IAC shares equal to the intrinsic value of the award upon settlement less an amount equal to the required cash tax withholding payment, which has been and will be paid by IAC. Subsequent to the Separation, these equity awards will continue to be settled on a net basis, with the award holder entitled to receive New IAC shares rather than IAC shares equal to the intrinsic value of the award upon settlement less an amount equal to the required cash tax withholding payment, which will be paid by New IAC. The aggregate intrinsic value of these awards outstanding at May 1, 2020 is $42.1 million; assuming these awards were net settled on May 1, 2020, the withholding taxes that would be payable are $21.1 million, assuming a 50% withholding rate, and IAC would have issued 0.1 million common shares. To the extent these awards are settled subsequent to the Separation, the number of New IAC shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of New IAC shares required to settle these awards will be impacted by movement in New IAC's stock price.

        Certain equity awards issued prior to the Combination to employees of ANGI and denominated in the shares of those subsidiaries may be settled using IAC shares at IAC's election. Subsequent to the Separation, these awards may be settled using New IAC shares at New IAC's election.

        ANGI currently settles all equity awards on a net basis. In connection with the Combination, previously issued stock appreciation rights related to the common stock of HomeAdvisor (US) were converted into ANGI stock appreciation rights that are settleable, at ANGI's option, on a net basis with ANGI remitting withholding taxes on behalf of the employee or on a gross basis with ANGI issuing a sufficient number of Class A shares to cover the withholding taxes. While these awards can be settled in either Class A shares of ANGI or shares of IAC common stock at IAC's option, these awards are currently being settled in shares of ANGI. The aggregate intrinsic value of these awards outstanding at May 1, 2020 is $71.4 million, assuming these awards were net settled on May 1, 2020, the withholding taxes that would be payable are $35.7 million, assuming a 50% withholding rate, and ANGI would have issued 5.3 million Class A shares. The aggregate intrinsic value of all other ANGI equity awards, including stock options, RSUs and subsidiary denominated equity at May 1, 2020 is $82.5 million; assuming these awards were net settled on May 1, 2020, the withholding taxes that would be payable are $41.3 million, assuming a 50% withholding rate, and ANGI would have issued 6.1 million Class A shares.

        IAC has granted stock options to employees of New IAC. At May 1, 2020, the aggregate intrinsic value, calculated as the difference between IAC's closing stock price on May 1, 2020 and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all award holders exercised their awards, is $698.7 million. In connection with the Separation, IAC denominated stock options that are outstanding as of December 19, 2019, and immediately prior to the completion of the Transaction, will be converted into stock options to purchase New IAC common stock and stock options to purchase New Match common stock in a manner that preserves the spread value of the stock options immediately before and immediately after the adjustment, with the allocation between the two stock options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio. IAC denominated stock options that are granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Transactions, will be converted into stock options to purchase New IAC common stock on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price. Assuming all stock options outstanding on May 1, 2020 were net settled on that date, withholding taxes, which will be paid by IAC for periods prior to the Separation and by New IAC and New Match for periods subsequent to the Separation on behalf of the employees upon exercise, would have been $349.4 million in aggregate (of which $316.6 million is related to vested stock options and $32.7 million is related to unvested stock options) assuming a 50% withholding rate.

        IAC's RSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of IAC common stock. These awards are settled on a net basis. The number of IAC common shares that would be required to net settle these awards at May 1, 2020 is

0.1 million shares. In addition, withholding taxes, which will be paid by IAC on behalf of the employees upon vest, would have been $23.9 million at May 1, 2020, assuming a 50% withholding rate. Subsequent to the Separation, these equity awards will continue to be settled on a net basis, with the award holder entitled to receive New IAC shares rather than IAC shares and the required cash tax withholding payment, paid by New IAC.

        As of March 31, 2020, New IAC's economic interest and voting interest in ANGI is 84.9% and 98.3%, respectively. New IAC intends to take steps if necessary to maintain an economic interest in ANGI of at least 80%.

        At March 31, 2020, New IAC's international cash can be repatriated without significant tax consequences.

        New IAC believes its existing cash, cash equivalents, short-term investments, marketable securities, available borrowings under the IAC Group Credit Facility and expected positive cash flows generated from operations, along with the cash that will be contributed to New IAC prior to the Separation, including the $685 million in proceeds from the Match loan (described below), will be sufficient to fund its normal operating requirements, including capital expenditures, debt service, the payment of withholding taxes paid on behalf of employees for net-settled stock-based awards, and investing and other commitments for the foreseeable future. New IAC's liquidity could be negatively affected by a decrease in demand for its products and services due to COVID-19 or other factors. As described in the "COVID-19 Update" section above, to date, the COVID-19 outbreak and measures designed to curb its spread have adversely impacted certain of New IAC businesses. The longer the global outbreak and measures designed to curb the spread of the COVID-19 outbreak have adverse impacts on economic conditions generally, the greater the adverse impact is likely to be on New IAC's business, financial condition and results of operations. New IAC's indebtedness could limit its ability to: (i) obtain additional financing to fund working capital needs, acquisitions, capital expenditures, debt service or other requirements; and (ii) use operating cash flow to make acquisitions or capital expenditures, or invest in other areas, such as developing business opportunities. New IAC's ability to obtain additional financing could also be impacted by any disruptions in the financial markets caused by COVID-19 or otherwise. New IAC may need to raise additional capital through future debt or equity financing to make additional acquisitions and investments. Additional financing may not be available on terms favorable to New IAC or at all.

        During the first quarter of 2020, IAC contributed $1.1 billion to New IAC in connection with the transfer of the centrally-managed U.S. treasury function to New IAC. If the Separation is consummated:

  •
  MTCH will make a loan to IAC in an aggregate principal amount equal to the product of (i) $3.00 and (ii) the number of shares of MTCH capital stock outstanding immediately prior to the effective time of the Separation (the "Match loan"). As part of the Separation, all MTCH stockholders, other than IAC, in respect of each share of MTCH common stock held, may elect to receive either $3.00 in cash or an additional $3.00 worth of New Match common stock. IAC will contribute the proceeds of the Match loan, less an amount equal to the product of $3.00 multiplied by the aggregate number of shares of MTCH capital stock in respect of which MTCH stockholders have made a valid cash election, to New IAC. Based on shares outstanding on March 31, 2020, New IAC will receive a contribution of approximately $685 million, assuming all non-IAC MTCH shareholders elect to receive $3.00 in cash and an additional amount of approximately $167 million if all non-IAC MTCH shareholders elect to receive additional MTCH shares. Following the Separation, the Match loan will remain as the obligation of New Match payable to MTCH; New IAC will not have any obligations with regards to the Match loan.

  •
  New IAC's debt immediately following the consummation of the Separation will relate solely to the ANGI Term Loan, which was $244.1 million as of March 31, 2020.

        On May 6, 2020, IAC filed a registration statement on Form S-3 for an offering to sell from time to time up to $1.5 billion worth of shares of IAC Class M common stock (or New Match common stock). The net proceeds New Match receives pursuant to such sales, if any, will be transferred to New IAC following the closing of the offering (which closing would occur contemporaneously with the consummation of the Separation) and the number of shares of New Match to be received by IAC stockholders will be reduced to reflect the number of New Match shares sold in this offering.

 CONTRACTUAL OBLIGATIONS

        The following table summarizes our contractual obligations as of March 31, 2020.

	Payments Due by Period
Contractual Obligations(a)	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years	Total
	(In thousands)
Long-term debt(b)	$19,575	$60,925	$186,243	$—	$266,743
Operating leases(c)	40,305	74,275	65,436	239,714	419,730
Purchase obligations(d)	82,452	42,915	—	—	125,367

Total contractual obligations	$142,332	$178,115	$251,679	$239,714	$811,840

(a)
New IAC has excluded $15.3 million in unrecognized tax benefits and related interest from the table above as we are unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. For additional information on income taxes, see "Note 2—Income Taxes" to the unaudited combined financial statements included in Annex A.

(b)
Represents contractual amounts due including interest on a variable rate instrument. Long-term debt at March 31, 2020 consists of the $244.1 million ANGI Term Loan, bearing interest at LIBOR plus 1.50%, or 2.28% at March 31, 2020. The amount of interest ultimately paid on the variable rate debt may differ based on changes in interest rates. For additional information on long-term debt, see "Note 6—Long-term Debt" to the unaudited combined financial statements included in Annex A.

(c)
New IAC leases land, office space, data center facilities and equipment used in connection with operations under various operating leases, the majority of which contain escalation clauses. Operating lease obligations include legally binding minimum lease payments for leases signed but not yet commenced. New IAC is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table above.

(d)
The purchase obligations primarily consist of payments for cloud computing arrangements, advertising commitments, and a remaining payment of $13.1 million related to a 50% interest in a corporate aircraft.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        New IAC's exposure to market risk for changes in interest rates relates primarily to New IAC's long-term debt, including current maturities.

        At March 31, 2020, the $244.1 million outstanding balance on the ANGI Term Loan bore interest at LIBOR plus 1.50%. As of March 31, 2020, the rate in effect was 2.28%. If LIBOR were to increase or decrease by 100 basis points, then the annual interest expense on the ANGI Term Loan would increase or decrease by $2.5 million.

Foreign Currency Exchange Risk

        New IAC conducts business in certain foreign markets, primarily in various jurisdictions within the European Union, and, as a result, is exposed to foreign exchange risk for both the Euro and British Pound ("GBP").

        For the three months ended March 31, 2020 and 2019, international revenue accounted for 21 and 24%, respectively, of our combined revenue. New IAC has exposure to foreign currency exchange risk related to investments in foreign subsidiaries that transact business in a functional currency other than the U.S. dollar. As a result, as foreign currency exchange rates fluctuate, the translation of the statement of operations of New IAC's international businesses into U.S. dollars affects year-over-year comparability of operating results.

        New IAC is also exposed to foreign currency transaction gains and losses to the extent it or its subsidiaries conduct transactions in and/or have assets and/or liabilities that are denominated in a currency other than the entity's functional currency. New IAC recorded foreign exchange losses of $1.7 million and $0.1 million for the three months ended March 31, 2020 and 2019, respectively.

        Foreign currency exchange gains or losses historically have not been material to New IAC. As a result, historically, New IAC has not hedged foreign currency exposures. The continued growth and expansion of our international operations increases our exposure to foreign exchange rate fluctuations. Significant foreign exchange rate fluctuations, in the case of one currency or collectively with other currencies, could have a significant impact on our future results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The following disclosure is provided to supplement the descriptions of New IAC's accounting policies contained in "Note 2—Summary of Significant Accounting Policies" to the audited combined financial statements included in Annex A in regard to significant areas of judgment. Management of New IAC is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). These estimates, judgments and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our combined financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.

Business Combinations and Contingent Consideration Arrangements

        Acquisitions, which are generally referred to in GAAP as business combinations, are an important part of New IAC's growth strategy. New IAC invested $202.0 million, $239.1 million (including the value of ANGI Homeservices Class A common stock issued in connection with the acquisition of Handy) and $911.9 million (including the value of ANGI Homeservices Class A common stock issued in connection with the Combination) in acquisitions in the years ended December 31, 2019, 2018 and 2017, respectively. The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill.

        Management makes two critical determinations at the time of an acquisition, the reporting unit that will benefit from the acquisition and to which goodwill will be assigned and the allocation of the purchase price of the business to the assets acquired and the liabilities assumed based upon their fair values. The reporting unit determination is important beyond the initial allocation of purchase price because future impairment assessments of goodwill, as described below, are performed at the reporting unit level. Historically, when New IAC's acquisitions have been complementary to existing reporting units, for example, the 2019 acquisition of Magisto by Vimeo and the 2018 acquisitions of Handy by ANGI and TelTech by Mosaic Group, the goodwill is allocated to these reporting units. Acquisitions within the Emerging & Other reportable segment, such as NurseFly in 2019 and Bluecrew in 2018, usually result in the creation of new reporting units because they are standalone businesses with unique product offerings, management or target markets, for example.

        The allocation of purchase price to the assets acquired and liabilities assumed based upon their fair values is complex because of the judgments involved in determining these values. The determination of purchase price and the fair value of monetary assets acquired and liabilities assumed is typically the least complex aspect of New IAC's accounting for business combinations due to management's experience and the inherently lower level of complexity. Due to the higher degree of complexity associated with the valuation of intangible assets, New IAC usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired, which can be both definite-lived, such as acquired technology, customer and contractor relationships, or indefinite-lived, such as acquired trade names and trademarks. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is assigned to the reporting unit that is expected to benefit from the business combination as of the acquisition date.

        In connection with certain business combinations, New IAC has entered into contingent consideration arrangements that are determined to be part of the purchase price. The premise underlying the accounting for contingent consideration arrangements is that there are divergent views as to the acquired company's valuation between New IAC and the selling shareholders of the acquiree. Therefore, a model is developed with future payments of a portion of the purchase price linked to one or more financial (e.g., revenue and/or profit performance) and/or operating (e.g., number of subscribers) metrics that will be achieved over a specified time frame in the future based upon the performance of the business. In keeping with the accounting guidance for business combinations, each of these arrangements is initially recorded at its fair value at the time of the acquisition and the fair value is included in the aggregate purchase price. New IAC determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the combined financial statements. The number of scenarios used is typically greater for longer-term arrangements. The contingent consideration arrangements are reassessed and reflected at current fair values for each subsequent reporting period thereafter until settled. The changes in the remeasured fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in "General and administrative expense" in the combined statement of operations. Significant changes in the specified forecasted financial or operating metrics can result in a significantly higher or lower fair value measurement, which can result in volatility of general and administrative expense as the resulting remeasurement gains and losses are recorded.

Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill is New IAC's largest asset with a carrying value of $1.6 billion and $1.5 billion at December 31, 2019 and 2018, respectively. Indefinite-lived intangible assets, which consist of New IAC's acquired trade names and trademarks, have a carrying value of $225.3 million and $227.4 million at December 31, 2019 and 2018, respectively.

        Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset has declined below its carrying value. In performing its annual goodwill impairment assessment, New IAC has the option under GAAP to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value; if the conclusion of the qualitative assessment is that there are no indicators of impairment, New IAC does not perform a quantitative test, which would require a valuation of the reporting unit, as of October 1. GAAP provides a not all-inclusive set of examples of macroeconomic, industry, market and company specific factors for entities to consider in performing the qualitative assessment described above; management considers the factors it deems relevant in making its more likely than not assessments. While New IAC also has the option under GAAP to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, New IAC's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent.

        If the conclusion of our qualitative assessment is that there are indicators of impairment and a quantitative test is required, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of New IAC's reporting unit that is being tested to its carrying value. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.

        New IAC's annual assessment of the recovery of goodwill begins with management's reassessment of its operating segments and reporting units. A reporting unit is an operating segment or one level below an operating segment, which is referred to as a component. This reassessment of reporting units is also made each time New IAC changes its operating segments. Separate from the impact of the change in operating segments, New IAC concluded that the Applications operating segment should be split into two reporting units, Desktop and Mosaic Group, effective October 1, 2018. If the goodwill of a reporting unit is allocated to newly formed reporting units, the allocation is usually made to each reporting unit based upon their relative fair values.

        For New IAC's annual goodwill test at October 1, 2019, a qualitative assessment of the ANGI, Vimeo, Mosaic Group (included in the Applications segment), College Humor Media, Bluecrew and Nursefly reporting units' goodwill was performed because New IAC concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that New IAC considered in its qualitative assessment for each of these reporting units are described below:

  •
  ANGI's October 1, 2019 market capitalization of $3.6 billion exceeded its carrying value by approximately $2.2 billion.

  •
  New IAC prepared valuations of the Vimeo, Mosaic Group, Bluecrew and Nursefly reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses subsequent to January 1, 2019. The valuations were prepared time proximate to, however, not as of, October 1, 2019. The fair value of each of these businesses was in excess of its October 1, 2019 carrying value.

        For New IAC's annual goodwill test at October 1, 2019, New IAC quantitatively tested the Desktop reporting unit (included in the Applications segment). New IAC's quantitative test indicated that there was no impairment. New IAC's Dotdash, Ask Media Group and The Daily Beast reporting units have no goodwill.

        The aggregate goodwill balance for the Desktop reporting unit as of December 31, 2019 is $265.1 million. As described in the "COVID-19 Update" section above, New IAC recorded a $212.0 million impairment related to the goodwill of the Desktop reporting unit in the first quarter of 2020. As of March 31, 2020, the aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $709.4 million.

        The fair value of New IAC's reporting units (except for ANGI described above) is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when New IAC tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. New IAC uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on New IAC's most recent forecast and budget and, for years beyond the budget, New IAC's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative test for determining the fair value of New IAC's reporting units was 12.5% in 2019 and ranged from 12.5% to 15% in 2018. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.

        New IAC determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license New IAC's trade names and trademarks. The future cash flows are based on New IAC's most recent forecast and budget and, for years beyond the budget, New IAC's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in New IAC's annual indefinite-lived impairment assessment ranged from 11.5% to 27.5% in 2019 and 11.5% to 35% in 2018, and the royalty rates used ranged from 1% to 5.5% in 2019 and 0.75% to 5.5% in 2018.

        If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. As of December 31, 2019, the aggregate carrying value of indefinite-lived intangible assets for which the most recent estimate of the excess of fair value over carrying value is less than 10% is approximately $28.9 million. As described in the "COVID-19 Update" section above, New IAC recorded a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit in the first quarter of 2020. As of March 31, 2020, the aggregate carrying value of indefinite-lived intangible assets for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $162.5 million.

        The 2019 annual assessment of goodwill and indefinite-lived intangible assets identified a $3.3 million goodwill impairment charge and $0.7 million trade name impairment, both related to the College Humor Media business.

        The 2018 annual assessment of goodwill did not identify any impairments. The 2018 annual assessment of indefinite-lived intangible assets identified impairment charges of $27.7 million and $1.1 million related to certain Desktop and College Humor Media indefinite-lived trade names, respectively. The indefinite-lived intangible asset impairment charge at Desktop was due to Google's policy changes related to its Chrome browser which became effective on September 12, 2018 and have negatively impacted the distribution of New IAC's B2C downloadable desktop products. The impairment charge related to the B2C trade name was identified in New IAC's annual impairment assessment as of October 1, 2018 and reflects the projected reduction in profits and revenues and the resultant reduction in the assumed royalty rate from these policy changes. The impairment charges are included in "Amortization of intangibles" in the combined statement of operations.

        The 2017 annual assessment of goodwill and indefinite-lived intangible assets did not identify any impairments.

Recoverability and Estimated Useful Lives of Long-Lived Assets

        We review the carrying value of all long-lived assets, comprising right-of-use assets ("ROU assets"), property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. In addition, New IAC reviews the useful lives of its long-lived assets whenever events or changes in circumstances indicate that these lives may be changed. The carrying value of these long-lived assets is $568.9 million and $426.8 million at December 31, 2019 and 2018, respectively.

Income Taxes

        New IAC is included within IAC's tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, current and deferred income tax provision/benefit have been computed for the entities comprising New IAC on an as if standalone, separate return basis. New IAC's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        New IAC accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. At December 31, 2019 and 2018, the balance of New IAC's net deferred tax liability is $44.3 million and $137.3 million, respectively.

        New IAC evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when New IAC concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when New IAC subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. At December 31, 2019 and 2018, New IAC has unrecognized tax benefits, including interest and penalties, of $20.3 million and $17.2 million, respectively. We consider many factors when evaluating and estimating our tax positions and unrecognized tax benefits, which may require periodic adjustment and which may not accurately anticipate actual outcomes. Although management currently believes changes to unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of New IAC, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.

        The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits may vary from our estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the various tax authorities, as well as actual operating results of New IAC that vary significantly from anticipated results.

        New IAC regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. As of December 31, 2019, New IAC is not in a three-year cumulative loss position. New IAC's most significant net deferred tax asset relates to U.S.

federal net operating loss ("NOL") carryforwards of $95.4 million. New IAC expects to generate future taxable income of at least $454.5 million prior to the expiration of these NOLs between 2026 and 2037 to fully realize this deferred tax asset.

        At December 31, 2019, all of New IAC's international cash can be repatriated without significant tax consequences. During the year ended December 31, 2019, international cash totaling $70.1 million was repatriated to the U.S.

Stock-Based Compensation

        The stock-based compensation expense reflected in our combined statements of operations includes expense related to equity awards issued by certain of our subsidiaries (including awards assumed in acquisitions, including the Combination) and an allocation of expense from IAC related to awards issued to New IAC employees that were granted under various IAC stock and annual incentive plans. The form of awards granted to New IAC employees are principally stock options, restricted stock units ("RSUs"), performance-based RSUs and market-based RSUs.

        New IAC recorded stock-based compensation expense of $134.3 million, $148.4 million and $192.0 million for the years ended December 31, 2019, 2018 and 2017, respectively. Included in stock-based compensation expense in the years ended December 31, 2019, 2018 and 2017 is $32.6 million, $70.6 million and $122.1 million, respectively, related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination, and the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination.

        Stock-based compensation at New IAC is complex due to our desire to attract, retain, inspire and reward outstanding entrepreneurs and managers at each of our companies, including recently acquired companies, by allowing them to benefit directly from the value they help to create. We accomplish these objectives, in part, by issuing equity awards denominated in the equity of our non-public subsidiaries as well as IAC (or New IAC after the Separation) and ANGI. We further refine this approach by tailoring certain equity awards to the applicable circumstances. For example, we issue certain equity awards for which vesting is linked to the achievement of a performance target such as revenue or profits; these awards are referred to as performance-based awards. In other cases, we link the vesting of equity awards to the achievement of a value target for a subsidiary or IAC, for periods prior to the Separation, and ANGI's stock price, as applicable; these awards are referred to as market-based awards. The nature and variety of these types of equity-based awards creates complexity in our determination of stock-based compensation expense.

        In addition, acquisitions are an important part of New IAC's growth strategy. These transactions may result in the modification of equity awards which creates additional complexity and additional stock-based compensation expense. For example, the Combination resulted in the conversion of previously issued HomeAdvisor and Angie's List awards into ANGI Homeservices awards and the recognition of additional stock-based compensation expense as described below. In addition, our internal reorganizations can also lead to modifications of equity awards and result in additional complexity and stock-based compensation expense.

        Finally, the means by which we settle our equity-based awards also introduces complexity into our financial reporting. We provide a path to liquidity by settling the non-public subsidiary denominated awards in IAC shares, prior to the Separation, and New IAC shares, subsequent to the Separation, or ANGI shares, as applicable. In addition, certain former ANGI subsidiary denominated awards can be settled in IAC or ANGI awards at New IAC's election.

        New IAC estimated the fair value of stock options issued (including those modified in connection with the Combination) using a Black-Scholes option pricing model and, for those with a market condition, a lattice model. New IAC measures and recognizes compensation expense for all stock-based awards based on the grant date fair value and expensed over the vesting term. New IAC's stock-based compensation expense also includes expense allocated from IAC related to RSUs, performance-based RSUs and market-based RSUs. For RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying IAC common stock and expensed as stock-based compensation expense over the vesting term. For performance-based RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying IAC common stock and expensed as stock-based compensation over the vesting term when the performance targets are considered probable of being achieved. For market-based RSUs, a lattice model is used to estimate the value of the awards.

Investments in Equity Securities

        New IAC invests in equity securities as part of its investment strategy. Our equity securities, other than those of our combined subsidiaries and those accounted for under the equity method, are accounted for at fair value or under the measurement alternative of ASU No. 2016-01, following its adoption on January 1, 2018, with changes recognized within other income (expense), net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by New IAC. New IAC reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors we consider in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, New IAC prepares quantitative assessments of the fair value of our investments in equity securities, which require judgment and the use of estimates. When our assessment indicates that the fair value of the investment is below its carrying value, New IAC writes down the investment to its fair value and records the corresponding charge within other income (expense), net. The carrying value of New IAC's equity securities without readily determinable fair values is $348.0 million and $226.0 million at December 31, 2019 and 2018, respectively, which is included in "Long-term investments" in the combined balance sheet. New IAC had an investment in Pinterest, which became a publicly traded company in the second quarter of 2019. With effect from Pinterest's initial public offering, New IAC's investment has been accounted for as a marketable security. Prior to this, New IAC accounted for its investment in Pinterest as an equity security without a readily determinable fair value. During 2019, New IAC recognized a gain of $20.5 million on the sale of its remaining shares of Pinterest. During 2018, New IAC recognized a gain of $26.8 million on the sale of certain Pinterest shares held by New IAC and a $128.8 million unrealized gain (or upward adjustment) to adjust our remaining interest in Pinterest to fair value. In addition, during 2019, New IAC recognized $18.5 million in net upward adjustments related to equity securities without readily determinable fair values. During 2018, New IAC recognized other-than-temporary impairments (or downward adjustments) of $2.8 million related to equity securities without readily determinable fair values and $0.6 million related to an equity method investment. During 2017, New IAC recognized other-than-temporary impairments of $9.9 million related to cost and equity method investments.

        As described in the "COVID-19 Update" section above, New IAC recorded a $51.5 million impairment related to its portfolio of equity securities without readily determinable fair values in the first quarter of 2020.

Recent Accounting Pronouncements

        For a discussion of recent accounting pronouncements, see "Note 2—Summary of Significant Accounting Policies" to the audited combined financial statements included in Annex A.

 DIRECTORS

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation. As of the closing of the Separation, the members of the New IAC board of directors will consist of the members of the IAC board of directors prior to the closing, with each member of the New IAC board of directors serving in the same board and committee positions as he or she held in his or her capacity as a member of the IAC board of directors or applicable committee thereof prior to the closing.

Board of Directors Following the Separation

        The following table sets forth information regarding those persons who are expected to serve on the New IAC board of directors following completion of the Separation and until their respective successors are duly elected and qualified. New IAC's amended and restated certificate of incorporation and amended and restated bylaws will provide that directors will be elected annually.

Name	Age	Position
Barry Diller	78	Chairman & Senior Executive
Victor A. Kaufman	76	Vice Chairman
Chelsea Clinton	40	Director
Michael D. Eisner	78	Director
Bonnie S. Hammer	69	Director
Joseph Levin	40	Director & Chief Executive Officer
Bryan Lourd	59	Director
David S. Rosenblatt	52	Director
Alan G. Spoon	69	Director
Alexander von Furstenberg	50	Director
Richard F. Zannino	61	Director

        Barry Diller, age 78, has been a director and Chairman and Senior Executive of IAC since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of IAC (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia Group, Inc., which position he has held since August 2005, and has, along with Expedia Group's Vice Chairman, overseen the company's executive leadership team, managing day-to-day operations, since the departure of Expedia Group's former Chief Executive Officer in December 2019. Prior to joining IAC, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) ("Live Nation") from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc., an online travel company ("TripAdvisor"), from December 2011 to December 2012, served as a member of the board of directors of TripAdvisor from December 2011 through April 2013 and served as a special advisor to the Chief Executive Officer of TripAdvisor from April 2013 to March 2017. Mr. Diller is also currently a member of the board of directors of The Coca-Cola Company and served as a member of the board of directors of Graham Holdings Company (formerly The Washington Post Company) during the past five years. In addition to his for-profit affiliations, Mr. Diller is a member of The Business Council and serves on the Dean's Council of The New York University Tisch School of the Arts, the Board of Councilors for the

School of Cinema-Television at the University of Southern California and the Advisory Board of the Peter G. Peterson Foundation, among other not-for-profit affiliations.

        Victor A. Kaufman, age 76, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC (and its predecessors) since October 1999. Mr. Kaufman also served as Vice Chairman of Expedia Group, Inc. from August 2005 to June 2018 and as a member of its board of directors from August 2005 to March 2020. Previously, Mr. Kaufman served in IAC's Office of the Chairman from January 1997 to November 1997 and as IAC's Chief Financial Officer from November 1997 to October 1999. Prior to joining the Company, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013.

        Chelsea Clinton, age 40, has been a director of IAC since September 2011. Since March 2013, Ms. Clinton has served as Vice Chair of the Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Ms. Clinton also currently teaches at Columbia University's Mailman School of Public Health. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011 and previously served as a member of the board of directors of the Clinton Foundation from September 2011 to February 2013. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university's global expansion program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton has served as a member of the boards of directors of Expedia Group, Inc. (formerly Expedia, Inc.) since March 2017 and Nurx, a telemedicine start-up company, since June 2018. In addition to her for-profit affiliations, Ms. Clinton currently serves on the boards of directors of The School of American Ballet, the Africa Center, the Weill Cornell Medical College, Clover Health and Columbia University's Mailman School of Public Health, and as Co-Chair of the Advisory Board of the Of Many Institute at New York University.

        Michael D. Eisner, age 78, has been a director of IAC since March 2011. Mr. Eisner has served as Chairman of The Tornante Company, LLC, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"), since 2005. Mr. Eisner currently serves as Chairman of the board of directors of the Portsmouth Community Football Club Limited, a League One English football club, which Tornante acquired in August 2017. Mr. Eisner also previously served as Chairman of two Tornante portfolio companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products (from October 2007 to April 2013), and Vuguru, a studio focusing on the production of groundbreaking programming for the internet and other digital platforms (from October 2009 to December 2014, when Tornante acquired that portion of Vuguru that it did not already own). Prior to founding Tornante, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for-profit affiliations, Mr. Eisner serves on the boards of directors of Denison University, The Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation.

        Bonnie S. Hammer, age 69, has been a director of IAC since September 2014. Since October 2019, Ms. Hammer has served as Chairman of NBCUniversal Content Studios, in which capacity she oversees the company's television studios (Universal Television, Universal Content Productions and NBCUniversal International Studios). Prior to assuming this role, Ms. Hammer served as Chairman of NBCUniversal Direct to Consumer and Digital Enterprises from January 2019 to October 2019, where she led the development of NBCUniversal's soon-to-be launched streaming service, Peacock. Prior to this role, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment from February 2013 to January 2019. In this capacity, Ms. Hammer had executive oversight over a number of leading cable brands (the USA, Syfy, E! Entertainment, Bravo, Oxygen and Universal Kids networks), as well as Universal Cable Productions, which creates original scripted content for cable, broadcast and streaming platforms, and Wilshire Studios, which produces original reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios from November 2010. In this capacity, Ms. Hammer had executive oversight over certain leading cable brands (the USA, Syfy, E! Entertainment, Chiller, Cloo and Universal HD networks), as well as Universal Cable Productions and Wilshire Studios. Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that time, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served as a member of the board of directors of eBay, Inc. since January 2015. In addition to her for-profit affiliations, Ms. Hammer currently sits on the Board of Governors for the Motion Picture & Television Fund (MPTF) Foundation and serves on the strategic planning committee for Boston University's College of Communication, her alma mater, and from which Ms. Hammer received an honorary doctorate degree in 2017.

        Joseph Levin, age 40, has been a director and Chief Executive Officer of IAC since June 2015. Prior to his appointment as Chief Executive Officer of IAC, Mr. Levin served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC in 2003. Mr. Levin has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and September 2017, respectively, and currently serves as Chairman of the boards of Match Group, Inc. and ANGI Homeservices Inc. Mr. Levin previously served on the boards of directors of LendingTree, Inc. (from August 2008 through November 2014), The Active Network (beginning prior to its 2011 initial public offering through its sale in December 2013) and Groupon, Inc. (from March 2017 to July 2019). In addition to his for profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School.

        Bryan Lourd, age 59, has been a director of IAC since April 2005. Mr. Lourd has served as a partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing, among other locations. He is a graduate of the University of Southern California.

        David S. Rosenblatt, age 52, has been a director of IAC since December 2008. Mr. Rosenblatt currently serves as the Chief Executive Officer of 1stdibs.com, Inc., an online marketplace for design, including furniture, art, jewelry and fashion. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Mr. Rosenblatt also serves as a member of the boards of directors of Twitter (since January 2011) and Farfetch UK Limited, the world's largest digital marketplace for luxury fashion (since July 2017).

        Alan G. Spoon, age 69, has been a director of IAC (and its predecessors) since February 2003. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation since July 1999, CableOne since July 2015 and Match Group, Inc. since November 2015 and as Chairman of the board of directors of Fortive Corporation since July 2016. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Executive Committee). He also serves as a member of the board of directors of edX, a not-for-profit online education platform sponsored by Harvard and the MIT Corporation.

        Alexander von Furstenberg, age 50, has been a director of IAC since December 2008. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value based investing ("Ranger"), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer from 2003 to 2011. Mr. von Furstenberg has served as a member of the board of directors of Expedia Group, Inc. since December 2015 and La Scogliera, an Italian financial holding company and bank, since December 2016. Mr. von Furstenberg previously served on the board of directors of Liberty Expedia Holdings, Inc. from November 2016 to July 2019, when the company was acquired by Expedia Group. Since 2001, he has acted as Chief Investment Officer of Arrow Finance, LLC (formerly known as Arrow Investments, Inc.), the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co Chairman of Diane von Furstenberg Studio, LLC. In addition to his for profit affiliations, Mr. Von Furstenberg serves as a director of The Diller von Furstenberg Family Foundation and as a member of the board of directors of Friends of the High Line.

        Richard F. Zannino, age 61, has been a director of IAC since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer sector. Mr. Zannino has served as a member of the boards of directors of The Estée Lauder Companies, Inc. since January 2010 and Ollie's Bargain Outlet since July 2015 and served as a member of the boards of directors of Francesca's Collections and Jamieson Wellness during the past five years. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 to December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 to February 2006 and as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 to June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 to January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In addition to his for-profit affiliations, Mr. Zannino currently serves as Vice Chairman of the Board of Trustees of Pace University.

Discussion and Analysis

        The following sections describe IAC's corporate governance, director independence and board committee policies and practices, which are expected to be adopted by New IAC in connection with the Separation.

Corporate Governance

        Leadership Structure.    IAC's business and affairs are overseen by its board of directors, which currently has 11 members. There are three management representatives on the IAC board of directors and, of the eight remaining current directors, seven are independent. The IAC board of directors has standing Audit, Compensation and Human Resources and Nominating Committees, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and committees of the IAC board of directors, see the discussion under Director Independence. All of IAC's directors play an active role in board matters, are encouraged to communicate among themselves and directly with IAC's Chairman and Senior Executive and Chief Executive Officer and have full access to IAC management at all times.

        IAC's independent directors meet in scheduled executive sessions without IAC management present at least twice a year and may schedule additional meetings as they deem appropriate. The IAC board of directors does not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of the Audit, Compensation and Human Resources and Nominating Committees ensures that directors with no ties to IAC management are charged with oversight for all financial reporting and executive compensation related decisions made by IAC management, as well as for recommending candidates for board membership. At each regularly scheduled board meeting, the Chairperson of each of these committees (as and if applicable) provides the full board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled board meeting.

        Mr. Diller currently serves as both IAC's Chairman and Senior Executive and has held both positions since December 2010. Mr. Levin currently serves as IAC's Chief Executive Officer and has held this position since June 2015. This leadership structure provides IAC with the benefit of Mr. Diller's continued oversight of IAC's strategic goals and vision, coupled with the benefit of a full time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of IAC and its operating businesses. At this time, IAC believes that this leadership structure is the most appropriate one for IAC and its stockholders.

        Risk Oversight.    IAC management is responsible for assessing and managing IAC's exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. IAC management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing IAC. In developing this framework, IAC recognizes that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact IAC stockholder value. The IAC board of directors is responsible for overseeing IAC management in the execution of its responsibilities and for assessing IAC's approach to risk management. The IAC board of directors exercises these responsibilities periodically as part of its meetings and through discussions with IAC management, as well as through the Audit and Compensation and Human Resources Committees of the IAC board of directors, which examine various components of financial and compensation-related risks, respectively, as part of their responsibilities. Information security is a key component of risk management at IAC and its Chief Information Security Officer briefs the Audit Committee each quarter (and where appropriate, the full board) on the information security programs of IAC and its various businesses and related priorities and controls. In addition, an overall review of risks is inherent in the board's consideration of IAC's long-term strategies and in the transactions and other matters presented to the board, including significant capital expenditures, acquisitions and divestitures and financial matters. The role of the IAC board of directors in risk oversight of IAC is consistent with IAC's leadership structure, with IAC's Chairman and Senior Executive, Chief Executive Officer and other members of IAC senior management having responsibility for assessing and managing IAC's risk exposure, and the IAC board of directors and its committees providing oversight in connection with these efforts.

        Compensation Risk Assessment.    IAC periodically conducts risk assessments of its compensation policies and practices for its employees, including those related to its executive compensation programs. The goal of these assessments is to determine whether the general structure of IAC's compensation policies and programs and the administration of these programs pose any material risks to IAC. The findings of any risk assessment are discussed with the Compensation and Human Resources Committee and, where appropriate, the full board. Based upon these assessments, IAC believes that its compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on IAC.

        Hedging Policies and Practices.    IAC's policy on securities trading provides that no director, officer or employee of IAC and its businesses may engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to securities of IAC and/or its publicly traded subsidiaries, or engage in short sales with respect to securities of IAC and/or its publicly traded subsidiaries. This prohibition extends to any and all forms of hedging and monetization transactions, such as zero-cost collars and forward sale contracts (among others).

        Director Nominations.    The Nominating Committee identifies, reviews and evaluates individuals qualified to become members of the IAC board of directors and recommends candidates to the IAC board of directors. While there are no specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the board, whether the candidate is willing and able to devote the necessary time and energy to the work of the board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders. While the IAC board of directors does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other board members and those represented by the IAC board of directors as a whole to ensure that the board has the right mix of skills, expertise and background.

        The IAC board of directors does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as to date, IAC has not received any such recommendations. However, the IAC board of directors would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as an IAC stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's IAC stock ownership. Any director recommendations will be reviewed by IAC's Corporate Secretary and the Chairman, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire IAC board of directors.

        Communications with the IAC Board of Directors.    Stockholders who wish to communicate with the IAC board of directors or a particular director may send any such communication to

IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as an IAC stockholder, provide evidence of the sender's IAC stock ownership and clearly state whether the intended recipients are all members of the IAC board of directors or a particular director or directors. IAC's Corporate Secretary will then review such correspondence and forward it to the IAC board of directors, or to the specified director(s), if appropriate.

Director Independence

        Under the Marketplace Rules of The Nasdaq Stock Market, LLC (the "Marketplace Rules"), the IAC board of directors has a responsibility to make an affirmative determination that those members of the board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the IAC board of directors reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by IAC management, as well as from IAC records and publicly available information. Following these determinations, IAC management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on prior independence determinations.

        In early 2019, the IAC board of directors determined that each of Messrs. Eisner, Lourd, Rosenblatt, Spoon and Zannino and Mses. Clinton and Hammer, as well as a former director (Edgar Bronfman, Jr.), is independent. In connection with these determinations, the IAC board of directors considered that in some cases in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from, acquire assets or businesses from (or sell them to) and/or make donations to entities at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the IAC board of directors considered whether there were any payments made to (or received from) such entities by IAC and its businesses. No relationships or payments considered were determined to be of the type that would (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        In early 2020, the Board determined that each of Messrs. Eisner, Lourd, Rosenblatt, Spoon and Zannino and Mses. Clinton and Hammer is independent. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, IAC and its businesses sell products and services to, purchase products and services from, acquire assets or businesses from (or sell them to) and/or make donations to entities at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by IAC and its businesses. No relationships or payments considered were determined to be of the type that would: (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Of the remaining incumbent directors, Messrs. Diller, Kaufman and Levin are executive officers of IAC and Mr. von Furstenberg is Mr. Diller's stepson. Given these relationships, none of these directors is independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by applicable SEC rules and the Marketplace Rules for audit committee and compensation committee members.

The IAC Board of Directors and Board Committees

        The IAC Board of Directors.    The IAC board of directors met four times and acted by written consent four times during 2019. All then incumbent directors attended at least 75% of the meetings of the IAC board of directors and the board committees on which they served during 2019. Directors are not required to attend annual meetings of IAC stockholders. Two members of the IAC board of directors attended IAC's 2019 annual meeting of stockholders.

        The IAC board of directors currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Committees of the IAC Board of Directors.    The following table sets forth the members of each committee of the IAC board of directors and the number of meetings held by each such committee, and times that each such committee took action by written consent, during 2019. Unless otherwise indicated, each committee member identified below served in the capacities set forth in the table for all of 2019.

Name	Audit Committee	Compensation and Human Resources Committee	Nominating Committee(1)	Executive Committee(2)
Chelsea Clinton(3)	—	—	—	—
Barry Diller	—	—	—	X
Michael D. Eisner(1)(2)(3)	—	—	X	X
Bonnie S. Hammer(1)(3)	—	Chair	X	—
Victor A. Kaufman	—	—	—	X
Joseph Levin	—	—	—	—
Bryan Lourd(3)	X	—	—	—
David Rosenblatt(3)	—	X	—	—
Alan G. Spoon(3)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(3)	X	—	—	—
Number of Meetings	9	1	0	0
Number of Written Consents	0	8	1	4

(1)
From January through October 2019, the membership of the Nominating Committee consisted of one former director, Edgar Bronfman, Jr., and Mr. Eisner. Ms. Hammer succeeded Mr. Bronfman following his resignation from the board, after which the membership of the Nominating Committee consisted (and currently consists) of Mr. Eisner and Ms. Hammer.

(2)
From January through October 2019, the membership of the Executive Committee consisted of one former director, Edgar Bronfman, Jr., and Messrs. Diller and Kaufman. Mr. Eisner succeeded Mr. Bronfman following his resignation from the board, after which the membership of the Executive Committee consisted (and currently consists) of Messrs. Diller, Eisner and Kaufman.

(3)
Independent director.

        Audit Committee.    The Audit Committee of the IAC board of directors functions pursuant to a written charter adopted by the board. The Audit Committee is appointed by the IAC board of directors to assist the board with a variety of matters described in the charter, which include monitoring (i) the integrity of IAC's financial statements, (ii) the effectiveness of IAC's internal control over financial reporting, (iii) the qualifications and independence of IAC's independent registered public accounting firm, (iv) the performance of IAC's internal audit function and independent registered public accounting firm, (v) IAC's risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, IACs independent registered public accounting firm, IAC's internal audit function and IAC management. The formal report of the Audit Committee is set forth under the caption IAC Audit Committee Report.

        The IAC board of directors has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules and the Marketplace Rules.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee of the IAC board of directors functions pursuant to a written charter adopted by the IAC board of directors. The Compensation and Human Resources Committee is appointed by the IAC board of directors to assist the board with all matters relating to the compensation of IAC's executive officers and has overall responsibility for approving and evaluating all compensation plans, policies and programs of IAC as they relate to IAC's executive officers. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of IACs executive officers the authority to make grants of equity-based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on IAC's processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, IAC management and consultants, see the discussion under Compensation Discussion and Analysis. The formal report of the Compensation and Human Resources Committee is set forth under the caption IAC Compensation Committee Report.

        Nominating Committee.    The Nominating Committee of the IAC board of directors functions pursuant to a written charter adopted by the board. The Nominating Committee is appointed by the board to assist the board by (i) identifying, reviewing and evaluating individuals qualified to become members of the IAC board of directors, (ii) recommending director nominees for the next annual meeting of stockholders (and nominees to fill vacancies on the IAC board of directors as necessary) and (iii) making recommendations with respect to the compensation and benefits of directors.

        Executive Committee.    The Executive Committee of the IAC board of directors has all the power and authority of the board, except those powers specifically reserved to the IAC board of directors by Delaware law or IAC's organizational documents.

 DIRECTOR COMPENSATION

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation and does not currently have a compensation committee. As of the closing of the Separation, the members of the New IAC board of directors will consist of the members of the IAC board of directors prior to the closing, with each member of the New IAC board of directors serving in the same board and committee positions as he or she held in his or her capacity as a member of the IAC board of directors or applicable committee thereof prior to the closing.

        The following sections describe IAC's director compensation elements and certain IAC director compensation plans, policies and practices, which are expected to be adopted by New IAC in connection with the Separation.

        Non-Employee Director Compensation Arrangements.    The Nominating Committee of IAC's Board of Directors has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non- employee directors and to encourage ownership of IAC common stock to further align the interests of IAC's non-employee directors with those of IAC's stockholders. Arrangements in effect during 2019 provided that: (i) each non-employee director receive an annual retainer in the amount of $50,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual retainer in the amount of $20,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provided that each non-employee director receive a grant of IAC RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal installments commencing on the anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service for IAC and its subsidiaries and (iii) full acceleration of the vesting of RSUs upon a change in control of IAC. IAC also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Board committee meetings.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase & Co. After a director leaves the Board, he or she will receive: (i) with respect to share units, the number of shares of IAC common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in one lump sum installment after the relevant director leaves the Board and otherwise in accordance with the plan.

        2019 Non-Employee Director Compensation.    The table below provides the amount of: (i) fees earned by IAC's non-employee directors for services performed during 2019 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of RSU awards granted in 2019.

	Fees Earned(1)
Name	Fees Paid in Cash ($)	Fees Deferred ($)(2)	Stock Awards ($)(3)(4)	Total($)(5)
Chelsea Clinton	$25,000	$25,000	$249,861	$299,861
Michael D. Eisner	$50,000	—	$249,861	$299,861
Bonnie S. Hammer	$75,000	—	$249,861	$324,861
Bryan Lourd	—	$60,000	$249,861	$309,861
David Rosenblatt	$55,000	—	$249,861	$304,861
Alan G. Spoon	$80,000	—	$249,861	$329,861
Alexander von Furstenberg	$50,000	—	$249,861	$299,861
Richard F. Zannino	$60,000	—	$249,861	$309,861

(1)
In 2019, a former director (Edgar Bronfman, Jr.) earned and deferred fees in the amount of $37,500 and received a RSU award with a grant date fair value of $249,861.

(2)
Represents the dollar value of fees deferred in the form of share units by the relevant director under IAC's Deferred Compensation Plan for Non-Employee Directors.

(3)
Reflects the grant date fair value of RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of RSUs awarded.

(4)
Each of Messrs. Eisner, Lourd, Rosenblatt, Spoon, von Furstenberg and Zannino and Mses. Clinton and Hammer had a total of 2,982 RSUs outstanding at December 31, 2019.

(5)
The differences in the amounts shown above among directors reflect, as applicable, committee service (or lack thereof), which varies among directors.

        2019 Employee Director Compensation.    Compensation earned for services performed by one of IAC's employee directors in 2019 is as follows:

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Victor A. Kaufman	2019	$100,000	$100,000	$371,724	$19,364	$591,088

(1)
The amount represents the grant date fair value of IAC RSUs subject to performance-based conditions related to IAC's stock price, based on a probability weighted outcome analysis as of the grant date.

(2)
Mr. Kaufman has a total of 5,425 RSUs, including 786 Three Year PSUs and 1,573 Five Year PSUs granted to him in 2019, outstanding at December 31, 2019. The performance condition for Mr. Kaufman's Three Year RSUs was satisfied on January 21, 2020.

(3)
$11,364 of this compensation relates to a parking garage paid for by IAC and $8,000 of this compensation relates to Mr. Kaufman's 401(k) plan match by IAC.

 EXECUTIVE OFFICERS

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation. As of the closing of the Separation, the individuals serving as New IAC's executive officers will be the same individuals serving as executive officers of IAC prior to the closing, with each New IAC executive officer serving in the same executive officer position as he held in his capacity as an executive officer IAC prior to the closing.

Information Concerning New IAC Executive Officers

        The following table sets forth information regarding those individuals who are expected to serve as executive officers of New IAC following completion of the Separation. Biographical information for Mr. Diller and Mr. Levin is contained in the section entitled "Directors—Board of Directors Following the Separation."

Name	Age	Position
Barry Diller	78	Chairman & Senior Executive
Joseph Levin	40	Director & Chief Executive Officer
Glenn H. Schiffman	50	Executive Vice President and Chief Financial Officer
Mark Stein	52	Executive Vice President and Chief Strategy Officer
Gregg Winiarski	49	Executive Vice President, General Counsel and Secretary

        Glenn H. Schiffman, age 50, has served as Executive Vice President and Chief Financial Officer of IAC since April 2016 and served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 to March 2019. Prior to joining IAC, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, from March 2013. Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013. Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of the Global Media group at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas from January 2010 to April 2011 for Nomura. Mr. Schiffman's roles at Nomura followed Nomura's acquisition of Lehman's Asia business in 2008. In his not-for-profit affiliations, Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Board of Visitors for the Duke University School of Medicine. Mr. Schiffman has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since September 2016 and June 2017, respectively.

        Mark Stein, age 52, has served as Executive Vice President and Chief Strategy Officer of IAC since January 2016 and prior to that time, served as Senior Vice President and Chief Strategy Officer of IAC from September 2015. Mr. Stein previously served as both Senior Vice President of Corporate Development at IAC (from January 2008) and Chief Strategy Officer of IAC Search & Applications, the desktop software, mobile applications and media properties that comprised IAC's former Search & Applications segment (from November 2012). Prior to his service in these roles, Mr. Stein served in several other capacities for IAC and its businesses, including as Chief Strategy Officer of Mindspark Interactive Network from 2009 to 2012, and prior to that time as Executive Vice President of Corporate and Business Development of IAC Search & Media. Mr. Stein has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since November 2015 and September 2017, respectively.

        Gregg Winiarski, age 49, has served as Executive Vice President, General Counsel and Secretary of IAC since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of IAC from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of IAC from February 2005, during which time he had primary responsibility for all legal aspects of IAC's mergers and acquisitions and other transactional work. Prior to joining IAC in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1997 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and June 2017, respectively.

 EXECUTIVE COMPENSATION

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation and does not currently have a compensation committee. As of the closing of the Separation, the individuals serving as New IAC's executive officers will be the same individuals serving as executive officers of IAC prior to the closing, with each New IAC executive officer serving in the same executive officer position as he held in his capacity as an executive officer IAC prior to the closing.

        The following sections describe IAC's executive compensation elements and certain IAC executive compensation plans, policies and practices, which are expected to be adopted by New IAC following the Separation.

Compensation Discussion and Analysis

Philosophy and Objectives

        The executive officers whose compensation is discussed in this compensation discussion and analysis (the "CD&A"), and to whom we refer to as IAC's named executives in this CD&A (the "NEOs") are:

  •
  Barry Diller, Chairman and Senior Executive;

  •
  Joseph Levin, Chief Executive Officer;

  •
  Glenn H. Schiffman, Executive Vice President and Chief Financial Officer;

  •
  Mark Stein, Executive Vice President and Chief Strategy Officer; and

  •
  Gregg Winiarski, Executive Vice President and General Counsel.

        IAC's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable IAC to meet its growth objectives.

        Although IAC is a publicly traded company, it attempts to foster an entrepreneurial culture, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain executive officers, as well as other executives who may become executive officers at a later time, IAC competes not only with other public companies, but also with earlier stage companies, companies funded by private equity and venture capital firms and professional firms. IAC structures its compensation program so that it can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While IAC considers market data in establishing broad compensation programs and practices and may periodically benchmark the compensation associated with particular executive positions, it does not definitively rely on competitive survey data or any benchmarking information in establishing executive compensation. IAC makes decisions based on a host of factors particular to a given executive's situation, including its firsthand experience with competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent in which IAC competes.

        Similarly, IAC believes that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given period, IAC may have multiple objectives, and these objectives (and their relative importance) often change as competitive and strategic landscapes shift. Accordingly, IAC has historically avoided the use of strict formulas in its annual bonus program, believing that they often over-compensate or under-compensate a given performance level. IAC instead relies primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion in setting final bonus amounts.

        In addition, IAC is of the view that long-term incentive compensation in the form of equity awards aligns the interests of executives with the interests of IAC's long-term stockholders, and to further this important goal, equity awards play a prominent role in IAC's overall compensation program. The form of equity awards has changed from time to time over the years. While IAC had used non-qualified stock options as the predominant equity incentive vehicle for its executives for many years, in 2019, IAC introduced performance-based restricted stock unit awards for its executive officers. IAC made this change to reduce the dilutive impact of equity awards made to its executives (relative to stock options), while still aligning the interests of its executives with those of IAC's shareholders. IAC will continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.

        IAC believes that its executive officer compensation program puts the substantial majority of compensation at risk, rewards both individual executive and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow IAC and aligns the interests of its key executives with those of its stockholders. IAC continuously evaluates its executive compensation program and makes changes as it deems appropriate. IAC presented a "Say-on-Pay" item to stockholders in 2017, which called for an advisory, non-binding vote regarding the compensation of IAC's named executive officers in 2016 (as described in IAC's 2017 Annual Meeting proxy statement). On this item, over 97% of the votes cast were in favor of the resolution. In light of strong stockholder support, IAC concluded that no revisions were necessary to its executive officer compensation program as a direct result of that advisory vote. IAC is presenting a Say-on-Pay proposal at the 2020 IAC annual meeting, and will consider the outcome of the proposal in evaluating its executive compensation program, as appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee of IAC's board of directors (for purposes of this CD&A, the "Committee") has primary responsibility for establishing the compensation of IAC's executive officers. All compensation decisions referred to throughout this CD&A have been made by the Committee, based (in part) on recommendations from Messrs. Diller and Levin (as described below). The Committee currently consists of Ms. Hammer (Chairperson) and Mr. Rosenblatt.

        IAC's executive officers participate in structuring IAC wide compensation programs and in establishing appropriate bonus and equity pools. In early 2020, Messrs. Diller and Levin met with the Committee and discussed their views of corporate and individual executive officer performance for 2019 for Messrs. Schiffman, Stein and Winiarski, and their recommendations for annual bonuses for these executive officers. Mr. Diller also separately discussed Mr. Levin's performance and recommended bonus, and his views on his own performance, with the Committee. Following these discussions, the Committee met in an executive session to discuss these recommendations. After consideration of these recommendations, the Committee ultimately determined the annual bonus amount for each executive officer. In establishing a given executive officer's compensation package, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long term compensation arrangements are also reviewed and taken into account. However, IAC does not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive officer's situation is evaluated on a case by case basis each year, considering the variety of relevant factors at that time.

        From time to time, the Committee has solicited the advice of consulting firms and engaged legal counsel. No such consulting firms or legal counsel were engaged during 2019.

        In addition, from time to time, IAC may solicit survey or peer compensation data from various consulting firms. In 2019, IAC engaged Compensation Advisory Partners ("CAP") to provide comparative market data in connection with its own analysis of its equity and other compensation practices, but neither CAP nor any other compensation consultant engaged by IAC had any role in determining or recommending the amount or form of IAC executive compensation for 2019.

Compensation Elements

        IAC's compensation packages for its executive officers primarily consist of salary, annual bonuses, IAC equity awards and, in certain instances, perquisites and other benefits.

        Salary.    IAC typically negotiates a new executive officer's starting salary upon arrival, based on the individual's prior compensation history, prior compensation levels for the particular position within IAC, IAC's New York City location, salary levels of other executive officers within IAC and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors that demonstrate an executive officer's increased value to IAC. No executive officer's salary was adjusted during 2019.

  Annual Bonuses

        General.    IAC's bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Because of the variable nature of the annual bonus program, and because in any given year bonuses can make up the significant majority of an executive officer's cash compensation, the annual bonus program provides a strong incentive for IAC's executive officers to achieve annual corporate objectives. IAC generally pay bonuses shortly after year-end following the finalization of financial results for the prior year.

        In making its determinations regarding individual annual bonus amounts, the Committee considers a variety of factors, such as growth in profitability or achievement of strategic objectives by IAC and, to a lesser extent, an individual's performance and contribution to IAC. The Committee does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all relevant criteria.

        2019 Bonuses.    For 2019, the Committee considered a variety of factors, including:

  •
  Strategic initiatives.  During 2019, the Company (i) entered into an agreement providing for the full separation of Match Group from the remaining business of IAC, which will give IAC shareholders direct ownership of Match Group while capitalizing IAC to pursue new opportunities and enabling management to focus on undervalued assets within IAC, (ii) entered into an agreement to acquire Care.com, a leading global platform for matching families with caregivers, which represents entry into a market new to IAC, (iii) made IAC's largest minority investment to date, becoming the biggest shareholder in Turo, a leading car sharing platform, (iv) extended our services agreement with Google to 2023, subject to early termination under certain circumstances, and (v) continued to reinvest in each of our businesses to drive growth over the long-term.

  •
  Financings and Cash Position. During 2019, the Company raised over $1 billion dollars of exchangeable debt with a blended after tax cost of capital of 2%, limited restrictions on our strategic operating flexibility, and no dilution until our stock price exceeds $457 per share; upon completion of the Match Separation, these exchangeable debt obligations will become obligations of Match Group. In addition, during 2019 the Company divested or announced plans to divest non-core assets and liquidated certain minority investments, returning approximately $160 million to IAC. As a result of these and other actions, the Company ended the year with $3.2 billion of cash and cash equivalents on a consolidated basis, and $1.7 billion excluding cash and cash equivalents held by Match Group and ANGI Homeservices. We believe these cash balances position us for long term growth as we continue to invest in our businesses and identify new opportunities for expansion.

  •
  Operating results.  Revenue increased approximately 15% over the prior year (excluding revenue from assets sold in 2018), driven by strong growth at Match Group and increases in most of our other operating segments. Operating Income and Adjusted EBITDA were, in aggregate, flat over the prior year but with strong growth at Match Group, the Company's largest operating segment.

        While the factors noted above were the primary ones considered in setting bonus award amounts, the Committee also considered each executive officer's role and responsibilities, the relative contributions made by each executive officer during the year and the relative size of the bonuses paid to the other executive officers. With respect to 2019 bonuses for our NEOs, the Committee considered the following with respect to: (i) Mr. Diller, his continued role in providing strategic direction for the Company overall, (ii) Mr. Levin, his continuing focus on managing the day-to-day business operations of the Company and participating in the development of strategic initiatives for the Company, (iii) Mr. Schiffman, his role in the successful completion of financing transactions and his participation in implementing various strategic initiatives, as well as his continuing role in the day-to-day oversight of the business operations of the Company, (v) Mr. Stein, participating in the development of strategy for several of the Company's businesses and the extension of the services agreement with Google, and (vi) Mr. Winiarski, his role in managing the successful negotiation and execution of transaction documents relating to several of the Company's strategic initiatives, his involvement in the Company's financing efforts and his ongoing oversight of the Company's litigation, regulatory and compliance efforts.

        As noted above, in setting individual bonus amounts, the Committee did not quantify the weight assigned to any specific factor, nor did it apply a formulaic calculation. In setting bonus amounts, the Committee generally considered the Company's overall performance, the amount of bonus for each NEO relative to other Company executives and the recommendations of the Chairman and Senior Executive and the Chief Executive Officer. In addition, the Committee considered achievements in 2019 as compared to achievements and bonus levels in prior years. While there were significant achievements during the year, bonuses for 2019 for our executive officers were generally lower than those for 2018, reflecting the Company's modest overall financial performance for the year.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company and, in certain circumstances, individual executive officer performance. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General.    Due to IAC's entrepreneurial philosophy, it believes that providing a meaningful equity stake in its business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, IAC believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, it aligns executive officer incentives with stockholder interests in a manner that IAC believes drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for IAC's executive officers, they have generally historically held a significant portion of their stock awards (net of tax withholdings) well beyond the relevant vesting dates.

        In establishing equity awards for an executive officer for any given period, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised equity awards, is reviewed and evaluated on an individual-by-individual basis. In setting award levels, the predominant considerations are providing the executive officer with effective retention incentives, appropriate reward for past performance and incentives for strong future performance and competitive conditions. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to annual bonuses.

        IAC's usual practice is to schedule Committee meetings at which awards are to be granted well in advance, without regard to the timing of the release of earnings or other material information.

        2019 Equity Awards.    During the first quarter of 2019, the Committee awarded performance based restricted stock units ("PSUs") to IAC's executive officers. A base number of PSUs was communicated to each executive, who had the choice between two types of PSUs (or a combination of the two choices) (i) the base number of PSUs, with vesting conditioned upon IAC's stock price increasing by at least 20% ($267.00) within 3 years of the grant date (the "Three Year PSUs") or (ii) twice the base number of PSUs, with vesting conditioned upon IAC's stock price increasing by at least 50% ($333.75) within 5 years of the grant date (the "Five Year PSUs"). If the stock price target is not achieved by the end of the 3 or 5 year window, no PSUs will vest. However, once the applicable stock price target is met, the award will vest and the executive officer will be required to hold the shares acquired upon vesting (net of shares withheld for taxes) until the earlier of the first anniversary of the vesting date or the end of the original 3 or 5 year term. The performance condition for the Three Year PSUs was satisfied on January 21, 2020. The terms of the PSUs also provided the opportunity for a portion of each award to vest upon termination of employment, subject to the stock price target being met within the original 3 or 5 year term of the award. Each executive officer elected to receive 50% of his award as Three Year PSUs and 50% of his award as Five Year PSUs, as follows:

Name	Number of Three Year PSUs	Number of Five Year PSUs
Barry Diller	11,851	23,703
Joseph Levin	22,471	44,943
Glenn H. Schiffman	8,988	17,977
Mark Stein	4,494	8,988
Gregg Winiarski	4,494	8,988

        The Committee believes that these PSUs properly align executive officer incentives with the interests of IAC's stockholders, and serve as a good mechanism to link executive compensation to long-term IAC performance while encouraging an appropriate amount of risk taking and fostering a culture of high performance.

        2020 Equity Awards.    During the first quarter of 2020, IAC introduced a new program for employees who are eligible to receive IAC equity awards that permits those employees to choose between two types of restricted stock unit, or RSU, awards. Specifically, eligible employees were given the opportunity to elect to receive either (i) RSUs that would vest in one year or (ii) RSUs that would cliff vest in five years, with the grant date value of the five-year award equal to nine times the grant date value of the one-year award (and eligible for ratable vesting in the case of involuntary terminations or upon qualifying retirements). Employees electing the five-year award would not be expected to be considered for another award in the next few years. By permitting employees to choose between alternative types of awards, IAC believes it is better able to take into consideration an employee's personal compensation preferences and needs, thereby offering a more compelling and competitive compensation package, while promoting employee engagement and long-term ownership. The Committee approved this program for 2020 annual equity grants and reserves the discretion to establish the form and substance of any future annual equity award program of the Company.

        The Committee determined and communicated the dollar value of awards for eligible employees during the first quarter of 2020, with the number of RSUs to be awarded to be calculated based on the New IAC average VWAP over a 10-day period immediately following consummation of the Separation, and the RSUs to be granted at that time.

        With respect to the Company's named executive officers (other than Mr. Diller and Mr. Levin), the Committee presented each of Messrs. Schiffman, Stein and Winiarski with a choice under the RSU program described above. Specifically, the Committee offered the executive officers a choice between the one-year and five-year awards with a grant date value indicated in the table below:

Name	Value of 1-Year Award	Value of 5-Year Award
Glenn H. Schiffman	$2,500,000	$22,500,000
Mark Stein	$1,500,000	$13,500,000
Gregg Winiarski	$1,500,000	$13,500,000

        Each of the executive officers elected to receive the five-year award.

        The Committee believes that the new RSUs properly align the incentives of our executive officers with those of our shareholders. The Company intends to offset the dilution associated with the grant of the 2020 RSU awards described above with share repurchases in calendar year 2020.

        Mr. Diller.    During the first quarter of 2020, the Committee began consideration of an appropriate equity incentive for Mr. Diller for the period following the Separation, but elected to suspend further consideration during the pendency of the current COVID-19 pandemic. The Committee may re-evaluate an award for Mr. Diller at a later time.

        Mr. Levin.    Over the course of late 2019 and the first quarter of 2020, representatives of IAC and the Committee engaged in discussions with Mr. Levin with respect to a long-term employment arrangement. The parties mutually agreed to suspend discussions during the pendency of the current COVID-19 pandemic, but they expect to resume discussions at a later time. While no final decisions with respect to any such arrangements with Mr. Levin have been made, the Committee has considered a long-term (up to 10-year) employment agreement with a related long-term, performance-based cliff-vesting equity incentive award, as well as a related voting agreement under discussion between Mr. Levin, Mr. Diller and related entities. Mr. Levin's arrangements may also require him to sell or exercise a specified portion of his New Match shares and equity awards within a designated time frame following the Separation so that his long-term equity incentive opportunities are more balanced with the interests of IAC shareholders. However, the terms and conditions of Mr. Levin's employment arrangement have not been agreed nor approved, and the size, nature and terms of any equity award to Mr. Levin and his related employment terms may change from what has been previously discussed.

Change of Control

        IAC equity awards for senior executive officers generally include a so-called "double-trigger" change of control provision, which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control only when an award holder suffers an involuntary termination of employment during the two year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards after an involuntary termination will assist in the retention of IAC's executive officers through a change of control transaction. For purposes of this discussion and the discussion below under the heading

"Severance," we use the term "involuntary termination" to mean both a termination of an executive officer's employment by IAC without "cause" and a resignation by an executive officer for "good reason" or similar construct.

Severance

        IAC generally provides its executive officers with some amount of salary continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Because IAC tends to promote its executive officers from within, after competence and commitment have generally been established, IAC believes that the likelihood of the vesting of equity awards being accelerated is typically low, and yet IAC believes that by providing this benefit, it increases the retentive effect of its equity program, which serves as IAC's most important retention incentive. IAC generally does not provide for the acceleration of the vesting of equity awards in the event an executive officer voluntarily resigns from IAC.

Other Compensation

        General.    IAC provides Messrs. Diller and Levin with various non-cash benefits as part of their overall compensation packages. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits is reported under the All Other Compensation column in the Summary Compensation Table pursuant to applicable SEC rules. IAC's executive officers do not participate in any deferred compensation or retirement programs other than IAC's 401(k) plan. IAC does not generally provide tax gross-ups for executives; however, IAC has provided tax gross-ups related to certain relocation benefits provided to executives in the past from time to time. Other than those described specifically below, IAC's executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from IAC's other employees.

        Mr. Diller.    Pursuant to IAC policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with IAC while he is traveling, to change his plans quickly in the event IAC business requires and to conduct confidential IAC business while flying, be it telephonically, by e-mail or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to IAC while traveling in either case. Nonetheless, the incremental cost to IAC of his travel for personal purposes is reflected as compensation to Mr. Diller from IAC, and is taken into account in establishing his overall compensation package.

        Additionally, IAC provides Mr. Diller with access to certain automobiles for business and personal use. IAC also provides certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by IAC at their incremental cost to IAC or, in the case of the use of office space (where there is no discernible incremental cost), at the cost used for internal allocations of office space for corporate purposes.

        Mr. Levin.    Pursuant to IAC policy, Mr. Levin is encouraged to travel, both for business and personal purposes, on corporate aircraft for the same reasons as set forth above for Mr. Diller. The incremental cost to IAC of his travel for personal purposes is reflected as compensation to Mr. Levin from IAC, and is taken into account in establishing his overall compensation package.

Tax Deductibility

        Effective for taxable years beginning after December 31, 2017, compensation in excess of $1 million paid to IAC's current named executive officers, including its Chief Financial Officer, and certain former named executive officers, will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017 ("Grandfathered Arrangements"). The Committee reserves the right to modify Grandfathered Arrangements in a manner that results in the loss of a compensation deduction if it determines that such modifications are consistent with IAC's best interests.

Compensation Committee Interlocks and Insider Participation

        The membership of the Compensation and Human Resources Committee consisted of Ms. Hammer and Mr. Rosenblatt during 2019. Neither of them has ever been an officer or employee of IAC at any time during their respective service on the committee.

Executive Compensation

Overview

        The Executive Compensation section of this prospectus sets forth certain information regarding total compensation earned by IAC's named executives in 2019, as well as IAC equity awards granted to them in 2019, IAC equity awards held by them on December 31, 2019 and the dollar value realized by them upon the vesting and exercise of equity awards during 2019.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Barry Diller	2019	$500,000	$2,000,000	$4,942,237	—	$757,986	$8,200,233
Chairman and Senior	2018	$500,000	$3,000,000	—	—	$503,245	$4,003,245
Executive	2017	$500,000	$2,000,000	—	—	$683,658	$3,183,658
Joseph Levin	2019	$1,000,000	$3,500,000	$10,623,091	—	$385,889	$15,508,980
Chief Executive Officer	2018	$1,000,000	$5,000,000	—	—	$315,554	$6,315,554
	2017	$1,000,000	$4,000,000	—	$7,662,000	$378,729	$13,040,729
Glenn H. Schiffman(3)	2019	$600,000	$3,000,000	$4,249,138	—	$24,824	$7,873,962
Executive Vice President	2018	$600,000	$3,500,000	—	$4,315,200	$149,612	$8,564,812
and Chief Financial Officer	2017	$600,000	$2,500,000	—	$3,831,000	$46,059	$6,977,059
Mark Stein	2019	$550,000	$1,500,000	$2,124,494	—	$8,400	$4,182,894
Executive Vice President	2018	$550,000	$2,000,000	—	—	$8,250	$2,558,250
and Chief Strategy Officer	2017	$550,000	$1,500,000	—	$3,831,000	$24,213	$5,905,213
Gregg Winiarski	2019	$500,000	$1,750,000	$2,124,494	—	$8,400	$4,382,894
Executive Vice President	2018	$500,000	$2,000,000	—	—	$8,250	$2,508,250
and General Counsel	2017	$500,000	$1,750,000	—	$2,554,000	$8,100	$4,812,100

(1)
The amount represents the grant date fair value of IAC RSUs subject to performance-based conditions related to IAC's stock price, based on a probability weighted outcome analysis as of the grant date. For details regarding these awards, see Grants of Plan-Based Awards in 2019.

(2)
Additional information regarding all other compensation amounts for each named executive in 2019 is as follows:

	Barry Diller	Joseph Levin	Glenn H. Schiffman	Mark Stein	Gregg Winiarski
Personal use of IAC aircraft(a)	$672,227	$376,098	$16,424	$—	—
401(k) plan match by IAC	$8,400	$8,400	$8,400	$8,400	$8,400
Miscellaneous(b)	$77,359	1,391	—	—	—
		$385,889	$24,824	$8,400	$8,400

(a)
Pursuant to IAC's Airplane Travel Policy, Mr. Diller is required to travel by IAC aircraft (either IAC-owned or aircraft in which IAC has purchased a fractional interest) for both business and personal purposes and Mr. Levin is encouraged to use IAC aircraft (either IAC-owned or aircraft in which IAC has purchased a fractional interest) for business and personal purposes when doing so would serve the interests of IAC. See the discussion regarding airplane travel under the Other Compensation section of the Compensation Discussion and Analysis. Amounts in the table above for each named executive reflect incremental cost to IAC for personal use of IAC aircraft. We calculate the incremental cost to IAC for personal use based on the average variable operating costs to IAC. In the case of IAC-owned aircraft, variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the IAC-owned aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use. Incremental costs do not include fixed costs that do not change based on usage, such as pilot salaries, the purchase costs of IAC-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. In the case of aircraft in which IAC has purchased a fractional interest, variable costs are calculated by multiplying the hours flown for personal use by the hourly flight and fuel charges, plus airport arrival and/or departure fees (if applicable), and do not include monthly management fees for such aircraft. In the event a named executive has family members or other guests accompany him on a business or personal trip, such travel (while it does not result in any incremental cost to IAC) results in the imputation of taxable income to the relevant named executive, the amount of which is calculated in accordance with applicable Internal Revenue Service rules.

(b)
Represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. The total amount of other benefits provided reflects (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally and (iii) an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of IAC's information technology technical support and certain communications equipment. In the case of Mr. Levin, the amount reflects payments for certain car-related services.
(3)
In addition to his role as Executive Vice President and Chief Financial Officer of IAC, Mr. Schiffman served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 to March 2019. For the period commencing on January 1, 2019 through March 12, 2019, for the fiscal year ended December 31, 2018 and for the period commencing on September 29, 2017 through December 31, 2017, $119,517, $641,334 and $240,625, respectively, of Mr. Schiffman's IAC compensation reflected above was allocated to ANGI Homeservices Inc. for his services as its Chief Financial Officer pursuant to a services agreement between IAC and ANGI Homeservices Inc.

Grants of Plan-Based Awards in 2019

        The table below provides information regarding all IAC performance-based RSUs granted to IAC's named executives in 2019. There were no IAC stock option, other stock-based or non-equity incentive plan awards granted to IAC's named executives in 2019.

			Estimated Future Payouts Under Equity Incentive Plan Awards
						Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Barry Diller	3/04/19	(2)	—	11,851	—	$1,781,916
	3/04/19	(3)	—	23,703	—	$3,160,321
Joseph Levin	2/12/19	(2)	—	22,471	—	$3,869,506
	2/12/19	(3)	—	44,943	—	$6,753,585
Glenn H. Schiffman	2/12/19	(2)	—	8,988	—	$1,547,734
	2/12/19	(3)	—	17,977	—	$2,701,404
Mark Stein	2/12/19	(2)	—	4,494	—	$773,867
	2/12/19	(3)	—	8,988	—	$1,350,627
Gregg Winiarski	2/12/19	(2)	—	4,494	—	$773,867
	2/12/19	(3)	—	8,988	—	$1,350,627

(1)
The amount represents the grant date fair value of IAC RSUs subject to performance-based conditions related to IAC's stock price, based on a probability weighted outcome analysis as of the grant date.

(2)
Represents performance-based RSUs that vest on any day during the three year period following February 12, 2019 if the average closing price per share of IAC common stock over a period of ten consecutive trading days equals or exceeds $267.00 (a 20% increase to the closing price of IAC common stock on the grant date), subject to continued service through the date on which the performance condition is satisfied (the "Three Year PSUs"). Shares of IAC common stock acquired upon vesting may not be sold until the earlier of: (x) one year from the vesting date or (y) the original term of the award (three years). The performance condition was satisfied on January 21, 2020.

(3)
Represents performance-based RSUs that vest on any day during the five year period following February 12, 2019 if the average closing price per share of IAC common stock over a period of ten consecutive trading days equals or exceeds $333.75 (a 50% increase to the closing price of IAC common stock on the grant date), subject to continued service through the date on which the performance condition is satisfied (the "Five Year PSUs"). Shares of IAC common stock acquired upon vesting may not be sold until the earlier of: (x) one year from the vesting date or (y) the original term of the award (five years). As of December 31, 2019, the performance condition had not been satisfied.

Outstanding Equity Awards at 2019 Fiscal Year-End

        The table below provides information regarding IAC equity awards held by IAC's named executives on December 31, 2019. The market value of all Three Year PSU and Five Year PSU awards is based on the closing price of IAC common stock on December 31, 2019 ($249.11).

	Option Awards						Stock Awards(1)
	Number of securities underlying unexercised options (#)		Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
	(Exercisable)		(Unexercisable)
Barry Diller	300,000		—		$31.89	4/20/21	—	—
	500,000		—		$67.45	3/29/25	—	—
	500,000		—		$84.31	3/29/25	—	—
	—		—		—	—	35,554	$8,856,857
Joseph Levin	100,000		—		$60.00	2/2/22	—	—
	112,500		—		$45.78	2/2/22	—	—
	100,000		—		$66.30	8/1/24	—	—
	400,000		—		$77.26	6/24/25	—	—
	150,000	(2)	50,000	(2)	$40.37	2/10/26	—	—
	150,000	(2)	150,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	67,414	$16,793,502
Glenn H. Schiffman	110,000	(2)	50,000	(2)	$45.78	4/7/26	—	—
	75,000	(2)	75,000	(2)	$76.00	2/14/27	—	—
	—		80,000	(3)	$152.53	3/2/28	—	—
	—		—		—	—	26,965	$6,717,251
Mark Stein	200,000		—		$70.88	9/17/25	—	—
	112,500	(2)	37,500	(2)	$40.37	2/10/26	—	—
	75,000	(2)	75,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	13,482	$3,358,501
Gregg Winiarski	44,005		—		$47.06	5/3/23	—	—
	125,000		—		$71.55	3/28/24	—	—
	100,000		—		$61.68	2/11/25	—	—
	75,000	(2)	25,000	(2)	$40.37	2/10/26	—	—
	50,000	(2)	50,000	(2)	$76.00	2/14/27	—	—
	—		—		—	—	13,482	$3,358,501

(1)
Consists entirely of Three Year PSUs and Five Year PSUs for each named executive. For details regarding these awards, see Grants of Plan-Based Awards in 2019.

(2)
These stock options vested/vest in four equal installments on the anniversary of the applicable grant date, subject to continued service.

(3)
Consists of: (i) 40,000 stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service, and become exercisable on February 16, 2022, and (ii) 40,000 performance stock options that vest in two equal installments on February 15, 2021 and 2022, subject to continued service and the satisfaction of a performance condition (specifically, that the closing price per share of IAC common stock must equal or exceed $200.00 during any twenty consecutive trading days during the period in which the stock options remain outstanding), and become exercisable on February 16, 2022. As of December 31, 2019, the performance condition applicable to the performance stock options described in (ii) above had been satisfied.

2019 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by IAC's named executives upon the exercise of IAC stock options and the vesting of IAC RSU awards in 2019 and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon the exercise of stock options represents the difference between the sale price of the shares acquired upon exercise and the exercise price of the stock options, multiplied by the number of stock options exercised. The dollar value realized upon the vesting of RSUs represents the closing price of IAC common stock on the vesting date, multiplied by the number of RSUs vesting.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Barry Diller	—	—	—	—
Joseph Levin	—	—	119,734	$28,313,243
Glenn H. Schiffman	35,000	$6,273,164	—	—
Mark Stein	100,000	$19,439,500	12,500	$2,865,375
Gregg Winiarski	175,000	$37,006,000	—	—

Estimated Potential Payments Upon Termination or Change in Control of IAC

  Overview

        Certain IAC employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle IAC's named executives to continued base salary payments, the acceleration of the vesting of IAC equity awards and/or extended post-termination exercise periods for IAC stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of IAC).

        Certain amounts that would have become payable to IAC's named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2019, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the applicable named executive's base salary, the number of IAC stock options, Three Year PSUs and Five Year PSUs outstanding on December 31, 2019, and the closing price of IAC common stock ($249.11) on December 31, 2019. In addition to these amounts, certain other amounts and benefits generally payable and made available to other IAC employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable/provided to named executives.

  Amounts and Benefits Payable Upon a Qualifying Termination

        Mr. Diller.    Pursuant to the terms of Mr. Diller's Three Year PSUs and Five Year PSUs, upon a Qualifying Termination (as defined below) on December 31, 2019, the continuous service requirement would have been deemed to have been satisfied for 33% (3,910) and 20% (4,740) of such Three Year PSUs and Five Year PSUs, respectively, with such awards vesting if the applicable performance condition is satisfied prior to the expiration dates of these awards (February 12, 2022 and February 12, 2024, respectively). Other than this benefit, no payments or other benefits would have been made or provided to Mr. Diller pursuant to any agreement between him and IAC upon a termination without cause or due to death or disability or a resignation for good reason (a "Qualifying Termination") on December 31, 2019.

        Mr. Levin.    Upon a Qualifying Termination on December 31, 2019, pursuant to the terms of his employment agreement, Mr. Levin would have been entitled to:

  •
  receive base salary through the date that is twelve months from the date of such Qualifying Termination (the "Severance Period"), subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period;

  •
  the vesting of all outstanding and unvested IAC equity awards granted prior to November 21, 2017 (the "Existing Awards") that would have otherwise vested during the Severance Period;

  •
  the partial vesting of outstanding and unvested IAC equity awards (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) granted after November 21, 2017 (the "Future Awards") in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the Severance Period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2021.

        In addition, pursuant to the terms of his Three Year PSUs and Five Year PSUs, upon a Qualifying Termination on December 31, 2019, the continuous service requirement would have been deemed to have been satisfied for 33% (7,415) and 20% (8,988) of his Three Year PSUs and Five Year PSUs, respectively, with such awards vesting if the applicable performance condition is satisfied prior to the expiration dates of these awards (February 12, 2022 and February 12, 2024, respectively).

        For Mr. Levin, "good reason" means: (i) a material reduction in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) the relocation of his principal place of employment outside of New York, New York, (iv) the failure of IAC to nominate him to stand for election to IAC's Board of Directors or his removal from IAC's Board of Directors (other than by reason of death, disability or a voluntary termination), (v) him ceasing to report to IAC's Chairman and Senior Executive and (vi) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Levin or that is not cured promptly after notice.

        In addition, upon a termination of Mr. Levin's employment due to his death on December 31, 2019, pursuant to the terms of his employment agreement: (i) his designated beneficiary would have been entitled to receive his base salary through the end of the month of his death, and (ii) his estate would have been entitled to: (A) the partial vesting of outstanding and unvested Existing Awards and Future Awards in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve month period following his death, and (B) continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2021.

        Mr. Schiffman.    Upon a Qualifying Termination on December 31, 2019, pursuant to the terms of his employment agreement, Mr. Schiffman would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the vesting of all outstanding and unvested stock options granted to him in 2016;

  •
  the partial vesting of outstanding and unvested stock options and/or RSUs granted after 2016 (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2021.

        In addition, pursuant to the terms of his Three Year PSUs and Five Year PSUs, upon a Qualifying Termination on December 31, 2019, the continuous service requirement would have been deemed to have been satisfied for 33% (2,966) and 20% (3,595) of his Three Year PSUs and Five Year PSUs, respectively, with such awards vesting if the applicable performance condition is satisfied prior to the expiration dates of these awards (February 12, 2022 and February 12, 2024, respectively).

        For Mr. Schiffman, "good reason" means: (i) a material diminution in the authorities, duties or responsibilities of the person to whom Mr. Schiffman is required to report (IAC's Chief Executive Officer), (ii) a material reduction in his title, duties or level of responsibilities, including any circumstances under which IAC is no longer publicly traded and is controlled by another company, (iii) a material reduction in his base salary, (iv) a relocation of his principal place of employment outside of the New York City metropolitan area, and (v) any other action or inaction that constitutes a material breach by IAC of his employment agreement, in each case, without the written consent of Mr. Schiffman or that is not cured promptly after notice.

        Messrs. Stein and Winiarski.    Upon a Qualifying Termination on December 31, 2019, pursuant to the terms of their respective employment agreements, each of Messrs. Stein and Winiarski would have been entitled to:

  •
  receive twelve months of his base salary, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the period in which he continues to receive his base salary;

  •
  the partial vesting of outstanding and unvested stock options and RSUs (including any cliff vesting awards, which shall be pro-rated as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested in accordance with the terms of such awards during the twelve-month period following such Qualifying Termination; and

  •
  continue to have the ability to exercise his vested stock options (including any stock options that vested pursuant to the acceleration rights described above) through June 30, 2020.

        In addition, pursuant to the terms of their Three Year PSUs and Five Year PSUs, upon a Qualifying Termination on December 31, 2019, the continuous service requirement would have been deemed to have been satisfied for 33% (1,483) and 20% (1,797) of their Three Year PSUs and Five Year PSUs, respectively, with such awards vesting if the applicable performance condition is satisfied prior to the expiration dates of these awards (February 12, 2022 and February 12, 2024, respectively).

        For each of Messrs. Stein and Winiarski, "good reason" means: (i) a material adverse change in his title, duties or level of responsibilities, (ii) a material reduction in his base salary, (iii) a material relocation of his principal place of employment outside of the New York City metropolitan area, and (iv) a material adverse change in reporting structure such that he is no longer reporting to: (A) in the case of Mr. Stein, IAC's Chief Executive Officer (or if IAC does not have a Chief Executive Officer, to its Chairman and Senior Executive), and (B) in the case of Mr. Winiarski, an IAC officer with a title of Executive Vice President or higher that reports to IAC's Chairman or Vice Chairman, in each case, without his written consent or that is not cured promptly after notice.

  Amounts and Benefits Payable Upon a Change in Control

        No payments would have been made to any of IAC's named executives pursuant to any agreement between any of them and IAC upon a change in control of IAC on December 31, 2019. Upon a Qualifying Termination on December 31, 2019 that occurred during the two year period following a change in control of IAC, in accordance with the applicable omnibus stock and incentive plan(s) and related award agreements, the vesting of all then outstanding and unvested IAC stock options and/or RSUs (including Three Year PSUs and Five Year PSUs), as applicable, held by each named executive would have been accelerated.

        In addition, under the Equity and Bonus Compensation Agreement, dated August 24, 1995, between IAC and Mr. Diller, we agreed that to the extent any payment or distribution by IAC to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would have received upon an assumed change in control of IAC on December 31, 2019, IAC does not believe that any excise tax would be imposed or that any gross-up would be required.

Name and Benefit	Qualifying Termination		Qualifying Termination During the Two Year Period Following a Change in Control of IAC
Barry Diller
Continued Salary	—		—
Market Value of stock options that would vest	—		—
Market Value of PSUs that would vest(1)	$2,154,802		$8,856,857

Total Estimated Incremental Value	$2,154,802		$8,856,857

Joseph Levin
Continued Salary	$1,000,000		$1,000,000
Market Value of stock options that would vest(2)	$36,403,500	(3)	$36,403,500
Market Value of PSUs that would vest(1)	$4,086,151	(3)	$16,793,502

Total Estimated Incremental Value	$41,489,651		$54,197,002

Glenn H. Schiffman
Continued Salary	$600,000		$600,000
Market Value of stock options that would vest(2)	$16,658,125		$30,876,150
Market Value of PSUs that would vest(1)	$1,634,411		$6,717,251

Total Estimated Incremental Value	$18,892,536		$38,193,401

Mark Stein
Continued Salary	$550,000		$550,000
Market Value of stock options that would vest(2)	$14,319,375		$20,811,000
Market Value of PSUs that would vest(1)	$817,081		$3,358,501

Total Estimated Incremental Value	$15,686,456		$24,719,501

Gregg Winiarski
Continued Salary	$500,000		$500,000
Market Value of stock options that would vest(2)	$9,546,250		$13,874,000
Market Value of PSUs that would vest(1)	$817,081		$3,358,501

Total Estimated Incremental Value	$10,863,331		$17,732,501

(1)
Represents the closing price of IAC common stock ($249.11) on December 31, 2019, multiplied by the number of Three Year PSUs and Five Year PSUs accelerated upon the occurrence of the relevant event specified above and, in the case of a Qualifying Termination only, assumes the satisfaction of the performance conditions for the Three Year PSUs and Five Year PSUs on or before December 31, 2019. The performance condition for the Three Year PSUs was satisfied on January 21, 2020 and the amounts in the table above assume that the performance condition for the Five Year PSUs was satisfied as of December 31, 2019.

(2)
Represents the difference between the closing price of IAC common stock ($249.11) on December 31, 2019 and the exercise price(s) of all in-the-money stock options accelerated upon the occurrence of the relevant event specified above, multiplied by the number of stock options accelerated.

(3)
In the event of Mr. Levin's death on December 31, 2019, stock options and Three Year PSUs and Five Year PSUs with a value of $23,420,250 and $4,086,151, respectively, would have vested (assuming, in the case of the Three Year PSUs and Five Year PSUs, the satisfaction of the performance conditions on or before December 31, 2019) in accordance with the terms of Mr. Levin's employment agreement.

Pay Ratio Disclosure

        In accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended ("Item 402(u)"), IAC is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of IAC's Chief Executive Officer, Joseph Levin (the "Pay Ratio").

        IAC last identified its median employee in the proxy statement for its 2018 Annual Meeting of Stockholders (the "2018 Proxy Statement"). Item 402(u) permits IAC to identify its median employee once every three years (and calculate total compensation for that employee each year), so long as there has been no change in its employee population or employee compensation arrangements during 2019 that IAC reasonably believes would result in a significant change to its Pay Ratio disclosure. Since there have been no significant changes in IAC's employee population or employee compensation arrangements (including those of the median employee), IAC is using the same median employee identified in its 2018 Proxy Statement to determine its 2020 Pay Ratio disclosure.

        For the year ended December 31, 2019: (i) the estimated median of the annual total compensation of all IAC employees (other than Mr. Levin) was approximately $53,981, (ii) Mr. Levin's total annual compensation was $15,508,980 ($10,613,901 of which is related to performance-based equity awards granted to Mr. Levin in 2019), and (iii) the ratio of annual total compensation of Mr. Levin to the median of the annual total compensation of IAC's other employees was 287 to one. IAC determined the total annual compensation of its median employee in the same manner as it determined the total annual compensation for IAC's Chief Executive Officer (see the Summary Compensation Table).

        As discussed above, IAC is using the median employee identified in its 2018 Proxy Statement to determine its 2020 Pay Ratio disclosure. In making the determination of the median employee in its 2018 Proxy Statement, IAC first identified its total number of employees as of October 1, 2017 (6,795 in total, 5,362 of which were located in the United States and 1,433 of which were collectively located in various jurisdictions outside of the United States). IAC then excluded employees located in the following jurisdictions outside of the United States, which together represented less than 5% of IAC's total number of employees: Belarus (171 employees), Belgium (38 employees), China (2 employees), Iceland (1 employee), Italy (3 employees), Japan (113 employees), Spain (1 employee) and Sweden (3 employees). After excluding employees in these jurisdictions, IAC's pay ratio calculation included 6,463 of its total 6,795 employees.

        To identify the median employee from this employee population, IAC then compared the amount of annual total compensation paid to these employees for the relevant period in 2017 in a consistent manner across the applicable employee population. For this purpose, annual total compensation is total income, excluding income related to stock-based compensation awards, paid to such employees and reported to the Internal Revenue Service in the United States (and equivalent amounts paid to such employees located outside of the United States and reported to the relevant tax authorities). IAC annualized the compensation of employees who were hired in 2017 but did not work for the company for the entire period.

        The 2020 Pay Ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to IAC's 2020 Pay Ratio.

THE PLANS

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation. As of the closing of the Separation, New IAC will adopt the Plans. The following is a summary of the principal terms of the Plans, to the extent applicable to stock options granted under the Plans. The summary of the Plans is qualified in its entirety by reference to the full text of the Plans filed as exhibits to the registration statement of which this prospectus forms a part.

Introductory Note

        The registration statement of which this prospectus forms a part covers options to purchase shares of New IAC common stock that were granted under the Plans to current and former employees of Match Group, Inc. and its subsidiaries and to former employees of IAC and its subsidiaries (excluding Match Group, Inc. and its subsidiaries) who, in each case, are not employees of New IAC at the time of the Separation, and any such individuals' donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such awards. The registration statement does not cover any shares of New IAC common stock issued pursuant to the awards to be granted to any individual who, upon completion of the Separation, will be employed by or serve on the board of directors of New IAC or any other awards that New IAC may grant under the Plans in the future.

        Pursuant to the employee matters agreement, upon completion of the Separation:

  •
  IAC options that are outstanding as of December 19, 2019 and immediately prior to the completion of the Separation, will convert into options to purchase common stock of New IAC ("New IAC options") and options to purchase New Match common stock in a manner that preserves the spread value of the options immediately before and immediately after the adjustment, with the allocation between the two options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio; and

  •
  IAC options that are granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Separation, will convert into New IAC options on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price.

        The mechanics for conversion and adjustment of the options summarized above are more fully described in the employee matters agreement. The foregoing descriptions of the adjustments are qualified in their entirety by the complete terms and conditions of the employee matters agreement, which is filed as Exhibit 10.4 to the registration statement of which this prospectus forms a part.

The Plans

        The principal features of the Plans, to the extent applicable to New IAC options granted under the Plans, are described below. This summary is qualified in its entirety by reference to the full text of the Plans, copies of which are filed as Exhibits 10.1 and 10.2 to the registration statement of which this prospectus forms a part. The description below assumes the completion of the Separation and the assumption of the Plans by New IAC.

        Administration of the Plans.    The Plans are administered by the Compensation and Human Resources Committee (or such other committee of the New IAC board of directors as the New IAC board of directors may from time to time designate, and for purposes of this summary, the "Committee").

        Option Terms.    All New IAC options are non-qualified stock options. Other than the adjustments to the exercise price, each New IAC option will have the same material terms and conditions as its corresponding Old IAC option. Each Old IAC option has an exercise price equal to or greater than the fair market value of IAC common stock on the grant date of the IAC option. Except as provided in the Employee Matters Agreement, New IAC options cannot be repriced without stockholder approval.

        Holders of New IAC options may pay the exercise price (i) in cash, (ii) if approved by the Committee, in shares of New IAC common stock covered by the applicable Plan (valued at fair market value), (iii) with a combination of cash and shares of New IAC common stock covered by the applicable Plan, (iv) by way of a cashless exercise through a broker approved by New IAC or (v) by withholding shares of New IAC common stock covered by the applicable Plan that are otherwise receivable on exercise.

        Each holder of a New IAC option will have the same period of time following termination of employment to exercise vested options as provided for in the terms of the corresponding Old IAC option. Generally, vested New IAC stock options will remain exercisable for one (1) year after death, disability or retirement and for ninety (90) days after a termination of employment for any other reason. Vested New IAC stock options also terminate upon a termination of employment for cause. New IAC stock options are transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee (including, if so permitted, pursuant to a transfer to family members or a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise).

        Change in Control.    Unless otherwise provided by the Committee, in the event that, upon a termination of employment (other than for cause or disability) or resignation for good reason during the two (2) year period following a change in control of New IAC, all stock options outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will become fully vested and exercisable and will remain exercisable for the greater of: (i) the period that they would have remained exercisable absent the change in control provision and (ii) the lesser of the original term or one (1) year following such termination or resignation.

        Amendment and Discontinuance.    Each Plan may be amended, altered or discontinued by the New IAC board of directors, but no amendment, alteration or discontinuance may impair the rights of award holders without their consent. Amendments to either Plan will require stockholder approval to the extent such approval is required by applicable law or the listing standards of the applicable exchange. The 2018 Plan will terminate on June 28, 2028. The 2013 Plan will terminate on June 26, 2023.

        U.S. Federal Income Tax Consequences.    The following is a summary of certain U.S. federal income tax consequences of New IAC options granted under the Plans. The discussion is general in nature and does not take into account a number of considerations which may apply in light of individual circumstances under the Plans. Income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

        All New IAC options are non-qualified stock options. Holders of New IAC options granted under the Plans will not recognize taxable income when a non-qualified stock option is granted and there will not be a corresponding tax deduction at such time. Holders of New IAC options granted under the Plans will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) upon the exercise of a non-qualified stock option equal to the excess of the fair market value of the shares of New IAC common stock purchased over their exercise price and there will generally be a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), apply.

        Under Section 162(m) of the Code, compensation (including compensation under the Plans) in any calendar year in excess of $1 million for any individual who serves as a named executive in 2020 or thereafter will not be deductible, unless such compensation is grandfathered under the Tax Cuts and Jobs Act of 2017.

        The foregoing general tax discussion is for informational purposes only and not as tax guidance to individuals who receive New IAC options under the Plans. Holders of New IAC options under the Plans are strongly urged to consult their own tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences to them of participating in the Plans.

 PLAN OF DISTRIBUTION

        In connection with the Separation, outstanding awards granted under IAC's equity compensation programs will convert into adjusted awards composed, in part, of New IAC common stock, as described under the heading "The Transaction Agreement—Treatment of IAC Equity Awards." The portion of the adjusted awards that are based on New IAC common stock will be granted by New IAC under the Plans, in accordance with the terms of the employee matters agreement that New IAC will enter into with IAC in connection with the Separation. The registration statement of which this prospectus forms a part only covers options to purchase shares of New IAC common stock that were granted under the Plans to current and former employees of Match Group, Inc. and its subsidiaries and to former employees of IAC and its subsidiaries (excluding Match Group, Inc. and its subsidiaries) who, in each case, are not employees of New IAC at the time of the Separation, and any such individuals' donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such awards. The registration statement does not cover any shares of New IAC common stock issued pursuant to the awards to be granted to any individual who, upon completion of the Separation, will be employed by or serve on the board of directors of New IAC or any other awards that New IAC may grant under the Plans in the future.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The material agreements described below are filed as exhibits to the registration statement on Form S-1 and are hereby incorporated by reference into this prospectus.

The Transaction Agreement

The Transactions

        Subject to the terms and conditions set forth in the transaction agreement, the businesses of Match will be separated from the remaining businesses of IAC through a series of transactions (which we refer to as the "Separation") that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed "Match Group, Inc." (which we refer to as "New Match") and which will own the businesses of Match and certain IAC financing subsidiaries, and (2) New IAC, which will be renamed "IAC/InterActiveCorp" and which will own IAC's other businesses—and the pre-transaction stockholders of Match (other than IAC) owning shares in New Match.

        The Separation is structured to include the following steps (which we refer to as the "Transactions"):

  •
  Certain restructuring transactions (which we refer to as the "Restructuring Transactions") in connection with which, among other things, IAC's ownership interests in Match will be transferred directly to IAC, the ownership interests in the other businesses of IAC will be transferred to New IAC and cash will be contributed by IAC to New IAC as further described in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—Match Loan; Debt Financing."

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  The reclassification (which we refer to as the "Reclassification") of each share of:

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  IAC common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio (as defined below in the section of this prospectus entitled "The Transaction Agreement—Reclassification Exchange Ratio") and (ii) one share of IAC Series 1 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC common stock; and

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  IAC Class B common stock into (i) a number of shares of IAC Class M common stock equal to the Reclassification Exchange Ratio and (ii) one share of IAC Series 2 mandatorily exchangeable preferred stock that will automatically exchange into one new share of New IAC Class B common stock.

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  The merger of Match with and into New Match Merger Sub (which we refer to as the "Match merger"), with New Match Merger Sub surviving the Match merger as an indirect wholly owned subsidiary of New Match and each share of Match common stock that is outstanding (excluding shares owned by IAC, Match, or any wholly owned subsidiary of IAC or Match) converting into the right to receive one share of New Match common stock and:

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  at the holder's election , either (i) $3.00 in cash (which we refer to as a "cash election") or (ii) a fraction of a share of New Match common stock with a value of $3.00, calculated based on the Match VWAP (which we refer to as an "additional stock election"); or

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  in the event the holder fails to make a valid election, the same consideration it would receive had the holder made an additional stock election (which we refer to as a "non-election").

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  The effectiveness of certain amendments to the New Match certificate of incorporation (subject to the receipt of the required stockholder approvals), and the implementation of certain actions relating to the governance of New Match following the Separation (subject to the receipt of the required stockholder approvals).

        Following the Separation, New Match will continue to hold interests in certain IAC financing subsidiaries that are the issuers of currently outstanding IAC exchangeable notes (which we refer to as the "exchangeable notes issuers"). In addition, prior to the Separation, IAC may raise up to $1.5 billion in equity financing as further described below in the section of this prospectus entitled "The Transaction Agreement—Financing Matters—IAC Class M Equity Offering," which financing (if completed) will be settled substantially concurrently with the Separation and the cash proceeds transferred to New IAC.

        The following diagram depicts IAC's and Match's simplified organizational and ownership structures immediately prior to the completion of the Separation.

        The following diagrams depict New IAC's and New Match's simplified organizational and ownership structures immediately following the completion of the Separation.

Reclassification Exchange Ratio

        In connection with the Reclassification, each share of IAC common stock and IAC Class B common stock will be exchanged into a number of shares of IAC Class M common stock equal to the quotient, rounded to four decimal places, obtained by dividing (i) the outstanding number of shares of Match capital stock owned by IAC, adjusted to reflect the allocation of certain assets and liabilities between New IAC and New Match (among other adjustments) in connection with the Separation (we refer to this as-adjusted number as the "Reclassification Exchange Ratio Numerator") by (ii) the total number of outstanding shares of IAC capital stock. We refer to this quotient as the "Reclassification Exchange Ratio".

        The Reclassification Exchange Ratio Numerator is calculated as the outstanding number of shares of Match capital stock owned by IAC,

          plus (i)    an adjustment that will increase the aggregate number of shares of IAC Class M common stock issued in the Reclassification to IAC's stockholders to reflect the agreed value of certain tax attributes of IAC (which we refer to as the "tax attribute adjustment number"),

          minus (ii)    adjustments to reduce the aggregate number of shares of IAC Class M common stock issued in the Reclassification to IAC's stockholders to reflect

            (1)   the retention by New Match of approximately $1.7 billion principal amount of IAC's exchangeable notes issued by the exchangeable notes issuers and related hedging instruments (which we refer to as the "exchangeable notes share adjustment number"),

            (2)   the number of shares of IAC Class M common stock (or New Match common stock), if any, sold in the IAC Class M equity offering (which we refer to as the "equity sale adjustment number"),

            (3)   a portion of the cost of the New Match stock options to be received by IAC employees in respect of their existing IAC stock options (which we refer to as the "IAC equity awards adjustment number"), and

            (4)   the number of shares of New Match common stock issued to non-IAC stockholders of Match in respect of additional stock elections and non-elections (which we refer to as the "Match stock elections adjustment number").

        The adjustments described above are calculated as follows:

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  Tax Attribute Adjustment Number:  The tax attribute adjustment number will be equal to the quotient obtained by dividing $52 million by the Match VWAP, rounded to the nearest whole number.

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  Exchangeable Notes Share Adjustment Number:

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  The exchangeable notes share adjustment number will be equal to the quotient obtained by dividing the exchangeable notes net valuation (as defined below) by (ii) the Match VWAP, rounded to the nearest whole number, subject to the following:

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  In the event that the Match VWAP is below $50.9493, the exchangeable notes share adjustment number will be calculated as if the Match VWAP were equal to $50.9493, if Match provides written notice to IAC accepting the application of such a limitation (we refer to such limitation as the "exchangeable notes share adjustment cap") to the calculation of the exchangeable notes share adjustment number prior to 5.00 p.m., on the second Nasdaq trading day following the measurement date, or such other date and time as IAC and Match may agree (we refer to this date as the "acceptance deadline").

  •
  In the event that the Match VWAP is above $84.9155, the exchangeable notes share adjustment number will be calculated as if the Match VWAP were equal to $84.9155 if IAC provides written notice to Match accepting the application of such a limitation (we refer to such limitation as the "exchangeable notes share adjustment floor") to the calculation of the exchangeable notes share adjustment number prior to the acceptance deadline.

  •
  The "exchangeable notes valuation" refers to the aggregate valuation of IAC's exchangeable notes, as calculated by aggregating the valuations of each series of IAC's exchangeable notes. The valuation for each series of notes is equal to the sum of the daily valuations for such notes over the ten consecutive NASDAQ trading day period ending on the measurement date, which is determined by multiplying the average of the mid-market price for such series of notes as of 5:00 p.m. New York City time (expressed as a percentage of notional amount for such series of notes) by the aggregate principal amount of such series of notes outstanding on a trading day.

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  The "exchangeable notes net valuation" refers to the exchangeable notes valuation minus the aggregate valuation of IAC's and the exchangeable notes issuers' call option hedging instruments related to the exchangeable notes, plus the aggregate valuation of IAC's warrant hedging instruments related to the exchangeable notes, plus $8,000,000.

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  The "measurement date" refers to the fifth NASDAQ trading day immediately preceding the closing date.

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  Equity Sale Adjustment Number:  The equity sale adjustment number will be equal to the number of shares of IAC Class M common stock sold pursuant to the IAC Class M equity offering.

  •
  IAC Equity Awards Adjustment Number:  The IAC equity awards adjustment number will be equal to the quotient, rounded to the nearest whole number, obtained by dividing (i) an amount equal to 40.75% of the product of (a) the aggregate spread value of the IAC stock options and (b) a fraction, the numerator of which is the product of the Match VWAP and Reclassification Exchange Ratio (calculated without giving effect to the IAC equity awards adjustment number) and the denominator of which is the IAC VWAP (we refer to the amount in this clause (i) as the "IAC option charge") by (ii) the Match VWAP.

  •
  Match Stock Elections Adjustment Number:  The Match stock elections adjustment number will be equal to (i) the aggregate number of shares of IAC Class M common stock issuable as consideration in the Match merger in respect of shares of Match capital stock with respect to which an additional stock election or a non-election has been made (for the avoidance of doubt, giving effect to the treatment of fractional shares), less (ii) the aggregate number of shares of Match capital stock with respect to which an additional stock election or a non-election has been made.

Closing of the Transactions

        The closing of the Transactions (which we refer to as the "closing") will take place on (i) the third business day following the satisfaction (or, to the extent permitted by law and subject to the terms of the transaction agreement, waiver by the parties entitled to the benefit thereof) of the conditions set forth in the transaction agreement or (ii) such other time or date as may be agreed upon in writing between IAC and Match. The date upon which the closing actually occurs is referred to in this prospectus as the "closing date."

        We cannot assure you when, or if, all the conditions to completion of the Transactions will be satisfied or, where permissible, waived. See the section of this prospectus entitled "The Transaction Agreement—Conditions to the Separation." The parties intend to complete the Transactions as promptly as practicable, subject to receipt of the requisite IAC stockholder approvals and Match stockholder approvals and the satisfaction of the other conditions to completion.

Treatment of IAC Equity Awards

        Each IAC option that is outstanding as of December 19, 2019, and immediately prior to the completion of the Transactions, will convert into an option to purchase common stock of New IAC and an option to purchase New Match common stock in a manner that preserves the spread value of the options immediately before and immediately after the adjustment, with the allocation between the two options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio.

        Each IAC option that is granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Transactions, will convert into an option to purchase New IAC common stock on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price.

        Awards of IAC restricted stock units and performance stock units will convert into awards of New IAC restricted stock units on a basis that preserves the fair market value of such awards immediately before and immediately after the conversion, with equitable adjustments to the applicable reference price in the case of certain performance stock units.

        For additional information, please see the section of this prospectus entitled "The Transaction Agreement—Ancillary Agreements—Employee Matters Agreement."

Conduct of Business

        Each of IAC and Match has agreed, as to itself and each other member of the IAC group and Match group, respectively, that, from the date of the transaction agreement until the closing, unless the other party consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by the transaction agreement or required by applicable law, it and the members of its group will:

  •
  conduct its business in the ordinary course of business consistent with past practice;

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  use its reasonable best efforts to preserve intact its business organization and business relationships; and

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  in the case of IAC, conduct the tax affairs of the IAC group and, to the extent it has the ability to do so, the Match group, in the ordinary course of business consistent with past practice.

        In addition, from the date of the transaction agreement until the closing:

  •
  Match has agreed as to itself and each of the other members of the Match group not to take any of the following actions (except (i) with the prior written consent of IAC, not to be unreasonably withheld, delayed or conditioned (ii) as may be expressly permitted, contemplated or required by the transaction agreement or any ancillary agreement, (iii) as required by applicable law, and (iv) as set forth in the disclosure schedules to the transaction agreement):

  •
  declare, set aside or pay any non-cash dividends or other non-cash distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned subsidiary of Match to its parent;

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  split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned subsidiary of Match which remains a wholly owned subsidiary of Match after the completion of such transaction;

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  purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests, in each case, except as otherwise permitted by the transaction agreement;

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  issue, deliver, sell or grant (i) any of its shares of capital stock or other equity interests or (ii) any voting debt of Match or Match securities, in each case other than (A) the issuance of Match common stock upon the exercise of Match options or in connection with the vesting of other Match equity-based awards, in each case, outstanding on December 19, 2019 or otherwise granted following December 19, 2019 as permitted by the transaction agreement, (B) the grant of Match options or other Match equity-based awards in the ordinary course of business consistent with past practice, (C) any such transaction by a wholly owned subsidiary of Match which remains a wholly owned subsidiary of Match after completion of such transaction or (D) pursuant to the real estate contribution agreement;

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  in the case of Match, amend its certificate or articles of incorporation or bylaws;

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  acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other person, with a value or purchase price that, individually or in the aggregate, exceeds $5 million;

    •
    make any capital expenditures other than as set forth in the disclosure schedules to the transaction agreement;

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    incur any indebtedness, except for (i) indebtedness solely between or among Match and its subsidiaries that is incurred in the ordinary course of business, (ii) indebtedness incurred under the existing Match credit facility, (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes and (iv) indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of Match or any of its subsidiaries; provided that any indebtedness incurred in reliance on clauses (i) through (iv) above will not be deemed to limit the ability of Match or any of its subsidiaries to obtain sufficient funds to make the Match loan;

    •
    in the case of Match, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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    adopt or implement any stockholder rights plan, "poison pill" or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions; or

    •
    authorize any of, or commit or agree to take any of, the foregoing actions.

  •
  IAC has agreed, as to itself and each of the other members of the IAC group, not to take any of the following actions (except (i) with the prior written consent of Match, not to be unreasonably withheld, delayed or conditioned, (ii) as may be expressly contemplated or required by the transaction agreement or any ancillary agreement, (iii) as set forth in the disclosure schedules to the transaction agreement):

  •
  in the case of IAC, New IAC or New Match Merger Sub or any of the exchangeable notes issuers, amend its certificate or articles of incorporation or bylaws or comparable organizational documents;

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  in the case of IAC, declare or set aside any dividends or other distributions in respect of its shares of capital stock with a payment time after the closing;

  •
  sell, transfer or otherwise dispose of any Match capital stock;

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  issue or agree to issue any capital stock of IAC which would not be outstanding at the effective time of the Reclassification but would be capital stock of New Match following the mandatory exchange;

  •
  incur or amend the terms of any indebtedness for borrowed money that will be indebtedness for borrowed money of a member of the New Match group following the closing;

  •
  amend the terms of the exchangeable notes or amend or terminate the IAC call options or the IAC warrants, other than entering into volatility agreements with respect to the call options and warrants;

  •
  enter into any contract that would be a New Match asset or a New Match liability;

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  settle any action that would (i) impose a consent order, injunction or decree restricting the future activity or conduct of the New Match group, (ii) include a finding or admission of a violation of applicable law by any member of the New Match group or (iii) result in the creation of a New Match liability;

    •
    in the case of IAC, New IAC or New Match Merger Sub or any of the exchangeable notes issuers, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

    •
    adopt or implement any stockholder rights plan, "poison pill" or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions; or

    •
    authorize any of, or commit or agree to take any of, the foregoing actions.

Change of Recommendation

        Neither the board of directors of IAC nor the board of directors of Match, nor any committee of either board of directors (including the Match separation committee), may withdraw, modify or amend in any manner adverse to the other party its recommendation that its stockholders approve the proposals submitted for their approval. We refer to such a withdrawal, modification or amendment in this prospectus as a "change of recommendation."

        Notwithstanding the foregoing, the board of directors of IAC and the board of directors of Match, including the Match separation committee, may, subject to certain specified exceptions, make a change of recommendation in response to a material event or circumstance that was not known or reasonably foreseeable to it on the date of the transaction agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to it on the date of the transaction agreement), if it (i) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) has notified the other party in writing that it intends to effect a change of recommendation, (iii) has, for a period of four business days following the other party's receipt of such notice, discussed and negotiated in good faith and made representatives available to discuss and negotiate in good faith with the representatives of the other party any proposed modifications to the terms and conditions of the transaction agreement or the Transactions or the other transactions contemplated by the transaction agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable law and (iv) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to the transaction agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.

Efforts to Hold the IAC Stockholder Meeting

        IAC has agreed to convene and hold a meeting of the stockholders of IAC to obtain the required approvals of the IAC stockholders in respect of the Transactions and other transactions contemplated by the transaction agreement and to use its reasonable best efforts to (i) cause this joint proxy statement/prospectus to be mailed to the holders of IAC capital stock and to hold the IAC stockholder meeting as soon as reasonably practicable after the registration statement of which this joint proxy statement/prospectus constitutes a part is declared effective by the SEC, and (ii) subject to the qualifications described above, solicit the approval of the proposals set forth in this joint proxy statement/prospectus by the holders of IAC capital stock.

        The IAC board of directors has unanimously (i) determined that the transaction agreement and the transactions contemplated by the transaction agreement are in the best interests of IAC and its stockholders, (ii) approved the transaction agreement and the transactions contemplated by the transaction agreement, (iii) declared advisable the matters that are the subject of the Separation-related proposals to be presented to IAC stockholders at the IAC annual meeting, and (iv) directed that such proposals be submitted to the holders of IAC capital stock for their approval.

        IAC may adjourn, recess or postpone the IAC stockholder meeting (i) after consultation with Match, to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to the holders of IAC capital stock within a reasonable amount of time in advance of the IAC stockholder meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with the transaction agreement or the transactions contemplated by the transaction agreement, (iii) if as of the time for which the IAC stockholder meeting is originally scheduled there are insufficient shares of IAC capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the IAC stockholder meeting, (iv) for a single period not to exceed fifteen business days, to solicit additional proxies if IAC reasonably believes it may be necessary to obtain the approval of the IAC stockholders, (v) from time to time but (notwithstanding the limitation in the foregoing clause (iv)) to a date no later than the third business day prior to December 19, 2020 if at the time of such adjournment, recess or postponement a law or order is in effect that prohibits enjoins or makes illegal the completion of the Transactions, or any action is pending that would reasonably be expected to prohibit, impair or materially delay the ability of IAC or New IAC to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions or (vi) if Match has adjourned, recessed or postponed the Match special meeting, until the date on which the Match special meeting is held and completed.

Efforts to Hold the Match Special Meeting

        Match has agreed to convene and hold a meeting of the stockholders of Match to obtain the required approvals of the Match stockholders in respect of the Transactions and other transactions contemplated by the transaction agreement and to use its reasonable best efforts to (i) cause this joint proxy statement/prospectus to be mailed to the holders of Match capital stock and to hold the Match special meeting as soon as reasonably practicable after the registration statement of which this joint proxy statement/prospectus constitutes a part is declared effective by the SEC and (ii) subject to the qualifications described above, solicit the approval of the proposals set forth in this joint proxy statement/prospectus by the holders of Match capital stock.

        Following the unanimous recommendation of the Match separation committee, the Match directors present at the Match board of directors meeting to approve the Transactions has unanimously (i) determined that the transaction agreement and the transactions contemplated by the transaction agreement are in the best interests of Match and its stockholders (other than IAC and its affiliates), (ii) approved the transaction agreement and the transactions contemplated by the transaction agreement, (iii) declared advisable the matters that are the subject of the Separation-related proposals to be presented to Match stockholders at the Match stockholder meeting, and (iv) directed that such proposals be submitted to the holders of Match capital stock for their approval.

        Match may adjourn, recess or postpone the Match special meeting (i) after consultation with IAC, to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to the holders of Match capital stock within a reasonable amount of time in advance of the Match special meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with the transaction agreement or the transactions contemplated by the transaction agreement, (iii) if as of the time for which the Match stockholder meeting is originally scheduled there are insufficient shares of Match capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Match special meeting, (iv) for a single period not to exceed fifteen business days, to solicit additional proxies if Match reasonably believes it may be necessary to obtain the approval of the Match stockholders, (v) from time to time but (notwithstanding the limitation in the foregoing clause (iv)) to a date no later than the third business day prior to December 19, 2020 if at the time of such adjournment, recess or postponement a law or order is in effect that prohibits enjoins or makes illegal the completion of the Transactions, or any action is pending that would reasonably be expected to prohibit, impair or materially delay the ability of Match or New Match to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions or (vi) if IAC has adjourned, recessed or postponed the IAC stockholder meeting, until the date on which the IAC stockholder meeting is held and completed.

        In addition to Match's rights to adjourn, recess or postpone the Match special meeting specified in the previous paragraph, unless otherwise agreed between Match and IAC, if Match has not obtained at least $100 million of debt proceeds pursuant to the debt financing or the credit facility upsize on or prior to March 6, 2020, then Match may elect that the Match special meeting and the IAC stockholder meeting be held no earlier than May 27, 2020 by providing written notice to IAC delivered no later than the close of business on March 10, 2020. On February 11, 2020, Match obtained $500 million of debt proceeds in connection with the debt financing and on February 13, 2020, Match obtained commitments from financing sources for $250 million of additional financing commitments in connection with the credit facility upsize. As a result, Match will not have the right to make such election.

Certain Employee Matters

        In connection with Match's receipt of the Los Angeles properties (the "LA real estate transaction") pursuant to the real estate contribution agreement (a summary of which is included in the section of this prospectus entitled "The Transaction Agreement—Ancillary Agreements—Real Estate Transactions"), Match made employment offers to specified employees of IAC who provide operational support for the buildings ("in scope employees"), as required by the transaction agreement.

        Pursuant to the transaction agreement, Match has retained the in scope employees upon the following terms (i) base compensation, bonus opportunities and paid time off that were no less favorable than those in effect for such in scope employees prior to the completion of the LA real estate transaction and (ii) employee benefits that were either (A) no less favorable in the aggregate than those in effect for such in scope employees immediately prior to the completion of the LA real estate transaction or (B) the same benefits as are made available to similarly situated employees of Match. Match is required to maintain for at least one year following the completion of the LA real estate transaction the compensation and benefit levels described in the preceding sentence for all in scope employees who transferred to Match.

        If, during the one year following the completion of the LA real estate transaction, Match terminates without cause the employment of any in scope employee who transfers to Match, Match is required to provide to such employee severance benefits that are no less favorable than the greater of (i) those severance benefits applicable to such employee as of immediately prior to the completion of the LA real estate transaction and (ii) those severance or termination benefits provided to similarly situated employees of Match.

Financing Matters

Match Loan; Debt Financing

        Match agreed to use its reasonable best efforts to obtain additional financing commitments under the existing Match credit facility or otherwise in an aggregate amount not less than $100 million (we refer to such additional financing commitments as the "credit facility upsize").

        Prior to the effective time of the Reclassification, Match agreed to use its reasonable best efforts to maintain or obtain sufficient funds to make a loan to IAC in an aggregate principal amount equal to the product of (i) $3.00 and (ii) the number of shares of Match capital stock outstanding immediately prior to the effective time of the Reclassification, excluding any shares of Match capital stock held by a wholly owned subsidiary of Match (we refer to such loan as the "Match loan"), including, if necessary, by:

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  obtaining debt financing from third parties (we refer to any such financing as the "debt financing");

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  incurring loans under the existing Match credit facility including pursuant to the credit facility upsize;

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  entering into amendments or modifications or obtaining consents or waivers in relation to agreements governing existing indebtedness or other financing arrangements of Match or its subsidiaries; or

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  using the outstanding cash balances of Match or its subsidiaries to make the Match loan.

        On February 13, 2020, Match entered into an amendment to the existing Match credit facility in connection with the credit facility upsize to, among other things, increase the aggregate amount of commitments under the facility by $250 million to $750 million. In addition, on February 11, 2020, Match issued $500 million aggregate principal amount of its 4.125% senior notes due 2030 in connection with the debt financing.

        Following receipt by IAC of the full amount of the Match loan, as part of the Restructuring Transactions IAC will contribute the proceeds of the loan to New IAC less an amount (which amount IAC will deliver to the exchange agent for the transaction) equal to the product of $3.00 multiplied by the aggregate number of shares of Match capital stock in respect of which the holder has made a valid cash election. Following the Separation, the Match loan will remain as an obligation of New Match payable to Match and may be eliminated during certain intercompany transactions between Match and New Match.

IAC Class M Equity Offering

        Prior to the closing, IAC may enter into agreements with one or more third parties to sell up to $1.5 billion worth of shares of IAC Class M common stock (or New Match common stock) upon the closing (measured in each case as the product of (x) the number of shares sold (or agreed to be sold) on any applicable day and (y) the closing price of Match common stock on the NASDAQ on the applicable day minus $3.00), and providing for customary registration rights, if applicable. We refer to the transactions contemplated by such an agreement or agreements as the "IAC Class M equity offering."

        Under the transaction agreement, IAC is required to obtain Match's prior written consent (which may not be unreasonably withheld, conditioned or delayed) prior to entering into an agreement to effect the IAC Class M equity offering to the extent that it grants rights to a third party that would survive the closing.

        Match has agreed to cooperate, at IAC's expense, in connection with the arrangement, execution and settlement of the IAC Class M equity offering, as reasonably requested by IAC. Immediately following the closing of the IAC Class M equity offering, New Match has agreed to transfer to New IAC any and all proceeds it receives pursuant to the IAC Class M equity offering.

        The number of shares of IAC Class M common stock that IAC stockholders will receive in connection with the Reclassification will be reduced to reflect the number of shares of IAC Class M common stock, if any, sold in connection with the IAC Class M equity offering, as further described in the section of this prospectus entitled "The Transaction Agreement—Reclassification Exchange Ratio."

Directors' and Officers' Indemnification; Liability Insurance

        Until the sixth anniversary of the closing, New Match has agreed to, and to cause New Match Merger Sub to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of the Match entities (including all then past and present directors and officers of IAC, whether such service occurred before or after the closing), and each individual who prior to the closing becomes a director or officer of any of the Match entities (we refer to such persons, together with such persons' heirs, executors or administrators, as the "D&O indemnified parties"), to the maximum extent that such Match entity would have been allowed to do so under applicable law, in respect of acts or omissions occurring at or prior to the closing, including for any acts or omissions occurring in connection with the transaction agreement, the Transactions or the other transactions contemplated by the transaction agreement. In addition, until the sixth anniversary of the closing, the transaction agreement provides that all rights to indemnification currently existing in favor of any D&O indemnified party as provided in the governing documents of any Match entity, or any contract between such D&O indemnified party and any Match entity will survive the closing and continue in full force and effect and that such rights may not be amended, repealed or otherwise modified in any manner that would adversely affect any such D&O indemnified party.

        IAC has also agreed to purchase, at or prior to the closing, a "tail" directors' and officers' liability insurance policy and a "tail" errors and omissions liability insurance policy for a period of at least six years from and after the closing. Each such new policy is required to provide at least the same coverage, and contain terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors' and officers' liability insurance and errors and omissions liability insurance maintained by IAC. Match has also agreed to reimburse IAC for one half of the cost of such policies.

Release of Claims; Indemnification

        Under the transaction agreement, each of New Match and New IAC has agreed to release—on behalf of itself, the other members of its respective group and their directors, officers, agents and employees—pre-closing claims against the other party and the other members of the other party's group, their directors, officers, agents and employees, subject to certain exceptions, including with respect to any claims under the transaction agreement or ancillary agreements.

        Each of New Match and New IAC has also agreed to indemnify, defend and hold harmless the other party, the other members of the other party's group and their respective current and former directors, officers and employees, from and against any liabilities arising out of: (i) any asset or liability allocated to such party or the other members of such party's group under the transaction agreement (including any failure of any person to pay, perform or otherwise promptly discharge any such liability in accordance with its terms) or the businesses of such party's group after the closing; (ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of such party's group contained in the transaction agreement that survives the closing or is contained in any ancillary agreement; and (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading, with respect to all information contained in or incorporated into the joint proxy statement/prospectus, or the registration statement of which the joint proxy statement/prospectus constitutes a part, relating solely to a member of such party's group.

Non-Competition; Non-Solicitation of Employees

        From the closing date until the second anniversary of the closing date, New IAC has agreed not to, and to cause each other member of the New IAC group not to, engage in any business that directly competes with the business of developing, selling and distributing products and services in the online dating industry as currently conducted by members of the Match group (which we refer to as a "competitive business") without the written consent of New Match, subject to certain specified exceptions, including with respect to the ability of members of the New IAC group to (i) own less than five percent of the equity interests of any person that is engaged in any competitive business, (ii) acquire any person engaged in a competitive business together with other lines of business if no more than ten percent of such person's revenues were derived from a competitive business, or if more than ten percent but less than thirty percent of such person's revenues were derived from a competitive business, if within six months after the closing of such acquisition the acquiring member of the New IAC group enters into a definitive agreement to divest the appropriate portion of such competitive business, or (iii) provide services to, or buy and sell assets from or to, a competitive business in the ordinary course of business and on customary terms.

        In addition, from the closing date until the second anniversary of the closing date, each of New IAC and New Match has agreed not to, and to cause each other member of its group not to, hire or solicit for employment any employee of the other party with a title of vice president or above as of the date of the transaction agreement, subject to limited exceptions.

Additional Covenants and Agreements

        The transaction agreement contains certain other covenants and agreements, including covenants relating to:

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  the parties' use of their respective reasonable best efforts to take all actions, and to assist and cooperate with the other parties in doing all things, necessary or advisable under the transaction agreement and applicable law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including obtaining all necessary or advisable governmental approvals and third-party consents;

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  cooperation between IAC and Match in connection with public announcements;

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  cooperation between IAC and Match to cause the IAC Class M common stock and the New IAC common stock to be approved for listing on the NASDAQ, and to cause the IAC common stock and the Match common stock to be delisted from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the closing;

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  the parties' agreement to pay any fees and expenses incurred by them in connection with the Transactions, subject to certain exceptions;

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  the parties' agreement to cause any acquisitions or dispositions of securities of any of the parties resulting from the Transactions by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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  IAC's and Match's rights to control, settle and compromise, and obligation to cooperate and assist with respect to, certain types of transaction litigation brought against the parties, their subsidiaries or any of their current or former directors in connection with the transaction agreement or the Transactions;

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  New IAC's and New Match's rights to control, settle and compromise, and obligation to cooperate and assist with respect to, certain types of litigation following the completion of the Separation and to control privilege with respect to privileged information;

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  the parties' use of their respective reasonable best efforts to cause each of the transactions effecting the Separation to qualify for its intended tax-free treatment and facilitate receipt by Match, IAC, and New IAC of certain opinions concerning the U.S. federal income tax treatment of the Transactions;

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  the parties' use of their respective commercially reasonable efforts to obtain prior to the closing the release or termination of any existing guarantees by any member of the New IAC group for the benefit of any member of the New Match group and by any member of the New Match group for the benefit of any member of the New IAC group;

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  IAC's agreement to vote, until the earlier of the closing or the termination of the transaction agreement in accordance with its terms, all of its shares of Match capital stock in favor of the transaction-related proposals submitted to Match stockholders at the Match special meeting;

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  New IAC and New Match's agreement to enter into, or to cause their applicable subsidiaries to enter into, a transition services agreement at or prior to the closing;

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  IAC and Match's agreement to, and to cause the applicable members of their groups to, consummate the transactions contemplated by the real estate contribution agreement in accordance with its terms prior to the closing;

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  Match's, IAC's and New IAC's use of their respective reasonable best efforts to obtain certain solvency opinions;

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  Match's agreement to repurchase shares of Match common stock to maintain IAC's ownership percentage of Match above a specified threshold;

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  the parties' agreements and obligations with respect to certain employees of IAC who become employees of the Match group in connection with the transactions contemplated by the real estate contribution agreement;

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  the parties' agreement to exchange information with, and provide access to employees and records to, one another, prior to, and for a seven-year period following, the closing date, including the parties' agreement with respect to the rights and obligations of New IAC and New Match with respect to certain litigation and other actions arising following the closing;

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  New IAC's agreement to provide New Match following the closing with access to the occurrence-based third-party insurance policies of the IAC group in place immediately prior to the closing to the extent that such policies provided coverage for members of the New Match group or the businesses of the New Match group prior to the closing, subject to certain limitations; and

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  New IAC's and New Match's agreement to grant to the other party, for a ninety day period following the closing, a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use certain names and marks of IAC and Match, respectively, for limited purposes.

        The parties have also agreed that certain covenants under the transaction agreements that apply to a member of the IAC group or New IAC group will not apply to ANGI Homeservices Inc., subject to limited exceptions.

Conditions to the Separation

        The obligation of each of the parties to effect the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions (provided that the condition set forth in the first bullet may not be waived):

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  Receipt of the approval of the proposal to adopt the transaction agreement by the affirmative vote of holders of at least a majority of the aggregate voting power of all outstanding shares of Match capital stock entitled to vote on the proposal (other than any shares of Match capital stock owned, directly or indirectly, by IAC and its subsidiaries, the members of the IAC board of directors, any person that IAC has determined to be an "officer" of IAC within the meaning of Rule 16a-1(f) of the Exchange Act, the members of the Match board of directors, any person that Match has determined to be an "officer" of Match within the meaning of Rule 16a-1(f) of the Exchange Act and the immediate family members of any of the foregoing);

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  Receipt of the approval of the proposal to adopt the transaction agreement by the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Match capital stock entitled to vote;

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  Receipt of (i) the approval of the proposal to approve amendments to the IAC certificate of incorporation that will effect the Separation by (1) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC common stock entitled to vote, voting as a separate class, (2) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Class B common stock entitled to vote, voting as a separate class and (3) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC capital stock entitled to vote, voting together as a single class and (ii) the approval of the proposal to issue shares of IAC Class M common stock in connection with the Separation (including the shares which may be sold in any offering described in this prospectus) and the proposal to adopt the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan (which will remain with New Match and be renamed the Match Group, Inc. 2020 Stock and Annual Incentive Plan) by the affirmative vote of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and entitled to vote (we refer to such approvals as the "IAC required stockholder approval");

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  Receipt of one or more opinions from an independent firm regarding the adequacy of surplus under Delaware law with respect to IAC and the solvency of IAC immediately prior to the completion of the Transactions and each of New IAC and New Match immediately after the completion of the Transactions;

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  Receipt of one or more opinions from an independent firm regarding the solvency of New Match immediately after the completion of the Transactions;

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  Receipt of certain opinions by IAC, Match and New IAC concerning the U.S. federal income tax treatment of the Transactions;

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  Effectiveness of the registration statement on Form S-4 filed by IAC and New IAC covering shares of New IAC common stock, New IAC Class B common stock and New Match common stock to be issued in connection with the Transactions and the absence of any stop order relating to such registration statement;

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  Approval of the listing on NASDAQ of the shares of New IAC common stock and New Match common stock; and

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  Absence of any legal restraint or order by any governmental entity that prohibits the completion of the Transactions.

        In addition, the obligation of each of IAC, New IAC and New Match Merger Sub to effect the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

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  The accuracy of certain representations and warranties of, and compliance with certain covenants and other agreements by, Match in accordance with the materiality standards specified in the transaction agreement;

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  IAC's receipt of a certificate executed by an executive officer of Match certifying the satisfaction by Match of the condition described in the preceding bullet;

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  Absence of any pending action that would reasonably be expected to prohibit, impair or materially delay the ability of such party to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions as contemplated by the transaction agreement;

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  The execution and delivery by the applicable members of the Match group of each of the ancillary agreements to which such member is a party; and

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  IAC's receipt of the full aggregate principal amount of the Match loan.

        The obligation of Match to effect the Transactions is also subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

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  The accuracy of certain representations and warranties of, and compliance with certain covenants and other agreements, by IAC, New IAC and New Match Merger Sub in accordance with the materiality standards specified in the transaction agreement;

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  Match's receipt of a certificate executed by an executive officer of IAC certifying the satisfaction by IAC, New IAC and New Match Merger Sub of the condition described in the preceding bullet;

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  Absence of any pending action that would reasonably be expected to prohibit, impair or materially delay the ability of such party to consummate the Transactions on the terms contemplated by the transaction agreement or that seeks material damages or another material remedy in connection with the transaction agreement or the Transactions as contemplated by the transaction agreement; and

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  The execution and delivery by the applicable members of the IAC group of each of the ancillary agreements to which such member is a party.

Termination of the Transaction Agreement

        The transaction agreement may be terminated under certain circumstances, including by mutual agreement of IAC and Match before the Transactions are completed. In addition, either IAC or Match may terminate the transaction agreement if:

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  The Transactions are not completed by December 19, 2020 (or another mutually agreed date), unless the party seeking to terminate the transaction agreement is then in material breach of its representations, warranties covenants or other agreements contained in the transaction agreement;

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  IAC fails to obtain the IAC required stockholder approval or Match fails to obtain the Match stockholder approval or the Match disinterested stockholder approval;

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  A court or other governmental entity issues a final and non-appealable order permanently prohibiting the completion of the Transactions;

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  The board of directors of the other party (or, in the case of a termination by IAC, the Match separation committee) has effected a change of recommendation; or

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  The other party breaches its representations, warranties, covenants or other agreements in the transaction agreement in a manner that would entitle the party seeking to terminate the agreement not to consummate the Transactions, subject to cure rights (unless the party seeking to terminate is itself in breach of the transaction agreement in a manner that would entitle the other party not to consummate the Transactions for failure of certain conditions to close).

        In addition, IAC may terminate the transaction agreement if the Match VWAP is below $50.9493 and Match has not previously notified IAC that it accepts the limitation specified in the transaction agreement on the amount by which the Reclassification Exchange Ratio would otherwise be reduced due to the impact of such decrease in the Match stock price. Match may also terminate the transaction agreement if the Match VWAP is above $84.9155 and IAC has not previously notified Match that it accepts the limitation specified in the transaction agreement on the amount by which the Reclassification Exchange Ratio would otherwise be increased due to the impact of such increase in the Match stock price.

Amendments, Waivers

        The transaction agreement may be amended by the parties at any time before or after the receipt of the IAC or Match stockholder approvals. However, any amendment of the transaction agreement that requires approval by the holders of IAC capital stock or approval by the holders of Match capital stock under applicable law must be approved by such holders.

        At any time prior to the closing and subject to the foregoing, a party may waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the transaction agreement or other than with respect to the condition requiring approval by a majority of shares held by the disinterested stockholders of Match, waive the satisfaction of any of the conditions contained in the transaction agreement. No extension or waiver by a party will require the approval of the stockholders of IAC or Match unless such approval is required by applicable law.

Dispute Resolution; Enforcement

        The transaction agreement provides for a post-closing dispute resolution process under which the parties are required to resolve disputes first by entering into negotiation among their respective executives, followed by mediation. In the event the parties are unable to resolve a dispute through mediation, they may only address such a dispute through mandatory arbitration. Prior to the closing, the parties are permitted to seek preliminary provisional or injunctive judicial relief outside the transaction agreement's dispute resolution process.

        The parties to the transaction agreement have also agreed that irreparable damage would occur in the event that any of the provisions of the transaction agreement or any ancillary agreement were not performed in accordance with their specific terms or were otherwise breached and that, subject to the obligations of the parties to resolve post-closing disputes pursuant to the transaction agreement's dispute resolution provisions, the parties are entitled to an injunction or injunctions to prevent breaches of the transaction agreement or any ancillary agreement and to enforce specifically the terms and provisions of each such document in the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware.

Ancillary Agreements

Real Estate Transactions

        On December 19, 2019, in connection with the execution of the transaction agreement, TMC Realty, L.L.C., a Delaware limited liability company, and 8831-8833 Sunset, LLC, a Delaware limited liability company (each a subsidiary of IAC, and together the "real estate contributors"), and Match entered into a contribution agreement (which we refer to as the "real estate contribution agreement"). The transactions contemplated by the real estate contribution agreement were completed on January 31, 2020 (which we refer to as the "real estate closing"), at which time two office buildings in Los Angeles, located at 8800 West Sunset Boulevard and 8833 West Sunset Boulevard (which we refer to as the "Los Angeles properties"), were contributed to two wholly owned subsidiaries of Match

(which we refer to as the "Match property owners") by the real estate contributors and an aggregate of 1,378,371 shares of Match common stock were issued as consideration. In connection with the real estate closing, the real estate contributors also assigned all contracts, permits and other property-related interests related to the Los Angeles properties to the Match property owners. Following the real estate closing, the Match property owners now serve as the landlords of the Los Angeles properties and entered into a new lease agreement with New IAC, an amendment to a lease agreement with Expedia, Inc. and lease agreements with the other existing tenants at the Los Angeles properties.

Tax Matters Agreement

        In connection with the Separation, IAC and New IAC will enter into a tax matters agreement that will govern the parties' respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).

        Under the tax matters agreement, New IAC generally will be responsible for all taxes imposed on any U.S. consolidated, combined or unitary group (or similar tax group under non-U.S. law) that includes IAC or one of its subsidiaries (other than a group consisting solely of Match and/or any member of the Match group) with respect to taxable periods (or portions thereof) that end on or prior to the date of the New IAC Distribution (a "pre-Separation tax period"), except (1) special rules will apply with respect to certain taxes imposed in connection with the Separation, (2) New Match will be responsible for any taxes for which Match would have been responsible under the Tax Sharing Agreement by and between IAC and Match dated as of November 24, 2015, and (3) New Match will be responsible for taxes resulting from any breach by IAC (after the Match merger) or Match of certain covenants in the tax matters agreement or other transaction-related agreements. New IAC generally will be responsible for all taxes imposed on a separate return basis on New IAC (or any of its subsidiaries or any subgroup consisting solely of New IAC and its subsidiaries) or, with respect to any pre-Separation tax period, on IAC (or any of its subsidiaries that are not members of the Match group and will be members of the New Match group), except (a) special rules will apply with respect to certain taxes imposed in connection with the Separation and (b) New Match will be responsible for taxes resulting from any breach by IAC (after the Match merger) or Match of certain covenants in the tax matters agreement or other transaction-related agreements. New Match generally will be responsible for all taxes imposed on a separate return basis on New Match (or any of its subsidiaries or any subgroup consisting solely of New Match and its subsidiaries) with respect to taxable periods (or portions thereof) that begin after the date of the New IAC Distribution, except (a) special rules will apply with respect to certain taxes imposed in connection with the Separation and (b) New IAC will be responsible for taxes resulting from any breach by IAC (at or prior to the Match merger) or by New IAC of certain covenants in the tax matters agreement or other transaction-related agreements.

        The tax matters agreement will provide special rules that allocate tax liabilities in the event either (1) the New IAC Distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code or the New IAC common stock fails to qualify as "qualified property" for purposes of Sections 355(c)(2) and 361(c) of the Code or (2) the Match merger fails to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Under the tax matters agreement, New IAC generally will be responsible for, and will indemnify New Match against, any taxes and other liabilities incurred as a result of the failure to so qualify. However, except as described in the following sentence, if the failure to so qualify is attributable to Match's (or, after the Match merger, New Match's) actions or failure to act, Match's breach of certain representations or covenants or certain acquisitions of equity securities of New Match, in each case, described in the tax matters agreement (a "Match fault-based action"), New Match will be responsible for taxes and other liabilities incurred as a result of such failure and will indemnify New IAC against such taxes or liabilities so incurred by New IAC or its affiliates. New Match generally will not be responsible for such taxes or liabilities to the extent such taxes or liabilities result from (a) the IAC Class M equity offering, (b) the Match merger, (c) acquisitions of IAC stock pursuant to (i) obligations to issue, exchange or repurchase IAC stock or (ii) rights granted to acquire IAC stock, in each case, pursuant to the terms of a binding agreement entered into by any member of the IAC group prior to the Match merger (as such terms may be adjusted to give effect to the Transactions) or (d) any inaccuracy in certain New IAC representations on which IAC is entitled to rely.

        To preserve the expected tax-free treatment of the Transactions, the tax matters agreement will prohibit New Match and New IAC (and their respective subsidiaries) from taking actions that could reasonably be expected to cause the Transactions to be taxable. In particular, subject to certain exceptions, for two years after the New IAC Distribution, neither New Match nor New IAC may:

  •
  cease to actively conduct certain of its businesses;

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  enter into any transaction involving the acquisition, issuance, repurchase, redemption, or change of ownership of its capital stock or options or other rights in respect of its capital stock (together with other transactions relating to its capital stock pertinent for purposes of Section 355(e) of the Code) that will result in an aggregate ownership change at or exceeding a certain threshold percentage;

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  merge or consolidate with any other person or liquidate or partially liquidate;

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  amend its certificate of incorporation or other organizational documents (or take any other action) affecting the voting rights of its capital stock;

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  issue equity securities beyond certain thresholds;

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  repurchase its capital stock, other than in certain open-market transactions ; or

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  take any other action that (or fail to take any other action, the failure of which) would cause the New IAC Distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

        Nevertheless, New Match or New IAC, as the case may be (the "requesting party"), may be permitted to take some of the actions described above if it obtains the other party's consent, or if it obtains an IRS private letter ruling or an opinion of counsel, in each case, that is reasonably acceptable to the other party to the effect that the action will not affect the tax free treatment of the Transactions. However, the receipt by the requesting party of any such consent, ruling or opinion does not relieve the requesting party of any obligation it may have to indemnify the other party for an action the requesting party takes that causes the Transactions to be taxable or from being responsible for any liabilities arising from such action.

Employee Matters Agreement

        The employee matters agreement will cover compensation and benefits matters related to the Separation. In general, under the employee matters agreement:

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  New IAC will assume or retain: (1) all liabilities with respect to IAC employees, former IAC employees and their dependents and beneficiaries under all IAC employee benefit plans, and (2) all liabilities with respect to the employment or termination of employment of all IAC employees and former IAC employees; and

  •
  New Match will assume or retain: (1) all liabilities under New Match employee benefit plans, and (2) all liabilities with respect to the employment or termination of employment of New Match employees and former Match employees.

        Following the Separation, New Match employees will continue to participate in New IAC's U.S. health and welfare plans, 401(k) plan and flexible benefits plan until December 31, 2020 (or such earlier date as requested by New Match upon 120 days' notice), following which time, New Match will have established its own employee benefit plans. New Match will reimburse New IAC for the costs of such participation.

        Under the employee matters agreement, IAC equity awards will be treated as follows upon completion of the Separation:

  •
  IAC options that are outstanding as of December 19, 2019 and immediately prior to the completion of the Separation, will convert into options to purchase common stock of New IAC and options to purchase New Match common stock in a manner that preserves the spread value of the options immediately before and immediately after the adjustment, with the allocation between the two options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio.

  •
  IAC options that are granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Separation, will convert into options to purchase New IAC common stock on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price.

        Awards of IAC restricted stock units and performance stock units will convert into awards of New IAC restricted stock units on a basis that preserves the fair market value of such awards immediately before and immediately after the conversion, with equitable adjustments to the applicable reference price in the case of certain performance stock units.

Transition Services Agreement

        At or prior to the closing, New Match and New IAC will enter into a transition services agreement, the form of which is set forth in Exhibit 10.3 to this prospectus. Pursuant to the transition services agreement, New IAC will provide certain of the services to New Match following the closing that IAC has historically provided to Match. New Match will also provide certain services to New IAC following the closing that Match employees are currently providing to IAC. The transition services agreement may also provide that New Match and New IAC will make efforts to replace, amend or divide any contract with a third-party relating to services or products used by both Match and IAC. New Match and New IAC may also mutually agree to continue sharing certain services provided pursuant to a certain third-party vendor contract if not replaced, amended or divided prior to closing.

        Types of Services to Be Provided by New IAC.    Match currently expects that New IAC will provide New Match a combination of the following services, among others, pursuant to the transition services agreement following the closing:

  •
  assistance with New Match's income tax compliance and reporting; and

  •
  insurance claims management for claims through New IAC's captive insurer.

        Types of Services to Be Provided by New Match.    IAC currently expects that New Match will provide New IAC a combination of the following services, among others, pursuant to the transition services agreement following the closing:

  •
  certain governmental affairs services; and

  •
  certain real estate services.

        Cost of Services Provided.    The costs charged to the recipient party of services will generally be determined based on the actual costs incurred by the service provider in providing such services.

        Manner of Providing Services.    Unless the parties otherwise agree with respect to a particular service, each applicable service provider will be required to perform services under the transition service agreement in a manner and quality consistent with the services provided to the IAC business and the Match business, as applicable, during the 12-month period preceding December 19, 2019.

        Requests for Omitted Services.    During the 90-day period following closing, if either New Match or New IAC requests to have services provided that are not described in the transition services agreement, but were previously provided to the Match business or the IAC business during the 12-month period preceding December 19, 2019, then New Match and New IAC will negotiate in good faith to reach mutually agreeable terms to amend the transition services agreement to include the provision of such omitted services.

        Term for Services Provided.    In general, the services to be provided under the transition services agreement will begin on the closing date and will continue for the term specified for each service in the schedules to the transition services agreement, unless otherwise terminated. Following this initial term, the party receiving a service under the transition services agreement may extend the term of a service for up to a three-month period with 30 days' written notice to the service provider. However, unless New IAC and New Match mutually agree in writing, no service will have a term extending beyond the 12-month period from the closing date. The party receiving a service under the transition services agreement may terminate the agreement with respect to one or more particular services, with 60 days' prior written notice of cancellation to the service provider.

Other Relationships and Related Person Transactions

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation. The following sections identify certain relationships and related person transactions and agreements of IAC which are expected to apply and be assigned to New IAC following the Separation, as applicable.

Review of Related Person Transactions

        The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2019, in accordance with this policy, IAC management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the Item 404 definition of "transaction," and if so, review such transaction with the Audit Committee. In connection with such determinations, IAC management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms' length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person and (v) any other facts and circumstances that IAC management or the Audit Committee deems appropriate.

Relationships Involving Significant Stockholders, Named Executives and Directors

        Relationships Involving Mr. Diller.    Pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC's Chairman and Senior Executive, he currently generally has the right to consent to limited matters in the event that IAC's ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.

        In addition, Mr. Diller, through a company he controls, entered into an agreement pursuant to which he provided initial funding in the amount of approximately $214,000 for the development of a screenplay for a motion picture, and would be entitled to certain compensation if the motion picture were to be produced. An IAC subsidiary, along with a partner, will produce the motion picture, and in 2019, such IAC subsidiary reimbursed Mr. Diller for the amount he financed, and assumed all of Mr. Diller's rights and obligations under the related agreement.

Relationships Involving Expedia Group, Inc.

        Overview.    Since the completion of the spin-off of Expedia in August 2005 (the "Expedia Spin-Off"), IAC and Expedia (now known as Expedia Group, Inc. ("Expedia Group")) have been related parties since Mr. Diller exerts significant influence over both entities by virtue of his role as Senior Executive at both companies, the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding and his voting power at Expedia Group. In connection with and following the Expedia Spin-Off, IAC and Expedia Group entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia Group. In connection with the Expedia Spin-Off, IAC and Expedia Group had agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (the "Shared Costs"). Cost sharing arrangements in effect during 2019 provided that each of IAC and Expedia Group cover 50% of the Shared Costs, which both companies agreed best reflects the allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. Costs in 2019 for which IAC billed Expedia Group were approximately $476,000 pursuant to these arrangements.

        Aircraft Arrangements.    Each of IAC and Expedia Group currently has a 50% ownership interest in two aircraft that may be used by both companies (the "Aircraft"). Pursuant to an amended and restated operating agreement that allocates the costs of operating and maintaining the Aircraft between the parties, fixed costs are allocated 50% to each company and variable costs are allocated based on usage. These costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement.

        In the event Mr. Diller ceases to serve as Chairman of either IAC or Expedia Group, each of IAC and Expedia Group will have a put right (to the other party) with respect to its owned interest in the aircraft that it does not primarily use (with such determination to be based on relative usage over the twelve months preceding such event), in each case, at fair market value for the relevant aircraft.

        Members of the flight crew for the Aircraft are employed by an entity in which each of IAC and Expedia Group has a 50% ownership interest. IAC and Expedia Group share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the Aircraft, for which they are separately billed by the entity described above. During 2019, total payments in the amount of approximately $2.1 million were made to this entity by IAC.

        In 2019, IAC and Expedia Group entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), with each company to bear 50% of such expected cost. IAC and Expedia Group have each paid approximately $23.0 million in 2019 connection with their joint entry into the purchase agreement, with their respective shares of the balance due upon delivery of the new aircraft, which is expected to occur in early 2021.

        Commercial Agreements.    In connection with and following the Expedia Spin-Off, certain IAC businesses entered into commercial agreements with certain Expedia Group businesses, including a lease for IAC office space to Expedia Group. IAC believes that these arrangements are ordinary course and have been negotiated at arm's length. In addition, IAC believes that none of these arrangements, whether taken individually or in the aggregate, constitute a material contract to IAC. With the exception of the lease (pursuant to which IAC billed Expedia Group approximately $353,000 in 2019), none of these arrangements, whether taken individually or together with other similar agreements, involved payments to or from IAC and its businesses in excess of $120,000 in 2019.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        New IAC is currently a subsidiary of IAC and not an independent public company. New IAC was formed for the purpose of holding the historical businesses of IAC (other than Match and the exchangeable notes issuers) following the Separation. This section describes the material indebtedness of IAC. As of the closing of the Separation, New IAC's material indebtedness will include solely such indebtedness. The material agreements described below are filed as exhibits to the registration statement on Form S-1 and are hereby incorporated by reference into this prospectus.

IAC Group—IAC Group Credit Facility

        IAC Group, LLC ("IAC Group") is the borrower under the IAC Credit Facility. IAC Group will become a subsidiary of New IAC upon consummation of the Separation.

        At March 31, 2020, IAC Group has a $250 million revolving credit facility (the "IAC Group Credit Facility"), that expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the IAC Group Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio (as defined in the agreement) most recently reported and was 20 basis points at both March 31, 2020 and December 31, 2019. Borrowings under the IAC Group Credit Facility bear interest, at IAC Group's option, at a base rate or LIBOR, in each case, plus an applicable margin, which is based on IAC Group's consolidated net leverage ratio. The terms of the IAC Group Credit Facility require that IAC Group maintains a consolidated net leverage ratio of not more than 3.25 to 1.0 before the date on which IAC Group no longer holds majority of the outstanding voting stock of ANGI (the "Trigger Date") and no greater than 2.75 to 1.0 on or after the Trigger Date. The terms of the IAC Group Credit Facility also restrict IAC Group's ability to incur additional indebtedness. Borrowings under the IAC Group Credit Facility are unconditionally guaranteed by certain of its wholly-owned domestic subsidiaries and are also secured by the stock of certain of our domestic and foreign subsidiaries, including the shares of Match Group and ANGI owned by IAC Group. Following the Separation, Match Group shares will no longer be pledged as collateral to secure the IAC Group Credit Facility.

ANGI Homeservices Inc.—ANGI Term Loan and ANGI Credit Facility

        ANGI Homeservices Inc. ("ANGI") is the borrower under a credit agreement that includes the ANGI Term Loan and the ANGI Credit Facility. ANGI will become a subsidiary of New IAC upon consummation of the Separation.

        The outstanding balance of the term loan ("ANGI Term Loan") was $244.1 million and $247.5 million at March 31, 2020 and December 31, 2019, respectively. There are quarterly principal payments of $3.4 million through December 31, 2021, $6.9 million for the one-year period ending December 31, 2022 and $10.3 million through maturity of the loan when the final amount of $161.6 million is due. Additionally, interest payments are due at least quarterly through the term of the loan.

        At both March 31, 2020 and December 31, 2019, the ANGI Term Loan bore interest at LIBOR plus 1.50%, or 2.28% and 3.25%, respectively. The spread over LIBOR is subject to change in future periods based on ANGI's consolidated net leverage ratio. The terms of the ANGI Term Loan require ANGI to maintain a consolidated net leverage ratio of not more than 4.5 to 1.0 and a minimum interest coverage ratio of not less than 2.0 to 1.0 (in each case as defined in the credit agreement). The ANGI Term Loan also contains covenants that would limit ANGI's ability to pay dividends, make distributions or repurchase its stock in the event a default has occurred or ANGI's consolidated net leverage ratio exceeds 4.25 to 1.0. At March 31, 2020, there were no limitations pursuant thereto. There are additional covenants under the ANGI Term Loan that limit the ability of ANGI and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions.

        The $250 million revolving credit facility (the "ANGI Credit Facility") expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the ANGI Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio most recently reported and was 25 basis points at both March 31, 2020 and December 31, 2019. Borrowings under the ANGI Credit Facility bear interest, at ANGI's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is based on ANGI's consolidated net leverage ratio. The financial and other covenants are the same as those for the ANGI Term Loan.

        The ANGI Term Loan and ANGI Credit Facility are guaranteed by ANGI's wholly-owned material domestic subsidiaries and are secured by substantially all assets of ANGI and the guarantors, subject to certain exceptions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents the number of shares of New IAC common stock and New IAC Class B common stock expected to be beneficially owned by: (1) each person known by New IAC that is expected to own beneficially more than 5% of the outstanding shares of New IAC common stock and/or New IAC Class B common stock, (2) each expected director nominee, (3) each expected New IAC named executive and (4) all expected directors and executives officers as a group following the completion of the Separation, based on ownership of IAC common stock and IAC Class B common stock as of May 31, 2020 and based on the assumption that, for every share of IAC common stock and IAC Class B common stock held by such persons, they will receive one share of New IAC common stock and New IAC Class B common stock, respectively. As of May 31, 2020, there were 79,245,218 and 5,789,499 shares of IAC common stock and IAC Class B common stock, respectively, outstanding.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at New IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the expected number of shares of New IAC common stock and percent of such class listed includes vested New IAC stock options and assumes the conversion of any shares of New IAC Class B common stock owned by such person and the vesting of any New IAC stock options and/or RSUs scheduled to occur within sixty days of May 31, 2020, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of New IAC Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of New IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of New IAC common stock and ten votes for each share of New IAC Class B common stock.

	New IAC Common Stock			New IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned	Number of Shares Owned		% of Class Owned	(All Classes) %
T. Rowe Price Associates, Inc	12,344,319	(1)	15.6%	—		—	9.0%
100 East Pratt Street
Baltimore, MD 21202
The Vanguard Group	7,028,076	(2)	8.9%	—		—	5.1%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	6,699,527	(3)	8.5%	—		—	4.9%
55 East 52nd Street
New York, NY 10055
Barry Diller	7,233,984	(4)	8.4%	5,789,499	(5)	100%	42.9%
Chelsea Clinton	31,551	(6)	*	—		—	*
Michael D. Eisner	40,821	(7)	*	—		—	*
Bonnie S. Hammer	14,434	(8)	*	—		—	*
Victor A. Kaufman	82,876	(9)	*	—		—	*
Joseph Levin	1,268,127	(10)	1.6%	—		—	*
Bryan Lourd	25,886	(11)	*	—		—	*
David Rosenblatt	45,476	(12)	*	—		—	*
Glenn H. Schiffman	268,086	(13)	*	—		—	*
Alan G. Spoon	101,338	(14)	*	—		—	*
Mark Stein	533,156	(15)	*	—		—	*
Alexander von Furstenberg	512,057	(5)(16)	*	446,053	(5)	7.7%	3.3%
Diane von Furstenberg	3,829,146	(5)(17)	4.5%	3,692,425	(5)	63.8%	27.0%
Gregg Winiarski	478,173	(18)	*	—		—	*
Richard F. Zannino	38,200	(19)	*	—		—	*
All current named executives and directors as a group (14 persons)	10,226,767		11.5%	5,789,499		100%	44.3%

*
The percentage of shares beneficially owned is not expected to exceed 1% of the class or voting power (of all classes).

(1)
Based upon information regarding IAC holdings reported by way of Amendment No. 3 to a Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC on February 14, 2020. Price Associates beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Price Associates has sole voting and sole dispositive power over 4,818,008 and 12,344,319 shares of IAC common stock, respectively, listed in the table above.

(2)
Based upon information regarding IAC holdings reported by way of Amendment No. 7 to a Schedule 13G filed by The Vanguard Group ("Vanguard") with the SEC on February 12, 2020. Vanguard beneficially owns the IAC holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 58,562, 22,359, 6,954,287 and 73,789 shares of IAC common stock, respectively, listed in the table above.

(3)
Based upon information regarding IAC holdings reported by way of Amendment No. 3 to a Schedule 13G filed by BlackRock, Inc. ("BlackRock") with the SEC on February 10, 2020.

  BlackRock beneficially owns the IAC holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting and sole dispositive power over 5,739,325 and 6,669,527 shares of IAC common stock, respectively, listed in the table above.

(4)
Based upon (i) 4,138,488 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held in trusts for the benefit of certain members of Mr. Diller's family, (ii) 1,651,011 shares of IAC Class B common stock held directly by Mr. Diller, (iii) 136,711 shares of IAC common stock held by a trust for the benefit of certain members of Mr. Diller's family, (iv) 6,063 shares of IAC common stock held directly by Mr. Diller (v) 1,711 shares of IAC common stock held by a private foundation and (vii) vested options to purchase 1,300,000 shares of IAC common stock.

Mr. Diller has sole investment power over, and his spouse, Diane von Furstenberg, has sole voting power over, 3,692,435 shares of IAC Class B common stock and 136,711 shares of IAC common stock. Mr. Diller may be deemed to have the right to acquire investment power over 446,053 shares of IAC Class B common stock in the next sixty days as a result of his ability to designate a replacement for Mr. von Furstenberg as investment adviser of the family trust that holds such shares (see footnotes 5 and 16). Mr. Diller has shared voting and investment power over the IAC securities described in (v) above, as to which he disclaims beneficial ownership.

(5)
Based upon the total number of shares of IAC Class B common stock outstanding, which includes (i) 3,692,435 shares collectively held by trusts for the benefit of certain members of Mr. Diller's family and over which he has sole investment power and his spouse has sole voting power, (ii) 1,651,011 shares of IAC Class B common stock held directly by Mr. Diller and (iii) 446,053 shares held by a family trust over which Mr. von Furstenberg has sole voting and investment power.

(6)
Based upon (i) 30,206 shares of IAC common stock held directly by Ms. Clinton and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(7)
Based upon (i) 39,476 shares of IAC common stock held directly by Mr. Eisner and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(8)
Based upon (i) 13,089 shares of IAC common stock held directly by Ms. Hammer and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(9)
Based upon shares of IAC common stock held directly by Mr. Kaufman.

(10)
Based upon (i) 130,627 shares of IAC common stock held directly by Mr. Levin and (ii) vested options to purchase 1,137,500 shares of IAC common stock.

(11)
Based upon (i) 24,541 shares of IAC common stock held directly by Mr. Lourd and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(12)
Based upon (i) 44,131 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(13)
Based upon (i) 4,586 shares of IAC common stock held directly by Mr. Schiffman and (ii) 263,500 vested options to purchase shares of IAC common stock.

(14)
Based upon (i) 99,993 shares of IAC common stock held directly by Mr. Spoon and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(15)
Based upon (i) 70,656 shares of IAC common stock held directly by Mr. Stein and (ii) vested options to purchase 462,500 shares of IAC common stock.

(16)
Based upon (i) 446,053 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held by a family trust and over which Mr. von Furstenberg currently has sole voting and investment power, (ii) 64,659 shares of IAC common stock held directly by Mr. von Furstenberg and (iii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

(17)
Based upon (i) 3,692,435 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, and (ii) 136,711 shares of IAC common stock, all of which are collectively held by trusts for the benefit of certain members of Mr. Diller's family (the same trusts referred to in footnotes 4 and 5 above) and over which Ms. von Furstenberg has sole voting power and Mr. Diller has sole investment power.

(18)
Based upon (i) 34,168 shares of IAC common stock held directly by Mr. Winiarski and (ii) vested options to purchase 444,005 shares of IAC common stock.

(19)
Based upon (i) 36,855 shares of IAC common stock held directly by Mr. Zannino and (ii) 1,345 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next sixty days, subject to continued service.

 DESCRIPTION OF NEW IAC CAPITAL STOCK

        The following is a description of the material terms of New IAC's capital stock at the time of the Separation. The following description is not meant to be complete and is qualified by reference to the forms of certificate of incorporation and bylaws that New IAC will implement immediately prior to the Separation and the DGCL. The forms of New IAC's amended and restated certificate of incorporation and bylaws, as these documents are expected to be in effect at the time of the Separation, will be substantially similar to the certificate of incorporation and bylaws of IAC as in effect immediately prior to the completion of the Separation and are filed as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain copies of these documents, see "Where You Can Find More Information." We urge you to read the forms of New IAC's certificate of incorporation and bylaws in their entirety.

New IAC Authorized Capital Stock

        If the stockholder approvals described in this prospectus are obtained at the IAC annual meeting and Match special meeting and the Separation is completed, New IAC's authorized capital stock will consist of 1,600,000,000 shares of New IAC common stock, par value $0.001 per share, 400,000,000 shares of New IAC Class B common stock, par value $0.001 per share, and 100,000,000 shares of New IAC preferred stock, par value $0.01.

New IAC Common Stock

        In general, the holders of New IAC common stock will vote together as a single class with the holders of New IAC Class B common stock on all matters, including the election of directors, that the holders of New IAC common stock, acting as a single class, will be entitled to elect twenty-five percent (25%) of the total number of New IAC directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of New IAC common stock will entitle the holder to one vote per share. The New IAC certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of New IAC preferred stock created by the New IAC board of directors from time to time, the holders of New IAC common stock will be entitled, share-for-share with the holders of the New IAC Class B common stock, to such dividends as may be declared from time to time by the New IAC board of directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive, pro rata, share-for-share with the holders of the New IAC Class B common stock, all assets available for distribution after payment of a proper amount to the holders of any series of New IAC preferred stock that may be issued in the future.

New IAC Class B Common Stock

        In general, the holders of New IAC Class B common stock will vote together as a single class with the holders of New IAC common stock on all matters, including the election of directors. The holders of New IAC Class B common stock will be entitled to ten votes per share. The New IAC certificate of incorporation will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of New IAC preferred stock created by the New IAC board of directors from time to time, the holders of New IAC Class B common stock will be entitled, share-for-share with the holders of the New IAC common stock, to such dividends as may be declared from time to time by the New IAC board of directors from funds legally available for the payment of dividends, and, upon liquidation, dissolution or winding up, will be entitled to receive pro rata, share-for-share with the holders of the New IAC common stock, all assets available for distribution after payment of a proper amount to the holders of any series of New IAC preferred stock that may be issued in the future.

New IAC Preferred Stock

        New IAC will have the authority to issue shares of New IAC preferred stock from time to time in one or more series. The New IAC board of directors will have the authority, by resolution, to designate the powers, preferences, rights, qualifications, limitations and restrictions of New IAC preferred stock. At the time of Separation, there will be designated a series of New IAC voting preferred stock, par value $0.01 per share. All outstanding shares of such series at closing will be held by a wholly owned subsidiary of New IAC, which entity currently holds certain IAC securities. The number of shares of New IAC voting preferred stock to be authorized and issued, and the liquidation preference and dividend rate of the New IAC voting preferred stock, will be determined in connection with the closing in accordance with the terms of the transaction agreement.

Effect of Delaware Anti-Takeover Statute

        New IAC will be subject to Section 203 of the DGCL, which generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving New IAC and the interested stockholder and a sale of more than 10% of New IAC's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of a corporation's outstanding voting stock and any entity or person affiliated or associated with such entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting stock. New IAC will not "opt out" of the provisions of Section 203, and following the Separation will remain subject to the provisions of Section 203.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, and vote of stockholders or disinterested directors or otherwise.

        The New IAC certificate of incorporation and by-laws will provide for indemnification of New IAC's directors and officers (and their legal representatives), and of those serving at the request of the New IAC board of directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that New IAC will indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the New IAC board of directors. The by-laws will provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, New IAC's directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that New IAC's officers and directors also serve as executive officers or directors of subsidiaries of New IAC, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. New IAC will have policies of directors' and officers' liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. New IAC believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The New IAC certificate of incorporation will provide for such limitation of liability.

Action by Written Consent

        Under Section 228 of the DGCL, unless a corporation's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing not less than the minimum number of votes necessary to authorize or take such action at a meeting. The certificate of incorporation that will be in effect following the Separation will also not expressly prohibit action by the written consent of stockholders.

Listing

        New IAC intends to apply to list shares of New IAC common stock on the NASDAQ under the symbol "IAC." It is currently intended that New IAC will be renamed "IAC/InterActiveCorp."

Transfer Agent

        The transfer agent for the shares of New IAC common stock and New IAC Class B common stock following the Separation will be Computershare Trust Company, N.A.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the shares of New IAC common stock being offered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to New IAC and New IAC common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this prospectus is not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

        As a result of the Separation, New IAC will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        We intend to furnish holders of New IAC common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this prospectus or to which this prospectus has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

LEGAL MATTERS

        Gregg Winiarski, Executive Vice President, General Counsel & Secretary of New IAC, will pass upon the validity of the New IAC common stock on behalf of New IAC. Mr. Winiarski owns shares of IAC common stock and holds equity awards under certain of IAC's equity compensation plans, and is expected to receive shares of New IAC common stock and equity awards under certain of New IAC's equity compensation plans in connection with the separation transaction described herein.

EXPERTS

IAC Holdings, Inc.

        The combined financial statements of IAC Holdings, Inc. at December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Care.com, Inc.

        The consolidated financial statements of Care.com, Inc. at December 31, 2019, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 29, 2018 and for each of the two years ended December 29, 2018, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ANNEX A

COMBINED FINANCIAL STATEMENTS OF IAC HOLDINGS, INC. (NEW IAC)

Index to Financial Statements

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEET

(Unaudited)

	March 31, 2020	December 31, 2019
	(In thousands)
ASSETS
Cash and cash equivalents	$2,029,071	$839,796
Short-term investments	20,000	—
Marketable securities	49,912	—
Accounts receivable, net of allowance and reserves of $28,075 and $24,148, respectively	207,581	181,875
Note receivable—related party	27,172	55,251
Other current assets	147,714	152,334

Total current assets	2,481,450	1,229,256
Property, capitalized software and equipment, net of accumulated depreciation and amortization	271,477	305,414
Goodwill	1,816,723	1,616,867
Intangible assets, net of accumulated amortization	452,096	350,150
Long-term investments	296,491	347,975
Other non-current assets	273,009	247,746

TOTAL ASSETS	$5,591,246	$4,097,408

LIABILITIES AND PARENT'S EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	90,983	72,452
Deferred revenue	215,671	178,647
Accrued expenses and other current liabilities	342,875	320,473

Total current liabilities	663,279	585,322
Long-term debt, net	228,643	231,946
Income taxes payable	6,076	6,410
Deferred income taxes	64,697	44,459
Other long-term liabilities	189,547	180,307
Redeemable noncontrolling interests	42,152	43,818
Commitments and contingencies
PARENT'S EQUITY:
Invested capital	3,935,166	2,547,251
Accumulated other comprehensive loss	(17,926)	(12,226)

IAC/InterActiveCorp equity in IAC Holdings, Inc. and subsidiaries	3,917,240	2,535,025
Noncontrolling interests	479,612	470,121

Total parent's equity	4,396,852	3,005,146

TOTAL LIABILITIES AND PARENT'S EQUITY	$5,591,246	$4,097,408

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Revenue	$684,124	$641,220
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	179,327	139,848
Selling and marketing expense	308,207	303,198
General and administrative expense	173,741	154,451
Product development expense	61,963	44,425
Depreciation	15,492	11,140
Amortization of intangibles	45,759	22,341
Goodwill impairment	211,973	—

Total operating costs and expenses	996,462	675,403

Operating loss	(312,338)	(34,183)
Interest expense	(2,217)	(3,267)
Other expense, net	(57,448)	(5,417)

Loss before income taxes	(372,003)	(42,867)
Income tax benefit	41,432	29,194

Net loss	(330,571)	(13,673)
Net loss (earnings) attributable to noncontrolling interests	2,372	(574)

Net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(328,199)	$(14,247)

Stock-based compensation expense by function:
Cost of revenue	$18	$24
Selling and marketing expense	1,276	1,321
General and administrative expense	33,646	30,467
Product development expense	2,241	2,863

Total stock-based compensation expense	$37,181	$34,675

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net loss	$(330,571)	$(13,673)
Other comprehensive (loss) income, net of income taxes:
Change in foreign currency translation adjustment	(6,630)	2,088
Change in unrealized gains and losses on available-for-sale marketable debt securities	(12)	(3)

Total other comprehensive (loss) income, net of income taxes	(6,642)	2,085

Comprehensive loss, net of income taxes	(337,213)	(11,588)
Components of comprehensive loss (income) attributable to noncontrolling interests:
Net loss (earnings) attributable to noncontrolling interests	2,372	(574)
Change in foreign currency translation adjustment attributable to noncontrolling interests	979	(463)
Change in unrealized gains and losses of available-for-sale marketable debt securities attributable to noncontrolling interests	—	(1)

Comprehensive loss (income) attributable to noncontrolling interests	3,351	(1,038)

Comprehensive loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(333,862)	$(12,626)

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF PARENT'S EQUITY

Three Months Ended March 31, 2020 and 2019

(Unaudited)

		IAC/InterActiveCorp Equity in

		IAC Holdings, Inc.

	Redeemable Noncontrolling Interests	Invested Capital	Accumulated Other Comprehensive (Loss) Income	Total IAC/ InterActiveCorp Equity in IAC Holdings, Inc.	Noncontrolling Interests	Total Parent's Equity
		(in thousands)
Balance as of December 31, 2019	$43,818	$2,547,251	$(12,226)	$2,535,025	$470,121	$3,005,146
Net loss	(1,032)	(328,199)	—	(328,199)	(1,340)	(329,539)
Other comprehensive income (loss), net of income taxes	99	—	(5,663)	(5,663)	(1,078)	(6,741)
Stock-based compensation expense	15	11,389	—	11,389	22,211	33,600
Purchase of redeemable noncontrolling interests	(3,165)	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	2,418	(2,418)	—	(2,418)	—	(2,418)
Issuance of ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	6,996	(37)	6,959	(10,302)	(3,343)
Purchase of ANGI Homeservices treasury stock	—	(38,971)	—	(38,971)	—	(38,971)
Net increase in IAC/InterActiveCorp's investment in IAC Holdings, Inc.	—	1,739,118	—	1,739,118	—	1,739,118
Other	(1)	—	—	—	—	—

Balance as of March 31, 2020	$42,152	$3,935,166	$(17,926)	$3,917,240	$479,612	$4,396,852

Balance as of December 31, 2018	$65,687	$2,296,583	$(12,541)	$2,284,042	$400,358	$2,684,400
Net (loss) earnings	(1,051)	(14,247)	—	(14,247)	1,625	(12,622)
Other comprehensive income, net of income taxes	186	—	1,621	1,621	278	1,899
Stock-based compensation expense	42	15,393	—	15,393	19,240	34,633
Purchase of redeemable noncontrolling interests	(3,182)	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	10,242	(10,242)	—	(10,242)	—	(10,242)
Issuance of ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	(25,097)	7	(25,090)	9,108	(15,982)
Net decrease in IAC/InterActiveCorp's investment in IAC Holdings, Inc.	—	(21,213)	—	(21,213)	—	(21,213)
Other	(10)	—	—	—	—	—

Balance as of March 31, 2019	$71,914	$2,241,177	$(10,913)	$2,230,264	$430,609	$2,660,873

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net loss	$(330,571)	$(13,673)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	37,181	34,675
Amortization of intangibles	45,759	22,341
Depreciation	15,492	11,140
Bad debt expense	19,929	15,009
Goodwill impairment	211,973	—
Deferred income taxes	(13,759)	(29,945)
Losses on equity securities, net	51,473	240
Other adjustments, net	10,354	12,105
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(27,216)	(40,270)
Other assets	310	4,682
Accounts payable and other liabilities	(7,971)	(31,821)
Income taxes payable and receivable	1,564	1,107
Deferred revenue	24,653	17,004

Net cash provided by operating activities	39,171	2,594

Cash flows from investing activities:
Acquisitions, net of cash acquired	(532,857)	(21,555)
Capital expenditures	(14,810)	(15,924)
Proceeds from maturities of marketable debt securities	—	25,000
Net proceeds from the sale of businesses and investments	1,476	20,276
Decrease in notes receivable—related party	27,691	—
Other, net	(110)	(2,137)

Net cash (used in) provided by investing activities	(518,610)	5,660

Cash flows from financing activities:
Principal payments on ANGI Homeservices Term Loan	(3,438)	(3,438)
Principal payments on related-party debt	—	(2,500)
Purchase of ANGI Homeservices treasury stock	(38,512)	—
Proceeds from the exercise of ANGI Homeservices stock options	—	573
Withholding taxes paid on behalf of ANGI Homeservices employees on net settled stock-based awards	(3,222)	(16,544)
Purchase of noncontrolling interests	(3,165)	(3,182)
Transfers from (to) IAC/InterActiveCorp	1,720,618	(38,856)
Other, net	(465)	—

Net cash provided by (used in) financing activities	1,671,816	(63,947)

Total cash provided (used)	1,192,377	(55,693)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,897)	325

Net increase (decrease) in cash and cash equivalents and restricted cash	1,189,480	(55,368)
Cash and cash equivalents and restricted cash at beginning of period	840,732	886,836

Cash and cash equivalents and restricted cash at end of period	$2,030,212	$831,468

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Separation

        On December 19, 2019, IAC/InterActiveCorp ("IAC") entered into a Transaction Agreement (as amended as of April 28, 2020, the "Transaction Agreement") with Match Group, Inc. ("MTCH"), IAC Holdings, Inc., a direct wholly owned subsidiary of IAC ("New IAC" or the "Company"), and Valentine Merger Sub LLC, an indirect wholly owned subsidiary of IAC. Subject to the terms and conditions set forth in the Transaction Agreement, if the transactions contemplated by the Transaction Agreement are consummated, the businesses of MTCH will be separated from the remaining businesses of IAC through a series of transactions that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed Match Group, Inc. ("New Match") and which will own the businesses of MTCH and certain IAC financing subsidiaries, and (2) New IAC, which will be renamed IAC/InterActiveCorp and which will own IAC's other businesses—and the pre-transaction stockholders of MTCH (other than IAC) owning shares in New Match. Completion of the separation, which is expected to occur in the second quarter of 2020, is subject to a number of conditions, including approval by a majority of the disinterested shareholders of MTCH, approval of IAC's shareholders and other customary conditions and approvals. This transaction is referred to as the "Separation".

Basis of Presentation and Combination

        In connection with the Separation, IAC Holdings, Inc. was incorporated as a Delaware corporation in November 2019. IAC Holdings, Inc. does not engage in any business or other activities other than in connection with the Separation. In contemplation of the Separation: (1) effective January 1, 2020, all employees of the IAC/InterActiveCorp legal entity became employees of the IAC Holdings, Inc. legal entity and (2) during the first quarter of 2020, IAC contributed $1.1 billion in cash to IAC Holdings, Inc. in connection with the transfer of the centrally-managed U.S. treasury function from January 1, 2020 to IAC Holdings, Inc. The legal entity financial statements of IAC Holdings, Inc. are included in "Note 12—IAC Holdings, Inc. Legal Entity Financial Statements".

        The historical combined financial statements of IAC Holdings, Inc. and the businesses comprising New IAC have been derived from the consolidated financial statements and accounting records of IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of IAC Holdings, Inc. and the businesses comprising New IAC since their respective dates of acquisition by IAC and the allocation to New IAC of certain IAC corporate expenses relating to New IAC based on the historical financial statements and accounting records of IAC. For the purpose of these financial statements, income taxes have been computed as if the entities comprising New IAC filed tax returns on a standalone, separate basis. The financial statements have been prepared on a combined, rather than consolidated, basis as the final steps of the legal reorganization, which will result in the contribution of all the entities that will comprise New IAC as of the date of the Separation, are not yet complete.

        As used herein, "New IAC," the "Company," "we," "our" or "us" and similar terms in these historical combined financial statements refer to IAC Holdings, Inc. and the businesses comprising New IAC (unless the context requires otherwise).

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company prepares its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP").

        All intercompany transactions and balances between and among the Company and the entities comprising the Company have been eliminated. All intercompany transactions between (i) New IAC and (ii) IAC and its subsidiaries are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as "Invested capital."

        In management's opinion, the assumptions underlying the historical combined financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that we may have incurred as an independent, stand-alone company for the periods presented.

        The accompanying unaudited combined financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited combined financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The accompanying unaudited interim combined financial statements should be read in conjunction with the annual audited combined financial statements of the Company and notes thereto for the year ended December 31, 2019.

COVID-19 Update

        The Company's business could be materially and adversely affected by the outbreak of COVID-19, which has been declared a "pandemic" by the World Health Organization.

        Through March 31, 2020, the Company's ANGI Homeservices business has experienced a decline in demand for home services requests, driven primarily by decreases in demand in certain categories of jobs (particularly non-essential projects) and decreases in demand in regions most affected by the COVID-19 outbreak, which the Company attributes both to the unwillingness of consumers to interact with service professionals face-to-face or have service professionals in their homes, and to lower levels of consumer confidence and discretionary income generally. In addition, with respect to the Company's ad-supported businesses, the Company has experienced a meaningful decrease in advertising rates across the Company's various properties (as much as 30% year over year).

        In connection with the first quarter close of its books, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its assets. The Company determined, as of March 31, 2020, the fair value for those assets for which COVID-19 was deemed to be an indicator of possible impairment and identified the following impairments:

  •
  a $212.0 million impairment related to the goodwill of the Desktop reporting unit;

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit;

  •
  a $51.5 million impairment of certain equity securities without readily determinable fair values; and

  •
  a $7.5 million impairment of a note receivable and a warrant related to certain investees.

        The extent to which developments related to the COVID-19 outbreak and measures designed to curb its spread continue to impact the Company's business, financial condition and results of operations will depend on future developments, all of which are highly uncertain and many of which are beyond the Company's control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel, non-essential services and other activity, and public reactions to these developments. For example, these developments and measures have resulted in rapid and adverse changes to the operating environment in which we do business, as well as significant uncertainty concerning the near and long term economic ramifications of the COVID-19 outbreak, which have adversely impacted our ability to forecast our results and respond in a timely and effective manner to trends related to the COVID-19 outbreak. The longer the global outbreak and measures designed to curb the spread of the virus continue to adversely affect levels of consumer confidence, discretionary spending and the willingness of consumers to interact with other consumers, vendors and service providers face-to-face (and in turn, adversely affect demand for the Company's various products and services), the greater the adverse impact is likely to be on the Company's business, financial condition and results of operations and the more limited will be the Company's ability to try and make up for delayed or lost revenues.

Nature of Operations

        The Company operates Vimeo, Dotdash and Care.com, among many other online businesses, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

ANGI Homeservices

        Our ANGI Homeservices segment includes the North American (United States and Canada) and European businesses and operations of ANGI Homeservices Inc. ("ANGI"). On September 29, 2017, the Company's HomeAdvisor business and Angie's List Inc. ("Angie's List") combined under a new publicly traded company called ANGI Homeservices Inc. (the "Combination"). At March 31, 2020, the Company's economic interest and voting interest in ANGI were 84.9% and 98.3%, respectively.

        ANGI Homeservices Inc. connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers. Approximately 250,000 domestic service professionals find work through ANGI and consumers turn to at least one of our brands to find a professional for more than 25 million projects each year. ANGI has established category-transforming products with brands such as HomeAdvisor, Angie's List, Handy and Fixd Repair.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On January 25, 2019, ANGI completed the acquisition of Fixd Repair, a home warranty and service company. ANGI also owns and operates Handy, a leading platform in the United States for connecting individuals looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals, and mHelpDesk, a provider of cloud-based field service software for small to mid-size businesses. In addition to its market-leading U.S. operations, ANGI owns leading home services online marketplaces in France (Travaux), Germany (MyHammer), Netherlands (Werkspot), United Kingdom (MyBuilder Limited or "MyBuilder," which we acquired a controlling interest in on March 24, 2017), Canada (HomeStars Inc. or "HomeStars," which we acquired a controlling interest in on February 8, 2017) and Italy (Instapro), as well as operations in Austria (MyHammer).

Vimeo

        Vimeo operates a global video platform for creative professionals, small and medium businesses ("SMBs"), organizations and enterprises to connect with their audiences, customers and employees. Vimeo provides cloud-based Software-as-a-Service ("SaaS") offerings that allow customers to create, host, stream, monetize, analyze and distribute videos online and across devices. Vimeo also sold live streaming accessories through its hardware business, which was sold on March 29, 2019.

        On May 28, 2019, Vimeo completed the acquisition of Magisto, a video creation service enabling consumers and businesses to create short-form videos.

Dotdash

        Dotdash is a portfolio of digital publishing brands providing expert information and inspiration in select vertical content categories.

Applications

        Our Applications segment consists of our Desktop business and Mosaic Group, our mobile business. Through these businesses, we are a leading provider of global, advertising-driven desktop and subscription-based mobile applications.

        Through our Desktop business, we own and operate a portfolio of desktop browser applications that provide users with access to a wide variety of online content, tools and services. We provide users who download our desktop browser applications with new tab search services, as well as the option of default browser search services. We distribute our desktop browser applications to consumers free of charge on an opt-in basis directly through direct to consumer (primarily Chrome Web Store) and partnership distribution channels.

        Through Mosaic Group, we are a leading provider of global subscription mobile applications through Apalon, iTranslate and TelTech. Apalon is a leading mobile development company with one of the largest and most popular application portfolios worldwide. iTranslate develops and distributes some of the world's most downloaded mobile translation applications, enabling users to read, write, speak and learn foreign languages anywhere in the world. TelTech develops and distributes unique and innovative mobile communications applications that help protect consumer privacy.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Ask Media Group

        Ask Media Group is a collection of websites providing general search services, and to a lesser extent, content that help users find the information they need.

Emerging & Other

        Our Emerging & Other segment primarily includes:

  •
  Care.com, a leading global platform for finding and managing family care, designed to meet the evolving needs of today's families and caregivers, and provider of household payroll and tax services and customized corporate benefits packages covering the care needs of working families, which was acquired on February 11, 2020;

  •
  Bluecrew, a technology driven staffing platform exclusively for flexible W-2 work;

  •
  NurseFly, a platform to efficiently connect temporary healthcare professionals with job opportunities, which we acquired a controlling interest in on June 26, 2019;

  •
  The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;

  •
  College Humor Media, a provider of digital content, including its subscription only property, Dropout.tv, for periods prior to its sale on March 16, 2020; and

  •
  IAC Films, a provider of production and producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States and internationally.

Accounting Estimates

        Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

        On an ongoing basis, the Company evaluates its estimates and judgments, including those related to: the fair values of cash equivalents and marketable debt securities; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the determination of revenue reserves; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of definite-lived intangible assets and property, capitalized software and equipment; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; contingencies; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates and judgments on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Investments in Equity Securities

        Investments in equity securities, other than those of the Company's combined subsidiaries and those accounted for under the equity method, if applicable, are accounted for at fair value or under the measurement alternative of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, with any changes to fair value recognized within other income (expense), net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company's assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge within other income (expense), net. See "Note 5—Financial Instruments and Fair Value Measurements" for additional information on the impairments of certain equity securities without readily determinable fair values recorded in the quarter ended March 31, 2020.

        In the event the Company has investments in the common stock or in-substance common stock of entities in which the Company has the ability to exercise significant influence over the operating and financial matters of the investee, but does not have a controlling financial interest, are accounted for using the equity method and are included in "Long-term investments" in the accompanying combined balance sheet. At March 31, 2020 and December 31, 2019, the Company did not have any investments accounted for using the equity method.

General Revenue Recognition

        Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in the amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.

        The Company's disaggregated revenue disclosures are presented in "Note 8—Segment Information."

        Prior to January 1, 2020, ANGI's Handy business recorded revenue on a net basis. Effective January 1, 2020, the Company modified the Handy terms and conditions so that Handy, rather than the service professional, has the contractual relationship with the consumer to deliver the service and Handy, rather than the consumer, has the contractual relationship with the service professional. Consumers request services and pay for such services directly through the Handy platform and then

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Handy fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. This change in contractual terms requires gross revenue accounting treatment effective January 1, 2020. Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can request services through a HomeAdvisor platform and pay HomeAdvisor for the services directly. HomeAdvisor then fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Revenue from HomeAdvisor's pre-priced product offering is also recorded on a gross basis effective January 1, 2020. In addition to changing the presentation of revenue to gross from net, the timing of revenue recognition will change for pre-priced jobs and will be later than the timing of existing consumer connection revenue for HomeAdvisor because the Company will not be able to record revenue, generally, until the service professional completes the job on the Company's behalf. The change to gross revenue reporting for Handy and HomeAdvisor's pre-priced product offering, effective January 1, 2020, resulted in an increase in revenue of $15.2 million during the three months ended March 31, 2020.

  Deferred Revenue

        Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company's performance. The Company's deferred revenue is reported on a contract by contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the term of the applicable subscription period or expected completion of the Company's performance obligation is one year or less. The current and non-current deferred revenue balances at December 31, 2019 are $178.6 million and $1.3 million, respectively. During the three months ended March 31, 2020, the Company recognized $90.9 million of revenue that was included in the deferred revenue balance as of December 31, 2019. During the three months ended March 31, 2019, the Company recognized $76.0 million of revenue that was included in the deferred revenue balance as of December 31, 2018. The current and non-current deferred revenue balances at March 31, 2020 are $215.7 million and $1.3 million, respectively. Non-current deferred revenue is included in "Other long-term liabilities" in the accompanying combined balance sheet.

  Practical Expedients and Exemptions

        As permitted under the practical expedient available under ASU No. 2014-09, Revenue from Contracts with Customers, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which the Company has the right to invoice for services performed.

        For sales incentive programs where the customer relationship period is one year or less, the Company has elected the practical expedient to expense the costs as incurred. The amount of capitalized sales commissions where the customer relationship period is greater than one year is $47.5 million and $42.4 million at March 31, 2020 and December 31, 2019, respectively.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Allowance for Doubtful Accounts and Revenue Reserve

        The following table presents the changes in the allowance for doubtful accounts for three months ended March 31, 2020:

Three Months Ended March 31, 2020
(In thousands)
Balance at January 1	$20,257
Current period provision of bad debt	19,193
Write-offs charged against the allowance	(16,528)
Recoveries collected	736

Balance at March 31	$23,658

        The revenue reserve was $4.4 million and $3.9 million at March 31, 2020 and December 31, 2019, respectively. The total allowance for doubtful accounts and revenue reserve was $28.1 million and $24.1 million as of March 31, 2020 and December 31, 2019, respectively.

Certain Risks and Concentrations—Services Agreement with Google

        IAC and Google are party to a services agreement (the "Services Agreement"). If the Separation is consummated, IAC shall assign the Services Agreement to the Company. A meaningful portion of the Company's revenue is attributable to the Services Agreement. In addition, the Company earns certain other advertising revenue from Google that is not attributable to the Services Agreement. For the three months ended March 31, 2020 and 2019, total revenue earned from Google was $138.9 million and $195.8 million, representing 20% and 31%, respectively, of the Company's combined revenue. Accounts receivable related to revenue earned from Google totaled $48.7 million and $53.0 million at March 31, 2020 and December 31, 2019, respectively.

        Revenue attributable to the Services Agreement is earned by the Desktop business within the Applications segment and by the Ask Media Group segment. For the three months ended March 31, 2020 and 2019, revenue earned from the Services Agreement was $46.1 million and $88.1 million, respectively, within the Applications segment and $80.5 million and $94.8 million, respectively, within the Ask Media Group segment.

        The current Services Agreement was scheduled to expire on March 31, 2020. On February 11, 2019, IAC and Google amended the Services Agreement, effective as of April 1, 2020. The amendment extends the expiration date of the agreement to March 31, 2023; provided that during September 2020 and during each September thereafter, either party may, after discussion with the other party, terminate the Services Agreement, effective on September 30 of the year following the year such notice is given. IAC believes that the amended agreement, taken as a whole, is comparable to the pre-amendment agreement with Google. The Services Agreement requires that the Company comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

general and thereby impact the Company as well as other companies. These policy and guideline updates could in turn require modifications to, or prohibit and/or render obsolete certain of the Company's products, services and/or business practices, which could be costly to address or otherwise have an adverse effect on the Company's combined financial condition and results of operations, particularly the Desktop business and Ask Media Group. From time to time, Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have negatively impacted the Desktop business and Google may do so in the future.

Adoption of New Accounting Pronouncements

  Adoption of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

        The Company adopted ASU No. 2016-13 effective January 1, 2020. The standard significantly changes how entities measure credit losses for most financial assets, including accounts receivable. ASU No. 2016-13 replaces the "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. The Company adopted ASU No. 2016-13 using the modified retrospective approach and there was no cumulative effect arising from the adoption. The adoption of ASU No. 2016-13 did not have a material impact on the Company's combined financial statements.

  Adoption of ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

        The Company adopted ASU No. 2019-12 effective January 1, 2020, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU No. 2019-12 on January 1, 2020 using the modified retrospective basis for those amendments that are not applied on a prospective basis. The adoption of ASU No. 2019-12 did not have a material impact on the Company's combined financial statements.

NOTE 2—INCOME TAXES

        The Company is included within IAC's tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, current and deferred income tax benefit/provision have been computed for the entities comprising the Company on an as if standalone, separate return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—INCOME TAXES (Continued)

interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision in the quarter in which the change occurs.

        We have calculated the provision for income taxes during the March 31, 2020 period by applying an estimate of the annual effective tax rate for the full fiscal year to ordinary loss (pretax loss excluding unusual or infrequently occurring discrete items) for the reporting period. We have used a discrete effective tax rate method to calculate domestic taxes for the three months ended March 31, 2019. We determined that since small changes in estimated ordinary income would result in significant changes in the estimated annual effective tax rate, the historical method would not provide a reliable estimate for the three months ended March 31, 2019.

        On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act provides opportunities for additional liquidity, loan guarantees, and other government programs to support companies affected by the COVID-19 pandemic and their employees. Based on the Company's preliminary analysis of the CARES Act, New IAC expects to avail itself of the following:

  •
  a refund of federal income taxes due to a five-year carryback of net operating loss incurred in 2019;

  •
  accelerated depreciation deductions; and

  •
  a deferral of 2020 employer social security payroll taxes.

        The Company continues to review and consider worldwide government programs related to the COVID-19 pandemic; however, the Company does not expect the impact of these programs to be material.

        For the three months ended March 31, 2020, the Company recorded an income tax benefit of $41.4 million which represents an effective income tax rate of 11%. The effective income tax rate is lower than the statutory rate of 21% due primarily to the non-deductible portion of Desktop goodwill impairment charge and unbenefited losses related to other investments, partially offset by a revaluation of net operating loss deferred taxes due to the CARES Act. For the three months ended March 31, 2019, the Company recorded an income tax benefit of $29.2 million which represents an effective income tax rate of 68%. The effective income tax rate is higher than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—INCOME TAXES (Continued)

        Upon the Separation, the Company will be allocated a portion of tax attributes related to the IAC consolidated federal and state tax filings pursuant to the Internal Revenue Code and applicable state law. This allocation will require that the Company's net deferred tax liability (computed on an as if standalone, separate return basis) be adjusted as of the Separation date with a corresponding adjustment to additional paid-in capital. The final allocation of tax attributes and resulting adjustment to the Company's deferred taxes will be impacted by multiple factors, including, but not limited to, the ultimate date of the Separation and the amount of taxable income or loss generated by the IAC consolidated tax group in the year of the Separation.

        The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.

        The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of IAC's federal income tax returns for the years ended December 31, 2010 through 2016, which includes the operations of the Company, resulting in reductions to the research credits claimed. The IRS is expected to begin an audit of the year ended December 31, 2017 in the second quarter of 2020. The statute of limitations for the years 2010 through 2012 has been extended to November 30, 2020 and the statute of limitations for the years 2013 through 2016 has been extended to March 31, 2021. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.

        At March 31, 2020 and December 31, 2019, unrecognized tax benefits, including interest and penalties, are $16.7 million and $20.3 million, respectively. Unrecognized tax benefits, including interest and penalties, at March 31, 2020 decreased by $3.6 million due primarily to the effective settlement of certain prior year tax positions with the IRS relating to research credits. If unrecognized tax benefits at March 31, 2020 are subsequently recognized, $15.3 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount as of December 31, 2019 was $18.9 million. The Company believes it is reasonably possible that its unrecognized tax benefits could decrease by $6.4 million by March 31, 2021, due primarily to expirations of statutes of limitations and other settlements, $6.2 million of which would reduce the income tax provision.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3—BUSINESS COMBINATION

Care.com

        On February 11, 2020, IAC acquired 100% of Care.com, a leading global platform for finding and managing family care, for a total purchase price of $627.5 million, which includes cash consideration of $587.0 million paid by the Company and the settlement of all outstanding vested employee equity awards for $40.5 million paid by Care.com prior to the completion of the acquisition. The Company's purchase accounting is not yet complete, including the determination of purchase price and the allocation of purchase price to the fair value of assets acquired and liabilities assumed. These preliminary values are subject to revision and are not expected to be finalized until the fourth quarter of 2020.

        The financial results of Care.com are included in the Company's combined financial statements, within the Emerging & Other segment, beginning February 11, 2020. For the three months ended March 31, 2020, the Company included $18.5 million of revenue and $12.3 million of net loss in its combined statement of operations related to Care.com. The net loss of Care.com reflects a reduction in revenue of $8.7 million due to the write-off of deferred revenue related to the acquisition and $4.8 million in transaction-related costs, including severance.

        The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Care.com
(In thousands)
Cash and cash equivalents	$57,873
Short-term investments	20,000
Accounts receivable	20,292
Other current assets	5,678
Property and equipment	2,894
Goodwill	416,869
Intangible assets	145,300
Other non-current assets	26,852

Total assets	695,758
Deferred revenue	(13,422)
Other current liabilities	(36,400)
Deferred income taxes	(33,960)
Other non-current liabilities	(25,001)

Net assets acquired	$586,975

        IAC acquired Care.com because it is complementary to other marketplace businesses of New IAC. The purchase price was based on the expected financial performance of Care.com, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the purchase price being attributed to goodwill.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3—BUSINESS COMBINATION (Continued)

        The preliminary estimated fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	Care.com
	(In thousands)	Useful Life (Years)
Indefinite-lived trade name and trademarks	$59,400	Indefinite
Developed technology	49,700	5
Customer relationships	35,400	2 - 7
Provider relationships	800	4

Total identifiable intangible assets acquired	$145,300

        Other current assets, other non-current assets, other current liabilities and other non-current liabilities of Care.com were reviewed and adjusted to their fair values at the date of acquisition, as necessary. The fair values of the trade name and developed technology were determined using an income approach that utilized the relief from royalty methodology. The fair values of customer relationships and provider relationships were determined using an income approach that utilized the excess earnings methodology. The valuations of the intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows and the determination of royalty and discount rates. The amount attributed to goodwill is not tax deductible.

Unaudited pro forma financial information

        The unaudited pro forma financial information in the table below presents the combined results of the Company and Care.com as if this acquisition had occurred on January 1, 2019. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition actually occurred on January 1, 2019. For the three months ended March 31, 2020, pro forma adjustments include a reduction in transaction related costs (including stock-based compensation expense related to the acceleration of vesting of outstanding employee equity awards) of $60.9 million because they are one-time in nature and will not have a continuing impact on operations and an increase in revenue of $8.7 million related to deferred revenue written off as a part of the acquisition. For the three months ended March 31, 2019, pro forma adjustments include an increase in amortization of intangibles of $4.0 million and a decrease of $7.7 million related to the deferred revenue written off as a part of the acquisition.

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Revenue	$718,763	$686,904
Net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(320,955)	$(24,705)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        Goodwill and intangible assets, net are as follows:

	March 31, 2020	December 31, 2019
	(In thousands)
Goodwill	$1,816,723	$1,616,867
Intangible assets with indefinite lives	259,254	225,296
Intangible assets with definite lives, net of accumulated amortization	192,842	124,854

Total goodwill and intangible assets, net	$2,268,819	$1,967,017

        The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the three months ended March 31, 2020:

	Balance at December 31, 2019	Additions	(Deductions)	Impairment	Foreign Exchange Translation	Balance at March 31, 2020
	(In thousands)
ANGI Homeservices	$884,296	$—	$—	$—	$(4,868)	$879,428
Vimeo	219,374	—	(38)	—	—	219,336
Applications:
Desktop	265,146	—	—	(211,973)	—	53,173
Mosaic Group	239,602	—	—	—	(134)	239,468

Total Applications	504,748	—	—	(211,973)	(134)	292,641

Emerging & Other	8,449	416,869	—	—	—	425,318

Total	$1,616,867	$416,869	$(38)	$(211,973)	$(5,002)	$1,816,723

        Additions are related to the acquisition of Care.com (included in Emerging & Other Segment).

        In connection with the first quarter close of its books, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its reporting units and indefinite-lived intangible assets. The Company determined the fair value of these reporting units and indefinite-lived intangible assets as of March 31, 2020 and identified the following impairments:

  •
  a $212.0 million impairment related to the goodwill of the Desktop reporting unit and

  •
  a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit.

        In addition, the updated valuation of the Mosaic Group reporting unit indicates that the fair value of this reporting unit approximates its carrying value. The goodwill of the Desktop and Mosaic Group reporting units is $53.2 million and $239.5 million, respectively, as of March 31, 2020. To the extent there is a decline in the fair value of these reporting units, a goodwill impairment would be recorded to the extent the carrying value exceeds the fair value.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The fair value of the Desktop and Mosaic Group reporting units was determined using both an income approach based on discounted cash flows ("DCF") and a market approach. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses were based on the most recent forecasts for Desktop and Mosaic Group for 2020 and each of the years in the forecast period, which were updated in light of COVID-19. For years beyond the forecast period, Desktop and Mosaic Group estimates were based, in part, on forecasted growth rates. The discount rates used in the DCF analyses were intended to reflect the risks inherent in the expected future cash flows of the Desktop and Mosaic Group reporting units. The discount rate used for determining the fair value of both the Desktop and Mosaic Group reporting units was 15.0%. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined, which is applied to financial metrics to estimate the fair value of the Desktop and Mosaic Group reporting units. To determine a peer group of companies for Desktop and Mosaic Group, the Company considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors. The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $709.4 million.

        The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the year ended December 31, 2019:

	Balance at December 31, 2018	Additions	(Deductions)	Impairment	Foreign Exchange Translation	Balance at December 31, 2019
	(In thousands)
ANGI Homeservices	$895,071	$18,326	$(29,293)	$—	$192	$884,296
Vimeo	77,152	142,222	—	—	—	219,374
Applications:
Desktop	265,146	—	—	—	—	265,146
Mosaic Group	239,746	—	—	—	(144)	239,602

Total Applications	504,892	—	—	—	(144)	504,748

Emerging & Other	7,002	4,765	—	(3,318)	—	8,449

Total	$1,484,117	$165,313	$(29,293)	$(3,318)	$48	$1,616,867

        Additions primarily relate to the acquisitions of Magisto (included in the Vimeo segment) and Fixd Repair (included in the ANGI Homeservices segment). Deductions primarily relate to tax benefits of acquired attributes related to the acquisition of Handy (included in the ANGI Homeservices segment). During the fourth quarter of 2019, the Company recorded an impairment charge of $3.3 million related to the goodwill of the College Humor Media business (included in the Emerging & Other Segment).

        The March 31, 2020 and December 31, 2019 goodwill balances reflect accumulated impairment losses of $741.1 million and $529.1 million, respectively, at Applications. The March 31, 2020 and December 31, 2019 goodwill balances also reflect accumulated impairment losses of $212.6 million,

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

$198.3 million, $187.1 million and $14.9 million at the businesses previously included in the IAC Publishing segment (excluding Dotdash and Ask Media Group, included in the Emerging & Other segment), Dotdash, Ask Media Group and College Humor Media (included in the Emerging & Other segment), respectively.

        As described above, since the effects of COVID-19 were an indicator of impairment, the Company updated its calculations of the fair value of its indefinite-lived intangible assets as of March 31, 2020. The Company recorded impairment charges of $21.4 million at Desktop, related to indefinite-lived trade names. The impairment of indefinite-lived intangible assets is included in "Amortization of intangibles" in the accompanying combined statement of operations. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses were intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses were based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The discount rate used to value the trade names that were impaired in the first quarter of 2020 was 15.0% and the royalty rate was 1.0%. The aggregate carrying value of indefinite-lived intangible assets for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $70.2 million.

        At March 31, 2020 and December 31, 2019, intangible assets with definite lives are as follows:

	March 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted- Average Useful Life (Years)
	(In thousands)
Technology	$193,005	$(81,350)	$111,655	4.7
Service professional relationships	99,850	(83,560)	16,290	3.0
Customer lists and user base	79,510	(26,548)	52,962	4.0
Trade names	17,279	(10,955)	6,324	2.8
Memberships	15,900	(13,264)	2,636	3.0
Other	11,099	(8,124)	2,975	3.4

Total	$416,643	$(223,801)	$192,842	4.0

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted- Average Useful Life (Years)
	(In thousands)
Technology	$143,255	$(73,483)	$69,772	4.5
Service professional relationships	99,651	(76,445)	23,206	2.9
Customer lists and user base	44,286	(24,226)	20,060	3.3
Trade names	12,777	(8,082)	4,695	3.5
Memberships	15,900	(11,940)	3,960	3.0
Other	10,439	(7,278)	3,161	3.4

Total	$326,308	$(201,454)	$124,854	3.7

        At March 31, 2020, amortization of intangible assets with definite lives is estimated to be as follows:

(In thousands)
Remainder of 2020	$59,436
2021	44,154
2022	39,141
2023	29,555
2024	15,391
Thereafter	5,165

Total	$192,842

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Marketable Securities

        At March 31, 2020, the fair value of marketable securities are as follows:

March 31, 2020
(In thousands)
Available-for-sale marketable debt securities	$49,912

Total marketable securities	$49,912

        The Company did not hold any marketable securities at December 31, 2019.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        At March 31, 2020, current available-for-sale marketable debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Treasury discount notes	$49,924	$—	$(12)	$49,912

Total available-for-sale marketable debt securities	$49,924	$—	$(12)	$49,912

        The contractual maturities of debt securities classified as current available-for-sale at March 31, 2020 are within one year. There are no investments in available-for-sale marketable debt securities that have been in a continuous unrealized loss position for longer than twelve months as of March 31, 2020.

Equity Securities Without Readily Determinable Fair Values

        At March 31, 2020 and December 31, 2019, the carrying values of the Company's investments in equity securities without readily determinable fair values totaled $296.5 million and $348.0 million, respectively, and are included in "Long-term investments" in the accompanying combined balance sheet. During the first quarter of 2020, the Company recorded unrealized impairments of $51.5 million related to certain equity securities without readily determinable fair values due to the impact of COVID-19. All gains and losses on equity securities without readily determinable fair values, realized and unrealized, are recognized in "Other expense, net" in the accompanying combined statement of operations.

        The following table presents a summary of unrealized gains and losses recorded in "Other expense, net," as adjustments to the carrying value of equity securities without readily determinable fair values held as of March 31, 2020 and 2019.

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Upward adjustments (gross unrealized gains)	$—	$—
Downward adjustments including impairment (gross unrealized losses)	(51,484)	(150)

Total	$(51,484)	$(150)

        The cumulative upward and downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held at March 31, 2020 were $19.7 million and $52.0 million, respectively.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        Realized and unrealized gains and losses for the Company's marketable equity securities and investments without readily determinable fair values for the three months ended March 31, 2020 and 2019 are as follows:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Realized gains (losses), net, for equity securities sold	$12	$(118)
Unrealized losses, net, on equity securities held	(51,484)	(122)

Total losses, net recognized in other expense, net	$(51,472)	$(240)

Fair Value Measurements

        The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

  •
  Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

  •
  Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.

  •
  Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	March 31, 2020
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$1,597,511	$—	$—	$1,597,511
Treasury discount notes	—	99,882	—	99,882
Time deposits	—	42,809	—	42,809
Short-term investments	—	20,000	—	20,000
Marketable securities:
Treasury discount notes	—	49,912	—	49,912
Other non-current assets:
Warrant	—	—	6,489	6,489

Total	$1,597,511	$212,603	$6,489	$1,816,603

Liabilities:
Contingent consideration arrangement	$—	$—	$(636)	$(636)

	December 31, 2019
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$699,589	$—	$—	$699,589
Time deposits	—	23,075	—	23,075
Other non-current assets:
Warrant	—	—	8,495	8,495

Total	$699,589	$23,075	$8,495	$731,159

Liabilities:
Contingent consideration arrangement	$—	$—	$(6,918)	$(6,918)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the changes in the Company's financial instruments that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Three Months Ended March 31,
	2020		2019
	Warrant	Contingent Consideration Arrangements	Contingent Consideration Arrangement
	(In thousands)
Balance at January 1	$8,495	$(6,918)	$(26,657)
Total net (losses) gains:
Included in earnings:
Fair value adjustments	(2,006)	6,282	(1,529)
Fair value at date of acquisition	—	(1,000)	—
Settlements	—	1,000	—

Balance at March 31	$6,489	$(636)	$(28,186)

  Warrant

        As part of the Company's investment in Turo, a peer-to-peer car sharing marketplace, the Company received a warrant that is net settleable at the Company's option and is recorded at fair value each reporting period with any change included in "Other expense, net" in the accompanying combined statement of operations. The warrant is measured using significant unobservable inputs and is classified in the fair value hierarchy table as Level 3. The warrant is included in "Other non-current assets" in the accompanying combined balance sheet.

  Contingent Consideration Arrangements

        At March 31, 2020, the Company has one outstanding contingent consideration arrangement related to a business acquisition. The arrangement has a remaining total maximum contingent payment of $30.0 million. At March 31, 2020, the gross fair value of this arrangement, before unamortized discount, is $1.3 million. In connection with the Care.com acquisition on February 11, 2020, the Company assumed a contingent consideration arrangement liability of $1.0 million, which was subsequently paid during the first quarter of 2020.

        Generally, our contingent consideration arrangements are based upon financial performance and/or operating metric targets and the Company generally determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangements are initially long-term in nature, applying a discount rate that appropriately captures the risks associated with the obligations to determine the net amount reflected in the combined financial statements. The fair values of the contingent consideration arrangement at March 31, 2020 and December 31, 2019 reflect a discount rate of 25%.

        The fair value of contingent consideration arrangements is sensitive to changes in the expected achievement of the applicable targets and changes in discount rates. The Company remeasures the fair value of the contingent consideration arrangements each reporting period, including the accretion of

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

the discount, if applicable, and changes are recognized in "General and administrative expense" in the accompanying combined statement of operations. The contingent consideration arrangement liability at March 31, 2020 and December 31, 2019 includes a non-current portion of $0.6 million and $6.9 million, respectively. The non-current portion of the contingent consideration liability is included in "Other long-term liabilities" in the accompanying combined balance sheet.

  Assets measured at fair value on a nonrecurring basis

        The Company's non-financial assets, such as goodwill, intangible assets, ROU assets and property, capitalized software and equipment, are adjusted to fair value only when an impairment is recognized. The Company's financial assets, comprising equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. See "Note 4—Goodwill and Intangible Assets" for a detailed description of the Desktop goodwill and indefinite-lived intangible asset impairments recorded in the quarter ended March 31, 2020.

  Financial instruments measured at fair value only for disclosure purposes

        The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	March 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Notes receivable—related party, current	$27,172	$27,172	$55,251	$55,251
Current portion of long-term debt	$(13,750)	$(13,750)	$(13,750)	$(13,681)
Long-term debt, net(a)	$(228,643)	$(230,313)	$(231,946)	$(232,581)

(a)
At March 31, 2020 and December 31, 2019, the carrying value of long-term debt, net includes unamortized debt issuance costs of $1.7 million and $1.8 million, respectively.

        At March 31, 2020 and December 31, 2019, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.

NOTE 6—LONG-TERM DEBT

        Long-term debt consists of:

	March 31, 2020	December 31, 2019
	(In thousands)
ANGI Term Loan due November 5, 2023	$244,063	$247,500
Less: current portion of ANGI Term Loan	13,750	13,750
Less: unamortized debt issuance costs	1,670	1,804

Total long-term debt, net	$228,643	$231,946

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 6—LONG-TERM DEBT (Continued)

  ANGI Term Loan and ANGI Credit Facility

        The outstanding balance of the loan ("ANGI Term Loan") was $244.1 million and $247.5 million at March 31, 2020 and December 31, 2019, respectively. There are quarterly principal payments of $3.4 million through December 31, 2021, $6.9 million for the one-year period ending December 31, 2022 and $10.3 million through maturity of the loan when the final amount of $161.6 million is due. Additionally, interest payments are due at least quarterly through the term of the loan. At both March 31, 2020 and December 31, 2019, the ANGI Term Loan bore interest at LIBOR plus 1.50%, or 2.28% and 3.25%, respectively. The spread over LIBOR is subject to change in future periods based on ANGI's consolidated net leverage ratio.

        The terms of the ANGI Term Loan require ANGI to maintain a consolidated net leverage ratio of not more than 4.5 to 1.0 and a minimum interest coverage ratio of not less than 2.0 to 1.0 (in each case as defined in the credit agreement). The ANGI Term Loan also contains covenants that would limit ANGI's ability to pay dividends, make distributions or repurchase its stock in the event a default has occurred or ANGI's consolidated net leverage ratio exceeds 4.25 to 1.0. At March 31, 2020, there were no limitations pursuant thereto. There are additional covenants under the ANGI Term Loan that limit the ability of ANGI and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions.

        The $250 million revolving credit facility (the "ANGI Credit Facility") expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the ANGI Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio most recently reported and was 25 basis points at both March 31, 2020 and December 31, 2019. Borrowings under the ANGI Credit Facility bear interest, at ANGI's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is based on ANGI's consolidated net leverage ratio. The financial and other covenants are the same as those for the ANGI Term Loan.

        The ANGI Term Loan and ANGI Credit Facility are guaranteed by ANGI's wholly-owned material domestic subsidiaries and are secured by substantially all assets of ANGI and the guarantors, subject to certain exceptions.

  IAC Group Credit Facility

        IAC Group, LLC ("IAC Group") is the borrower under the IAC Credit Facility. IAC Group is included within these combined financial statements and will become a subsidiary of New IAC upon consummation of the Separation.

        At March 31, 2020, IAC Group has a $250 million revolving credit facility (the "IAC Group Credit Facility"), that expires on November 5, 2023. At March 31, 2020 and December 31, 2019, there were no outstanding borrowings under the IAC Group Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio (as defined in the agreement) most recently reported and was 20 basis points at both March 31, 2020 and December 31, 2019. Borrowings under the IAC Group Credit Facility bear interest, at IAC Group's option, at a base rate or LIBOR, in each case, plus an applicable margin, which is based on IAC Group's consolidated net leverage ratio. The terms of the IAC Group Credit Facility require that IAC Group maintains a consolidated net leverage

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 6—LONG-TERM DEBT (Continued)

ratio of not more than 3.25 to 1.0 before the date on which IAC Group no longer holds a majority of the outstanding voting stock of ANGI (the "Trigger Date") and no greater than 2.75 to 1.0 on or after the Trigger Date. The terms of the IAC Group Credit Facility also restrict IAC Group's ability to incur additional indebtedness. Borrowings under the IAC Group Credit Facility are unconditionally guaranteed by certain of our wholly-owned domestic subsidiaries and are also secured by the stock of certain of our domestic and foreign subsidiaries, including the shares of Match Group and ANGI owned by IAC Group. Following the Separation, Match Group shares will no longer be pledged as collateral to secure the IAC Group Credit Facility.

  Long-term Debt Maturities

        Long-term debt maturities as of March 31, 2020 are summarized in the table below:

(In thousands)
Remainder of 2020	$10,313
2021	13,750
2022	27,500
2023	192,500

Total	244,063
Less: current portion of long-term debt	13,750
Less: unamortized debt issuance costs	1,670

Total long-term debt, net	$228,643

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE LOSS

        The following tables present the components of accumulated other comprehensive (loss) income and items reclassified out of accumulated other comprehensive loss into earnings:

	Three Months Ended March 31, 2020
	Foreign Currency Translation Adjustment	Unrealized Losses On Available-For-Sale Debt Securities	Accumulated Other Comprehensive Loss
	(In thousands)
Balance as of January 1	$(12,226)	$—	$(12,226)
Other comprehensive loss	(5,651)	(12)	(5,663)
Allocation of accumulated other comprehensive loss related to noncontrolling interests	(37)	—	(37)

Balance as of March 31	$(17,914)	$(12)	$(17,926)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

	Three Months Ended March 31, 2019
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance as of January 1	$(12,543)	$2	$(12,541)
Other comprehensive income (loss)	1,625	(4)	1,621
Allocation of accumulated other comprehensive income related to noncontrolling interests	7	—	7

Balance as of March 31	$(10,911)	$(2)	$(10,913)

        At both March 31, 2020 and 2019, there was no tax benefit or provision on the accumulated other comprehensive loss.

NOTE 8—SEGMENT INFORMATION

        The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with: how the chief operating decision maker views the businesses; how the businesses are organized as to segment management; and the focus of the businesses with regard to the types of services or products offered or the target market. Operating segments are combined for reporting purposes if they meet certain aggregation criteria, which principally relate to the similarity of their economic characteristics or, in the case of the Emerging & Other reportable segment, do not meet the quantitative thresholds that require presentation as separate reportable segments.

        The following table presents revenue by reportable segment:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Revenue:
ANGI Homeservices	$343,650	$303,443
Vimeo	56,968	43,581
Dotdash	44,120	33,961
Applications	104,148	143,549
Ask Media Group	100,948	100,057
Emerging & Other	34,357	16,691
Inter-segment eliminations	(67)	(62)

Total	$684,124	$641,220

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

        The following table presents the revenue of the Company's segments disaggregated by type of service:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
ANGI Homeservices
Marketplace:
Consumer connection revenue	$239,830	$201,582
Service professional membership subscription revenue	14,115	16,517
Other revenue	4,831	2,401

Total Marketplace revenue	258,776	220,500
Advertising and other revenue	65,356	61,494

Total North America revenue	324,132	281,994

Consumer connection revenue	15,689	17,123
Service professional membership subscription revenue	3,299	3,742
Advertising and other revenue	530	584

Total Europe revenue	19,518	21,449

Total ANGI Homeservices revenue	$343,650	$303,443

Vimeo
Platform revenue	$56,968	$41,302
Hardware revenue	—	2,279

Total Vimeo revenue	$56,968	$43,581

Dotdash
Display advertising revenue	$29,889	$26,008
Performance marketing revenue	14,231	7,953

Total Dotdash revenue	$44,120	$33,961

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Applications
Desktop:
Advertising revenue:
Google advertising revenue	$46,091	$88,050
Non-Google advertising revenue	3,223	3,348

Total advertising revenue	49,314	91,398
Subscription and other revenue	4,157	4,588

Total Desktop revenue	53,471	95,986

Mosaic Group:
Subscription and other revenue	49,071	45,148
Advertising revenue	1,606	2,415

Total Mosaic Group revenue	50,677	47,563

Total Applications revenue	$104,148	$143,549

Ask Media Group
Advertising revenue
Google advertising revenue:	$80,707	$95,329
Non-Google advertising revenue	20,153	4,678

Total advertising revenue	100,860	100,007
Other revenue	88	50

Total Ask Media Group revenue	$100,948	$100,057

Emerging & Other
Subscription revenue	$19,496	$569
Marketplace revenue	9,471	8,780
Advertising revenue:
Non-Google advertising revenue	2,108	2,497
Google advertising revenue	1,261	944

Total advertising revenue	3,369	3,441
Media production and distribution revenue	1,386	3,489
Other revenue	635	412

Total Emerging & Other revenue	$34,357	$16,691

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

        Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Revenue:
United States	$537,343	$485,682
All other countries	146,781	155,538

Total	$684,124	$641,220

	March 31, 2020	December 31, 2019
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets and ROU assets):
United States	$262,784	$297,433
All other countries	8,693	7,981

Total	$271,477	$305,414

        The following tables present operating (loss) income and Adjusted EBTIDA by reportable segment:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Operating (loss) income:
ANGI Homeservices	$(16,296)	$(3,641)
Vimeo	(14,589)	(17,784)
Dotdash	2,411	3,047
Applications	(218,588)	25,356
Ask Media Group	6,729	10,830
Emerging & Other	(26,574)	(13,350)
Corporate	(45,431)	(38,641)

Total	$(312,338)	$(34,183)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Adjusted EBITDA(a):
ANGI Homeservices	$34,397	$37,179

Vimeo	$(11,408)	$(16,200)

Dotdash	$7,011	$7,150

Applications	$10,151	$29,688

Ask Media Group	$6,831	$10,975

Emerging & Other	$(23,811)	$(13,070)

Corporate	$(31,386)	$(20,220)

(a)
The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. The Company believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between the Company's performance and that of its competitors. The above items are excluded from the Company's Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

        The following tables reconcile operating (loss) income for the Company's reportable segments and net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to Adjusted EBITDA:

	Three Months Ended March 31, 2020
	Operating (Loss) Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Goodwill Impairment	Adjusted EBITDA
	(In thousands)
ANGI Homeservices	$(16,296)	$25,575	$12,138	$12,980	$—	$—	$34,397

Vimeo	(14,589)	$—	$58	$3,123	$—	$—	$(11,408)

Dotdash	2,411	$—	$210	$4,390	$—	$—	$7,011

Applications	(218,588)	$—	$237	$22,811	$(6,282)	$211,973	$10,151

Ask Media Group	6,729	$—	$102	$—	$—	$—	$6,831

Emerging & Other	(26,574)	$25	$283	$2,455	$—	$—	$(23,811)

Corporate	(45,431)	$11,581	$2,464	$—	$—	$—	$(31,386)

Total	(312,338)
Interest expense	(2,217)
Other expense, net	(57,448)

Loss before income taxes	(372,003)
Income tax benefit	41,432

Net loss	(330,571)
Net loss attributable to noncontrolling interests	2,372

Net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(328,199)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 8—SEGMENT INFORMATION (Continued)

	Three Months Ended March 31, 2019
	Operating (Loss) Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA
	(In thousands)
ANGI Homeservices	$(3,641)	$19,282	$6,999	$14,539	$—	$37,179

Vimeo	(17,784)	$—	$193	$1,391	$—	$(16,200)

Dotdash	3,047	$—	$226	$3,877	$—	$7,150

Applications	25,356	$—	$419	$2,384	$1,529	$29,688

Ask Media Group	10,830	$—	$145	$—	$—	$10,975

Emerging & Other	(13,350)	$—	$130	$150	$—	$(13,070)

Corporate	(38,641)	$15,393	$3,028	$—	$—	$(20,220)

Total	(34,183)
Interest expense	(3,267)
Other expense, net	(5,417)

Loss before income taxes	(42,867)
Income tax benefit	29,194

Net loss	(13,673)
Net earnings attributable to noncontrolling interests	(574)

Net loss attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$(14,247)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 9—COMBINED FINANCIAL STATEMENT DETAILS

Cash and Cash Equivalents and Restricted Cash

        The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the combined balance sheet to the total amounts shown in the combined statement of cash flows:

	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018
	(In thousands)
Cash and cash equivalents	$2,029,071	$839,796	$829,608	$884,975
Restricted cash included in other current assets	743	527	1,443	1,441
Restricted cash included in other non-current assets	398	409	417	420

Total cash and cash equivalents and restricted cash as shown on the combined statement of cash flows	$2,030,212	$840,732	$831,468	$886,836

        Restricted cash at March 31, 2020 and December 31, 2019 primarily consists of a deposit related to corporate credit cards.

        Restricted cash at March 31, 2019 and December 31, 2018 primarily consists of a cash collateralized letter of credit and a deposit related to corporate credit cards.

Accumulated Amortization and Depreciation

        The following table provides the accumulated amortization and depreciation within the combined balance sheet:

Asset Category	March 31, 2020	December 31, 2019
	(In thousands)
Right-of-use assets included in other non-current assets	$43,925	$35,775
Property, capitalized software and equipment	$189,401	$201,798
Intangible assets	$223,801	$201,454

Other expense, net

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Other expense, net	$57,448	$5,417

        Other expense, net in 2020 includes: $51.5 million in impairments (downward adjustments) related to investments in equity securities without readily determinable fair values and $7.5 million in impairments of a note receivable and a warrant related to certain investees due to the impact of COVID-19; and $4.4 million of interest income.

        Other expense, net in 2019 includes: $8.1 million in a realized loss related to the sale of a business; and $4.3 million of interest income.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 10—CONTINGENCIES

        In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where the Company believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 2—Income Taxes" for additional information related to income tax contingencies.

  Tinder Optionholder Litigation against IAC and Match Group

        On August 14, 2018, ten then-current and former employees of Match Group, LLC or Tinder, Inc. ("Tinder"), an operating business of Match Group, filed a lawsuit in New York state court against IAC and Match Group. See Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc., No. 654038/2018 (Supreme Court, New York County). The complaint alleges that in 2017, the defendants: (i) wrongfully interfered with a contractually established process for the independent valuation of Tinder by certain investment banks, resulting in a substantial undervaluation of Tinder and a consequent underpayment to the plaintiffs upon exercise of their Tinder stock options, and (ii) then wrongfully merged Tinder into Match Group, thereby depriving certain of the plaintiffs of their contractual right to later valuations of Tinder on a stand-alone basis. The complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, interference with contractual relations (as against Match Group only), and interference with prospective economic advantage, and seeks compensatory damages in the amount of at least $2 billion, as well as punitive damages. On August 31, 2018, four plaintiffs who were still employed by Match Group filed a notice of discontinuance of their claims without prejudice, leaving the six former employees as the remaining plaintiffs.

        On October 9, 2018, the defendants filed a motion to dismiss the complaint on various grounds, including that the 2017 valuation of Tinder by the investment banks was an expert determination any challenge to which is both time-barred under applicable law and available only on narrow substantive grounds that the plaintiffs have not pleaded in their complaint; the plaintiffs opposed the motion. On June 13, 2019, the court issued a decision and order (i) granting the motion to dismiss the claims for breach of the implied covenant of good faith and fair dealing and for unjust enrichment, (ii) granting the motion to dismiss the merger-related claim for breach of contract as to two of the remaining six plaintiffs, and (iii) otherwise denying the motion to dismiss. On June 21, 2019, the defendants filed a notice of appeal from the trial court's partial denial of their motion to dismiss, and the parties thereafter briefed the appeal. On October 29, 2019, the Appellate Division, First Department, issued an order affirming the lower court's decision. On November 22, 2019, the defendants filed a motion for reargument or, in the alternative, leave to appeal the Appellate Division's order to the New York Court of Appeals; the plaintiffs opposed the motion. On May 21, 2020, the Appellate Division issued an order

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 10—CONTINGENCIES (Continued)

(i) granting the defendants' motion for reargument, vacating its prior decision, and replacing it with a new decision that affirmed the lower court's decision on different grounds, and (ii) denying the defendants' motion for leave to appeal the initial (and now vacated) decision to the Court of Appeals, without prejudice to the defendants' filing a motion for leave to appeal the new decision to the Court of Appeals.

        On June 3, 2019, the defendants filed a second motion to dismiss based upon certain provisions of the plaintiffs' agreement with a litigation funding firm; the plaintiffs opposed the motion, which remains pending. Document discovery in the case is substantially complete; deposition discovery has begun but is currently in hiatus in light of the COVID-19 pandemic. On January 30, 2020, the parties participated in a mediation that did not result in resolution of the matter. IAC and Match Group believe that the allegations against them in this lawsuit are without merit and will continue to defend vigorously against it.

        Pursuant to the Transaction Agreement, Match Group has agreed to indemnify the Company for matters relating to any business of Match Group, including indemnifying the Company for costs related to the matter described above.

NOTE 11—RELATED PARTY TRANSACTIONS

Relationship with IAC prior to the Separation

        New IAC's combined statement of operations includes allocations of costs, including stock-based compensation expense, related to IAC's accounting, treasury, legal, tax, corporate support and internal audit functions. To the extent applicable, IAC has historically allocated costs related to its accounting, treasury, legal, tax, corporate support and internal audit functions that are incurred at the IAC/InterActiveCorp legal entity level to its publicly traded subsidiaries, Match Group and ANGI Homeservices, based upon time spent or other cost drivers, such as revenue, number of legal entities or transaction volume, in their standalone financial statements. For periods subsequent to the Match Group IPO in November 2015 and the Combination in September 2017, IAC billed Match Group and ANGI Homeservices for any services provided under the applicable services agreements. The remaining unallocated expenses of IAC/InterActiveCorp related to its accounting, treasury, legal, tax, corporate support and internal audit functions were allocated to New IAC based upon time spent or other cost drivers, such as revenue, number of legal entities or transaction volume. Allocated costs, inclusive of stock-based compensation expense, were $24.0 million, and $35.5 million, for the three months ended March 31, 2020 and 2019, respectively. It is not practicable to determine the actual expenses that would have been incurred for these services had New IAC operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

        The portion of interest income reflected in the combined statement of operations that is related party in nature, was less than $0.1 million for the three months ended March 31, 2020 and is included in "Interest income, net" in the table below.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—RELATED PARTY TRANSACTIONS (Continued)

        The following table summarizes the components of the net (increase) decrease in IAC's investment in IAC Holdings, Inc. for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Cash transfers (from) to IAC related to its centrally managed U.S. treasury management function, acquisitions and cash expenses paid by IAC on behalf of IAC Holdings, Inc., net	$(1,786,559)	$48,709
Transfer of buildings to Match Group	34,973	—
Taxes	25,048	(7,367)
Allocation of costs from IAC	(12,652)	(20,129)
Interest income, net	72	—

Net (increase) decrease in IAC's investment in IAC Holdings, Inc.	$(1,739,118)	$21,213

Notes Receivable—Related Party

        During 2019, New IAC, through two domestic subsidiaries, entered into loan agreements with IAC for cash transfers to IAC under its centrally managed U.S. treasury function. During the first quarter of 2020, the outstanding balance, which was $55.3 million at December 31, 2019, was repaid.

        On February 11, 2020, New IAC, through a domestic subsidiary, entered into a loan agreement with IAC for cash transfers to IAC under its centrally managed U.S. treasury function. The outstanding receivable at March 31, 2020 is $27.2 million and bears interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and is due on demand. The interest rate at March 31, 2020 was 1.49%.

Long-term Debt—Related Party

        On December 14, 2018, New IAC, through a domestic subsidiary, entered into a loan agreement with IAC for an amount not to exceed $15.0 million for general working capital purposes in the ordinary course of business. During the first quarter of 2019, the outstanding balance, which was $2.5 million at December 31, 2018, was repaid.

Guarantee of IAC Senior Notes

        On December 21, 2012, IAC issued $500.0 million aggregate principal amount of 4.75% Senior Notes due December 15, 2022 ("4.75% Senior Notes"). On August 23, 2019, IAC redeemed the 4.75% Senior Notes and repaid the outstanding balance of $34.5 million. The 4.75% Senior Notes were unconditionally guaranteed by certain of New IAC's domestic subsidiaries. New IAC did not pay any amount (or record any liability) as a result of our guarantee of IAC's Senior Notes.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—RELATED PARTY TRANSACTIONS (Continued)

Relationship with IAC/New Match following the Separation

        If the Separation is consummated, New IAC shall enter into certain agreements with IAC/New Match to govern the relationship between New IAC and IAC following the Separation. These agreements will include: a tax sharing agreement; a services agreement; and an employee matters agreement.

New IAC and ANGI

        IAC and ANGI, in connection with the Combination, entered into a contribution agreement; an investor rights agreement; a services agreement; a tax sharing agreement; and an employee matters agreement. If the Separation is consummated, IAC shall assign these agreements to New IAC.

        For the three months ended March 31, 2020 and 2019, 0.2 million and 0.3 million shares, respectively, of ANGI Class B common stock were issued to IAC pursuant to the employee matters agreement as reimbursement for shares of IAC common stock issued in connection with the exercise and vesting of IAC equity awards held by ANGI employees.

        For the three months ended March 31, 2020 and 2019, ANGI was charged $1.2 million and $1.4 million, respectively, by IAC for services rendered pursuant to the services agreement. There were no outstanding receivables or payables pursuant to the services agreement as of March 31, 2020 or December 31, 2019.

New IAC and Match Group

        For the three months ended March 31, 2020 and 2019, Match Group incurred rent expense of $0.8 million and $1.4 million, respectively, for the leasing of office space for certain of its businesses at properties owned by New IAC. The respective amounts were paid in full by Match Group at March 31, 2020 and December 31, 2019, respectively.

        On January 31, 2020, IAC contributed two office buildings in Los Angeles to Match Group, which are primarily occupied and were previously leased from New IAC by Tinder. In connection with the contribution, New IAC entered into a lease with Match Group for office space which New IAC currently occupies in one of the buildings and for the three months ended March 31, 2020, New IAC paid Match Group less than $0.1 million under the lease. Match Group issued 1.4 million shares of Match Group common stock for the buildings.

New IAC and Expedia

        Each of New IAC and Expedia has a 50% ownership interest in two aircraft that may be used by both companies. New IAC and Expedia purchased an aircraft during the second quarter of 2017 to replace a previously owned aircraft, which was subsequently sold on February 13, 2018. New IAC paid $17.4 million (50% of the total purchase price and refurbish costs) for its interest in the new aircraft. In addition, in 2019, New IAC and Expedia entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), with each company to bear 50% of such expected cost. New IAC paid approximately $23 million in 2019 in connection with our joint entry into the purchase agreement, and the respective share of the

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 11—RELATED PARTY TRANSACTIONS (Continued)

balance is due upon delivery of the new aircraft, which is expected to occur in the second quarter of 2021. Members of the aircraft flight crews are employed by an entity in which each of New IAC and Expedia has a 50% ownership interest. New IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. IAC and Expedia are related parties since they are under common control, given that Mr. Diller serves as Chairman and Senior Executive of both IAC and Expedia and subsequent to the Separation will serve as Chairman and Senior Executive of New IAC. For the three months ended March 31, 2020 and 2019, total payments made to this entity by New IAC were not material.

NOTE 12—IAC HOLDINGS, INC. LEGAL ENTITY FINANCIAL STATEMENTS

        In connection with the Separation, IAC Holdings, Inc. was incorporated as a Delaware corporation in November 2019 and as of December 31, 2019 did not hold any material assets or liabilities. In contemplation of the Separation: (1) effective January 1, 2020, all employees of the IAC/InterActiveCorp legal entity became employees of the IAC Holdings, Inc. legal entity and (2) during the first quarter of 2020, IAC contributed $1.1 billion in cash to IAC Holdings, Inc. in connection with the transfer of the centrally-managed U.S. treasury function from January 1, 2020 to IAC Holdings, Inc. The assets and liabilities of IAC Holdings. Inc. as of March 31, 2020 and the results of operations for the three months then ended are included within the New IAC combined financial statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 12—IAC HOLDINGS, INC. LEGAL ENTITY FINANCIAL STATEMENTS (Continued)

        The following tables present IAC Holdings, Inc. legal entity financial statements at March 31, 2020 and for the three months ended March 31, 2020:

IAC HOLDINGS, INC. BALANCE SHEET (UNAUDITED)

March 31, 2020
(In thousands, except par value and share data)
ASSETS
Cash and cash equivalents	$1,171,264
Marketable securities	49,912
Prepaid expenses	23
Other current assets	100

Total current assets	1,221,299
Other non-current assets	111

TOTAL ASSETS	$1,221,410

LIABILITIES AND SHAREHOLDER EQUITY
LIABILITIES:
Accrued expenses	$16,604

Total current liabilities	16,604
Other long-term liabilities	111
SHAREHOLDER EQUITY:
Common stock, par value $0.01; authorized, issued and outstanding 1,000 shares	—
Additional paid-in capital	1,222,344
Accumulated deficit	(17,637)
Accumulated other comprehensive loss	(12)

Total shareholder equity	1,204,695

TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$1,221,410

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 12—IAC HOLDINGS, INC. LEGAL ENTITY FINANCIAL STATEMENTS (Continued)

IAC HOLDINGS, INC. STATEMENT OF OPERATIONS (UNAUDITED)

Three Months Ending March 31, 2020
(in thousands)
Revenue	$—
Operating costs and expenses:
General and administrative expense	19,224

Total operating costs and expenses	19,224

Operating loss	(19,224)
Other income	1,587

Loss before income taxes	(17,637)
Income tax benefit	—

Net loss	$(17,637)

IAC HOLDINGS, INC. STATEMENT OF COMPREHENSIVE LOSS (UNAUDITED)

Three Months Ended March 31, 2020
(In thousands)
Net loss	$(17,637)
Other comprehensive loss:
Change in unrealized losses on available-for-sale marketable debt securities	(12)

Total other comprehensive loss	(12)

Comprehensive loss	$(17,649)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 12—IAC HOLDINGS, INC. LEGAL ENTITY FINANCIAL STATEMENTS (Continued)

IAC HOLDINGS, INC. STATEMENT OF SHAREHOLDER EQUITY (UNAUDITED)

	Three Months Ending March 31, 2020
	Common Stock, $.01 Par Value
					Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Accumulated Deficit		Total Shareholder Equity
	$	Shares
	(in thousands, except par value and share data)
Balance as of December 31, 2019	$—	1,000	$—	$—	$—	$—
Net loss	—	—	—	(17,637)	—	(17,637)
Other comprehensive loss	—	—	—	—	(12)	(12)
Stock-based compensation expense	—	—	5,949	—	—	5,949
IAC's contribution of assets and liabilities in connection with the transfer of employees and the centrally-managed U.S. treasury function to IAC Holdings, Inc.	—	—	1,216,395	—	—	1,216,395

Balance as of March 31, 2020	$—	1,000	$1,222,344	$(17,637)	$(12)	$1,204,695

IAC HOLDINGS, INC. STATEMENT OF CASH FLOWS (UNAUDITED)

Three Months Ended March 31, 2020
(In thousands)
Cash flows from operating activities:
Net loss	$(17,637)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	5,949
Accretion of marketable securities	(66)
Changes in assets and liabilities:
Other assets	104
Accounts payable and other liabilities	(10,640)

Net cash used in operating activities	(22,290)

Cash flows from financing activities:
IAC's contribution of assets and liabilities in connection with the transfer of the centrally-managed U.S. treasury function to IAC Holdings, Inc.	1,193,554

Net cash provided by financing activities	1,193,554

Net increase in cash and cash equivalents	1,171,264
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$1,171,264

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 13—SUBSEQUENT EVENT

        On May 6, 2020, IAC filed a registration statement on Form S-3 for an offering to sell from time to time up to $1.5 billion worth of shares of IAC Class M common stock (or New Match common stock). The net proceeds New Match receives pursuant to such sales, if any, will be transferred to New IAC following the closing of the offering (which closing would occur contemporaneously with the consummation of the Separation) and the number of shares of New Match to be received by IAC stockholders will be reduced to reflect the number of New Match shares sold in this offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of IAC/InterActiveCorp

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheet of IAC Holdings, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related combined statements of operations, comprehensive operations, parent's equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "combined financial statements"). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Adoption of Accounting Standards Updates

        As discussed in Note 2 to the combined financial statements, the Company changed its method of accounting for leases, which generally requires all leases be recognized in the statement of financial position, effective January 1, 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842). Additionally, as discussed in Note 2 to the combined financial statements, the Company changed its method of accounting for the recognition, measurement, presentation and disclosure of certain equity securities effective January 1, 2018 due to the adoption of ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2019.
New York, New York
March 20, 2020

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEET

	December 31,
	2019	2018
	(In thousands)
Assets
Cash and cash equivalents	$839,796	$884,975
Marketable securities	—	25,366
Accounts receivable, net of allowance and reserves of $24,148 and $18,136 respectively	181,875	180,137
Notes receivable—related party	55,251	—
Other current assets	152,334	167,459

Total current assets	1,229,256	1,257,937
Right-of-use assets, net	138,608	—
Property and equipment, net	305,414	260,448
Goodwill	1,616,867	1,484,117
Intangible assets, net	350,150	393,782
Long-term investments	347,975	225,979
Other non-current assets	109,138	109,918

Total Assets	$4,097,408	$3,732,181

Liabilities and Parent's Equity
Liabilities:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	72,452	64,075
Deferred revenue	178,647	150,080
Accrued expenses and other current liabilities	320,473	299,565

Total current liabilities	585,322	527,470
Long-term debt, net	231,946	244,971
Long-term debt—related party	—	2,500
Income taxes payable	6,410	6,534
Deferred income taxes	44,459	137,642
Other long-term liabilities	180,307	62,977
Redeemable noncontrolling interests	43,818	65,687
Commitments and contingencies
Parent's Equity:
Invested capital	2,547,251	2,296,583
Accumulated other comprehensive loss	(12,226)	(12,541)

IAC/InterActiveCorp equity in IAC Holdings, Inc. and subsidiaries	2,535,025	2,284,042
Noncontrolling interests	470,121	400,358

Total parent's equity	3,005,146	2,684,400

Total Liabilities and Parent's Equity	$4,097,408	$3,732,181

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Revenue	$2,705,801	$2,533,048	$1,952,607
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	600,240	501,152	362,627
Selling and marketing expense	1,202,183	1,099,487	998,305
General and administrative expense	617,235	569,802	528,326
Product development expense	193,457	177,298	148,015
Depreciation	55,949	42,393	40,816
Amortization of intangibles	83,868	107,081	39,150
Goodwill impairment	3,318	—	—

Total operating costs and expenses	2,756,250	2,497,213	2,117,239
Operating (loss) income	(50,449)	35,835	(164,632)
Interest expense—third party	(11,904)	(13,059)	(2,181)
Interest income, net—related party	420	325	23,656
Other income, net	33,627	282,470	12,363

(Loss) earnings before income taxes	(28,306)	305,571	(130,794)
Income tax benefit (provision)	60,489	(13,200)	155,402

Net earnings	32,183	292,371	24,608
Net (earnings) loss attributable to noncontrolling interests	(9,288)	(45,599)	12,398

Net earnings attributable to IAC/equity in IAC Holdings, Inc.	$22,895	$246,772	$37,006

Stock-based compensation expense by function:
Cost of revenue	$74	$195	$180
Selling and marketing expense	5,185	4,345	26,654
General and administrative expense	118,709	132,180	146,963
Product development expense	10,370	11,685	18,208

Total stock-based compensation expense	$134,338	$148,405	$192,005

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Net earnings	$32,183	$292,371	$24,608
Other comprehensive income (loss), net of income taxes:
Change in foreign currency translation adjustment	311	(6,444)	15,677
Change in unrealized gains and losses on available-for-sale marketable debt securities	(3)	3	—

Total other comprehensive income (loss), net of income taxes	308	(6,441)	15,677

Comprehensive income, net of income taxes	32,491	285,930	40,285
Components of comprehensive (income) loss attributable to noncontrolling interests:
Net (earnings) loss attributable to noncontrolling interests	(9,288)	(45,599)	12,398
Change in foreign currency translation adjustment attributable to noncontrolling interests	26	1,416	(1,310)
Change in unrealized gains and losses of available-for-sale securities attributable to noncontrolling interests	1	(1)	—

Comprehensive (income) loss attributable to noncontrolling interests	(9,261)	(44,184)	11,088

Comprehensive income attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$23,230	$241,746	$51,373

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF PARENT'S EQUITY

Years Ended December 31, 2019, 2018 and 2017

		IAC/InterActiveCorp Equity in IAC Holdings, Inc.
	Redeemable Noncontrolling Interests	Invested Capital	Accumulated Other Comprehensive (Loss) Income	Total IAC/ InterActiveCorp Equity in IAC Holdings, Inc.	Noncontrolling Interests	Total Parent's Equity
		(In thousands)
Balance as of December 31, 2016	$26,764	$1,263,303	$(21,864)	$1,241,439	$9,481	$1,250,920
Net earnings (loss)	3,442	37,006	—	37,006	(15,840)	21,166
Other comprehensive income, net of income taxes	769	—	14,367	14,367	541	14,908
Stock-based compensation expense	2,017	64,539	—	64,539	125,449	189,988
Distributions to and purchases of redeemable noncontrolling interests	(20,025)	—	—	—	—	—
Purchase of noncontrolling interests	—	—	—	—	(848)	(848)
Adjustment of redeemable noncontrolling interests to fair value	6,448	(6,448)	—	(6,448)	—	(6,448)
Acquisition of Angie's List and creation of noncontrolling interests in ANGI Homeservices	—	645,475	—	645,475	133,996	779,471
Noncontrolling interests created in acquisitions	17,758	—	—	—	—	—
Issuance of ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	(11,216)	(7)	(11,223)	2,730	(8,493)
Net increase in IAC/InterActiveCorp's investment in IAC Holdings, Inc.	—	14,784	—	14,784	—	14,784
Other	(362)	—	—	—	872	872

Balance as of December 31, 2017	36,811	2,007,443	(7,504)	1,999,939	256,381	2,256,320
Cumulative effect of adoption of ASU No. 2014-09	—	36,927	—	36,927	3,410	40,337
Net earnings	33,788	246,772	—	246,772	11,811	258,583
Other comprehensive loss, net of income taxes	(582)	—	(5,026)	(5,026)	(833)	(5,859)
Stock-based compensation expense	1,138	51,327	—	51,327	95,940	147,267
Distributions to and purchases of noncontrolling interests	(11,282)	—	—	—	(1,236)	(1,236)
Adjustment of redeemable noncontrolling interests to fair value	6,640	(6,640)	—	(6,640)	—	(6,640)
Issuance of ANGI Homeservices common stock pursuant to an acquisition, stock-based awards, net of withholding taxes	—	106,215	(11)	106,204	34,502	140,706
Noncontrolling interests created in acquisitions	2,261	—	—	—	—	—
Net decrease in IAC/InterActiveCorp's investment in IAC Holdings, Inc.	—	(145,461)	—	(145,461)	—	(145,461)
Other	(3,087)	—	—	—	383	383

Balance as of December 31, 2018	65,687	2,296,583	(12,541)	2,284,042	400,358	2,684,400
Net earnings	3,168	22,895	—	22,895	6,120	29,015
Other comprehensive income (loss), net of income taxes	39	—	335	335	(66)	269
Stock-based compensation expense	148	65,893	—	65,893	65,815	131,708
Distributions to and purchases of redeemable noncontrolling interests	(40,432)	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	11,554	(11,554)	—	(11,554)	—	(11,554)
Issuance of ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	(32,596)	(20)	(32,616)	(2,106)	(34,722)
Purchase of ANGI Homeservices treasury stock	—	(57,949)	—	(57,949)	—	(57,949)
Noncontrolling interests created in acquisitions	3,739	—	—	—	—	—
Net increase in IAC/InterActiveCorp's investment in IAC Holdings, Inc.	—	263,979	—	263,979	—	263,979
Other	(85)	—	—	—	—	—

Balance as of December 31, 2019	$43,818	$2,547,251	$(12,226)	$2,535,025	$470,121	$3,005,146

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash flows from operating activities:
Net earnings	$32,183	$292,371	$24,608
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	134,338	148,405	192,005
Amortization of intangibles	83,868	107,081	39,150
Depreciation	55,949	42,393	40,816
Bad debt expense	65,723	48,362	28,460
Goodwill impairment	3,318	—	—
Deferred income taxes	(62,770)	8,765	(126,735)
Gains on equity securities, net	(41,385)	(153,429)	(25,797)
Losses (gains) from the sale of businesses, net	8,239	(121,312)	70
Other adjustments, net	6,085	2,410	19,180
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(73,574)	(52,131)	(62,205)
Other assets	10,605	(29,802)	17,867
Accounts payable and other liabilities	889	35,611	(4,142)
Income taxes payable and receivable	196	4,302	(7,358)
Deferred revenue	28,136	36,409	4,498

Net cash provided by operating activities	251,800	369,435	140,417

Cash flows from investing activities:
Acquisitions, net of cash acquired	(201,967)	(65,632)	(146,273)
Capital expenditures	(97,898)	(54,680)	(46,153)
Proceeds from maturities of marketable debt securities	25,000	35,000	—
Purchases of marketable debt securities	—	(59,671)	—
Net proceeds from the sale of businesses and investments	164,828	136,311	28,561
Purchases of investments	(253,663)	(49,180)	(29)
Increase in notes receivable—related party	(54,828)	—	—
Other, net	(3,340)	13,170	2,857

Net cash used in investing activities	(421,868)	(44,682)	(161,037)

Cash flows from financing activities:
Borrowing under ANGI Homeservices Term Loan	—	—	275,000
Principal payments on ANGI Homeservices Term Loan	(13,750)	(13,750)	—
Proceeds from issuance of related-party debt	—	2,500	—
Principal payments on related-party debt	(2,500)	—	—
Debt issuance costs	—	(3,709)	(3,803)
Purchase of ANGI Homeservices treasury stock	(56,905)	—	—
Proceeds from the exercise of ANGI Homeservices stock options	573	4,693	1,653
Withholding taxes paid on behalf of ANGI Homeservices employees on net settled stock-based awards	(35,284)	(29,844)	(10,113)
Distributions to and purchases of noncontrolling interests	(27,534)	(12,518)	(19,748)
Acquisition-related contingent consideration payments	—	—	(3,860)
Transfers from (to) IAC/InterActiveCorp	263,281	(144,069)	8,015
Other, net	(3,795)	(1,041)	(340)

Net cash provided by (used in) financing activities	124,086	(197,738)	246,804

Total cash (used) provided	(45,982)	127,015	226,184
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(122)	(118)	1,587

Net (decrease) increase in cash and cash equivalents and restricted cash	(46,104)	126,897	227,771
Cash and cash equivalents and restricted cash at beginning of period	886,836	759,939	532,168

Cash and cash equivalents and restricted cash at end of period	$840,732	$886,836	$759,939

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Separation

        On December 19, 2019, IAC/InterActiveCorp ("IAC") entered into a Transaction Agreement (the "Transaction Agreement") with Match Group, Inc., a Delaware corporation in which IAC owns a majority equity stake ("Match"), IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC ("New IAC"), and Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC. Subject to the terms and conditions set forth in the Transaction Agreement, the businesses of Match will be separated from the remaining businesses of IAC through a series of transactions that will result in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which will be renamed "Match Group, Inc." and which will own the businesses of Match and certain IAC financing subsidiaries (and which we refer to as "New Match"), and (2) New IAC, which will be renamed "IAC/InterActiveCorp" and which will own IAC's other businesses—and the pre-transaction stockholders of Match (other than IAC) owning shares in New Match. Completion of the Separation, which is expected to occur in the second quarter of 2020, is subject to the satisfaction (or, to the extent permitted by law, waiver) of a number of conditions. In these combined financial statements, we refer to this transaction as the "Separation".

Basis of Presentation and Combination

        In connection with the Separation, IAC Holdings, Inc. was incorporated as a Delaware corporation in November 2019. IAC Holdings, Inc. currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the Separation, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities.

        The historical combined financial statements of IAC Holdings, Inc. and its subsidiaries have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising New IAC since their respective dates of acquisition by IAC and the allocation to New IAC of certain IAC corporate expenses relating to New IAC based on the historical financial statements and accounting records of IAC. For the purpose of these financial statements, income taxes have been computed as if the entities comprising New IAC filed tax returns on a standalone, separate basis. The financial statements have been prepared on a combined, rather than consolidated, basis as the final steps of the legal reorganization, which will result in the contribution of all the entities that will comprise New IAC as of the date of the Separation, are not yet complete.

        As used herein, "New IAC," "we," "our" or "us" and similar terms in these historical combined financial statements refer to IAC Holdings, Inc. and its subsidiaries (unless the context requires otherwise).

        New IAC prepares its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP").

        All intercompany transactions and balances between and among New IAC, its subsidiaries and the entities comprising New IAC have been eliminated. All intercompany transactions between (i) New IAC and (ii) IAC and its subsidiaries are considered to be effectively settled for cash at the time the

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NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as "Invested capital."

        In management's opinion, the assumptions underlying the historical combined financial statements of New IAC, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that we may have incurred as an independent, stand-alone company for the periods presented.

Company overview

        New IAC operates Vimeo and Dotdash, among many other online businesses, and also has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.

ANGI Homeservices

        Our ANGI Homeservices segment includes the North American (United States and Canada) and European businesses and operations of ANGI Homeservices Inc. ("ANGI"). On September 29, 2017, New IAC's HomeAdvisor business and Angie's List Inc. ("Angie's List") combined under a new publicly traded company called ANGI Homeservices Inc. (the "Combination"). At December 31, 2019, New IAC's economic interest and voting interest in ANGI were 84.1% and 98.1%, respectively.

        ANGI Homeservices Inc. connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers. Over 250,000 domestic service professionals find work through ANGI and consumers turn to at least one of our brands to find a professional for more than 25 million projects each year. ANGI has established category-transforming products with brands such as HomeAdvisor, Angie's List, Handy and Fixd Repair.

        On January 25, 2019, ANGI completed the acquisition of Fixd Repair, a home warranty and service company. On October 19, 2018, ANGI acquired Handy, a leading platform in the United States for connecting individuals looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals. ANGI also owns and operates mHelpDesk, a provider of cloud-based field service software for small to mid-size businesses. Prior to its sale on December 31, 2018, ANGI also operated Felix, a pay-per-call advertising service business. In addition to its market-leading U.S. operations, ANGI owns leading home services online marketplaces in France (Travaux), Germany (MyHammer), Netherlands (Werkspot), United Kingdom (MyBuilder Limited or "MyBuilder," which we acquired a controlling interest in on March 24, 2017), Canada (HomeStars Inc. or "HomeStars," which we acquired a controlling interest in on February 8, 2017) and Italy (Instapro), as well as operations in Austria (MyHammer).

Vimeo

        Vimeo operates a global video platform for creative professionals, small and medium businesses ("SMBs"), organizations and enterprises to connect with their audiences, customers and employees. Vimeo provides cloud-based Software-as-a-Service ("SaaS") offerings that allow customers to create, host, stream, monetize, analyze and distribute videos online and across devices. Vimeo also sold live streaming accessories through its hardware business, which was sold on March 29, 2019.

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NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        On May 28, 2019, Vimeo completed the acquisition of Magisto, a video creation service enabling consumers and businesses to create short-form videos.

Dotdash

        Dotdash is a portfolio of digital publishing brands providing expert information and inspiration in select vertical content categories.

Applications

        Our Applications segment consists of our Desktop business and Mosaic Group, our mobile business. Through these businesses, we are a leading provider of global, advertising-driven desktop and subscription-based mobile applications.

        Through our Desktop business, we own and operate a portfolio of desktop browser applications that provide users with access to a wide variety of online content, tools and services. We provide users who download our desktop browser applications with new tab search services, as well as the option of default browser search services. We distribute our desktop browser applications to consumers free of charge on an opt-in basis directly through direct to consumer (primarily Chrome Web Store) and partnership distribution channels.

        Through Mosaic Group, we are a leading provider of global subscription mobile applications. Mosaic Group's products are developed by the following owned and operated businesses: Apalon, iTranslate, acquired in March 2018, TelTech, acquired in October 2018, and, effective April 1, 2018 upon its transfer from Emerging & Other, Daily Burn.

        Apalon is a leading mobile development company with one of the largest and most popular application portfolios worldwide. iTranslate develops and distributes some of the world's most downloaded mobile translation applications, enabling users to read, write, speak and learn foreign languages anywhere in the world. TelTech develops and distributes unique and innovative mobile communications applications that help protect consumer privacy. Daily Burn is a health and fitness business that provides streaming fitness and workout videos across a variety of platforms (including mobile, web and other Internet-enabled television platforms).

Ask Media Group

        Ask Media Group is a collection of websites providing general search services and, to a lesser extent, content that help users find the information they need.

Emerging & Other

        Our Emerging & Other segment primarily includes:

  •
  Bluecrew, a technology driven staffing platform exclusively for flexible W-2 work, which we acquired a controlling interest in on February 26, 2018;

  •
  NurseFly, a platform to efficiently connect temporary healthcare professionals with job opportunities, which we acquired a controlling interest in on June 26, 2019;

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NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

  •
  The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;

  •
  College Humor Media, a provider of digital content, including its subscription only property, Dropout.tv;

  •
  IAC Films, a provider of production and producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States and internationally; and

  •
  For periods prior to their sales:

  •
  CityGrid, an advertising network that integrated local content and advertising for distribution to affiliated and third-party publishers across web and mobile platforms, sold December 31, 2018.

  •
  Dictionary.com, an online and mobile dictionary and thesaurus service, sold November 13, 2018.

  •
  Electus, including Notional, a provider of production and producer services for both unscripted and scripted television and digital content, primarily for initial sale and distribution in the United States, sold October 29, 2018.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting for Investments in Equity Securities

        Investments in equity securities, other than those of our combined subsidiaries and those accounted for under the equity method, if applicable, are accounted for at fair value or under the measurement alternative of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, following its adoption on January 1, 2018, with any changes to fair value recognized within other income (expense), net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by New IAC. New IAC reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors we consider in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, New IAC prepares quantitative assessments of the fair value of our investments in equity securities, which require judgment and the use of estimates. When our assessment indicates that the fair value of the investment is below the carrying value, New IAC writes down the investment to its fair value and records the corresponding charge within other income (expense), net.

        In the event New IAC has investments in the common stock or in-substance common stock of entities in which we have the ability to exercise significant influence over the operating and financial matters of the investee, but do not have a controlling financial interest, these would be accounted for

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

using the equity method and included in "Long-term investments" in the accompanying combined balance sheet. At December 31, 2019 and 2018, New IAC did not have any investments accounted for using the equity method.

Accounting Estimates

        Management of New IAC is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

        On an ongoing basis, New IAC evaluates its estimates and judgments, including those related to: the fair values of cash equivalents and marketable debt securities; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the determination of revenue reserves; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of definite-lived intangible assets and property and equipment; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; contingencies; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. New IAC bases its estimates and judgments on historical experience, its forecasts and budgets and other factors that New IAC considers relevant.

Revenue Recognition

        New IAC adopted ASU No. 2014-09, Revenue from Contracts with Customers, effective January 1, 2018 using the modified retrospective transition method for open contracts as of the date of initial application. The cumulative effect to New IAC's retained earnings at January 1, 2018 was an increase of $40.3 million, of which $3.4 million was related to the noncontrolling interest in ANGI; the adjustment to retained earnings was principally related to New IAC's ANGI and Applications segments.

  •
  Within ANGI, the effect of the adoption of ASU No. 2014-09 was that commissions paid to employees pursuant to certain sales incentive programs, which represent the incremental direct costs of obtaining a service professional contract, are now capitalized and amortized over the estimated life of a service professional (also referred to as the estimated customer relationship period). These costs were expensed as incurred prior to January 1, 2018. The cumulative effect of the adoption of ASU No. 2014-09 was the establishment of a current and non-current asset for capitalized sales commissions of $29.7 million and $4.2 million, respectively, and a related deferred tax liability of $8.0 million, resulting in a net increase to retained earnings of $25.9 million on January 1, 2018.

  •
  Within Applications, the primary effect of the adoption of ASU No. 2014-09 was to accelerate the recognition of the portion of the revenue of certain desktop applications sold by SlimWare that qualify as functional intellectual property ("functional IP") under ASU No. 2014-09. This revenue was previously deferred and recognized over the applicable subscription term. The cumulative effect of the adoption of ASU No. 2014-09 for SlimWare was a reduction in deferred

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    revenue of $20.3 million and the establishment of a deferred tax liability of $4.9 million, resulting in a net increase to retained earnings of $15.5 million on January 1, 2018.

        New IAC's disaggregated revenue disclosures are presented in "Note 10—Segment Information."

        The following table presents the impact of the adoption of ASU No. 2014-09 by segment under Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers, as reported, and ASC 605, Revenue Recognition, for the year ended December 31, 2018.

	Under ASC 606 (as reported)	Under ASC 605	Effect of adoption of ASU No. 2014-09
	(In thousands)
Revenue by segment:
ANGI Homeservices	$1,132,241	$1,132,241	$—
Vimeo	159,641	160,931	(1,290)
Dotdash	130,991	130,991	—
Applications	582,287	581,492	795
Ask Media Group	365,179	365,179	—
Emerging & Other	163,070	163,070	—
Inter-segment eliminations	(361)	(361)	—

Total	$2,533,048	$2,533,543	$(495)

Operating costs and expenses by segment:
ANGI Homeservices	$1,068,335	$1,073,275	$(4,940)
Vimeo	195,235	196,212	(977)
Dotdash	112,213	112,213	—
Applications	487,453	484,644	2,809
Ask Media Group	310,699	310,699	—
Emerging & Other	187,586	187,586	—
Corporate	135,692	135,692	—

Total	$2,497,213	$2,500,321	$(3,108)

Operating income (loss) by segment:
ANGI Homeservices	$63,906	$58,966	$4,940
Vimeo	(35,594)	(35,281)	(313)
Dotdash	18,778	18,778	—
Applications	94,834	96,848	(2,014)
Ask Media Group	54,480	54,480	—
Emerging & Other	(24,516)	(24,516)	—
Corporate	(136,053)	(136,053)	—

Total	$35,835	$33,222	$2,613

Net earnings	$292,371	$290,487	$1,884

        New IAC accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to our customers and in an amount that reflects the consideration New IAC expects to be entitled to in exchange for those services or goods.

Transaction Price

        The objective of determining the transaction price is to estimate the amount of consideration New IAC is due in exchange for its services or goods, including amounts that are variable. New IAC determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.

        New IAC excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.

        For contracts that have an original duration of one year or less, New IAC uses the practical expedient available under ASU No. 2014-09, applicable to such contracts and does not consider the time value of money.

Arrangements with Multiple Performance Obligations

        New IAC's contracts with customers may include multiple performance obligations. For such arrangements, New IAC allocates revenue to each performance obligation based on its relative standalone selling price. New IAC generally determines standalone selling prices based on the prices charged to customers, which are directly observable or based on an estimate if not directly observable. For our multiple performance obligation arrangements that include functional intellectual property ("IP"), which comprise the downloadable apps and software of the Applications segment, New IAC uses a residual approach to determine standalone selling prices for the functional IP.

Assets Recognized from the Costs to Obtain a Contract with a Customer

        New IAC has determined that certain costs, primarily commissions paid to employees pursuant to certain sales incentive programs and mobile app store fees, meet the requirements to be capitalized as a cost of obtaining a contract. Commissions paid to employees pursuant to certain sales incentive programs are amortized over the estimated customer relationship period. New IAC calculates the estimated customer relationship period as the average customer life, which is based on historical data. When customer renewals are expected and the renewal commission is not commensurate with the initial commission, the average customer life includes renewal periods. For sales incentive programs where the customer relationship period is one year or less, New IAC has elected the practical expedient to expense the costs as incurred. New IAC generally capitalizes and amortizes mobile app store fees over the term of the applicable subscription.

        During the years ended December 31, 2019 and 2018, New IAC recognized expense of $99.8 million and $70.6 million related to the amortization of these costs. The current contract asset balances are $43.1 million, $40.6 million and $30.9 million at December 31, 2019 and 2018, and January 1, 2018, respectively. The non-current contract asset balances are $6.2 million, $4.5 million and $4.7 million at December 31, 2019 and 2018, and January 1, 2018, respectively. The current and

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

non-current contract assets are included in "Other current assets" and "Other non-current assets," respectively, in the accompanying combined balance sheet.

Performance Obligations

        As permitted under the practical expedient available under ASU No. 2014-09, New IAC does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which New IAC recognizes revenue at the amount which we have the right to invoice for services performed.

ANGI Homeservices

        ANGI revenue is primarily derived from (i) consumer connection revenue, which comprises fees paid by HomeAdvisor service professionals for consumer matches (regardless of whether the service professional ultimately provides the requested service) and fees from completed jobs sourced through the HomeAdvisor and Handy platforms, and (ii) HomeAdvisor service professional membership subscription fees. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered and geographic location of service. Consumer connection revenue is generated and recognized when an in-network service professional has delivered a consumer match or when a job sourced through the HomeAdvisor and Handy platforms is completed. Service professional membership subscription revenue is initially deferred and is recognized using the straight-line method over the applicable subscription period, which is typically one year. Consumer connection revenue is generally billed one week following a consumer match, with payment due upon receipt of invoice or collected when a consumer schedules a job through the HomeAdvisor and Handy platforms. ANGI maintains revenue reserves for potential credits for services provided by Handy service professionals to consumers.

        ANGI revenue is also derived from (i) sales of time-based website, mobile and call center advertising to service professionals, (ii) membership subscription fees from consumers and (iii) service warranty subscription and other services. Angie's List service professionals generally pay for advertisements in advance on a monthly or annual basis at the option of the service professional, with the average advertising contract term being approximately one year. Angie's List website, mobile and call center advertising revenue is recognized ratably over the contract term. Revenue from the sale of advertising in the Angie's List Magazine is recognized in the period in which the publication is distributed. Angie's List prepaid consumer membership subscription fees are recognized as revenue using the straight-line method over the term of the applicable subscription period, which is typically one year.

        Prior to January 1, 2020, Handy recorded revenue on a net basis. Effective January 1, 2020, we modified the Handy terms and conditions so that Handy, rather than the service professional, has the contractual relationship with the consumer to deliver the service and Handy, rather than the consumer, has the contractual relationship with the service professional. Consumers request services and pay for such services directly through the Handy platform and then Handy fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. This change in contractual terms requires gross revenue accounting

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

treatment effective January 1, 2020. Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can request services through a HomeAdvisor platform and pay HomeAdvisor for the services directly. HomeAdvisor then fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Revenue from HomeAdvisor's pre-priced product offering is also recorded on a gross basis effective January 1, 2020. In addition to changing the presentation of revenue to gross from net, the timing of revenue recognition will change for pre-priced jobs and will be later than the timing of existing consumer connection revenue for HomeAdvisor because we will not be able to record revenue, generally, until the service professional completes the job on our behalf.

Vimeo

        Vimeo revenue is derived primarily from annual and monthly SaaS subscription fees paid by subscribers for self-serve and enterprise subscription plans. Subscription revenue is recognized over the terms of the applicable subscription period, which are typically one month or one year.

Dotdash

        Dotdash revenue consists principally of display advertising revenue and performance marketing revenue. Display advertising revenue is generated primarily through digital display advertisements sold directly by our sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.

Applications

        Desktop revenue largely consists of advertising revenue generated principally through the display of paid listings in response to search queries. Paid listings are advertisements displayed on search results pages that generally contain a link to advertiser websites. The substantial majority of the paid listings displayed by our Desktop businesses is supplied to us by Google Inc. ("Google") pursuant to our services agreement with Google. Pursuant to this agreement, Desktop businesses that provide search services transmit search queries to Google, which in turn transmits a set of relevant and responsive paid listings back to these businesses for display in search results. This ad-serving process occurs independently of, but concurrently with, the generation of algorithmic search results for the same search queries. Google paid listings are displayed separately from algorithmic search results and are identified as sponsored listings on search results pages. Paid listings are priced on a price per click basis and when a user submits a search query through a Desktop business and then clicks on a Google paid listing displayed in response to the query, Google bills the advertiser that purchased the paid listing and shares a portion of the fee charged to the advertiser with the Desktop business. New IAC recognizes paid listing revenue from Google when it delivers the user's click. In cases where the user's click is generated due to the efforts of a third-party distributor, we recognize the amount due from Google as revenue and record a revenue share or other payment obligation to the third-party distributor as traffic acquisition costs.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        To a lesser extent, Desktop revenue also includes fees related to subscription-based downloadable desktop applications as well as display advertisements. Fees related to subscription downloadable desktop applications are generally recognized over the term of the applicable subscription period, which is primarily one or two years. Fees related to display advertisements are recognized when an advertisement is displayed.

        Mosaic Group revenue consists primarily of fees related to subscription downloadable mobile applications distributed through the Apple App Store and Google Play Store, as well as display advertisements. Fees related to subscription downloadable mobile applications are recognized either over the term of the subscription period, which is up to one year, for those applications that must be connected to our servers to function, or at the time of the sale when the software is delivered. Fees related to display advertisements are recognized when an advertisement is displayed.

Ask Media Group

        Ask Media Group revenue consists principally of advertising revenue generated principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites and, to a lesser extent, affiliate commerce commission revenue. The majority of the paid listings displayed are supplied to us by Google in the manner, and pursuant to the services agreement with Google, described above under "Applications."

        Revenue from display advertising is generated through advertisements sold through programmatic advertising networks. Affiliate commerce commission revenue is generated when an Ask Media Group property refers users to commerce partner websites resulting in a purchase or transaction.

Emerging & Other

        Bluecrew revenue consists of service revenue, which is generated through staffing workers and recognized as control of the promised services is transferred to our customers.

        NurseFly revenue consists of subscription revenue, which is generated through recruiting agencies that seek access to qualified healthcare professionals and is recognized at the earlier of the full delivery of the promised services or the length of the subscription period.

        The Daily Beast revenue consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic ad sales), and to a lesser extent, affiliate commerce commission revenue.

        Revenue of College Humor Media and IAC Films is generated primarily through media production and distribution and advertising. Production revenue is recognized when control is transferred to the customer to broadcast or exhibit, and advertising revenue is recognized when an advertisement is displayed or over the advertising period.

Accounts Receivables, Net of Allowance for Doubtful Accounts and Revenue Reserves

        Accounts receivable include amounts billed and currently due from customers. New IAC maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance for doubtful accounts is based upon a number of factors, including the length of time accounts receivable are past due, New IAC's previous loss history and the specific

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

customer's ability to pay its obligation. The time between New IAC issuance of an invoice and payment due date is not significant; customer payments that are not collected in advance of the transfer of promised services or goods are generally due no later than 30 days from invoice date. New IAC also maintains allowances to reserve for potential credits issued to consumers or other revenue adjustments. The amounts of these reserves are based primarily upon historical experience.

Deferred Revenue

        Deferred revenue consists of advance payments that are received or are contractually due in advance of New IAC's performance. New IAC's deferred revenue is reported on a contract by contract basis at the end of each reporting period. New IAC classifies deferred revenue as current when the term of the applicable subscription period or expected completion of our performance obligation is one year or less. The deferred revenue balance is $179.9 million, $151.8 million and $133.9 million at December 31, 2019 and 2018, and January 1, 2018, respectively. During the years ended December 31, 2019 and 2018, New IAC recognized $146.5 million and $131.9 million of revenue that was included in the deferred revenue balance as of December 31, 2018 and January 1, 2018, respectively. The current deferred revenue balances are $178.6 million and $150.1 million at December 31, 2019 and 2018, respectively. The non-current deferred revenue balances are $1.3 million and $1.7 million at December 31, 2019 and 2018, respectively. Non-current deferred revenue is included in "Other long-term liabilities" in the accompanying combined balance sheet.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds, treasury discount notes, time deposits and commercial paper rated A1/P1 or better. Internationally, cash equivalents primarily consist of AAA rated government money market funds and time deposits.

Investments in Debt Securities

        New IAC invests in marketable debt securities with active secondary or resale markets to ensure portfolio liquidity to fund current operations or satisfy other cash requirements as needed. Marketable debt securities are adjusted to fair value each quarter, and the unrealized gains and losses, net of tax, are included in accumulated other comprehensive income (loss) as a separate component of parent's equity. The specific-identification method is used to determine the cost of debt securities sold and the amount of unrealized gains and losses reclassified out of accumulated other comprehensive income (loss) into earnings. New IAC also invests in non-marketable debt securities as part of its investment strategy. We review our debt securities for impairment each reporting period. New IAC recognizes an unrealized loss on debt securities in net earnings when the impairment is determined to be other-than-temporary. Factors we consider in making such determination include the duration, severity and reason for the decline in value and the potential recovery and our intent to sell the debt security. We also consider whether we will be required to sell the security before recovery of its amortized cost basis and whether the amortized cost basis cannot be recovered because of credit losses. If an impairment is considered to be other-than-temporary, the debt security will be written down to its fair value and the loss will be recognized within other income (expense), net. New IAC has no marketable securities at December 31, 2019. At December 31, 2018, marketable debt securities consist of treasury discount notes.

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Certain Risks and Concentrations

Services Agreement with Google

        IAC and Google are party to a services agreement (the "Services Agreement"). If the Separation is consummated, IAC shall assign the Services Agreement to New IAC. A meaningful portion of New IAC's revenue is attributable to the Services Agreement. In addition, New IAC earns certain other advertising revenue from Google that is not attributable to the Services Agreement. For the years ended December 31, 2019, 2018 and 2017, total revenue earned from Google was $733.5 million, $825.2 million and $740.7 million, respectively, representing 27%, 33% and 38%, respectively, of New IAC's combined revenue. Accounts receivable related to revenue earned from Google totaled $53.0 million and $69.1 million at December 31, 2019 and 2018, respectively.

        Revenue attributable to the Services Agreement is earned by the Desktop business within the Applications segment and by the Ask Media Group segment. For the years ended December 31, 2019, 2018 and 2017, revenue earned from the Services Agreement was $291.1 million, $426.5 million and $480.6 million, respectively, within the Applications segment and $385.9 million, $339.0 million and $203.5 million, respectively, within the Ask Media Group segment.

        The current Services Agreement expires on March 31, 2020. On February 11, 2019, IAC and Google amended the Services Agreement, effective as of April 1, 2020. The amendment extends the expiration date of the agreement to March 31, 2023; provided that during September 2020 and during each September thereafter, either party may, after discussion with the other party, terminate the services agreement, effective on September 30 of the year following the year such notice is given. IAC believes that the amended agreement, taken as a whole, is comparable to IAC's currently existing agreement with Google. The Services Agreement requires that New IAC comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more general and thereby impact New IAC as well as other companies. These policy and guideline updates could in turn require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which could be costly to address or otherwise have an adverse effect on our combined financial condition and results of operations, particularly our Desktop business and Ask Media Group. As described below, Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have negatively impacted the Desktop business during both 2018 and 2019.

        Google's policy changes related to its Chrome browser, which became effective on September 12, 2018, negatively impacted the distribution of our B2C downloadable desktop products. The resultant reduction in projected profits and revenues of this business resulted in a $27.7 million impairment of the B2C trade name, which was recorded in the fourth quarter of 2018. On May 31, 2019, Google announced industry-wide policy changes, which became effective on July 1, 2019, related to all extensions distributed through the Chrome Web Store. These industry-wide changes, combined with other changes to polices under the Services Agreement during the second half of 2019, have had a negative impact on the historical and expected future results of operations of the Desktop business. As of December 31, 2019, the goodwill balance of the Desktop reporting unit and the carrying value of the related intangible asset are $265.1 million and $28.9 million, respectively. The fair values of the Desktop reporting unit and the related intangible asset approximate their carrying values; therefore, a modest reduction in the fair values of the Desktop reporting unit or the related intangible asset would

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result in an impairment charge, which would be equal to the excess of the carrying value over the fair value of such assets.

Credit Risk

        Financial instruments, which potentially subject New IAC to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation insurance limits.

Other Risks

        New IAC's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Buildings and leasehold improvements	3 to 39 Years
Capitalized software and computer equipment	2 to 3 Years
Furniture and other equipment	3 to 12 Years

        New IAC capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $56.3 million and $38.6 million at December 31, 2019 and 2018, respectively.

Business Combinations

        The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. New IAC usually uses the assistance of outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the combination as of the acquisition date.

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In connection with certain business combinations, New IAC has entered into contingent consideration arrangements that are determined to be part of the purchase price. Each of these arrangements is initially recorded at its fair value at the time of the acquisition and reflected at current fair value for each subsequent reporting period thereafter until settled. Generally, our contingent consideration arrangements are based upon financial performance and/or operating metric targets. New IAC generally determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the combined financial statements. Significant changes in forecasted earnings or operating metrics would result in a significantly higher or lower fair value measurement. The changes in the remeasured fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in "General and administrative expense" in the accompanying combined statement of operations. See "Note 6—Financial Instruments and Fair Value Measurements" for a discussion of contingent consideration arrangements.

Goodwill and Indefinite-Lived Intangible Assets

        New IAC assesses goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.

        When New IAC elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit's goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment equal to the excess is recorded.

        For New IAC's annual goodwill test at October 1, 2019, a qualitative assessment of the ANGI, Vimeo, Mosaic Group (included in Applications segment), College Humor Media, Bluecrew and Nursefly reporting units' goodwill was performed because New IAC concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that New IAC considered in its qualitative assessment for each of these reporting units are described below:

  •
  ANGI's October 1, 2019 market capitalization of $3.6 billion exceeded its carrying value by approximately $2.2 billion.

  •
  New IAC prepared valuations of the Vimeo, Mosaic Group, Bluecrew and Nursefly reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses subsequent to January 1, 2019. The valuations were prepared time proximate to, however, not as of, October 1, 2019. The fair value of each of these businesses was in excess of its October 1, 2019 carrying value.

        New IAC quantitatively tests goodwill for impairment as of October 1 when it concludes that it is more likely than not that there may be an impairment. For New IAC's annual goodwill test at October 1, 2019, New IAC quantitatively tested the Desktop reporting unit (included in the

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Applications segment). New IAC's quantitative test indicated that there was no impairment. New IAC's Dotdash, Ask Media Group and The Daily Beast reporting units have no goodwill.

        The aggregate goodwill balance for the Desktop reporting unit for which the most recent estimate of fair value is less than 10% over its carrying value is approximately $265.1 million.

        The fair value of New IAC's reporting units (except for ANGI described above) is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when New IAC tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. New IAC uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on New IAC's most recent forecast and budget and, for years beyond the budget, New IAC's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative test for determining the fair value of New IAC's reporting units was 12.5% in 2019 and ranged from 12.5% to 15.0% in 2018. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.

        While New IAC has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, New IAC's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. New IAC determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license New IAC's trade names and trademarks. The future cash flows are based on New IAC's most recent forecast and budget and, for years beyond the budget, New IAC's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in New IAC's annual indefinite-lived impairment assessment ranged from 11.5% to 27.5% in 2019 and 11.5% to 35% in 2018, and the royalty rates used ranged from 1% to 5.5% in 2019 and 0.75% to 5.5% in 2018.

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. The aggregate carrying value of indefinite-lived intangible assets for which the most recent estimate of the excess of fair value over carrying value is less than 10% is approximately $28.9 million.

        The 2019 annual assessment of goodwill and indefinite-lived intangible assets identified a $3.3 million goodwill impairment charge and $0.7 million trade name impairment both related to the College Humor Media business.

        The 2018 annual assessment of goodwill did not identify any impairments. The 2018 annual assessment of indefinite-lived intangible assets identified impairment charges of $27.7 million and $1.1 million related to certain Desktop and College Humor Media indefinite-lived trade names, respectively. The indefinite-lived intangible asset impairment charge at Desktop was due to Google's policy changes related to its Chrome browser which became effective on September 12, 2018 and have negatively impacted the distribution of New IAC's B2C downloadable desktop products. The impairment charge related to the B2C trade name was identified in New IAC's annual impairment assessment as of October 1, 2018 and reflects the projected reduction in profits and revenues and the resultant reduction in the assumed royalty rate from these policy changes. The impairment charges are included in "Amortization of intangibles" in the accompanying combined statement of operations.

        The 2017 annual assessment of goodwill and indefinite-lived intangible assets did not identify any impairments.

        New IAC's reporting units are consistent with its operating segments except for the Applications operating segment, which has two reporting units, Desktop and Mosaic Group, and the Emerging & Other operating segment, which has five reporting units, Bluecrew, Nursefly, The Daily Beast, College Humor Media and IAC Films. Goodwill is tested for impairment at the reporting unit level. See "Note 10—Segment Information" for additional information regarding New IAC's method of determining operating and reportable segments.

Long-Lived Assets and Intangible Assets with Definite Lives

        Long-lived assets, which consist of ROU assets, property and equipment and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset will be realized.

Fair Value Measurements

        New IAC categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

  •
  Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

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  •
  Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of New IAC's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.

  •
  Level 3: Unobservable inputs for which there is little or no market data and require New IAC to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. See "Note 6—Financial Instruments and Fair Value Measurements" for a discussion of fair value measurements made using Level 3 inputs.

        New IAC's non-financial assets, such as goodwill, intangible assets, ROU assets and property and equipment are adjusted to fair value only when an impairment is recognized. New IAC's financial assets, comprising equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Traffic Acquisition Costs

        Traffic acquisition costs consist of (i) payments made to partners who direct traffic to our Ask Media Group websites, who distribute our business-to-business customized browser-based applications and who integrate our paid listings into their websites and (ii) the amortization of fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases. These payments include amounts based on revenue share and other arrangements. New IAC expenses these payments in the period incurred as a component of cost of revenue.

Advertising Costs

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and represent online marketing, including fees paid to search engines, social media sites and third parties that distribute our B2C downloadable applications, offline marketing, which is primarily television advertising, and partner-related payments to those who direct traffic to the brands within our ANGI segment. Advertising expense is $855.2 million, $798.1 million and $750.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

        New IAC capitalizes and amortizes the costs associated with certain distribution arrangements that require us to pay a fee per access point delivered. These access points are generally in the form of downloadable applications associated with our direct-to consumer operations. These fees are amortized over the estimated useful lives of the access points to the extent New IAC can reasonably estimate a probable future economic benefit and the period over which such benefit will be realized (generally 18 months). Otherwise, the fees are charged to expense as incurred.

Legal Costs

        Legal costs are expensed as incurred.

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        New IAC is included within IAC's tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, current and deferred income tax provision/benefit has been computed for the entities comprising New IAC on an as if standalone, separate return basis.

        New IAC accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. New IAC records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense.

        New IAC evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when New IAC concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when New IAC subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.

        On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act imposes a new minimum tax on global intangible low-taxed income ("GILTI") earned by foreign subsidiaries beginning in 2018. The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity may make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. New IAC has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are combined using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of parent's equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the combined statement of operations as a component of other income (expense), net. See "Note 15—Combined Financial Statement Details" for additional information regarding foreign currency exchange gains and losses.

        Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive income (loss) into earnings. Such losses totaled $0.1 million and less than $0.1 million during the years ended December 31, 2018 and

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2017, respectively, and were included in "Other income, net" in the accompanying combined statement of operations. There were no such gains or losses for the year ended December 31, 2019.

Stock-Based Compensation

        Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 9—Stock-based Compensation" for a discussion of the allocation of expense from IAC related to awards issued to New IAC employees that were granted under various IAC stock and annual incentive plans.

Redeemable Noncontrolling Interests

        Noncontrolling interests in the combined subsidiaries of New IAC are ordinarily reported on the combined balance sheet within parent's equity, separately from New IAC's equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of parent's equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of parent's equity in the accompanying combined balance sheet.

        In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. IAC is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require IAC to purchase their interests or allow IAC to acquire such interests at fair value, respectively. These arrangements will be assigned to New IAC following the Separation and are, therefore, reflected in these combined financial statements as if New IAC were the party to these arrangements. The put arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. These put and call arrangements become exercisable by IAC and the counterparty at various dates in the future. One of these arrangements was exercised during the year ended December 31, 2019 and two of these arrangements were exercised during each of the years ended December 31, 2018 and 2017. These put arrangements are exercisable by the counterparty outside the control of IAC. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to invested capital. During the years ended December 31, 2019, 2018 and 2017, New IAC recorded adjustments of $11.6 million, $6.6 million and $6.4 million, respectively, to increase these interests to fair value. Fair value determinations require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.

Recent Accounting Pronouncements

Accounting Pronouncement adopted by New IAC

Adoption of ASU No. 2016-02, Leases (Topic 842)

        New IAC adopted ASU No. 2016-02, Leases (Topic 842) ("ASC 842") effective January 1, 2019. ASC 842 superseded previously existing guidance on accounting for leases and generally requires all leases to be recognized in the statement of financial position.

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The adoption of ASC 842 resulted in the recognition of $119.6 million of ROU assets and related lease liabilities as of January 1, 2019, with no cumulative effect adjustment. The adoption of ASC 842 had no impact on New IAC's combined results of operations or cash flows.

        New IAC adopted ASC 842 prospectively and, therefore, did not revise comparative period information or disclosure. In addition, New IAC elected the package of practical expedients permitted under ASC 842.

        See "Note 11—Leases" for additional information on the adoption of ASC 842.

Accounting Pronouncement Not Yet Adopted by New IAC

ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

        In June 2016, the FASB issued ASU No. 2016-13, which significantly changes how entities will measure credit losses for most financial assets, including accounts receivable. ASU No. 2016-13 replaces the "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. New IAC adopted ASU No. 2016-13 on January 1, 2020 using the modified retrospective approach. There was no cumulative effect arising from the adoption of ASU No. 2016-13. The adoption of 2016-13 is not expected to have a material impact on New IAC's financial statements.

ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

        In December 2019, the FASB issued ASU No. 2019-12, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The provisions of ASU No. 2019-12 are effective for reporting periods beginning after December 15, 2020 with early adoption permitted. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. New IAC adopted ASU No. 2019-12 on January 1, 2020 using the modified retrospective basis for those amendments that are not applied on a prospective basis. The adoption of ASU No. 2019-12 will not have a material impact on New IAC's combined financial statements.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 3—INCOME TAXES

        New IAC is included within IAC's tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, current and deferred income tax provision/benefit have been computed for the entities comprising New IAC on an as if standalone, separate return basis. New IAC's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES (Continued)

        U.S. and foreign (loss) earnings before income taxes and noncontrolling interests are as follows:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
U.S.	$(74,360)	$269,267	$(141,519)
Foreign	46,054	36,304	10,725

Total	$(28,306)	$305,571	$(130,794)

        The components of the income tax (benefit) provision are as follows:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Current income tax provision (benefit):
Federal	$(1,117)	$(1,187)	$(29,754)
State	197	1,514	2,262
Foreign	3,201	4,108	(1,175)

Current income tax provision (benefit)	2,281	4,435	(28,667)

Deferred income tax (benefit) provision:
Federal	(51,952)	20,156	(118,744)
State	(10,645)	(7,272)	(6,755)
Foreign	(173)	(4,119)	(1,236)

Deferred income tax (benefit) provision	(62,770)	8,765	(126,735)

Income tax (benefit) provision	$(60,489)	$13,200	$(155,402)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES (Continued)

        The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2019	2018
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$201,766	$129,500
Stock-based compensation	62,566	64,776
Long-term lease liabilities	42,486	—
Tax credit carryforwards	38,066	34,065
Accrued expenses	12,911	17,577
Other	21,039	16,713

Total deferred tax assets	378,834	262,631
Less: valuation allowance	(92,990)	(86,778)

Net deferred tax assets	285,844	175,853

Deferred tax liabilities:
Investment in subsidiaries	(240,420)	(240,590)
Right-of-use assets	(29,654)	—
Intangible assets	(28,488)	(35,380)
Investment in Pinterest	—	(23,018)
Other	(31,534)	(14,120)

Total deferred tax liabilities	(330,096)	(313,108)

Net deferred tax liabilities	$(44,252)	$(137,255)

        Upon the Separation, IAC's consolidated federal and state tax attributes will be allocated between New IAC and New Match; these tax attributes will be allocated pursuant to the Internal Revenue Code ("IRC") and applicable state law. This allocation will result in the adjustment of New IAC's net deferred tax liability, which is $44.3 million on an as if standalone, separate return basis, to be adjusted as of the effective date of the Separation with a corresponding adjustment to additional paid-in capital. If the Separation had occurred on December 31, 2019, New IAC's net deferred tax liability would have increased by approximately $10.1 million. The final allocation of tax attributes and resulting adjustment of New IAC's deferred taxes will be impacted by multiple factors, including, but not limited to, the ultimate date of the Separation and the amount of taxable income or loss generated by the IAC consolidated tax group in 2020, the expected year of the Separation.

        At December 31, 2019, New IAC has federal and state net operating losses ("NOLs") of $506.3 million and $552.8 million, respectively. These NOLs have been computed on an as if standalone, separate return basis and will be adjusted upon the Separation pursuant to applicable law. If not utilized, the federal NOLs will expire at various times between 2026 and 2037, and the state NOLs, if not utilized, will expire at various times between 2022 and 2039. Federal and state NOLs of $200.9 million and $248.5 million, respectively, can be used against future taxable income without restriction and the remaining NOLs will be subject to limitations under Section 382 of the IRC,

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES (Continued)

separate return limitations, and applicable law. At December 31, 2019, New IAC has foreign NOLs of $337.9 million available to offset future income. Of these foreign NOLs, $311.7 million can be carried forward indefinitely and $26.2 million will expire at various times between 2020 and 2039. During 2019, New IAC recognized tax benefits related to NOLs of $70.8 million. Included in this amount is $26.9 million of tax benefits of acquired attributes, which was recorded as a reduction to goodwill.

        At December 31, 2019, New IAC has tax credit carryforwards of $50.2 million. Of this amount, $34.2 million relates to credits for research activities, $13.6 million relates to credits for foreign taxes and $2.4 million relates to various other credits. Of these credit carryforwards, $12.8 million can be carried forward indefinitely and $37.4 million will expire between 2020 and 2039.

        New IAC regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. At December 31, 2019, New IAC has a U.S. gross deferred tax asset of $277.4 million that New IAC expects to fully utilize on a more likely than not basis. Of this amount, $31.5 million will be utilized upon the reversal of deferred tax liabilities and the remaining net deferred tax asset of $245.9 million will be utilized based on forecasts of future taxable income.

        During 2019, New IAC's valuation allowance increased by $6.2 million primarily due to an increase in foreign NOLs, partially offset by a net decrease in unbenefited capital losses. At December 31, 2019, New IAC has a valuation allowance of $93.0 million related to the portion of tax loss carryforwards, foreign tax credits and other items for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Income tax (benefit) provision at the federal statutory rate of 21% (35% for 2017)	$(5,944)	$64,170	$(45,778)
State income taxes, net of effect of federal tax benefit	(277)	5,188	(4,856)
Stock-based compensation	(56,871)	(39,326)	(75,895)
Non-deductible executive compensation	7,409	2,983	123
Change in valuation allowance on capital losses	(5,815)	(1,280)	(825)
Non-deductible expenses	5,460	1,727	5,211
Research credit	(5,105)	(3,167)	(4,593)
Withholding taxes	1,008	703	510
Deferred tax adjustment for enacted changes in tax laws and rates	(687)	(13,646)	(68,513)
Foreign income taxed at a different statutory tax rate	(672)	(866)	(6,087)
Transition tax	—	—	46,003
Other, net	1,005	(3,286)	(702)

Income tax (benefit) provision	$(60,489)	$13,200	$(155,402)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2019	2018	2017
	(In thousands)
Balance at January 1	$15,451	$14,528	$12,766
Additions based on tax positions related to the current year	2,781	1,455	1,399
Additions for tax positions of prior years	238	235	870
Expiration of applicable statutes of limitations	(410)	(767)	(507)

Balance at December 31	$18,060	$15,451	$14,528

        New IAC is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") is currently auditing IAC's federal income tax returns for the years ended December 31, 2010 through 2016, which includes the operations of New IAC. The statute of limitations for the years 2010 through 2012 has been extended to November 30, 2020 and the statute of limitations for the years 2013 through 2015 has been extended to December 31, 2020. Various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits that are considered to be sufficient to pay assessments that may result from the examination of prior year tax returns. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of New IAC, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.

        New IAC recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Included in the income tax provision for the years ended December 31, 2019, 2018 and 2017 is a $0.1 million expense for all three respective years, net of related deferred taxes of less than $0.1 million for all three respective years, for interest on unrecognized tax benefits. At December 31, 2019 and 2018, New IAC has accrued $2.3 million and $1.8 million, respectively, for the payment of interest. At both December 31, 2019 and 2018, New IAC has accrued $0.2 million for penalties.

        At December 31, 2019 and 2018, unrecognized tax benefits, including interest and penalties, were $20.3 million and $17.2 million, respectively. Included in unrecognized tax benefits at December 31, 2019 and 2018, is $11.6 million and $9.0 million, respectively, for tax positions included in IAC's consolidated tax return filings. If unrecognized tax benefits at December 31, 2019 are subsequently recognized, $18.9 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount as of December 31, 2018 was $16.1 million. New IAC believes that it is reasonably possible that its unrecognized tax benefits could decrease by $10.6 million by December 31, 2019, due to expirations of statutes of limitations or other settlements; $10.3 million of which would reduce the income tax provision.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—INCOME TAXES (Continued)

        On December 22, 2017, the U.S. enacted the Tax Act. The Tax Act subjected to U.S. taxation certain previously deferred earnings of foreign subsidiaries as of December 31, 2017 ("Transition Tax") and implemented a number of changes that took effect on January 1, 2018, including but not limited to, a reduction of the U.S. federal corporate tax rate from 35% to 21% and a new minimum tax on GILTI earned by foreign subsidiaries. New IAC was able to make a reasonable estimate of the Transition Tax and recorded a provisional tax expense in the fourth quarter of 2017. In 2018, New IAC finalized this calculation, which resulted in no adjustment to the Transition Tax.

        At December 31, 2019, all of New IAC's international cash can be repatriated without significant tax consequences.

NOTE 4—BUSINESS COMBINATION

        Through the Combination, ANGI acquired 100% of the common stock of Angie's List on September 29, 2017 for a total purchase price valued at $781.4 million.

        The purchase price of $781.4 million was determined based on the sum of (i) the fair value of the 61.3 million shares of Angie's List common stock outstanding immediately prior to the Combination based on the closing stock price of Angie's List common stock on the NASDAQ on September 29, 2017 of $12.46 per share; (ii) the cash consideration of $1.9 million paid to holders of Angie's List common stock who elected to receive $8.50 in cash per share; and (iii) the fair value of vested equity awards (including the pro rata portion of unvested awards attributable to pre-combination services) outstanding under Angie's List stock plans on September 29, 2017. Each stock option to purchase shares of Angie's List common stock that was outstanding immediately prior to the effective time of the Combination was, as of the effective time of the Combination, converted into an option to purchase (i) that number of Class A shares of ANGI Homeservices equal to the total number of shares of Angie's List common stock subject to such Angie's List option immediately prior to the effective time of the Combination, (ii) at a per-share exercise price equal to the exercise price per share of Angie's List common stock at which such Angie's List option was exercisable immediately prior to the effective time of the Combination. Each award of Angie's List restricted stock units that was outstanding immediately prior to the effective time of the Combination was, as of the effective time of the Combination, converted into an ANGI Homeservices restricted stock unit award with respect to a number of Class A shares of ANGI Homeservices equal to the total number of shares of Angie's List common stock subject to such Angie's List restricted stock unit award immediately prior to the effective time of the Combination.

        The table below summarizes the purchase price:

Angie's List
(In thousands)
Class A common stock	$763,684
Cash consideration for holders who elected to receive $8.50 in cash per share of Angie's List common stock	1,913
Fair value of vested and pro rata portion of unvested stock options attributable to pre-combination services	11,749
Fair value of the pro rata portion of unvested restricted stock units attributable to pre-combination services	4,038

Total purchase price	$781,384

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—BUSINESS COMBINATION (Continued)

        The financial results of Angie's List are included in New IAC's combined financial statements, within the ANGI Homeservices segment, beginning September 29, 2017. For the year ended December 31, 2017, New IAC included $58.9 million of revenue and $21.8 million of net loss in its combined statement of operations related to Angie's List. The net loss of Angie's List reflects $28.7 million in stock-based compensation expense related to (i) the acceleration of previously issued Angie's List equity awards held by employees terminated in connection with the Combination and (ii) the expense related to previously issued Angie's List equity awards, severance and retention costs of $19.8 million related to the Combination and a reduction in revenue of $7.8 million due to the write-off of deferred revenue related to the Combination.

        The table below summarizes the fair values of the assets acquired and liabilities assumed at the date of Combination:

Angie's List
(In thousands)
Cash and cash equivalents	$44,270
Other current assets	11,280
Property and equipment	16,341
Goodwill	543,674
Intangible assets	317,300

Total assets	932,865
Deferred revenue	(32,595)
Other current liabilities	(46,150)
Long-term debt—related party	(61,498)
Deferred income taxes	(9,833)
Other long-term liabilities	(1,405)

Net assets acquired	$781,384

        The purchase price was based on the expected financial performance of Angie's List, not on the value of the net identifiable assets at the time of combination. This resulted in a significant portion of the purchase price being attributed to goodwill because Angie's List is complementary and synergistic to the other North America businesses of ANGI Homeservices.

        The fair values of the identifiable intangible assets acquired at the date of Combination are as follows:

	Angie's List
	(In thousands)	Weighted-Average Useful Life (Years)
Indefinite-lived trade name and trademarks	$137,000	Indefinite
Service professionals	90,500	3
Developed technology	63,900	6
Memberships	15,900	3
User base	10,000	1

Total identifiable intangible assets acquired	$317,300

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—BUSINESS COMBINATION (Continued)

        Other current assets, current liabilities and other long-term liabilities of Angie's List were reviewed and adjusted to their fair values at the date of combination, as necessary. The fair value of deferred revenue was determined using an income approach that utilized a cost to fulfill analysis. The fair value of the trade name and trademarks was determined using an income approach that utilized the relief from royalty methodology. The fair values of developed technology and user base were determined using a cost approach that utilized the cost to replace methodology. The fair values of the service professionals and memberships were determined using an income approach that utilized the excess earnings methodology. The valuations of deferred revenue and intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows, cost and profit margins related to deferred revenue and the determination of royalty and discount rates. The amount attributed to goodwill is not tax deductible.

Unaudited Pro Forma Financial Information

        The unaudited pro forma financial information in the table below presents the combined results of New IAC and Angie's List as if the Combination had occurred on January 1, 2016. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had the Combination actually occurred on January 1, 2016. For the year ended December 31, 2017, pro forma adjustments include (i) reductions in stock-based compensation expense of $77.1 million and transaction related costs of $34.1 million because they are one-time in nature and will not have a continuing impact on operations; and (ii) an increase in amortization of intangibles of $31.9 million. The stock-based compensation expense is related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination, and the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination. The transaction related costs include severance and retention costs of $19.8 million related to the Combination.

Year Ended December 31, 2017
(In thousands)
Revenue	$2,174,968
Net earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	$96,578

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        Goodwill and intangible assets, net are as follows:

	December 31,
	2019	2018
	(In thousands)
Goodwill	$1,616,867	$1,484,117
Intangible assets with indefinite lives	225,296	227,420
Intangible assets with definite lives, net of accumulated amortization	124,854	166,362

Total goodwill and intangible assets, net	$1,967,017	$1,877,899

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the year ended December 31, 2019:

	Balance at December 31, 2018	Additions	(Deductions)	Impairment	Foreign Exchange Translation	Balance at December 31, 2019
	(In thousands)
ANGI Homeservices	$895,071	$18,326	$(29,293)	$—	$192	$884,296
Vimeo	77,152	142,222	—	—	—	219,374
Applications:
Desktop	265,146	—	—	—	—	265,146
Mosaic Group	239,746	—	—	—	(144)	239,602

Total Applications	504,892	—	—	—	(144)	504,748

Emerging & Other	7,002	4,765	—	(3,318)	—	8,449

Total	$1,484,117	$165,313	$(29,293)	$(3,318)	$48	$1,616,867

        Additions primarily relate to the acquisitions of Magisto (included in the Vimeo segment) and Fixd Repair (included in the ANGI Homeservices segment). Deductions primarily relate to tax benefits of acquired attributes related to the acquisition of Handy (included in the ANGI Homeservices segment). During the fourth quarter of 2019, New IAC recorded an impairment charge of $3.3 million related to the goodwill of the College Humor Media business (included in the Emerging & Other segment).

        The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the year ended December 31, 2018:

	Balance at December 31, 2017	Additions	(Deductions)	Transfers In/(Out)	Foreign Exchange Translation	Balance at December 31, 2018
	(In thousands)
ANGI Homeservices	$770,664	$142,768	$(14,449)	$—	$(3,912)	$895,071
Vimeo	77,303	—	(151)	—	—	77,152
Applications:
Desktop	265,146	—	—	—	—	265,146
Mosaic Group	182,096	50,784	—	7,323	(457)	239,746

Total Applications	447,242	50,784	—	7,323	(457)	504,892

Emerging & Other	18,305	3,684	(7,664)	(7,323)	—	7,002

Total	$1,313,514	$197,236	$(22,264)	$—	$(4,369)	$1,484,117

        Additions primarily relate to the acquisitions of Handy (included in the ANGI Homeservices segment), TelTech and iTranslate (included in the Applications segment), and Bluecrew (included in the Emerging & Other segment). Deductions relate to the sales of Felix (included in the ANGI Homeservices segment) and Electus (included in the Emerging & Other segment).

        Prior to the fourth quarter of 2018, IAC Publishing was a reportable segment consisting of one operating segment and one reporting unit. In the fourth quarter of 2018, IAC Publishing was split into the Dotdash, the Ask Media Group and the Emerging & Other segments (related to the remaining

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

businesses previously included in the IAC Publishing segment). The accumulated goodwill impairment of IAC Publishing was allocated to these businesses based upon their relative fair values as of October 1, 2018.

        The December 31, 2019 and 2018 goodwill balances reflect accumulated impairment losses of $529.1 million, $212.6 million, $198.3 million and $187.1 million at Applications, the businesses previously included in the IAC Publishing segment (excluding Dotdash and Ask Media Group, included in the Emerging & Other segment), Dotdash and Ask Media Group, respectively. The December 31, 2019 and 2018 goodwill balances also reflect accumulated impairment losses of $14.9 million and $11.6 million, respectively, at College Humor Media (included in the Emerging & Other segment).

        Intangible assets with indefinite lives are trade names and trademarks acquired in various acquisitions. At December 31, 2019 and 2018, intangible assets with definite lives are as follows:

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted- Average Useful Life (Years)
	(In thousands)
Technology	$143,255	$(73,483)	$69,772	4.5
Service professional relationships	99,651	(76,445)	23,206	2.9
Customer lists and user base	44,286	(24,226)	20,060	3.3
Memberships	15,900	(11,940)	3,960	3.0
Trade names	12,777	(8,082)	4,695	3.5
Other	10,439	(7,278)	3,161	3.4

Total	$326,308	$(201,454)	$124,854	3.7

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted- Average Useful Life (Years)
	(In thousands)
Technology	$132,588	$(48,339)	$84,249	4.6
Service professional relationships	99,528	(44,674)	54,854	2.9
Customer lists and user base	29,829	(14,857)	14,972	2.9
Memberships	15,900	(6,640)	9,260	3.0
Trade names	7,579	(4,579)	3,000	3.9
Other	5,500	(5,473)	27	4.6

Total	$290,924	$(124,562)	$166,362	3.7

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2019, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Years Ending December 31,	(In thousands)
2020	$61,792
2021	26,108
2022	21,830
2023	12,306
2024	1,316
Thereafter	1,502

Total	$124,854

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Marketable Securities

        New IAC did not hold any marketable securities at December 31, 2019.

        At December 31, 2018, the fair values of marketable securities are as follows:

Year Ended December 31, 2018
(In thousands)
Available-for-sale marketable debt securities	$24,947
Marketable equity security	419

Total marketable securities	$25,366

        At December 31, 2018, current available-for-sale marketable debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Treasury discount notes	$24,947	$1	$(1)	$24,947

Total available-for-sale marketable debt securities	$24,947	$1	$(1)	$24,947

        There were no investments in available-for-sale marketable debt securities that have been in a continuous unrealized loss position for longer than twelve months as of December 31, 2018.

        For the years ended December 31, 2019 and 2018, proceeds from maturities of available-for-sale marketable debt securities were $25.0 million and $35.0 million, respectively. There were no gross realized gains or losses from the maturities of available-for-sale marketable debt securities for the years ended December 31, 2019 and 2018.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Long-term Investments

        Long-term investments consist of:

	December 31,
	2019	2018
	(In thousands)
Equity securities without readily determinable fair values	$347,975	$225,979

Total long-term investments	$347,975	$225,979

Equity Securities without Readily Determinable Fair Values

        In the third quarter of 2019, New IAC made a $250 million investment in Turo, a peer-to-peer car sharing marketplace. As part of its investment, New IAC received a warrant that is net settleable at New IAC's option and is recorded at fair value each reporting period with any change included in "Other income, net" in the accompany combined statement of operations. The warrant is measured using significant unobservable inputs and is classified in the fair value hierarchy table below as Level 3. The warrant is included in "Other non-current assets" in the accompanying combined balance sheet.

        New IAC had an investment in Pinterest, which was carried at fair value following the initial public offering of Pinterest in April 2019. Prior to this, New IAC accounted for its investment in Pinterest as an equity security without a readily determinable fair value. New IAC sold its remaining shares in Pinterest during the fourth quarter of 2019. For the year ended December 31, 2019, New IAC recognized a net gain of $20.5 million related to its investment in Pinterest, which is included in "Other income, net" in the accompanying combined statement of operations.

        The following table presents a summary of realized and unrealized gains and losses recorded in "Other income, net", as adjustments to the carrying value of equity securities without readily determinable fair values held as of December 31, 2019 and 2018.

	Years Ended December 31,
	2019	2018
	(In thousands)
Upward adjustments (gross unrealized gains)	$19,698	$128,786
Downward adjustments including impairments (gross unrealized losses)	(1,193)	(2,838)

Total	$18,505	$125,948

        The cumulative upward and downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held at December 31, 2019 were $19.7 million and $0.9 million, respectively.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

        Realized and unrealized gains and losses for New IAC's marketable equity security and investments without readily determinable fair values for the years ended December 31, 2019 and 2018 are as follows:

	Years Ended December 31,
	2019	2018
	(In thousands)
Realized gains, net, for equity securities sold	$22,880	$27,366
Unrealized gains, net, on equity securities held	18,505	126,063

Total gains, net, recognized in other income, net	$41,385	$153,429

Equity Method Investments

        In 2018 and 2017, New IAC recorded other-than-temporary impairment charges on certain of its investments of $0.6 million and $2.7 million, respectively. These charges are included in "Other income, net" in the accompanying combined statement of operations.

Cost Method Investments (Prior to the Adoption of ASU No. 2016-01)

        In 2017, New IAC recorded $7.2 million of other-than-temporary impairment charges for certain of its investments as a result of our assessment of the near-term prospects and financial condition of the investees. This charge is included in "Other income, net" in the accompanying combined statement of operations.

Fair Value Measurements

        The following tables present New IAC's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2019
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$699,589	$—	$—	$699,589
Time deposits	—	23,075	—	23,075
Other non-current assets:
Warrant	—	—	8,495	8,495

Total	$699,589	$23,075	$8,495	$731,159

Liabilities:
Contingent consideration arrangements	$—	$—	$(6,918)	$(6,918)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2018
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$616,077	$—	$—	$616,077
Treasury discount notes	—	99,914	—	99,914
Commercial paper	—	52,931	—	52,931
Time deposits	—	15,036	—	15,036
Marketable securities:
Treasury discount notes	—	24,947	—	24,947
Marketable equity security	419	—	—	419

Total	$616,496	$192,828	$—	$809,324

Liabilities:
Contingent consideration arrangements	$—	$—	$(26,657)	$(26,657)

        The following table presents the changes in New IAC's financial instruments that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Years Ended December 31,
	2019		2018
	Warrant	Contingent Consideration Arrangements	Contingent Consideration Arrangements
	(In thousands)
Balance at January 1	$—	$(26,657)	$—
Fair value at date of acquisition	17,618	—	(25,521)
Total net (losses) gains:
Included in earnings:
Fair value adjustments	(9,123)	19,739	(1,136)

Balance at December 31	$8,495	$(6,918)	$(26,657)

Contingent Consideration Arrangements

        At December 31, 2019, New IAC has one outstanding contingent consideration arrangement related to a business acquisition. The arrangement has a total maximum contingent payment of $45.0 million. At December 31, 2019, the gross fair value of this arrangement, before unamortized discount, is $12.5 million.

        Generally, our contingent consideration arrangements are based upon financial performance and/or operating metric targets and New IAC generally determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangements are initially long-term in nature, applying a discount rate that

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

appropriately captures the risks associated with the obligation to determine the net amount reflected in the combined financial statements. The fair value of the contingent consideration arrangement at both December 31, 2019 and 2018 reflects a discount rate of 25%.

        The fair value of contingent consideration arrangements is sensitive to changes in the expected achievement of the applicable targets and changes in discount rates. New IAC remeasures the fair value of the contingent consideration arrangements each reporting period, including the accretion of the discount, if applicable, and changes are recognized in "General and administrative expense" in the accompanying combined statement of operations. At December 31, 2019 and 2018, the contingent consideration arrangement liability is $6.9 million and $26.7 million, respectively. These amounts are included in "Other long-term liabilities" in the accompanying combined balance sheet.

Financial Instruments Measured at Fair Value Only for Disclosure Purposes

        The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	December 31, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Notes receivable—related party, current	$55,251	$55,251	$—	$—
Current portion of long-term debt	(13,750)	(13,681)	(13,750)	(12,753)
Long-term debt, net(a)	(231,946)	(232,581)	(244,971)	(229,556)
Long-term debt—related party	—	—	(2,500)	(2,529)

(a)
At December 31, 2019 and 2018, the carrying value of long-term debt, net includes unamortized debt issuance costs of $1.8 million and $2.5 million, respectively.

        The fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs. The fair value of long-term debt—related party is based on Level 3 inputs and is estimated by discounting the future cash flows based on current market conditions.

NOTE 7—LONG-TERM DEBT

        Long-term debt consists of:

	December 31,
	2019	2018
	(In thousands)
ANGI Term Loan due November 5, 2023	$247,500	$261,250
Less: current portion of ANGI Term Loan	13,750	13,750
Less: unamortized debt issuance costs	1,804	2,529

Total long-term debt, net	$231,946	$244,971

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—LONG-TERM DEBT (Continued)

ANGI Term Loan and ANGI Credit Facility

        On November 1, 2017, ANGI borrowed $275 million under a five-year term loan facility ("ANGI Term Loan"). On November 5, 2018, the ANGI Term Loan was amended and restated, and is now due on November 5, 2023. At both December 31, 2019 and 2018, the ANGI Term Loan bears interest at LIBOR plus 1.50%. The spread over LIBOR is subject to change in future periods based on ANGI's consolidated net leverage ratio. The interest rate was 3.25% and 3.98% at December 31, 2019 and 2018, respectively. Interest payments are due at least quarterly through the term of the loan. Additionally, there are quarterly principal payments of $3.4 million through December 31, 2021, $6.9 million for the one-year period ending December 31, 2022 and $10.3 million through maturity of the loan when the final amount of $161.6 million is due.

        The terms of the ANGI Term Loan require ANGI to maintain a consolidated net leverage ratio of not more than 4.5 to 1.0 and a minimum interest coverage ratio of not less than 2.0 to 1.0 (in each case as defined in the credit agreement). The ANGI Term Loan also contains covenants that would limit ANGI's ability to pay dividends, make distributions or repurchase ANGI stock in the event a default has occurred or ANGI's consolidated net leverage ratio exceeds 4.25 to 1.0. There are additional covenants under the ANGI Term Loan that limit the ability of ANGI and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions.

        On November 5, 2018, ANGI entered into a five-year $250 million revolving credit facility (the "ANGI Credit Facility"). At December 31, 2019 and 2018, there were no outstanding borrowings under the ANGI Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio most recently reported and is 25 basis points at both December 31, 2019 and 2018. Borrowings under the ANGI Credit Facility bear interest, at ANGI's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is based on ANGI's consolidated net leverage ratio. The financial and other covenants are the same as those for the ANGI Term Loan.

        The ANGI Term Loan and ANGI Credit Facility are guaranteed by ANGI's wholly-owned material domestic subsidiaries and are secured by substantially all assets of ANGI and the guarantors, subject to certain exceptions.

IAC Group Credit Facility

        On October 2, 2017, IAC Group, LLC ("IAC Group") entered into a joinder agreement by and among IAC Group, IAC, and each of the other parties to the IAC Credit Facility. Pursuant to the joinder agreement, IAC Group became the successor borrower under the IAC Credit Facility and IAC's obligations under the credit agreement were terminated. IAC Group is included within these combined financial statements and will become a subsidiary of New IAC upon the consummation of the Separation.

        At December 31, 2019, IAC Group has a $250 million revolving credit facility (the "IAC Group Credit Facility"), that expires on November 5, 2023. At December 31, 2019 and 2018, there were no outstanding borrowings under the IAC Group Credit Facility. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio (as defined in the agreement) most recently reported, and is 20 basis points at both December 31, 2019 and 2018. Borrowings under the IAC Group Credit Facility bear interest, at IAC Group's option, at a base rate or LIBOR, in each case, plus an applicable margin, which is based on IAC Group's consolidated net leverage ratio. The terms of

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—LONG-TERM DEBT (Continued)

the IAC Group Credit Facility require that IAC Group maintains a consolidated net leverage ratio of not more than 3.25 to 1.0 before the date on which IAC Group no longer holds majority of the outstanding voting stock of ANGI ("Trigger Date") and no greater than 2.75 to 1.0 on or after the Trigger Date. The terms of the IAC Group Credit Facility also restrict IAC Group's ability to incur additional indebtedness. Borrowings under the IAC Group Credit Facility are unconditionally guaranteed by certain of our wholly-owned domestic subsidiaries and are also secured by the stock of certain of our domestic and foreign subsidiaries, including the shares of Match Group and ANGI owned by IAC Group. Following the Separation, Match Group will no longer secure the IAC Group Credit Facility.

        Maturities of long-term debt liabilities as of December 31, 2019 (in thousands):

Years Ending December 31,
2020	$13,750
2021	13,750
2022	27,500
2023	192,500

Total	247,500
Less: current portion of long-term debt	13,750
Less: unamortized debt issuance costs	1,804

Total long-term debt, net	$231,946

NOTE 8—ACCUMULATED OTHER COMPREHENSIVE LOSS

        The following tables present the components of accumulated other comprehensive (loss) income and items reclassified out of accumulated other comprehensive loss into earnings:

	Year Ended December 31, 2019
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,543)	$2	$(12,541)
Other comprehensive income (loss)	337	(2)	335

Net current period other comprehensive income (loss)	337	(2)	335
Allocation of accumulated other comprehensive loss related to the noncontrolling interests	(20)	—	(20)

Balance at December 31	$(12,226)	$—	$(12,226)

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

	Year Ended December 31, 2018
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(7,504)	$—	$(7,504)
Other comprehensive (loss) income before reclassifications	(4,976)	2	(4,974)
Amounts reclassified to earnings	(52)	—	(52)

Net current period other comprehensive (loss) income	(5,028)	2	(5,026)
Allocation of accumulated other comprehensive loss related to noncontrolling interests	(11)	—	(11)

Balance at December 31	$(12,543)	$2	$(12,541)

	Year Ended December 31, 2017
	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(21,864)	$(21,864)
Other comprehensive income before reclassifications	14,408	14,408
Amounts reclassified to earnings	(41)	(41)

Net current period other comprehensive income	14,367	14,367
Allocation of accumulated other comprehensive loss related to noncontrolling interests	(7)	(7)

Balance at December 31	$(7,504)	$(7,504)

        The amounts reclassified out of foreign currency translation adjustment into earnings for the years ended December 31, 2018 and 2017 relate to the liquidation of international subsidiaries.

        At December 31, 2019, 2018 and 2017, there was no tax benefit of provision on the accumulated other comprehensive loss.

NOTE 9—STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards issued by certain of our subsidiaries (including awards assumed in acquisitions, including the Combination) and an allocation of expense from IAC related to awards issued to New IAC employees that were granted under various IAC stock and annual incentive plans. The form of awards granted to New IAC employees are principally stock options, restricted stock units ("RSUs"), including those that are linked to the achievement of IAC's stock price, known as market-based awards ("MSUs") and those that are linked to the achievement of a performance target, known as performance-based awards ("PSUs").

        The amount of stock-based compensation expense recognized in the combined statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION (Continued)

historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2019, there is $158.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.2 years.

        The total income tax benefit recognized in the accompanying combined statement of operations for the years ended December 31, 2019, 2018 and 2017 related to all stock-based compensation is $82.4 million, $80.7 million and $124.2 million, respectively.

        The aggregate income tax benefit recognized related to the exercise of stock options for the years ended December 31, 2019, 2018 and 2017, is $64.2 million, $63.6 million and $95.1 million, respectively. As New IAC is currently in an NOL position, there will be some delay in the timing of the realization of the cash benefit of the income tax deductions related to stock-based compensation because it will be dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.

IAC Denominated Stock Options

        The fair value of stock option awards, with the exception of market-based awards, is estimated on the grant date using the Black-Scholes option pricing model. The grant date fair value of market-based awards is estimated using a lattice model that incorporates a Monte Carlo simulation of IAC's stock price. Broad-based stock option awards issued to date have generally vested in equal annual installments over a 4-year period from the grant date.

        The aggregate intrinsic value, calculated as the difference between IAC's closing stock price on the last trading day of 2019 and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all award holders exercised their awards, on December 31, 2019 is $871.8 million. In connection with the Separation, IAC denominated stock options that are outstanding as of December 19, 2019, and immediately prior to the completion of the Transactions, will be converted into stock options to purchase New IAC common stock and stock options to purchase New Match common stock in a manner that preserves the spread value of the stock options immediately before and immediately after the adjustment, with the allocation between the two stock options based on the value of a share of New IAC common stock relative to the value of a share of New Match common stock multiplied by the Reclassification Exchange Ratio. IAC denominated stock options that are granted on or after December 20, 2019 and outstanding immediately prior to the completion of the Transactions, will be converted into stock options to purchase New IAC common stock on the same terms and conditions applicable to the existing equity award, with equitable adjustments to the number of shares of New IAC common stock covered by the option and the applicable option exercise price. Assuming all stock options outstanding on December 31, 2019, were net settled on that date, withholding taxes, which will be paid by IAC for periods prior to the Separation and New IAC and New Match for periods subsequent to the Separation on behalf of the employees upon exercise, would have been $435.9 million in aggregate (of which $345.8 million is related to vested stock options and $90.1 million is related to unvested stock options) assuming a 50% withholding rate.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION (Continued)

IAC Denominated Restricted Stock Units, Market-based Stock Units and Performance-based Stock Units

        RSUs, MSUs and PSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU and PSU equal to the fair value of IAC common stock at the date of grant. The value of each MSU is estimated using a lattice model that incorporates a Monte Carlo simulation of IAC's stock price. Each RSU and PSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. The vesting of MSUs is tied to the stock price of IAC. For RSU grants, the expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term. MSU grants are expensed over the shorter of the vesting period or the derived service period. For PSU grants, the expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved. RSUs currently outstanding generally vest in either equal annual installments over a four-year period or cliff-vest after a three-year period, in each case, from the grant date. MSUs currently outstanding cliff-vest after the market condition has been met either within a three-year or five-year period from the date of grant. The aggregate intrinsic value of all RSUs and MSUs outstanding on December 31, 2019 is $91.6 million; assuming these awards were net settled on December 31, 2019, the withholding taxes that would be payable, which will be paid by IAC for periods prior to the Separation and New IAC for periods subsequent to the Separation on behalf of the employees upon net settlement would be $45.8 million, assuming a 50% withholding rate, and IAC would have issued 0.2 million common shares. There were no PSUs outstanding on December 31, 2019.

Equity Instruments Denominated in the Shares of Certain Subsidiaries

ANGI

        In connection with the Combination, previously issued stock appreciation rights related to the common stock of HomeAdvisor (US) were converted into ANGI stock appreciation rights that are settleable, at ANGI's option, on a net basis with ANGI remitting withholding taxes on behalf of the employee or on a gross basis with ANGI issuing a sufficient number of Class A shares to cover the withholding taxes. While these awards can be settled in either Class A shares of ANGI or shares of IAC common stock at IAC's option, these awards are currently being settled in shares of ANGI. The aggregate intrinsic value of these awards outstanding at December 31, 2019 is $114.6 million; assuming these awards were net settled on December 31, 2019, the withholding taxes that would be payable is $57.3 million, assuming a 50% withholding rate, and ANGI would have issued 6.8 million Class A shares. The aggregate intrinsic value of all other ANGI equity awards, including stock options, RSUs and subsidiary denominated equity at December 31, 2019 is $86.8 million; assuming these awards were net settled on December 31, 2019, the withholding taxes that would be payable is $43.4 million, assuming a 50% withholding rate, and ANGI would have issued 5.1 million Class A shares.

        Prior to the Separation, certain ANGI equity awards could be settled either in IAC common shares or the common shares of ANGI at IAC's election. If settled in IAC common stock, ANGI reimbursed IAC in either cash or through the issuance of Class A shares to IAC. Subsequent to the Separation, this right shall be assigned to New IAC.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—STOCK-BASED COMPENSATION (Continued)

        Prior to the Combination in 2017, IAC issued a number of IAC denominated PSUs to certain ANGI employees. Vesting of the PSUs was contingent upon ANGI's performance for the year ended December 31, 2019. These awards did not vest because the performance conditions were not achieved.

Non-publicly-traded Subsidiaries

        Historically, IAC has granted stock settled stock appreciation rights to employees and management that are denominated in the equity of certain non-publicly traded subsidiaries comprising New IAC. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The value of the stock settled stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price. These interests can have significant value in the event of significant appreciation. The fair value of these interest is generally determined by negotiation or arbitration, when settled; which will occur at various dates through 2026. Prior to the Separation, these equity awards have been and will be settled on a net basis, with the award holder entitled to receive IAC shares equal to the intrinsic value of the award upon settlement less an amount equal to the required cash tax withholding payment, which has been and will be paid by IAC. Subsequent to the Separation, these equity awards will continue to be settled on a net basis, with the award holder entitled to receive New IAC shares rather than IAC shares equal to the intrinsic value of the award upon settlement less an amount equal to the required cash tax withholding payment, which will be paid by New IAC. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as stock-based compensation over the vesting term. The aggregate intrinsic value of these awards outstanding at December 31, 2019 is $40.5 million; assuming these awards were net settled on December 31, 2019, the withholding taxes that would be payable is $20.2 million, assuming a 50% withholding rate, and IAC would have issued 0.1 million common shares. To the extent these awards are settled subsequent to the Separation, the number of New IAC shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of New IAC shares required to settle these awards will be impacted by movement in New IAC's stock price.

Modification of Awards

        During 2019, New IAC modified certain equity awards and recognized modification charges of $13.1 million.

        During 2018, New IAC modified certain equity awards and recognized modification charges of $7.9 million. In addition, in connection with the ANGI chief executive officer transition during the fourth quarter of 2018, ANGI accelerated $3.9 million of expense into 2018 from 2019.

        In connection with the Combination, the previously issued HomeAdvisor (US) stock appreciation rights were converted into ANGI equity awards resulting in a modification charge of $217.7 million of which $29.0 million, $56.9 million and $93.4 million were recognized as stock-based compensation expense in the years ended December 31, 2019, 2018 and 2017, respectively, and the remaining charge will be recognized over the vesting period of the modified awards.

        During the second quarter of 2017, New IAC modified certain HomeAdvisor (US) denominated equity awards and recognized a modification charge of $6.6 million.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION

        The overall concept that New IAC employs in determining its operating segments is to present the financial information in a manner consistent with: how the chief operating decision maker views the businesses; how the businesses are organized as to segment management; and the focus of the businesses with regards to the types of services or products offered or the target market. Operating segments are combined for reporting purposes if they meet certain aggregation criteria, which principally relate to the similarity of their economic characteristics or, in the case of the Emerging & Other reportable segment, do not meet the quantitative thresholds that require presentation as separate reportable segments.

        The following table presents revenue by reportable segment:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Revenue:
ANGI Homeservices	$1,326,205	$1,132,241	$736,386
Vimeo	196,015	159,641	103,332
Dotdash	167,594	130,991	90,890
Applications	519,459	582,287	577,998
Ask Media Group	421,949	365,179	216,325
Emerging & Other	74,883	163,070	228,283
Inter-segment elimination	(304)	(361)	(607)

Total	$2,705,801	$2,533,048	$1,952,607

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

        The following table presents the revenue of New IAC's segments disaggregated by type of service:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
ANGI Homeservices
Marketplace:
Consumer connection revenue	$913,533	$704,341	$521,481
Service professional membership subscription revenue	64,706	66,214	56,135
Other revenue	6,971	3,940	3,798

Total Marketplace revenue	985,210	774,495	581,414
Advertising and other revenue	264,682	287,676	97,483

Total North America revenue	1,249,892	1,062,171	678,897

Consumer connection revenue	59,611	50,913	40,009
Service professional membership subscription revenue	14,231	17,362	16,596
Advertising and other revenue	2,471	1,795	884

Total Europe revenue	76,313	70,070	57,489

Total ANGI Homeservices revenue	$1,326,205	$1,132,241	$736,386

Vimeo
Platform revenue	$193,736	$146,665	$99,650
Hardware revenue	2,279	12,976	3,682

Total Vimeo revenue	$196,015	$159,641	$103,332

Dotdash
Display advertising revenue	$126,487	$103,704	$76,316
Performance marketing revenue	41,107	27,287	14,574

Total Dotdash revenue	$167,594	$130,991	$90,890

Applications
Desktop:
Advertising revenue:
Google advertising revenue	$291,215	$426,964	$480,774
Non-Google advertising revenue	13,162	10,992	6,762

Total advertising revenue	304,377	437,956	487,536
Subscription and other revenue	15,858	20,815	34,613

Total Desktop revenue	320,235	458,771	522,149

Mosaic Group:
Subscription and other revenue	189,878	104,975	27,980
Advertising revenue	9,346	18,541	27,869

Total Mosaic Group revenue	199,224	123,516	55,849

Total Applications revenue	$519,459	$582,287	$577,998

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Ask Media Group
Advertising revenue:
Google advertising revenue	$387,223	$343,530	$208,859
Non-Google advertising revenue	34,394	20,983	6,791

Total advertising revenue	421,617	364,513	215,650
Other revenue	332	666	675

Total Ask Media Group revenue	$421,949	$365,179	$216,325

Emerging & Other
Service revenue	$43,750	$35,465	$5,126
Advertising revenue:
Non-Google advertising revenue	11,356	45,750	47,124
Google advertising revenue	4,486	14,222	16,717

Total advertising revenue	15,842	59,972	63,841
Media production and distribution revenue	8,897	61,717	138,006
Other revenue	6,394	5,916	21,310

Total Emerging & Other revenue	$74,883	$163,070	$228,283

        Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Revenue:
United States	$2,097,743	$1,951,957	$1,569,275
All other countries	608,058	581,091	383,332

Total	$2,705,801	$2,533,048	$1,952,607

	December 31,
	2019	2018
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$297,433	$254,751
All other countries	7,981	5,697

Total	$305,414	$260,448

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

        The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Operating income (loss):
ANGI Homeservices	$38,645	$63,906	$(149,176)
Vimeo	(51,921)	(35,594)	(27,328)
Dotdash	29,021	18,778	(15,694)
Applications	113,569	94,834	130,176
Ask Media Group	40,001	54,480	35,082
Emerging & Other	(53,013)	(24,516)	(12,052)
Corporate	(166,751)	(136,053)	(125,640)

Total	$(50,449)	$35,835	$(164,632)

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Adjusted EBITDA:(a)
ANGI Homeservices	$202,297	$247,506	$37,858

Vimeo	$(41,790)	$(28,045)	$(23,607)

Dotdash	$39,601	$21,384	$(2,763)

Applications	$103,551	$131,837	$136,757

Ask Media Group	$40,517	$55,357	$37,322

Emerging & Other	$(48,273)	$(19,178)	$(9,932)

Corporate	$(88,617)	$(74,011)	$(67,748)

(a)
New IAC's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. New IAC believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

        The following tables reconcile operating income (loss) for New IAC's reportable segments and net earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc. to Adjusted EBITDA:

	Year Ended December 31, 2019
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill Impairment	Acquisition- related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA
	(In thousands)
ANGI Homeservices	$38,645	$68,255	$39,915	$55,482	$—	$—	$202,297

Vimeo	(51,921)	$—	$478	$9,653	$—	$—	$(41,790)

Dotdash	29,021	$—	$974	$9,606	$—	$—	$39,601

Applications	113,569	$—	$1,443	$8,277	$—	$(19,738)	$103,551

Ask Media Group	40,001	$—	$516	$—	$—	$—	$40,517

Emerging & Other	(53,013)	$—	$572	$850	$3,318	$—	$(48,273)

Corporate	(166,751)	$66,083	$12,051	$—	$—	$—	$(88,617)

Total	(50,449)
Interest expense—third party	(11,904)
Interest income, net—related party	420
Other income, net	33,627

Loss before income taxes	(28,306)
Income tax benefit	60,489

Net earnings	32,183
Net earnings attributable to noncontrolling interests	(9,288)

Net earnings attributable to IAC/equity in IAC Holdings, Inc.	$22,895

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2018
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA
	(In thousands)
ANGI Homeservices	$63,906	$97,078	$24,310	$62,212	$—	$247,506

Vimeo	(35,594)	$—	$1,200	$6,349	$—	$(28,045)

Dotdash	18,778	$—	$969	$1,637	$—	$21,384

Applications	94,834	$—	$2,601	$33,266	$1,136	$131,837

Ask Media Group	54,480	$—	$877	$—	$—	$55,357

Emerging & Other	(24,516)	$919	$802	$3,617	$—	$(19,178)

Corporate	(136,053)	$50,408	$11,634	$—	$—	$(74,011)

Total	35,835
Interest expense—third party	(13,059)
Interest income, net—related party	325
Other income, net	282,470

Earnings before income taxes	305,571
Income tax provision	(13,200)

Net earnings	292,371
Net earnings attributable to noncontrolling interests	(45,599)

Net earnings attributable to IAC/equity in IAC Holdings, Inc.	$246,772

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2017
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA
	(In thousands)
ANGI Homeservices	$(149,176)	$149,230	$14,543	$23,261	$—	$37,858

Vimeo	(27,328)	$—	$1,408	$2,313	$—	$(23,607)

Dotdash	(15,694)	$—	$2,255	$10,676	$—	$(2,763)

Applications	130,176	$—	$3,863	$2,170	$548	$136,757

Ask Media Group	35,082	$—	$2,240	$—	$—	$37,322

Emerging & Other	(12,052)	$401	$989	$730	$—	$(9,932)

Corporate	(125,640)	$42,374	$15,518	$—	$—	$(67,748)

Total	(164,632)
Interest expense—third party	(2,181)
Interest income, net—related party	23,656
Other income, net	12,363

Loss before income taxes	(130,794)
Income tax benefit	155,402

Net earnings	24,608
Net loss attributable to noncontrolling interests	12,398

Net earnings attributable to IAC/equity in IAC Holdings, Inc.	$37,006

        The following table presents capital expenditures by reportable segment:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Capital expenditures:
ANGI Homeservices	$68,804	$46,976	$26,837
Vimeo	2,801	209	109
Dotdash	—	102	825
Applications	85	111	227
Ask Media Group	—	420	25
Emerging & Other	345	699	290
Corporate	25,863	6,163	17,840

Total	$97,898	$54,680	$46,153

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—LEASES

        New IAC leases land, office space, data center facilities and equipment used in connection with its operations under various operating leases, the majority of which contain escalation clauses.

        ROU assets represent New IAC's right to use the underlying assets for the lease term and lease liabilities represent the present value of New IAC's obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using New IAC's and its publicly-traded subsidiary respective incremental borrowing rates on the lease commencement date or January 1, 2019 for leases that commenced prior to that date. New IAC combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain New IAC will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less ("short-term leases") are not recorded on the accompanying combined balance sheet.

        Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. New IAC's lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Leases	Balance Sheet Classification	December 31, 2019
		(In thousands)
Assets:
Right-of-use assets	Right-of-use assets, net	$138,608

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$23,188
Long-term lease liabilities	Other long-term liabilities	168,321

Total lease liabilities		$191,509

Lease Expense	Income Statement Classification	Year Ended December 31, 2019
		(In thousands)
Fixed lease expense	Cost of revenue	$547
Fixed lease expense	Selling and marketing expense	10,613
Fixed lease expense	General and administrative expense	17,751
Fixed lease expense	Product development expense	1,502

Total fixed lease expense(a)		30,413

Variable lease expense	Cost of revenue	83
Variable lease expense	Selling and marketing expense	1,573
Variable lease expense	General and administrative expense	5,729
Variable lease expense	Product development expense	391

Total variable lease expense		7,776

Net lease expense		$38,189

(a)
Includes approximately $2.2 million of short-term lease expense and $7.6 million of sublease income for the year ended December 31, 2019.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—LEASES (Continued)

        Maturities of lease liabilities as of December 31, 2019 (in thousands)(b):

Years Ended December 31,
2020	$32,688
2021	30,200
2022	27,543
2023	25,838
2024	23,318
Thereafter	221,479

Total	361,066
Less: interest	169,557

Present value of lease liabilities	$191,509

(b)
Lease payments exclude $37.3 million of legally binding minimum lease payments for leases signed but not yet commenced.

        The following are the weighted average assumptions used for lease term and discount rate as of December 31, 2019:

Remaining lease term	17.4 years
Discount rate	6.12%

Year Ended December 31, 2019
(In thousands)
Other Information:
Right-of-use assets obtained in exchange for lease liabilities	$61,657
Cash paid for amounts included in the measurement of lease liabilities	$35,321

NOTE 12—COMMITMENTS AND CONTINGENCIES

Commitments

        New IAC has entered into certain off-balance sheet commitments that require the future purchase of services ("purchase obligations"). Future payments under noncancelable unconditional purchase obligations as of December 31, 2019 are as follows:

	Amount of Commitment Expiration Per Period
	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years	Total Amounts Committed
	(In thousands)
Purchase obligations	$75,243	$41,423	$—	$—	$116,666

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—COMMITMENTS AND CONTINGENCIES (Continued)

        Purchase obligations include New IAC's allocable share of IAC's $150.0 million three-year cloud computing contract, of which IAC paid $50.0 million in 2019 and New IAC had a related prepaid asset of $8.7 million included in "Other current assets" on the combined balance sheet at December 31, 2019. Following the Separation, $20.0 million of the remaining obligation will be assigned to New IAC and $80.0 million will be assigned to Match Group. New IAC's two remaining minimum payments of $10.0 million each will be due in 2020 and 2021. Purchase obligations also include (i) remaining payments of $59.3 million related to a two year cloud computing contract, which $40.9 million and $18.3 million are estimated to be paid in 2020 and 2021, respectively, (ii) remaining payments of $23.8 million related to advertising commitments to be made in 2020, and (iii) a remaining payment of $13.1 million related to the purchase of a 50% interest in a corporate aircraft that is expected to be made in 2021.

Contingencies

        In the ordinary course of business, New IAC is a party to various lawsuits. New IAC establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where we believe an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against us, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of New IAC, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. New IAC also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of New IAC. See "Note 3—Income Taxes" for additional information related to income tax contingencies.

Tinder Optionholder Litigation against IAC and Match Group

        On August 14, 2018, ten then-current and former employees of Match Group, LLC or Tinder, Inc. ("Tinder"), an operating business of Match Group, filed a lawsuit in New York state court against IAC and Match Group. See Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc., No. 654038/2018 (Supreme Court, New York County). The complaint alleges that in 2017, the defendants: (i) wrongfully interfered with a contractually established process for the independent valuation of Tinder by certain investment banks, resulting in a substantial undervaluation of Tinder and a consequent underpayment to the plaintiffs upon exercise of their Tinder stock options, and (ii) then wrongfully merged Tinder into Match Group, thereby depriving certain of the plaintiffs of their contractual right to later valuations of Tinder on a stand-alone basis. The complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, interference with contractual relations (as against Match Group only), and interference with prospective economic advantage, and seeks compensatory damages in the amount of at least $2 billion, as well as punitive damages. On August 31, 2018, four plaintiffs who were still employed by Match Group filed a notice of discontinuance of their claims without prejudice, leaving the six former employees as the remaining plaintiffs.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—COMMITMENTS AND CONTINGENCIES (Continued)

        On October 9, 2018, the defendants filed a motion to dismiss the complaint on various grounds, including that the 2017 valuation of Tinder by the investment banks was an expert determination any challenge to which is both time-barred under applicable law and available only on narrow substantive grounds that the plaintiffs have not pleaded in their complaint; the plaintiffs opposed the motion. On June 13, 2019, the court issued a decision and order (i) granting the motion to dismiss the claims for breach of the implied covenant of good faith and fair dealing and for unjust enrichment, (ii) granting the motion to dismiss the merger-related claim for breach of contract as to two of the remaining six plaintiffs, and (iii) otherwise denying the motion to dismiss. On June 21, 2019, the defendants filed a notice of appeal from the trial court's partial denial of their motion to dismiss, and the parties thereafter briefed the appeal. On October 29, 2019, the Appellate Division, First Department, issued an order affirming the lower court's decision. On November 22, 2019, the defendants filed a motion for reargument or, in the alternative, leave to appeal the Appellate Division's order to the New York Court of Appeals; the plaintiffs opposed the motion, which remains pending.

        On June 3, 2019, the defendants filed a second motion to dismiss based upon certain provisions of the plaintiffs' agreement with a litigation funding firm; the plaintiffs have opposed the motion, which remains pending. Document discovery in the case is substantially complete, and deposition discovery is underway. On January 30, 2020, the parties participated in a mediation that did not result in resolution of the matter. IAC and Match Group believe that the allegations in this lawsuit are without merit and will continue to defend vigorously against it.

NOTE 13—RELATED PARTY TRANSACTIONS

Relationship with IAC prior to the Separation

        New IAC's combined statement of operations includes allocations of costs, including stock-based compensation expense, related to IAC's accounting, treasury, legal, tax, corporate support and internal audit functions. To the extent applicable, IAC has historically allocated costs related to its accounting, treasury, legal, tax, corporate support and internal audit functions that are incurred at the IAC/InterActiveCorp legal entity level to its publicly traded subsidiaries, Match Group and ANGI Homeservices, including HomeAdvisor for periods prior to the Combination, based upon time spent or other cost drivers, such as revenue, number of legal entities or transaction volume, in their standalone financial statements. For periods subsequent to the Match Group IPO in November 2015 and the Combination in September 2017, IAC billed Match Group and ANGI Homeservices for any services provided under the applicable services agreements. The remaining unallocated expenses of IAC/InterActiveCorp related to its accounting, treasury, legal, tax, corporate support and internal audit functions were allocated to New IAC based upon time spent or other cost drivers, such as revenue, number of legal entities or transaction volume. Allocated costs, inclusive of stock-based compensation expense, were $146.0 million, $178.2 million and $126.7 million, in 2019, 2018 and 2017, respectively. It is not practicable to determine the actual expenses that would have been incurred for these services had New IAC operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

        The portion of interest income reflected in the combined statement of operations that is related party in nature, was $0.4 million, $0.3 million and $23.7 million, for the years ended December 31, 2019, 2018 and 2017, respectively, and is included in "Interest income, net" in the table below.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

        The following table summarizes the components of the net decrease (increase) in IAC's investment in IAC Holdings, Inc. for the years ended December 31, 2019, 2018 and 2017:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash transfers (from) to IAC related to its centrally managed U.S. treasury function, acquisitions and cash expenses paid by IAC on behalf of IAC Holdings, Inc., net	$(182,382)	$215,993	$(21,058)
Taxes	(1,874)	1,120	44,798
Interest income, net	420	325	23,656
Allocation of costs from IAC	(80,143)	(71,977)	(62,180)

Net (increase) decrease in IAC's investment in IAC Holdings, Inc.	$(263,979)	$145,461	$(14,784)

Notes Receivable—Related Party

        During 2019, New IAC, through two domestic subsidiaries, entered into loan agreements with IAC for cash transfers to IAC under its centrally managed U.S. treasury function. The outstanding receivable at December 31, 2019 is $55.3 million and bears interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and is due on demand. The interest rate at December 31, 2019 was 1.59%.

Long-term Debt—Related Party

        On December 14, 2018, New IAC, through a domestic subsidiary, entered into a loan with IAC for up to an amount not to exceed $15.0 million for general working capital purposes in the ordinary course of business. During the first quarter of 2019, the outstanding balance at December 31, 2018 of $2.5 million was repaid.

Guarantee of IAC Senior Notes

        On November 15, 2013 and December 21, 2012, IAC issued $500.0 million aggregate principal amount of 4.875% Senior Notes due November 30, 2018 ("4.875% Senior Notes") and $500.0 million aggregate principal amount of 4.75% Senior Notes due December 15, 2022 ("4.75% Senior Notes"), respectively. The 4.875% and 4.75% Senior Notes are unconditionally guaranteed by certain of New IAC's domestic subsidiaries. On November 30, 2017, IAC redeemed the 4.875% Senior Notes and repaid the outstanding balance of $361.9 million. On August 23, 2019, IAC redeemed the 4.75% Senior Notes and repaid the outstanding balance of $34.5 million. New IAC did not pay any amount (or record any liability) as a result of our guarantee of IAC's Senior Notes.

Relationship with IAC following the Separation

        If the Separation is consummated, New IAC shall enter into certain agreements with IAC to govern the relationship between New IAC and IAC following the Separation. These agreements will include: a tax sharing agreement; a services agreement; and an employee matters agreement.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

New IAC and ANGI

        IAC and ANGI, in connection with the Combination, entered into a contribution agreement; an investor rights agreement; a services agreement; a tax sharing agreement; and an employee matters agreement. If the Separation is consummated, IAC shall assign these agreements to New IAC.

        Additionally, on September 29, 2017, IAC and ANGI entered into two intercompany notes (collectively referred to as "Intercompany Notes") to ANGI as follows: (i) a Payoff Intercompany Note, which provided the funds necessary to repay the outstanding balance under Angie's List's previously existing credit agreement, totaling $61.5 million; and (ii) a Working Capital Intercompany Note, which provided ANGI with $15 million for working capital purposes. These Intercompany Notes were repaid on November 1, 2017, with a portion of the proceeds from the ANGI Term Loan that were received on the same date.

        For the years ended December 31, 2019 and 2018 and for the period subsequent to the Combination through December 31, 2017, 0.5 million, 0.9 million and 0.4 million shares, respectively, of ANGI Class B common stock were issued to IAC pursuant to the employee matters agreement as reimbursement for shares of IAC common stock issued in connection with the exercise and vesting of IAC equity awards held by ANGI employees.

        On October 10, 2018, IAC was issued 5.1 million shares of Class B common stock of ANGI pursuant to the post-closing adjustment provision of the Angie's List merger agreement.

        For the years ended December 31, 2019 and 2018 and for the period subsequent to the Combination through December 31, 2017, ANGI was charged $4.8 million, $5.7 million and $1.7 million, respectively, by IAC for services rendered pursuant to the services agreement. There were no outstanding receivables or payables pursuant to the services agreement as of December 31, 2019. At December 31, 2018, IAC had a $0.1 million outstanding payable to ANGI, pursuant to the services agreement. This amount was deducted from the charges due from ANGI pursuant to the services agreement discussed above during the first quarter of 2019.

New IAC and Match Group

        For the years ended December 31, 2019, 2018 and 2017, Match Group incurred rent expense of $5.8 million, $5.2 million and $5.1 million, respectively, for the leasing of office space for certain of its businesses at properties owned by New IAC. The respective amounts were paid in full by Match Group at December 31, 2019, 2018 and 2017, respectively.

        In December 2017, certain international subsidiaries of Match Group agreed to sell net operating losses, which were not expected to be utilized by Match Group, to a New IAC subsidiary for $0.9 million.

New IAC and Expedia

        Each of New IAC and Expedia has a 50% ownership interest in two aircraft that may be used by both companies. New IAC and Expedia purchased an aircraft during the second quarter of 2017 to replace a previously owned aircraft, which was subsequently sold on February 13, 2018. New IAC paid $17.4 million (50% of the total purchase price and refurbish costs) for its interest in the new aircraft. In addition, in 2019, New IAC and Expedia entered into an agreement to jointly acquire a new

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), with each company to bear 50% of such expected cost. New IAC paid approximately $23 million in 2019 in connection with our joint entry into the purchase agreement, and the respective share of the balance is due upon delivery of the new aircraft, which is expected to occur in early 2021. Members of the aircraft flight crews are employed by an entity in which each of New IAC and Expedia has a 50% ownership interest. New IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. IAC and Expedia are related parties since they are under common control, given that Mr. Diller serves as Chairman and Senior Executive of both IAC and Expedia and subsequent to the Separation will serve as Chairman and Senior Executive of New IAC. For the years ended December 31, 2019, 2018 and 2017, total payments made to this entity by New IAC were not material.

NOTE 14—BENEFIT PLANS

        The employees of the combined subsidiaries of New IAC participate in the IAC/InterActiveCorp Retirement Savings Plan (the "Plan"), which is a retirement savings plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. Prior to July 2019, New IAC contributed a dollar for each dollar a participant contributed in this plan, with a maximum contribution of 3% of a participant's eligible earnings. In June 2019, IAC approved a change to the matching contribution to 100% of the first 10% of compensation, subject to IRS limits on the IAC's matching contribution maximum, that a participant contributes to the Plan. This change was phased in beginning July 1, 2019 and was fully implemented by all of the entities comprising New IAC participating in the Plan no later than January 1, 2020. Matching contributions for the Plan for the years ended December 31, 2019, 2018 and 2017 are $15.4 million, $10.2 million and $8.8 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2019 is due primarily to the aforementioned change to New IAC's matching contribution. The increase in matching contributions in 2018 is due primarily to an increase in participation in the Plan due to increases in headcount from the Combination and continued corporate growth at ANGI, Vimeo and Dotdash.

        New IAC also has or participates in various benefit plans, principally defined contribution plans, for its international employees. New IAC contributions for these plans for the years ended December 31, 2019, 2018 and 2017 are $1.0 million, $0.6 million and $0.3 million, respectively.

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15—COMBINED FINANCIAL STATEMENT DETAILS

	December 31,
	2019	2018
	(In thousands)
Other current assets:
Capitalized costs to obtain a contract with a customer	$43,069	$40,601
Prepaid expenses	41,934	36,636
Capitalized downloadable search toolbar costs, net	21,985	33,365
Other	45,346	56,857

Other current assets	$152,334	$167,459

	December 31,
	2019	2018
	(In thousands)
Property and equipment, net:
Buildings and leasehold improvements	$242,882	$224,497
Capitalized software and computer equipment	124,523	93,000
Furniture and other equipment	84,640	79,299
Land	11,591	11,591
Projects in progress	43,576	25,835

Property and equipment	507,212	434,222
Accumulated depreciation and amortization	(201,798)	(173,774)

Property and equipment, net	$305,414	$260,448

	December 31,
	2019	2018
	(In thousands)
Accrued expenses and other current liabilities:
Accrued employee compensation and benefits	$105,960	$99,205
Accrued advertising expense	59,269	64,626
Accrued revenue share	30,574	28,284
Other	124,670	107,450

Accrued expenses and other current liabilities	$320,473	$299,565

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Other income, net	$33,627	$282,470	$12,363

        Other income, net in 2019 includes: a $20.5 million gain related to the sale of our investment in Pinterest; $18.5 million in net upward adjustments related to investments in equity securities without readily determinable fair values; $14.7 million of interest income; an unrealized reduction of $9.1 million in the estimated fair value of a warrant; a realized loss of $8.2 million related to the sale of Vimeo's hardware business in the first quarter of 2019; and a $1.8 million mark-to-market charge for

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15—COMBINED FINANCIAL STATEMENT DETAILS (Continued)

an indemnification claim related to the Handy acquisition that will be settled in ANGI shares held in escrow.

        Other income, net in 2018 includes: a $26.8 million realized gain on the sale of certain Pinterest shares held by New IAC and a $128.8 million unrealized gain (or upward adjustment) to adjust our remaining interest in Pinterest to fair value in accordance with ASU No. 2016-01, which was adopted on January 1, 2018; $120.6 million in gains related to the sales of Dictionary.com, Electus, Felix and CityGrid; and $8.8 million of interest income.

        Other income, net in 2017 includes: $25.8 million in realized gains related to the sale of certain investments; $4.0 million of interest income; $9.9 million in other-than-temporary impairment charges related to certain investments; and $6.6 million in net foreign currency exchange losses due primarily to the weakening of the dollar relative to the British pound.

Cash and Cash Equivalents and Restricted Cash

        The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the combined balance sheet to the total amounts shown in the combined statement of cash flows:

	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
	(In thousands)
Cash and cash equivalents	$839,796	$884,975	$757,202	$521,416
Restricted cash included in other current assets	527	1,441	2,737	204
Restricted cash included in other assets	409	420	—	10,548

Total cash and cash equivalents and restricted cash as shown on the combined statement of cash flows	$840,732	$886,836	$759,939	$532,168

        Restricted cash at December 31, 2019 primarily consists of a deposit related to corporate credit cards.

        Restricted cash at December 31, 2018 primarily consists of a cash collateralized letter of credit and a deposit related to corporate credit cards.

        Restricted cash at December 31, 2017 primarily supports a letter of credit to a supplier, which was released to New IAC in the second quarter of 2018.

        Restricted cash at December 31, 2016 primarily included funds held in escrow for the MyHammer tender offer. In the first quarter of 2017, the funds held in escrow for the MyHammer tender offer were returned to New IAC.

Supplemental Disclosure of Non-Cash Transactions:

        New IAC recorded an acquisition-related contingent consideration liability of $25.5 million during the year ended December 31, 2018 in connection with an acquisition. There were no acquisition-related contingent consideration liabilities recorded for the years ended December 31, 2019 and 2017. See

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15—COMBINED FINANCIAL STATEMENT DETAILS (Continued)

"Note 6—Financial Instruments and Fair Value Measurements" for additional information on contingent consideration arrangements.

        On October 19, 2018, ANGI issued 8.6 million shares of its Class A common stock valued at $165.8 million in connection with the acquisition of Handy.

        On September 29, 2017, ANGI issued 61.3 million shares of its Class A common stock valued at $763.7 million in connection with the Combination.

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash paid (received) during the year for:
Interest	$10,042	$13,108	$8
Income tax payments	4,861	4,084	6,508
Income tax refunds	(3,048)	(30,320)	(11,618)

NOTE 16—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31(a)	Quarter Ended June 30(a)	Quarter Ended September 30(a)	Quarter Ended December 31(a)
	(In thousands)
Year Ended December 31, 2019
Revenue	$641,220	$688,685	$705,382	$670,514
Cost of revenue	139,848	149,725	158,161	152,506
Operating (loss) income	(34,183)	(13,770)	13,912	(16,408)
Net (loss) earnings	(13,673)	22,021	18,378	5,457
Net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	(14,247)	13,789	16,466	6,887

	Quarter Ended March 31(b)	Quarter Ended June 30(c)	Quarter Ended September 30(d)	Quarter Ended December 31(e)
	(In thousands)
Year Ended December 31, 2018
Revenue	$587,709	$637,928	$660,649	$646,762
Cost of revenue	108,021	120,890	129,727	142,514
Operating (loss) income	(16,356)	24,479	39,177	(11,465)
Net (loss) earnings	(5,002)	164,482	38,163	94,728
Net (loss) earnings attributable to IAC/InterActiveCorp equity in IAC Holdings, Inc.	(2,809)	125,686	34,601	89,294

(a)
The first, second, third, and fourth quarters of 2019 include after-tax stock-based compensation expense of $2.2 million, $1.9 million, $1.7 million, and $1.7 million, respectively, related to the

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—QUARTERLY RESULTS (UNAUDITED) (Continued)

  modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination.

(b)
The first quarter of 2018 includes after-tax stock-based compensation expense of $14.7 million related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination, and the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination, as well as after-tax costs of $4.1 million related to the Combination (including $2.8 million of deferred revenue write-offs).

(c)
The second quarter of 2018 includes:

i.
after-tax stock-based compensation expense of $12.9 million related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination, and the acceleration of certain converted equity awards resulting from the termination of Angie's List employees in connection with the Combination, as well as after-tax costs of $2.0 million related to the Combination (including $1.8 million of deferred revenue write-offs).

ii.
after-tax realized and unrealized gains of $131.5 million related to the sale of a certain equity investment.

(d)
The third quarter of 2018 includes after-tax stock-based compensation expense of $12.3 million related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination.

(e)
The fourth quarter of 2018 includes:

i.
after-tax stock-based compensation expense of $14.5 million related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into ANGI Homeservices' equity awards in the Combination.

ii.
combined after-tax gains of $91.4 million related to the sales of Dictionary.com, Electus, Felix and CityGrid.

iii.
after-tax impairment charges related to indefinite-lived intangible assets of $20.8 million.

NOTE 17—SUBSEQUENT EVENTS

        On February 11, 2020, New IAC completed the acquisition of Care.com, an online marketplace for finding and managing family care, for approximately $500 million, net of cash acquired. The accounting for this acquisition has not been completed at the date of this filing given the proximity to the acquisition date. The acquisition will be accounted for by the acquisition method, and accordingly the results of operations of Care.com will be included in New IAC's combined financial statements from the date of its acquisition. The purchase price will be allocated to the net assets acquired based on

IAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17—SUBSEQUENT EVENTS (Continued)

estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

        In March 2020, the World Health Organization declared the outbreak of a novel coronavirus ("COVID-19") as a pandemic, which continues to spread throughout the United States and abroad. While we expect this matter to negatively impact our business, results of operations, and financial position, due to the speed with which the situation is developing, we are not able at this time to estimate the impact of COVID-19 on our financial or operational results, but the impact could be material.

        New IAC will be assessing the financial impact of the COVID-19 pandemic in its next reporting period. This will include, among others, an assessment of indicators of impairment for our portfolio of equity securities without readily determinable fair values, which have a carrying value of $348.0 million as of December 31, 2019, and goodwill and indefinite-lived intangible assets, including the Desktop reporting unit and its related indefinite-lived intangible asset the fair values of which approximate their carrying values. The carrying values of the goodwill of the Desktop reporting unit and the related indefinite-lived intangible assets are $265.1 million and $28.9 million as of December 31, 2019.

        In preparing these combined financial statements, management evaluated subsequent events through March 20, 2020, on which date the combined financial statements were available for issue.

Schedule II

IAC HOLDINGS, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2019
Allowance for doubtful accounts and revenue reserves	$18,136	$65,723	(a)	$247		$(59,958	)(b)	$24,148
Deferred tax valuation allowance	86,778	7,813	(c)	(1,601	)(d)	—		92,990
Other reserves	4,726							5,060
2018
Allowance for doubtful accounts and revenue reserves	$10,710	$48,362	(a)	$(557)		$(40,379	)(b)	$18,136
Deferred tax valuation allowance	91,040	(2,056	)(e)	(2,206	)(d)	—		86,778
Other reserves	—							4,726
2017
Allowance for doubtful accounts and revenue reserves	$15,474	$28,460	(a)	$(723)		$(32,501	)(b)	$10,710
Deferred tax valuation allowance	55,680	29,721	(f)	5,639	(g)	—		91,040

(a)
Additions to the allowance for doubtful accounts are charged to expense.

(b)
Write-off of fully reserved accounts receivable.

(c)
Amount is primarily related to an increase in foreign NOLs partially offset by a net decrease in unbenefited capital losses.

(d)
Amount is primarily related to currency translation adjustments on foreign NOLs.

(e)
Amount is primarily related to an expiring tax credit.

(f)
Amount is due primarily to the establishment of foreign NOLs related to an acquisition.

(g)
Amount is primarily related to acquired state NOLs, acquired foreign tax credits and currency translation adjustments on foreign NOLs.

ANNEX B

CONSOLIDATED FINANCIAL STATEMENTS OF CARE.COM, INC.

CARE.COM, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	B-2
Report of Independent Registered Public Accounting Firm	B-3
Consolidated Balance Sheets as of December 31, 2019 and December 29, 2018	B-4
Consolidated Statements of Operations for the fiscal years ended December 31, 2019, December 29, 2018 and December 30, 2017	B-5
Consolidated Statements of Comprehensive (Loss) Income for the fiscal years ended December 31, 2019, December 29, 2018 and December 30, 2017	B-6
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity for the fiscal years ended December 31, 2019, December 29, 2018 and December 30, 2017	B-7
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2019, December 29, 2018 and December 30, 2017	B-8
Notes to Combined Financial Statements	B-9

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of IAC/InterActiveCorp

        We have audited the accompanying consolidated financial statements of Care.com, Inc., which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, comprehensive income, redeemable convertible preferred stock and stockholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Care.com, Inc. at December 31, 2019, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 20, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Care.com, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheet of Care.com, Inc. (the Company) as of December 29, 2018 and the related consolidated statements of operations, comprehensive income, redeemable convertible preferred stock and stockholders' equity and cash flows for each of the two years in the period ended December 29, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 29, 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 29, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We served as the Company's auditor from 2007 to 2020.
Boston, Massachusetts
March 7, 2019

CARE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 31, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$96,392	$92,432
Short-term investments	35,000	35,099
Accounts receivable (net of allowance of $100 and $100, respectively)(1)	4,319	4,663
Unbilled accounts receivable(2)	7,844	6,394
Prepaid expenses and other current assets	6,009	7,223

Total current assets	149,564	145,811
Property and equipment, net	3,045	3,423
Intangible assets, net	2,994	4,061
Goodwill	67,790	68,176
Other non-current assets	3,222	2,859
Operating lease right of use assets, net	22,531	—
Deferred tax assets	—	43,737

Total assets	$249,146	$268,067

Liabilities, redeemable convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable(3)	$3,587	$3,437
Accrued expenses and other current liabilities(4)	21,964	20,463
Current contingent acquisition consideration	1,000	1,527
Deferred revenue(5)	20,645	20,176
Current operating lease liabilities	5,697	—

Total current liabilities	52,893	45,603
Non-current contingent acquisition consideration	—	438
Deferred tax liabilities	1,799	—
Other non-current liabilities	3,705	6,806
Non-current operating lease liabilities	23,183	—

Total liabilities	81,580	52,847
Commitments and contingencies (see note 7 and 17)	—	—
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 46 shares designated; 46 shares issued and outstanding at December 31, 2019 and December 29, 2018; at aggregate liquidation and redemption value at December 31, 2019 and December 29, 2018	55,939	53,007
Stockholders' equity
Preferred Stock, $0.001 par value; 5,000 shares authorized at December 31, 2019 and December 29, 2018, respectively	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 33,269 and 32,057 shares issued and outstanding at December 31, 2019 and December 29, 2018, respectively	33	32
Additional paid-in capital	302,709	286,295
Accumulated deficit	(190,783)	(124,122)
Accumulated other comprehensive (loss) income	(332)	8

Total stockholders' equity	111,627	162,213

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$249,146	$268,067

(1)
Includes accounts receivable due from related party of $267 and $421 at December 31, 2019 and December 29, 2018, respectively. (Note 13)

(2)
Includes unbilled accounts receivable due from related party of $739 and $680 at December 31, 2019 and December 29, 2018, respectively. (Note 13)

(3)
Includes accounts payable due to related party of $661 and $530 at December 31, 2019 and December 29, 2018 respectively. (Note 13)

(4)
Includes accrued expenses and other current liabilities due to related party of $566 and $403 at December 31, 2019 and December 29, 2018, respectively. (Note 13)

(5)
Includes deferred revenue associated with related party of $0 and $1 at December 31, 2019 and December 29, 2018, respectively. (Note 13)

See accompanying Notes to the Consolidated Financial Statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Revenue(1)	$209,569	$192,260	$174,090
Cost of revenue	59,591	42,706	35,773
Operating expenses:
Selling and marketing(2)	65,875	60,488	66,906
Research and development	44,319	34,641	25,423
General and administrative	49,229	44,360	35,214
Depreciation and amortization	1,883	1,669	1,684
Goodwill and intangible asset impairment charges	8,183	—	—
Restructuring charges and right of use asset impairment charges	3,226	613	3,136

Total operating expenses	172,715	141,771	132,363

Operating (loss) income	(22,737)	7,783	5,954
Other income (expense), net	1,418	(165)	2,203

(Loss) Income before income taxes	(21,319)	7,618	8,157
Provision for (benefit from) income taxes	45,342	(45,272)	(2,506)

Net (loss) income	(66,661)	52,890	10,663
Accretion of Series A Redeemable Convertible Preferred Stock dividends	(2,932)	(2,748)	(2,599)
Net income attributable to Series A Redeemable Convertible Preferred Stock	—	(6,983)	(1,120)

Net (loss) income attributable to common stockholders	$(69,593)	$43,159	$6,944

Net (loss) income per share attributable to common stockholders (Basic):	$(2.13)	$1.38	$0.23
Net (loss) income per share attributable to common stockholders (Diluted):	$(2.13)	$1.29	$0.22
Weighted-average shares used to compute net (loss) income per share attributable to common stockholders:
Basic	32,694	31,198	29,680
Diluted	32,694	33,816	32,406

(1)
Includes related party revenue of $3,854, $3,153, and $1,854 for the years ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively. (Note 13)

(2)
Includes related party expenses of $12,125, $10,329 and $13,472 for the year ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively. (Note 13)

See accompanying Notes to the Consolidated Financial Statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Net (loss) income	$(66,661)	$52,890	$10,663
Other comprehensive (loss) income:
Foreign currency translation adjustments	(340)	(538)	849

Comprehensive (loss) income	$(67,001)	$52,352	$11,512

See accompanying Notes to the Consolidated Financial Statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

(In thousands, except per share data)

			Stockholders' Equity
	Redeemable Convertible Preferred Stock
			Common Stock				Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Number of Shares	$0.001 Par Value	Additional Paid-In Capital	Accumulated Deficit		Total Stockholders' Equity
Balance at December 31, 2016	46	47,660	28,984	29	255,031	(187,808)	(303)	66,949
Exercises of stock options	—	—	840	1	3,906	—	—	3,907
Issuance of restricted stock units	—	—	566	—	(1)	—	—	(1)
Stock-based compensation	—	—	—	—	9,693	—	—	9,693
Accretion of Series A Redeemable Convertible Preferred Stock dividends	—	2,599	—	—	(2,599)	—	—	(2,599)
Foreign currency translation adjustment	—	—	—	—	—	—	849	849
Net income	—	—	—	—	—	10,663	—	10,663

Balance at December 30, 2017	46	50,259	30,390	30	266,030	(177,145)	546	89,461
Cumulative effect of ASC 606 adoption (Note 2)	—	—	—	—	—	133	—	133
Exercises of stock options	—	—	826	1	5,640	—	—	5,641
Issuance of restricted stock units	—	—	841	1	(1)	—	—	—
Stock-based compensation	—	—	—	—	17,374	—	—	17,374
Accretion of Series A Redeemable Convertible Preferred Stock dividends	—	2,748	—	—	(2,748)	—	—	(2,748)
Foreign currency translation adjustment	—	—	—	—	—	—	(538)	(538)
Net income			—	—	—	52,890	—	52,890

Balance at December 29, 2018	46	53,007	32,057	32	286,295	(124,122)	8	162,213
Exercises of stock options	—	—	306	—	1,821	—	—	1,821
Issuance of restricted stock units	—	—	906	1	(1)	—	—	—
Stock-based compensation	—	—	—	—	17,526	—	—	17,526
Accretion of Series A Redeemable Convertible Preferred Stock dividends	—	2,932	—	—	(2,932)	—	—	(2,932)
Foreign currency translation adjustment	—	—	—	—	—	—	(340)	(340)
Net loss	—	—	—	—	—	(66,661)	—	(66,661)

Balance at December 31, 2019	46	$55,939	33,269	$33	$302,709	$(190,783)	$(332)	$111,627

See accompanying Notes to the Consolidated Financial Statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Cash flows from operating activities
Net (loss) income	$(66,661)	$52,890	$10,663
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	17,526	17,374	9,693
Depreciation and amortization	2,770	2,128	2,240
Deferred income taxes	44,732	(45,638)	(2,983)
Contingent consideration expense	—	58	—
Change in fair value of contingent consideration	669	337	—
Loss on impairment of goodwill and intangible assets	8,183	142	—
Foreign currency remeasurement (gain) loss	(186)	976	(1,838)
Disposal of fixed assets	525	—	489
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	333	477	(2,349)
Unbilled accounts receivable	(1,457)	(947)	95
Prepaid expenses and other current assets	(462)	(718)	(636)
Other non-current assets	(102)	(1,227)	—
Operating lease right of use assets and liabilities	(539)	—	—
Accounts payable	139	1,569	(638)
Accrued expenses and other current liabilities	1,938	1,354	3,031
Deferred revenue	478	1,718	2,531
Payments of contingent consideration in excess of acquisition date fair value	(521)	—	—
Other non-current liabilities	3,210	2,274	1,751

Net cash provided by operating activities	10,575	32,767	22,049

Cash flows from investing activities
Purchases of property and equipment and software	(1,633)	(900)	(792)
Payments for acquisitions, net of cash acquired	(7,472)	(9,815)	—
Other	(84)	(175)	(33)
Purchases of short-term investments	(65,000)	(35,099)	(15,000)
Sale of short-term investments	65,099	15,000	15,000

Net cash used in investing activities	(9,090)	(30,989)	(825)
Cash flows from financing activities
Proceeds from exercise of common stock options	1,879	5,584	3,906
Payments of contingent consideration previously established in purchase accounting	(1,112)	(354)	—

Net cash provided by financing activities	767	5,230	3,906

Effect of exchange rate changes on cash and cash equivalents and restricted cash	271	(749)	420

Net increase in cash, cash equivalents and restricted cash	2,523	6,259	25,550
Cash, cash equivalents and restricted cash, beginning of the period	95,283	89,024	63,474

Cash, cash equivalents and restricted cash, end of the period	$97,806	$95,283	$89,024

Cash and cash equivalents, end of period	96,392	92,432	86,728
Restricted cash(1)	1,414	2,851	2,296

Cash, cash equivalents and restricted cash, end of the period	$97,806	$95,283	$89,024

Supplemental disclosure of cash flow activities
Cash paid for taxes	$427	$483	$101
Supplemental disclosure of non-cash investing and financing activities
Unpaid purchases of property and equipment	$42	$100	$22
Series A Redeemable Convertible Preferred Stock dividend accretion	$2,932	$2,748	$2,599

(1)
Fiscal 2019, $19 and $1,395 of restricted cash was included in Prepaid expenses and other current assets and Other non-current assets on the Consolidated Balance Sheets, respectively.

Fiscal 2018, $1,456 and $1,395 of restricted cash was included in Prepaid expenses and other current assets and Other non-current assets on the Consolidated Balance Sheets, respectively.

Fiscal 2017, $537 and $1,759 of restricted cash was included in Prepaid expenses and other current assets and Other non-current assets on the Consolidated Balance Sheets, respectively.

See accompanying Notes to the Consolidated Financial Statements.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 1—Organization and Description of Business

        Care.com, Inc., a Delaware corporation, was incorporated on October 27, 2006. Unless the context indicates otherwise, when used in this report, the terms "we," "us," "our," "Care.com" and the "Company" mean Care.com, Inc. and its consolidated subsidiaries, collectively. We are the world's largest online marketplace for finding and managing family care. Our consumer matching solutions enable families to connect to caregivers and caregiving services in a reliable and easy way and our payment solutions enable families to pay caregivers electronically online or via their mobile device and to manage their household payroll and tax matters with Care.com HomePay. We also serve employers through Care@Work by providing access to certain of our products and services and back-up care for children and seniors to employer-sponsored families. In addition, we serve employers by providing access to our platform to employer-sponsored families and care-related businesses-such as day care centers, nanny agencies and home care agencies-who wish to market their services to our care-seeking families and recruit our caregiver members.

Certain Significant Risks and Uncertainties

        We operate in a dynamic industry and, accordingly, our business is affected by a variety of factors. For example, we believe that negative changes in any of the following areas could have a significant negative effect on our future financial position, results of operations or cash flows: rates of revenue growth; member engagement and usage of our existing and new products; perception of our brand; coverage by the media and other publicity; retention of qualified employees and key personnel; management of our growth; scaling and adaptation of existing technology and network infrastructure; competition in our market; performance of acquisitions and investments; protection of our intellectual property; protection of customers' information and privacy concerns; security measures related to our website; access to capital at acceptable terms; and outcomes of governmental investigations or other legal proceedings.

NOTE 2—Summary of Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, after elimination of all intercompany balances and transactions. We have prepared the accompanying financial statements in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP").

Fiscal Year-End

        Prior to June 30, 2019, we operated and reported using a 52 or 53 week fiscal year ending on the Saturday in December closest and prior to December 31. Accordingly, our fiscal quarters ended on the Saturday that fell closest to the last day of the third month of each quarter.

        In the second quarter of fiscal 2019, our board of directors approved a resolution to change the Company's fiscal year from a 52 or 53 week fiscal year to a calendar year. Accordingly, our current fiscal year was extended from December 28, 2019 to December 31, 2019, with subsequent fiscal years beginning on January 1 and ending on December 31 of each year.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

Use of Estimates

        The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable and revenue allowances, intangible asset valuations, expected future cash flows used to evaluate the recoverability of long-lived assets, the useful lives of long-lived assets including property and equipment and intangible assets, fair value of stock-based awards, goodwill, income taxes, restructuring liabilities, contingent acquisition consideration and contingencies. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from the estimates.

Revenue Recognition

        We recognize revenues when we transfer control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled to in exchange for those goods or services. We recognize revenue net of a reserve for refunds based on our actual refund history.

        Please refer to Note 4 of the Consolidated Financial Statements for further discussion on revenue.

Deferred Revenue

        Deferred revenue primarily consists of payments received in advance of revenue recognition of the services described above, and is recognized as the revenue recognition criteria are met. Our customers pay for most services in advance on a monthly, quarterly or annual basis. Amounts expected to be recognized within the twelve months following the balance sheet date are classified within current liabilities in the accompanying consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Account

        Accounts receivable primarily represent the net cash due from our payment processors for cleared transactions and amounts owed from corporate customers. Accounts receivable are carried at the original invoiced amount less an allowance for doubtful accounts based on the probability of future collection. When we become aware of circumstances that may decrease the likelihood of collection, we record a specific allowance against amounts due. The allowance is recorded through a charge to bad-debt expense which is recognized within general and administrative expense in the consolidated statements of operations. The amounts charged also include expenses for uncollected credit card

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

receivables (or "chargebacks"). The following is a roll forward of our allowance for doubtful accounts (in thousands):

	Balance Beginning of Period	Charged to Statement of Operations	Deductions(1)	Balance at End of Period
Allowance for Doubtful Accounts
Year ended December 31, 2019	$100	$809	$(809)	$100
Year ended December 29, 2018	$102	$829	$(831)	$100
Year ended December 30, 2017	$163	$1,001	$(1,062)	$102

(1)
Deductions include actual accounts written-off, net of recoveries.

Unbilled Receivables

        Unbilled receivables consist of amounts earned upon satisfying the revenue recognition criteria in advance of billing. Subscribers to our Care.com HomePay solution are billed quarterly in arrears at the beginning of the subsequent calendar quarter to which the services related. Additionally, there are instances in which we have met revenue recognition criteria in advance of billing schedules for our Care@Work employer solutions customers.

Cost of Revenue

        Cost of revenue primarily consists of expenses that are directly related to, or closely correlated with, revenue generation, including matching and payments member variable servicing costs such as personnel costs for customer support, transaction fees related to credit card payments, the cost of background checks run on both families and caregivers and costs associated with back-up care. Additionally, cost of revenue includes website hosting fees and amortization expense related to caregiver relationships, proprietary software acquired as part of acquisitions and website intangible assets. Additionally, we began to roll out an enhanced caregiver screening. We expect incremental costs associated with the additional screening and background checks performed on caregivers as part of the enhanced screening we are performing.

Concentrations of Credit Risk

        Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. We place our cash and cash equivalents and short-term investments with major financial institutions throughout the world that management assesses to be of high-credit quality in order to limit exposure of each investment. As of December 31, 2019 and December 29, 2018, all of our short-term investments had been invested in certificates of deposit.

        Credit risk with respect to accounts receivable is dispersed due to the large number of customers. As of December 31, 2019, no customer accounted for more than 10% of total accounts receivable, unbilled accounts receivable or revenue. As of December 29, 2018, one customer accounted for more than 13% of total accounts receivable, one customer accounted for more than 11% of unbilled

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

receivable and no customer accounted for more than 10% of revenue. In addition, our credit risk is mitigated by a relatively short collection period. Collateral is not required for accounts receivable. We record our accounts receivable in our consolidated balance sheets at net realizable value. We perform on-going credit evaluations of our customers and maintain allowances for potential credit losses, based on management's best estimates. Amounts determined to be uncollectible are written off against this reserve.

Foreign Currency Translation

        We determine the functional currency for our foreign subsidiaries by reviewing the currencies in which their respective operating activities occur. Financial information is translated from the functional currency to the U.S. dollar, the reporting currency, for inclusion in our consolidated financial statements. Income, expenses, and cash flows are translated at average exchange rates prevailing during each month of the fiscal year, and assets and liabilities are translated at fiscal period end exchange rates. Foreign exchange transaction gains and losses are included in other (expense) income, net in the accompanying consolidated statements of operations. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. For the years ended December 31, 2019, December 29, 2018 and December 30, 2017, we recorded foreign currency transaction (losses) gains of approximately $0.2 million, $(1.0) million and $1.8 million, respectively.

Cash Equivalents and Restricted Cash

        We consider highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. As of December 31, 2019 and December 29, 2018, cash equivalents consisted of money market funds. As of December 31, 2019, restricted cash related to our payment solutions business was immaterial. As of December 29, 2018, we had $0.8 million of restricted cash related to our payment solution business, representing cash we had collected for payroll taxes, which we had not remitted as of the period end, which was classified within Prepaid expenses and other current assets on the consolidated balance sheet. Additionally, as of December 29, 2018, we had $0.7 million of restricted cash related to our letters of credit for our Prime Lease, which were classified within Prepaid expenses and other current assets on the consolidated balance sheets. Please refer to Note 7 for further information on our Prime Lease. As of December 31, 2019 we did not have an restricted cash related to our letters of credit for our Prime Lease classified within Prepaid expenses and other current assets. As of both December 31, 2019 and December 29, 2018, we had $1.4 million of restricted cash related to our letters of credit for our Prime Lease, which were classified within Other non-current assets on the consolidated balance sheets.

Investments

        Investments consist of certificates of deposit ("CDs"). CDs having remaining maturities of more than three months at the date of purchase and less than one year from the date of the balance sheet are classified as short-term. We classify our CDs with readily determinable market values as available-for-sale. The CDs are classified as short-term investments on the consolidated balance sheets and are carried at fair market value, with unrealized gains and losses considered to be temporary in

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

nature reported as accumulated other comprehensive income, a separate component of stockholders' equity. We review all investments for reductions in fair value that are other-than-temporary. When such reductions occur, the cost of the investment is adjusted to fair value through recording a loss on investments in the consolidated statements of operations. Gains and losses on investments are calculated on the basis of specific identification.

Recurring Fair Value Measurements

        Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

  •
  Level 1 inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2 inputs—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3 inputs—Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

  Assets

        Cash equivalents—Cash equivalents include money market mutual funds with original maturities of three months or less. The fair value measurement of these assets is based on quoted market prices in active markets for identical assets and, therefore, these assets are recorded at fair value on a recurring basis and classified as Level 1 in the fair value hierarchy.

        Short-term Investments—Short-term investments include certificates of deposit with original maturities of twelve months or less. The fair value measurement of these assets is based on quoted market prices in active markets for identical assets and therefore, these assets are recorded at fair value on a recurring basis and classified as Level 1 in the fair value hierarchy.

  Liabilities

        Contingent Acquisition Consideration—We recorded our estimates of the fair value of contingent consideration associated with the Town & Country Resources, Inc. ("Town & Country") and Trusted Labs, Inc. ("Trusted") acquisitions based on the evaluation of the likelihood of the achievement of the contractual conditions that would result in the payment of the contingent considerations and weighted probability assumptions of these outcomes. For both acquisitions, the fair value of the liability was estimated using the Monte Carlo simulation with significant inputs that are not observable in the

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

market and thus represents a Level 3 fair value measurement as defined in ASC 820, Fair Value Measurements and Disclosures. Subsequently, the fair value of the liability was estimated using updated assumptions on the probability assessment of achievement of the financial and operating metrics. The significant inputs in the Level 3 measurement not supported by market activity included our probability assessments of the achievement of certain financial and operational metrics, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the merger agreements. Changes in these assumptions may change the valuation of the liability.

        The following table presents information about our assets and liabilities, measured at fair value on a recurring basis as of December 31, 2019 and December 29, 2018 and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

	December 31, 2019				December 29, 2018
	Fair Value Measurements Using Input Types				Fair Value Measurements Using Input Types
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market mutual funds	$18,565	$—	$—	$18,565	$18,148	$—	$—	$18,148
Certificates of deposit	36,395	—	—	36,395	37,180	—	—	37,180

Total assets	$54,960	$—	$—	$54,960	$55,328	$—	$—	$55,328

Liabilities:
Contingent acquisition consideration	$1,000	$—	$—	$1,000	$—	$—	$1,964	$1,964

Total liabilities	$1,000	$—	$—	$1,000	$—	$—	$1,964	$1,964

        As of December 31, 2019, the observable period for the contingent acquisition consideration liability ended, and as such, the contingent acquisition consideration was classified within Level 1 of the fair value hierarchy. The following table sets forth a summary of changes in fair value of our contingent acquisition consideration liability, which represents the recurring measurement that is classified within Level 3 of the fair value hierarchy as of December 29, 2018. As the contingent consideration liability became known as of December 31, 2019, it no longer represents a Level 3 fair value measurement.

Fiscal Year Ended
December 31, 2019
Contingent Acquisition Consideration
Beginning balance—December 29, 2018	$1,964
Change in fair value of contingent consideration	669
Payment of contingent consideration	(1,633)

Ending balance—December 31, 2019	$1,000

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

Non-Recurring Fair Value Measurements

        We remeasure the fair value of certain assets and liabilities upon the occurrence of certain events. Such assets are comprised of long-lived assets, including property and equipment, right of use asset impairments, restructuring liabilities, intangible assets and goodwill. No remeasurement of long-lived assets occurred during the years ended December 31, 2019 or December 29, 2018. Other financial instruments not measured or recorded at fair value in the accompanying consolidated balance sheets principally consist of accounts receivable, accounts payable, accrued liabilities and other non-current liabilities. The estimated fair values of these instruments approximate their carrying values due to their short-term nature.

        In the quarter ended September 30, 2017, we ceased use of 25,812 square feet of the Company's headquarters facility and recorded a restructuring liability, which upon adoption of ASC 842 we reclassified this liability as a reduction of the right-of-use asset associated with the lease. We have updated our estimate in subsequent periods, as discussed in Note 15 of the Consolidated Financial Statements. These estimates include assumptions for the time period it will take to obtain a subtenant, construction costs, and certain sublease rates. These estimates may vary from the sublease agreements ultimately executed, if at all, and could result in an adjustment to the right of use asset. In fiscal 2018 and 2019, we updated our assumptions, which resulted in additional charges of $0.6 million and $0.4 million respectively. The measurement of our restructuring charges and right of use asset impairments using these assumptions is a level 3 measurement.

        During the quarter ended June 29, 2019, we decided to abandon and seek a sublet for 36,395 square feet of the Company's headquarters facility, which resulted in a right of use asset impairment charge of $1.1 million. This loss was determined by comparing the fair value of the impacted right of use asset to the carrying value of the asset as of the impairment measurement date, as required under ASC Topic 360, Property, Plant, and Equipment ("ASC 360"). The fair value of the right of use asset was based on the estimated sublease income for the portion of the Company's headquarters taking into consideration the time period it will take to obtain a subtenant, the applicable discount rate and the sublease rate. Additionally, we recorded losses of $1.2 million associated with abandoning the space. The loss comprised of exit and disposal costs consisting of construction costs, real estate taxes, broker fees and utilities and leasehold improvement write-offs. In the fourth quarter of 2019, we updated our estimate for the sublease income and exit and disposal costs and recorded additional restructuring and right of use asset impairment charges of $0.3 million. We also incurred $0.2 million of accretion expense in fiscal 2019. Refer to Note 15 of the consolidated financial statements for further information. The measurement of our restructuring loss and right of use asset impairments is a level 3 measurement.

        In the second quarter of fiscal 2019, we decided to wind down our Figure 8 business. This resulted in an indicator of impairment for the associated goodwill and intangible assets. Given that Figure 8 was only acquired in the first quarter of fiscal 2019, we had not yet integrated the business into our existing reporting units. This disposal of the business resulted in an impairment loss of $8.2 million, comprising of the $5.3 million of goodwill and $2.9 million of net proprietary software intangible assets.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

Goodwill

        Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. We evaluate goodwill and indefinite lived intangible assets for impairment at the reporting unit level annually or more frequently if we believe indicators of impairment exist. In accordance with the guidance, we are permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We refer to this as the "Qualitative Screen." If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a two-step goodwill impairment test is performed.

        In 2018 we performed a qualitative screen for all our reporting units, and we did not identify any indicators of impairment in 2018 as a result of the Qualitative Screen performed.

        In 2019, given the length of time since our last quantitative test and changes in our business which occurred in 2019, we performed quantitative testing for impairment of all our reporting units. For quantitative testing, we utilize the two-step approach prescribed under Accounting Standards Codification, or ASC, 350, Intangibles—Goodwill and Other. The first step requires a comparison of the fair value of the reporting unit against its aggregate carrying value, including goodwill. We consider a number of factors to determine the fair value of a reporting unit, including an independent valuation to conduct this test. The valuation is based upon expected future discounted operating cash flows of the reporting unit. We base the discount rate on the weighted average cost of capital, or WACC, of market participants. If the carrying value of a reporting unit exceeds its estimated fair value, we will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit's goodwill to its carrying value. The second step requires us to perform a hypothetical purchase price allocation as of the measurement date and estimate the fair value of net tangible and intangible assets. The fair value of intangible assets is determined as described below and is subject to significant judgment.

        Since the fair value of our reporting units was determined by use of discounted cash flows, or DCF, and the key assumptions that drive the fair value in this model are the WACC, terminal values, growth rates, and the amount and timing of expected future cash flows, significant judgment is applied in determining fair value. If the current economic environment were to deteriorate, this would likely result in a higher WACC because market participants would require a higher rate of return. In the DCF as the WACC increases, the fair value decreases. The other significant factor in the DCF is our projected financial information (i.e., amount and timing of expected future cash flows and growth rates) and if these assumptions were to be adversely impacted, this could result in a reduction of the fair value of this reporting unit.

        We conducted our fiscal year 2019 annual impairment test as of October 1, 2019 (the first day of our fourth fiscal quarter). As a result of the two step approach, we did not identify any indicators of impairment in any of our reporting units.

        Based on our impairment review in the fourth quarter of 2019 we do not consider any of our reporting units to be at risk of impairment.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

        As noted above in the second quarter of fiscal 2019, we decided to wind down our Figure 8 business, which resulted in a goodwill impairment loss of $5.3 million.

Amortization and Impairment of Intangible Assets

        We amortize our intangible assets that have finite lives over their estimated useful lives. We use a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. Amortization is recorded over the estimated useful lives ranging from one to ten years. We review our intangible assets subject to amortization to determine if any adverse conditions exist, or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset exceeds its undiscounted cash flows, we will write-down the carrying value of the intangible asset, or asset group, to its fair value in the period identified. In assessing fair value, we must make assumptions regarding estimated future cash flows and discount rates. If these estimates or related assumptions change in the future, we may be required to record impairment charges. We generally calculate fair value as the present value of estimated future cash flows to be generated by the asset using a risk-adjusted discount rate. If the estimate of an intangible asset's remaining useful life is changed, we will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

        As noted above in the second quarter of 2019, we decided to wind down our Figure 8 business which resulted in an impairment loss of $2.9 million of net proprietary software intangible assets.

        In the second quarter of 2018, we decided to sunset our BigTent community platform offering, resulting in a $0.1 million impairment loss recorded within general and administrative expense in the condensed consolidated statements of operations for fiscal 2018. We did not recognize any impairment losses during the fiscal year ended December 30, 2017.

Software Development Costs

        Internal and external software development costs associated with the development of software for internal use, including website development costs, are expensed to research and development during the preliminary project stage and capitalized during the application development stage. There were no such costs capitalized in the fiscal years ended December 31, 2019, December 29, 2018, and December 30, 2017 as the substantial majority of our development efforts were either in the preliminary stage of development or were for maintenance of, and minor upgrades and enhancements to internal-use software and, accordingly, application development costs were insignificant.

Property and Equipment

        Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful life of the assets or, where applicable and if shorter, over the lease term. The

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

following table presents the detail of property and equipment, net for the periods presented (in thousands):

	December 31, 2019	December 29, 2018
Computer equipment	$3,837	$3,267
Furniture and fixtures	1,578	1,681
Software	1,240	1,240
Leasehold improvements	2,905	3,389

Total	9,560	9,577
Less accumulated depreciation	(6,515)	(6,154)

Property and equipment, net	$3,045	$3,423

        Property and equipment are depreciated over the following estimated useful lives:

Estimated Useful Life
Computer equipment	3-5 years
Leasehold improvements	Lesser of asset life or lease term
Furniture and fixtures	3-5 years
Software	3-6 years

        Depreciation expense for the years ended December 31, 2019, December 29, 2018, and December 30, 2017 was $1.4 million, $1.1 million and $1.6 million, respectively.

        Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment.

        In accordance with ASC 360-10-35-15, Property, Plant and Equipment—Impairment or Disposal of Long-Lived Assets, we review the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are not depreciated. Assets and liabilities that are part of a disposal group and classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. During the fiscal year ended December 31, 2019, we wrote-off $0.5 million of lease-hold improvements associated with the fiscal 2019 restructuring charge for our headquarters facility located in Waltham, Massachusetts. During the fiscal year ended December 30, 2017, we wrote-off $0.5 million of lease-hold improvements associated with the fiscal 2017 restructuring charge for our headquarters facility. Please refer to Note 15 of the Consolidated Financial Statements for further detail. We did not recognize any impairment losses during the year ended December 29, 2018 with respect to property and equipment.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

Redeemable Convertible Preferred Stock

        We classify redeemable convertible preferred stock as temporary equity in the consolidated balance sheet due to certain contingent redemption clauses that are at the election of the holder. We will accrete the carrying value of the redeemable convertible preferred stock to the redemption value through June 29, 2023, which is the seventh anniversary of the Closing Date (June 29, 2016), at a rate of 5.50% per annum, which represents the cumulative dividends owed on the convertible preferred stock, using the interest rate method. We elected to accrete the carrying value of the redeemable convertible preferred stock on the issuance date to the redemption value as it relates to the issuance costs that were netted against the proceeds of issuance of the redeemable convertible preferred stock.

(Loss) Income per Share

        Basic net (loss) income per share is computed by dividing net (loss) income attributable to common shareholders by the number of common shares outstanding during the period, including issued and outstanding participating securities on an as-converted basis. We apply the two-class method to calculate basic and diluted net (loss) income per share of common stock, as our Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) is a participating security. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. We compute diluted net (loss) income per common share using net (loss) income as the "control number" in determining whether potential common shares are dilutive, after giving consideration to all potentially dilutive common shares, including stock options, unvested restricted stock outstanding during the period and potential issuance of stock upon the conversion of the our Series A Redeemable Convertible Preferred Stock issued and outstanding during the period, except where the effect of such securities would be antidilutive. Please refer to Note 9 of the Consolidated Financial Statements for further detail.

Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes. ASC 740 is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for operating loss and tax credit carryforwards.

        Our consolidated financial statements contain certain deferred tax assets which have arisen primarily as a result of operating losses, as well as other temporary differences between financial and tax accounting. We have established a valuation allowance if the likelihood of realization of the deferred tax assets is reduced based on an evaluation of objective verifiable evidence. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against those net deferred tax assets. We evaluate the weight of all available evidence to determine whether it is more likely than not that some portion or all of the net deferred income tax assets will not be realized.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

the position. The tax benefits recognized in the consolidated financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. At December 31, 2019 and December 29, 2018, we did not have any uncertain tax positions. Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expense in the accompanying consolidated statements of operations. As of December 31, 2019, December 29, 2018, and December 30, 2017, we had no accrued interest or penalties related to uncertain tax positions.

        On December 22, 2017, the Tax Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 34% to 21% beginning January 1, 2018, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of foreign earnings. On December 22, 2017, Staff Accounting Bulletin No. 118 ("SAB 118") was issued to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In accordance with SAB 118, at December 30, 2017 and through September 29, 2018, we recorded our best estimates based on our interpretation of the U.S. legislation while we continued to accumulate data to finalize the underlying calculations.

        For the period ending December 30, 2017, we had recognized a provisional tax benefit of $4.0 million related to the effects of the Tax Act on our deferred tax balances. In the period ending December 29, 2018, no adjustments were recorded to our provisional estimates upon completion of our accounting for the tax effects of the Tax Act.

Presentation of Taxes in the Consolidated Statements of Operations

        We present taxes that are collected from customers and remitted to government authorities on a net basis in the consolidated statements of operations.

Stock-Based Compensation

        We account for all stock-based awards to employees, non-employees, and members of our board of directors, to the extent such awards were issued in connection with their services as directors, in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires that all share-based payments, including grants of stock options, be recognized in the statement of operations as an operating expense based on their fair value. For stock options issued under the Company's stock-based compensation plans, the fair value of each option grant is estimated on the date of grant. For restricted stock units ("RSUs") and performance-based RSUs ("PSUs") issued under the Company's stock-based compensation plans, the fair value of each grant is calculated based on the Company's stock price on the date of grant. For market-based RSUs ("MSUs") issued under the Company's stock-based compensation plans, the fair value of each grant is calculated using the Monte Carlo simulation model for the specified price targets. In accordance with ASC 718, we recognize the compensation cost of stock options and RSUs on a straight-line basis over the vesting period of the award, and MSUs on a straight-line basis over the estimated derived service period. Compensation cost of PSUs is recognized on a graded-vesting method based on our estimate of the number of PSUs that will vest. If there is a

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

change in the estimate of the number of PSUs that are probable of vesting, we cumulatively adjust compensation expense in the period that the change in estimate is made.

        We use the Black-Scholes-Merton option-pricing model to determine the fair value for option awards. In valuing our option awards, we make assumptions about risk-free interest rates, dividend yields, volatility, and weighted-average expected lives. Risk-free interest rates are derived from U.S. Treasury securities as of the option award grant date. Expected dividend yield is based on our historical dividend payments, which have been zero to date. The expected volatility for our common stock is estimated taking the average historic price volatility for a group of similarly situated publicly traded companies based on daily price observations over a period equivalent to the expected term of the stock option grants. These publicly traded companies were selected based on comparable characteristics to us and consist of several companies in the technology industry that are similar in enterprise value, stage of life cycle, risk profile, financial leverage and with historical share price information sufficient to meet the expected life of our stock-based awards. We estimate the weighted-average expected life of the option awards as the average of the option vesting schedule and the term of the award, since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time share-based awards have been exercisable. The term of the award is estimated using the simplified method, as awards are plain vanilla option awards. Forfeitures are accounted for as they occur.

Advertising Costs

        We expense advertising costs as incurred when the advertisement is run. We incurred advertising expenses from continuing operations of $42.4 million, $37.4 million, and $47.4 million for the years ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively.

Accumulated Other Comprehensive (Loss) Income

        As of December 31, 2019 and December 29, 2018, accumulated other comprehensive (loss) income was comprised solely of cumulative foreign currency translation adjustments. There were no amounts reclassified out of other comprehensive (loss) income and into our consolidated statements of operations in any of the years presented.

Recently Adopted Accounting Pronouncements

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." The guidance requires an entity to recognize a right-of-use asset and a lease liability for all of its leases with lease terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. We adopted ASU 2016-02 and its amendments in the first quarter of fiscal 2019 using the modified retrospective approach and with a cumulative effect recorded on the date of adoption of December 31, 2018, the first day of our 2019 reporting year. Prior periods were not restated accordingly.

        We elected the Practical Expedient Package (Accounting Standards Codification ("ASC") 842-10-65-1) permitted under the transition guidance within the new standard, which among other

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

things allowed us to carry forward the historical lease classification. Refer to Note 17 "Leases" for the adoption impact to our condensed consolidated balance sheet. The difference between the operating lease liabilities and operating right of use assets is associated with accrued rent payments under ASC 840 and right of use asset impairments related to restructuring activities completed prior to the adoption date associated with our ceased use of certain office space subject to operating leases.

Recently Issued Accounting Pronouncements

        In August 2018, the FASB issued ASU No. 2018-15, "Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract," which requires that a customer in a cloud computing arrangement that is a service contract follow the internal-use software guidance in Accounting Standards Codification 350-40 to determine which implementation costs to defer and recognize as an asset. ASU 2018-15 generally aligns the guidance on recognizing implementation costs incurred in a cloud computing arrangement that is a service contract with that for implementation costs incurred to develop or obtain internal-use software, including hosting arrangements that include an internal-use software license. ASU 2018-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted. We have elected to prospectively adopt ASU No. 2018-15. Adoption will have no day one impact on the consolidated balance sheet; however, we anticipate that going forward ASU No. 2018-15 will increase our balance sheet, as we defer and recognize as an asset certain implementation costs for cloud computing arrangements.

        In August 2018, the FASB issued ASU No. 2018-13, "Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement," which amends ASC 820, Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The guidance is effective for us in the first quarter of fiscal 2020. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. We are currently evaluating the impact of ASU 2018-13 on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The FASB also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. The guidance is effective for us in our annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted, and we are currently evaluating whether we will early adopt. ASU 2017-04 must be applied prospectively. We expect that ASU 2017-04 will simplify our measurement of goodwill impairment, if any of our reporting units have a zero or negative carrying value, or would fail Step 1 of the impairment test following the date of adoption.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 2—Summary of Accounting Policies (Continued)

        In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which requires measurement and recognition of expected credit losses for financial assets held. Since ASU 2016-13 was issued, several additional ASUs were issued and incorporated within ASC 326 to clarify various elements of the guidance. ASU 2016-13 is effective for us in our first quarter of fiscal 2020, and earlier adoption is permitted. The modified-retrospective approach is required for adoption. We are currently evaluating the impact of ASU 2016-13 on our consolidated financial statements; however, we do not anticipate that the adoption of ASU 2016-13 will have a material impact to our consolidated financial statements.

NOTE 3—Business Acquisitions

  Filios Inc.

        On January 4, 2019, we purchased all of the outstanding stock of Filios, Inc. ("Figure 8"), a mobile app for parents to organize and manage carpools, pursuant to which we acquired all of the outstanding shares of Figure 8 for total potential consideration of $12.6 million, consisting of $7.6 million as an up-front payment and four earn-outs of $0.5 million, $1.0 million, $1.0 million and $2.5 million to be earned consecutively over one-year periods for four years. All of the earn-outs were determined to be compensatory in nature based on required future services and product development milestones required to be achieved by the founders who will continue employment with us. The preliminary purchase price of $7.6 million was allocated to assets and liabilities as follows: $4.5 million of goodwill, $3.1 million in identified intangible assets, consisting proprietary technology in the form of Figure 8's mobile application, and working capital assets and liabilities, which were immaterial. Additionally, we increased our goodwill by $0.8 million to record a deferred tax liability in purchase accounting related to the acquired intangible assets. In the second quarter of fiscal 2019, we decided to wind down our Figure 8 business. Please refer to Note 5 of the consolidated financial statements for further information on the impairment losses recorded.

  Trusted Labs, Inc.

        On July 12, 2018, we purchased all of the outstanding stock of Trusted Labs, Inc. ("Trusted"), an on-demand child care provider offering service in the San Francisco Bay Area and New York City, pursuant to which we acquired the outstanding shares of Trusted for total potential consideration of $8.1 million, consisting of an up-front payment of $4.6 million, up to $2.2 million in retention payments, earn-out payments of up to an aggregate of $1.0 million to be earned consecutively over three-quarters following the closing, and payments of $0.3 million to settle liabilities. We estimated the fair value of the contingent consideration at the acquisition date to be $1.0 million and thus included this in the total accounting purchase price of $5.6 million. The purchase price of $5.6 million was allocated to assets and liabilities as follows: $3.4 million of goodwill, $2.5 million in identified intangible assets, consisting primarily of proprietary software and care-giver relationships, and $0.3 million working capital liabilities, which were immaterial. The goodwill is primarily derived from synergies we expect as a result of the deal. Additionally, a discrete tax benefit of $0.6 million was recorded to account for the valuation allowance release primarily related to the acquired intangible assets which have increased fair market value basis for GAAP purposes but carryover basis for tax purposes,

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 3—Business Acquisitions (Continued)

resulting in a deferred tax liability that provided a source of income supporting realization of other deferred tax assets.

  Galore, Inc.

        On May 31, 2018, we entered into an asset purchase agreement with Galore, Inc. ("Galore"), an e-commerce marketplace for parents to discover and purchase activities for their children and a SaaS platform for businesses providing family activities to offer those activities for purchase online, pursuant to which we acquired certain assets of Galore for total consideration of $0.3 million as an up-front payment, and two earn-out payments ranging from $0.3—$0.5 million in year one and $0.7—$0.9 million in year 2, based upon certain revenue achievement metrics. Due to on-going service requirements pertaining to the earn-outs, the amounts are being recognized as compensation expense over the required employment period. The purchase price of $0.3 million was allocated to an identified intangible asset, consisting of proprietary software. We completed the purchase accounting for Galore as of December 29, 2018.

  Town & Country

        On January 9, 2018, we entered into an asset purchase agreement with Town & Country, a premium home staffing agency in the San Francisco Bay Area, pursuant to which we acquired certain assets for total consideration of $7.0 million, consisting of $5.0 million as an up-front payment, and two earn-outs of $1.0 million and $1.0 million to be earned consecutively over one-year periods. We estimated the fair value of the contingent consideration at the acquisition date to be $1.0 million and thus included this in the total accounting purchase price of $6.0 million. The purchase price of $6.0 million was allocated to assets and liabilities as follows: $4.8 million of goodwill, $1.2 million in identified intangible assets, consisting primarily of caregiver relationships and Town & Country trade-name, and working capital assets and liabilities, which were immaterial. The goodwill is primarily derived from synergies we expect as a result of the deal. We completed the purchase accounting for Town & Country as of December 29, 2018.

        Pro forma information related to the acquisitions in fiscal 2018 and 2019 were not presented as the impact of the acquisitions on our consolidated results of operations is not significant.

NOTE 4—Revenue

        On December 31, 2017 (the first day of fiscal 2018), we adopted Topic 606 using the modified retrospective method applied to those contracts that were not completed as of December 31, 2017. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

        We recorded a net decrease to opening accumulated deficit of $0.1 million, net of tax, as of December 31, 2017 due to the cumulative impact of adopting Topic 606, with the impact primarily related to the capitalization of costs for commissions within our business-to-business solutions offering and a portion of revenue recognition for a specific performance obligation within our payment solutions offering. Below is a summary of the amount by which each financial statement line item was

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

affected in the 2018 and current reporting period by the adoption of Topic 606 as compared with the guidance that was in effect before the change (in thousands):

	ASC 605		ASC 606
		ASC 606 Adjustment
	December 29, 2018		December 29, 2018
Assets
Prepaid expenses and other current assets	$6,898	$325	$7,223
Total current assets	145,486	325	145,811
Other non-current assets	1,726	1,133	2,859
Deferred tax assets	43,953	(216)	43,737

Total assets	$266,825	$1,242	$268,067

Liabilities, redeemable convertible preferred stock, and stockholders' equity
Current liabilities:
Deferred revenue	$19,833	$343	$20,176

Total current liabilities	45,260	343	45,603

Other non-current liabilities	6,510	296	6,806

Total liabilities	52,208	639	52,847
Stockholders' equity
Accumulated deficit	(124,725)	603	(124,122)

Total stockholders' equity	161,610	603	162,213

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$266,825	$1,242	$268,067

	ASC 605		ASC 606
	Fiscal Year Ended December 31, 2019	ASC 606 Adjustment	Fiscal Year Ended December 31, 2019
Revenue	$209,792	$223	$209,569
Operating expenses:
Selling and marketing	66,089	214	65,875

Total operating expenses	172,929	214	172,715

Operating income	(22,728)	9	(22,737)

Loss before income taxes	(21,310)	9	(21,319)

(Benefit from) provision for income taxes	45,342	—	45,342

Net loss	$(66,652)	$9	$(66,661)

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

	ASC 605		ASC 606
	Fiscal Year Ended December 29, 2018	ASC 606 Adjustment	Fiscal Year Ended December 29, 2018
Revenue	$192,780	$520	$192,260
Operating expenses:
Selling and marketing	61,694	1,206	60,488

Total operating expenses	142,977	1,206	141,771

Operating income	7,097	(686)	7,783

Income from continuing operations before income taxes	6,932	(686)	7,618

(Benefit from) provision for income taxes	(45,488)	(216)	(45,272)

Net income	$52,420	$(470)	$52,890

Consumer Matching Solutions

Nature of Service

        Our consumer matching solutions offering allows families to purchase a subscription to the Care.com platform to search for, connect with, qualify, vet and ultimately select caregivers. Additionally, families may purchase ancillary services through the Care.com platform that are delivered at a point-in-time. We also provide caregivers with solutions to create personal profiles and describe their unique skills and experience on the Care.com platform.

Performance Obligations and Timing of Satisfaction

        We typically satisfy performance obligations as services are rendered over the subscription period. Additionally, for ancillary services with a specific performance obligation satisfied at a point-in-time, we typically satisfy performance obligations upon delivery to the customer.

Timing of Payments and Satisfaction of Performance Obligations

        Customers typically pay up-front for our subscription services. Given this up-front payment, and given that the subscription service is provided to the customer over a period-of-time, we recognize a contract liability in the form of deferred revenue, which is then recognized to revenue ratably over the subscription term as the services are provided.

        In addition, payments for ancillary services are typically due upon delivery of the service to the customer, and revenue is recognized at a point-in-time.

Transaction Price

        Typically, each service offered through our consumer matching solution has only a single performance obligation. In the instances where there is more than one performance obligation, the allocation of the transaction price does not materially affect our revenue recognition, as generally these

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

performance obligations are satisfied over the same term of the subscription or qualify to be accounted for as a series of services that are substantially the same and that have the same pattern of transfer.

        This offering also includes a variable consideration component in the form of potential future refunds. As such, the transaction price is the subscription fee less the actual and estimated refunds, which accounts for the variability in the transaction price. This estimate is based on the expected value method, which uses our historical refunds to estimate reserves for refunds. Amounts related to chargebacks are recorded to bad debt expense for the portion of the service that has been rendered.

Payment Solutions

Nature of Service

        Our payment solutions offering provides families several options to manage their financial relationships with their caregivers, primarily through a subscription to payroll processing and tax preparation services for nannies, housekeepers, or other household employees.

Performance Obligations and Timing of Satisfaction

        We typically satisfy performance obligations ratably over-time, as quarterly payroll and subsequent tax filing services are rendered. Additionally, we satisfy performance obligations related to the year-end tax filing services at a point-in-time when the service is fulfilled.

Timing of Payments and Satisfaction of Performance Obligations

        Subscribers are billed quarterly in arrears at the beginning of the subsequent calendar quarter to which the quarterly payroll and subsequent tax filing services related, resulting in an unbilled receivable being recorded. For year-end tax filing services, subscribers are billed at the beginning of the following calendar year to which the year-end tax filing service related. Revenue is recognized ratably as the quarterly payroll services are rendered, or when the year-end tax filing services are fulfilled, which is at a point-in-time.

Transaction Price

        The transaction price for this revenue stream is the stated contract price for the service purchased. For the majority of these contracts, there is one performance obligation with no variable consideration, and as such, there is no need to allocate the transaction price or estimate a transaction price. The amounts charged for registration and reactivation are non-refundable upfront fees, which were determined to be a material right towards future services renewal discounts, and as such, revenue associated with this is recognized over the expected benefit period, which is the estimated customer life of 2.5 years.

Business-to-Business

Nature of Service

        Our business-to-business solutions includes two primary offerings.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

        First, our Care@Work offering provides a comprehensive suite of services that employers can offer their employees as an employee benefit. Key examples include the following:

  •
  Consumer matching solutions (i.e., access to the Care.com platform)

  •
  On-demand back-up care services for employees needing alternative care arrangements for their child or senior;

  •
  Senior care planning services; and

  •
  Consumer payment solution services.

        Second, our recruiting and marketing solutions offering, which serves care-related businesses—such as day care centers, nanny agencies and home care agencies—that wish to market their services to Care.com's care-seeking families and recruit Care.com's caregiver members.

Performance Obligations and Timing of Satisfaction

        For the Care@Work offering, we typically use a straight-line approach to recognize revenue because we provide a stand-ready service that enables access to our platform over the contract term. Additionally, for contracts with a specific point-in-time performance obligation, we typically satisfy the performance obligation upon delivery to the customer.

        For our recruiting and marketing solutions offering, we typically use a straight-line approach to recognize revenue because we typically satisfy performance obligations as services are rendered over the contract term. Additionally, for contracts with a specific point-time performance obligation, we typically satisfy the performance obligation upon delivery to the customer.

Timing of Payments and Satisfaction of Performance Obligations

        Payments are due in accordance with the contractual terms of the contract. For the majority of contracts, payment is typically received in advance of services being rendered, resulting in deferred revenue. Deferred revenue is typically recognized ratably over the contract term, or in the instances that the performance obligation is completed at a specific point-in-time, we typically recognize revenue when the performance obligation is delivered to the customer. Additionally, there are instances in which we have met revenue recognition criteria in advance of billing schedules, which results in an unbilled receivable.

Transaction Price

        For our Care@Work offering, typically there is more than one performance obligation. In the majority of instances where there is more than one performance obligation, the allocation of the transaction price does not materially affect our revenue recognition, as generally these performance obligations are satisfied over the same term of the subscription or qualify to be accounted for as a series of services that are substantially the same and that have the same pattern of transfer.

        For on-demand back-up care services there is variable consideration associated with customer overages of back-up care usage. We evaluate whether variable consideration needs to be constrained to the extent we cannot estimate the total consideration that we will earn for back-up care overage. The

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

decision to constrain the variability associated with customer overages of back-up care day usage is based on two considerations:

  (1)
  our history of back-up care overages is of limited predictive value for future overages given that customers do not historically have the same trends in their usage of back-up care days, and

  (2)
  the variability is not within our control.

        The constraint is resolved when the back-up care usage occurs.

        For the majority of our recruiting and marking solutions contracts, there is one performance obligation. This offering also includes a variable consideration component in the form of potential future refunds. As such, the transaction price for these contracts is the subscription fee less the actual and estimated refunds, which accounts for the variability in the transaction price. This is based on the expected value method, which uses our historical refunds to estimate reserves for refunds. Amounts related to chargebacks are recorded to bad debt expense for the portion of the service that has been rendered.

Revenue Recognition

        Revenue is recognized when control of the promised service is transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for the service. For all presentations below sales and usage-based taxes are excluded from revenue.

        The following table presents our revenue disaggregated by major service lines under ASC 606 for fiscal year 2019 and fiscal year 2018 (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018
Business-to-Consumer
Matching Solutions	$145,650	$140,297
Payment Solutions	28,144	26,297
Business-to-Business
Care@Work Solutions	26,459	18,018
Recruiting and Marketing Solutions and other	9,316	7,648

Total revenue	$209,569	$192,260

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

        The following table presents our revenue disaggregated by timing of transfer of services under ASC 606 for fiscal year 2019 and fiscal year 2018 (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018
Over-time	$188,965	$175,070
Point-in-time	20,604	17,190

Total revenue	$209,569	$192,260

Contract Balances

        The increase in the deferred revenue balance as of December 31, 2019 was primary driven by cash payments received for our obligation to perform future services during fiscal year 2019, offset by $19.9 million of revenue recognized that was included in the deferred revenue balance as of December 29, 2018. Additionally, we recognized $0.8 million of revenue in fiscal year 2019 related to on-demand back-up care overages for our Care@Work offering. We consider on-demand back-up care overages for our Care@Work offering to be constrained variable consideration in the transaction price until the constraint is resolved upon usage.

Transaction Price Allocated to the Remaining Performance Obligations

        For performance obligations that are part of contracts that have an original expected duration of greater than one year, we expect to recognize $5.1 million and $2.3 million of revenue related to our Care@Work offering in the remainder of fiscal 2020 and fiscal 2021, respectively, related to performance obligations that are currently unsatisfied (or partially satisfied) as of December 31, 2019. Revenue recognition for these contracts in fiscal 2022 is immaterial.

        This disclosure does not include revenue related to performance obligations that are part of a contract whose original expected duration is one year or less. Our matching solutions offering consists of subscription terms whose duration is one year or less, and the service period for our payment solutions revenue is one year or less. Additionally, most of our business-to-business contracts are for durations of one year or less. Furthermore, this disclosure does not include expected consideration related to performance obligations for which we elect to recognize revenue in the amount we have a right to invoice (e.g., usage-based pricing terms).

Contract Costs

        We capitalize sales commissions for new customer contracts in our business-to-business solutions offerings as commissions on new customer contracts are higher and not commensurate with subsequent renewal commissions. Capitalized commission are amortized over the period of expected benefit, which is the customer life and is estimated to be approximately 5-years. As of December 31, 2019 and December 29, 2018, capitalized commissions were $1.7 million and $1.5 million, respectively.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 4—Revenue (Continued)

        The following table presents our amortized commission expense for fiscal year 2019 and fiscal year 2018 (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018
Amortized commission expense	$397	$124

        For renewal commissions with a renewal term of one-year of less, we applied the practical expedient and expense commission when incurred because the amortization period would have been one-year or less. These costs are recorded within sales and marketing expense.

NOTE 5—Goodwill, Intangible Assets, and Software

        The following table presents the change in goodwill for our single reportable segment during the periods presented (in thousands):

December 29, 2018	$68,176
Effect of currency translation	(386)
Business acquisitions	5,325
Goodwill impairment (Note 2)	(5,325)

December 31, 2019	$67,790

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 5—Goodwill, Intangible Assets, and Software (Continued)

        The following table presents the detail of intangible assets and software for the periods presented (dollars in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted- Average Remaining Life (Years)
December 31, 2019
Indefinite lived intangibles	$260	$—	$260	N/A
Trademarks and trade names	4,730	(4,515)	215	5.0
Proprietary software	7,834	(5,853)	1,981	3.5
Internal software	227	(199)	28	1.0
Caregiver relationships	1,111	(809)	302	1.2
Customer relationships	8,527	(8,319)	208	3.0

Total	$22,689	$(19,695)	$2,994

December 29, 2018
Indefinite lived intangibles	$260	$—	$260	N/A
Trademarks and trade names	4,742	(4,441)	301	5.3
Proprietary software	7,869	(5,316)	2,553	4.5
Internal software	227	(141)	86	1.7
Leasehold interests	170	(163)	7	0.4
Caregiver relationships	1,116	(538)	578	2.1
Customer relationships	8,541	(8,265)	276	4.0

Total	$22,925	$(18,864)	$4,061

        Amortization expense was $1.4 million, $1.0 million, and $0.7 million for the fiscal years ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively. Of these amounts $0.5 million, $0.5 million, and $0.2 million was classified as a component of depreciation and amortization, and $0.9 million, $0.5 million, and $0.5 million was classified as a component of cost of revenue in the consolidated statements of operations for the fiscal years ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively.

        As of December 31, 2019, the estimated future amortization expense related to current intangible assets for future fiscal years was as follows (in thousands):

2020	$984
2021	712
2022	679
2023	313
2024	43
Thereafter	3

Total	$2,734

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 6—Accrued Expenses and Other Current Liabilities

        The following table presents the detail of accrued expenses and other current liabilities for the periods presented (in thousands):

	December 31, 2019	December 29, 2018
Payroll and compensation	$4,082	$7,835
Tax-related expenses	3,595	2,607
Background checks	2,762	913
Marketing expenses	2,668	1,360
Professional services and third-party consultants	2,933	1,329
Legal	1,420	1,074
Restructuring	526	969
Contingent consideration payments	—	622
Other accrued expenses	3,978	3,754

Total accrued expenses and other current liabilities	$21,964	$20,463

NOTE 7—Commitments and Contingencies

  Leases

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." The guidance requires an entity to recognize a right-of-use asset and a lease liability for all of its leases with lease terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. We adopted ASU 2016-02 and its amendments in the first quarter of fiscal 2019 using the modified retrospective approach and with a cumulative effect recorded on the date of adoption of December 31, 2018, the first day of our 2019 reporting year. Prior periods were not restated accordingly. Refer to Note 17 of the Consolidated Finance Statements for lease disclosures in accordance with Leases (Topic 842). The below disclosures are in accordance with Topic 840.

        We have entered into various operating lease agreements, primarily covering certain of our offices throughout the world, with original lease periods expiring between 2015 and 2024. Facilities rent expense under these operating leases was $4.0 million and $4.0 million for the years ended December 29, 2018 and December 30, 2017, respectively, which is net of sub-lease income of $0.5 million and $0.5 million for the years ended December 29, 2018 and December 30, 2017, respectively. We are responsible for paying our share of the actual operating expenses and real estate taxes under certain of these lease agreements.

        Certain of these arrangements have renewal or expansion options, as well as adjustments for market provisions, such as free or escalating base monthly rental payments. We recognize rent expense under such arrangements on a straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent in the consolidated balance sheets.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 7—Commitments and Contingencies (Continued)

        In July 2014, we entered into a lease agreement pursuant to which we agreed to lease office space to be used for our new headquarters (the "Prime Lease"). The Prime Lease is for 108,743 square feet of office space, comprising of the entire fourth, fifth, and sixth floors of the building located at 77 Fourth Avenue, Waltham, Massachusetts, or the Building. The term of the Prime Lease commenced on August 4, 2014 and expires 120 months from January 1, 2015. We recorded deferred rent on the consolidated balance sheet. We recognize rent expense on a straight-line basis over the expected lease term.

        We received $2.3 million as a tenant improvement allowance under the terms of our new operating lease, which we recorded as deferred rent and are amortizing on a straight-line basis over the term of the lease as an offset to rent expense.

        In connection with the Prime Leases, we paid $1.4 million in security deposits recorded within other non-current assets on our consolidated balance sheet as of December 31, 2019.

        On April 14, 2016, we entered into a sublease agreement to lease approximately 10,362 square feet of our 108,743 square foot Prime Lease. Additionally, in August 2017 and April 2019 we met the cease-use date requirements for an additional portion of the Prime Lease, consisting of an additional 25,812 and 39,395 square feet, respectively, and in the first quarter of fiscal year 2018, we entered into a sub-lease agreement for a portion of the cease-use space. Please refer to Note 15 of the Consolidated Financial Statements for further detail on the restructuring charges incurred by us as a result of these restructuring charges.

        We recognized total rent expense related to our headquarters of approximately $2.5 million and $2.9 million for the years ended December 29, 2018 and December 30, 2017, respectively.

  Legal matters

        From time to time we are involved in regulatory, governmental and law enforcement inquiries, investigations and subpoenas, as well as legal proceedings, that arise in the ordinary course of our business. Each reporting period, we evaluate whether or not a loss contingency related to such matters is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If a loss is probable and the potential estimate of the loss is a range, we evaluate if there is a point within the range that appears at the time to be a better estimate than any other point in the range, and if so, that amount is accrued. If we conclude that no amount in the range appears to be a better estimate than any other, we accrue the minimum amount in the range. We monitor developments in legal matters that could affect estimates we have previously accrued and update our estimates as appropriate based on subsequent developments.

        In March 2016, we learned of an investigation by the Marin County, California District Attorney's Office regarding the clarity and conspicuousness of our automatic renewal disclosures and the mechanism by which we obtain informed consent when members purchase premium subscriptions on our website. In September 2016, we learned of an investigation by the San Francisco County, California District Attorney's Office regarding the accuracy and clarity of our disclosures about the sex offender registry search available to consumers through our website. In 2017, the District Attorneys' Offices proposed a joint settlement that would include a payment by us of approximately $4.9 million to resolve both investigations. We are in discussions with the District Attorneys' Offices regarding a

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 7—Commitments and Contingencies (Continued)

proposed settlement and continue to cooperate with the investigations. We have determined that it is probable that we will incur a loss in connection with these matters and have accrued an amount based on the low end of the range of our reasonable estimate of this loss.

        In addition, on April 3, 2019, a complaint was filed against the Company and two of our officers, Sheila Lirio Marcelo, who was then our chief executive officer, and Michael Echenberg, who was then our chief financial officer, in the U.S. District Court for the District of Massachusetts. The lawsuit purports to be brought on behalf of a class of purchasers of our stock during the period from March 27, 2015 to April 1, 2019, and alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, related to the Company's disclosures about the screening of certain member information for criminal or other inappropriate inactivity. The complaint seeks compensatory and punitive damages, fees, interest, costs and other appropriate relief. A lead plaintiff has been appointed and on July 23, 2019 the court set a schedule for the completion of certain pretrial events. In accordance with that schedule, the plaintiffs filed an amended complaint on September 16, 2019 and the Company filed a motion to dismiss on November 1, 2019. The Company is unable to predict the ultimate outcome of this litigation, and therefore cannot estimate possible losses or ranges of losses, if any.

        We also are currently involved in other pending regulatory and government inquiries and investigations and legal proceedings in the ordinary course of our business. Although the results of these matters cannot be predicted with certainty, we do not believe they will have a material adverse effect on our business. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

  Other commitments

        During 2019, the Company entered in an arrangement with a background check service provider that includes non-cancelable purchase obligations for background checks through the end of 2022. Future minimum payments under the arrangement are $8.8 million, $8.6 million, and $8.8 million for the years ended December 31, 2020, December 31, 2021, and December 31, 2022, respectively. In the event the Company either does not meet or exceeds the minimum commitment amounts, they can elect to roll forward amounts to future year commitments.

NOTE 8—Stock-based Compensation

Stock Incentive Plans

        On November 15, 2006, we adopted our 2006 Stock Incentive Plan ("the 2006 Plan"), which provides for the issuance of incentive and non-qualified stock options, restricted stock and other stock-based awards to employees and non-employees of the Company. We reserved 4,567,500 shares of common stock for issuance under the 2006 Plan. Options generally vest over four years, with 25% vesting upon the one year anniversary of the date of hire, and the remaining 75% vesting quarterly over the next 3 years. Options granted to consultants or other non-employees generally vest over the expected service period to the Company. The options expire ten years from the date of grant. We issue new shares to satisfy stock option exercises. Only stock options have been issued under the 2006 Plan. No grants have been made under the 2006 Plan since our IPO, and no further awards will be granted

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 8—Stock-based Compensation (Continued)

under the 2006 Plan. However, the 2006 Plan will continue to govern outstanding awards granted under the 2006 Plan.

        On January 23, 2014, we adopted our 2014 Incentive Award Plan ("the 2014 Plan"), which provides for the issuance of incentive and non-qualified stock options, restricted stock, restricted stock units ("RSUs") and other stock-based awards to employees, directors and non-employees of the Company and our subsidiaries. We initially reserved 4,112,048 shares of common stock for issuance under the 2014 Plan. The number of shares initially available for issuance will be increased by (i) the number of shares represented by awards outstanding under the 2006 Plan that are forfeited, lapse unexercised or are settled in cash and which following the effective date of the 2014 Plan are not issued under the 2006 Plan and (ii) an annual increase on January 1 of each calendar year beginning in 2015 and ending in 2019, equal to the lesser of (A) 4% of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (B) an amount as determined by our board of directors. No more than 5,002,935 shares of common stock may be issued upon the exercise of incentive stock options. Options and RSUs generally vest over four years, with 25% vesting upon the one-year anniversary of the date of hire, and the remaining 75% vesting quarterly over the next 3 years. Options and RSUs granted to consultants or other non-employees generally vest over the expected service period to the Company. The options expire ten years from the date of grant. To date stock options, RSUs, performance-based RSUs ("PSUs"), and market-based RSUs ("MSUs") have been issued under the 2014 Plan.

Stock-Based Compensation

        The following table summarizes stock-based compensation in our accompanying condensed consolidated statements of operations (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Cost of revenue	$534	$310	$396
Selling and marketing	2,606	2,553	1,216
Research and development	8,043	4,396	1,771
General and administrative	6,343	10,115	6,310

Total stock-based compensation	$17,526	$17,374	$9,693

        Pursuant to the 2014 Plan, during fiscal year 2019, we granted 1.3 million RSUs to certain employees, advisors, and directors and 0.3 million PSUs to certain members of management and advisors.

        In the first half of fiscal year 2019, we issued 0.3 million PSUs. The number of PSUs that become eligible to vest for each recipient will be determined in the first quarter of 2019 based upon the Company's level of achievement of certain financial targets for fiscal 2019. To the extent any PSUs become eligible to vest, they generally will vest over a two-year period retroactive to March 2019 as continued services are performed. PSUs granted in 2018, 2017 and 2016 are vesting over a two-year, three-year and four-year period, respectively, retroactive to the grant date of the applicable award.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 8—Stock-based Compensation (Continued)

Management is recognizing expense using the graded-vesting method based on its estimate of the number of PSUs that will vest. If there is a change in the estimate of the number of PSUs that are probable of vesting, we will cumulatively adjust compensation expense in the period that the change in estimate is made.

        RSUs, PSUs and MSUs are not included in issued and outstanding common stock until the shares are vested and released. With the exception of MSUs, the fair value of an RSU and PSU is measured based on the market price of the underlying common stock as of the date of grant, reduced by the purchase price of $0.001 per share. The weighted-average grant-date fair value per vested share of RSUs and PSUs and the total fair value of vested shares from the RSU and PSU grants were $16.18 and $14.5 million, respectively, for the year ended December 31, 2019. The weighted-average grant-date fair value per vested share of RSUs and PSUs and the total fair value of vested shares from the RSU and PSU grants were $11.42 and $9.5 million, respectively, for the fiscal year ended December 29, 2018. The weighted-average grant-date fair value per vested share of RSUs and PSUs and the total fair value of vested shares from the RSU and PSU grants were $7.66 and $8.1 million, respectively, for the fiscal year ended December 30, 2017.

        During the years ended December 29, 2018, and December 30, 2017 we granted 0.1 million and 1.2 million stock options, respectively, with a weighted-average exercise price per share of $17.44 and $13.66, respectively. The weighted average grant-date fair value per share was $7.88 and $4.89 for the years ended December 29, 2018 and December 30, 2017, respectively. We did not grant stock options for the year ended December 31, 2019.

        The following table presents the assumptions used to estimate the fair value of options granted during the periods presented.

	Fiscal Year Ended
	December 29, 2018	December 30, 2017
Risk-free interest rate	2.30-2.72%	1.86-2.21%
Expected term (years)	6.25	6.25
Volatility	42.1%	30.2-33.4%
Expected dividend yield	—%	—%

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 8—Stock-based Compensation (Continued)

        A summary of stock option and restricted stock unit activity for the year ended December 31, 2019 was as follows (in thousands for shares and intrinsic value):

	Stock Options
		Weighted- Average Remaining Contractual Term (Years)		Restricted Stock Units
	Shares		Weighted- Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted- Average Grant Date Fair Value
Outstanding as of December 29, 2018	3,524	5.84	$9.13	$37,477	2,123	$15.40

Granted(1)	—		—		1,612	17.15
Settled (RSUs)	—		—		(894)	16.18
Exercised	(306)		5.96		—	—
Canceled and forfeited	(263)		14.26		(850)	17.72

Outstanding as of December 31, 2019	2,955	4.72	$9	$19,573	1,991	$15.47

Vested and exercisable as of December 31, 2019	2,590	4.35	$8.43	$18,606	N/A	N/A

(1)
For RSUs, includes both time-based and performance-based restricted stock units.

        Aggregate intrinsic value represents the difference between the closing stock price of our common stock and the exercise price of outstanding, in-the-money options. Our closing stock price as reported on the New York Stock Exchange as of December 31, 2019 was $15.03. The total intrinsic value of options exercised and RSUs, PSUs and MSUs vested was approximately $16.3 million, $26.3 million, and $16.1 million for the years ended December 31, 2019, December 29, 2018, and December 30, 2017, respectively. The aggregate fair value of the options that vested during the years ended December 31, 2019, December 29, 2018, and December 30, 2017 was $2.3 million, $2.8 million, and $2.2 million, respectively.

        As of December 31, 2019, total unrecognized compensation cost, related to non-vested stock options and RSUs, including PSUs and MSUs, was approximately $1.6 million and $19.2 million, respectively, which is expected to be recognized over a weighted-average period of 1.3 years and 1.9 years, respectively, to the extent they are probable of vesting. As of December 31, 2019, we had 3.5 million shares available for grant under the 2014 Plan.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 8—Stock-based Compensation (Continued)

Common Stock

        As of December 31, 2019, we had reserved the following shares of common stock for future issuance in connection with the following (in thousands):

December 31, 2019
Options issued and outstanding	2,955
Restricted stock units issued and outstanding	1,991
Common stock available for stock-based award grants under incentive award plans	3,542
Common stock available for conversion of Series A Redeemable Convertible Preferred Stock	5,328

Total	13,816

NOTE 9—Net (Loss) Income Per Share

        Basic net (loss) income per share is computed by dividing net (loss) income attributable to common shareholders by the number of common shares outstanding during the period, including issued and outstanding participating securities on an as-converted basis. We apply the two-class method to calculate basic and diluted net (loss) income per share of common stock, as our Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) is a participating security. The two-class method is an earnings allocated formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. For 2019, we were in a loss position from continuing operations, and the Series A Preferred Stockholders do not contractually participate in losses; as such, we added the Series A Preferred Stock dividends to the loss from continuing operations to calculate the loss attributable to common stockholders in order to calculate the numerator used in the net income (loss) per share. We compute diluted net (loss) income per common share using (loss) income as the "control number" in determining whether potential common shares are dilutive, after giving consideration to all potentially dilutive common shares, including stock options, unvested restricted stock outstanding during the period and potential issuance of stock upon the conversion of the our Series A Preferred Stock issued and outstanding during the period, except where the effect of such securities would be antidilutive. In performing the dilutive calculation, the more dilutive of the treasury stock method and the two-class method is used.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 9—Net (Loss) Income Per Share (Continued)

        The calculations of basic and diluted net (loss) income per share and basic and dilutive weighted-average shares outstanding for fiscal year 2019, fiscal year 2018, and fiscal 2017 were as follows (in thousands, except per share data):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Numerator:
Basic:
Net (loss) income attributable to common stockholders	$(69,593)	$43,159	$6,944
Diluted:
Net (loss) income attributable to common stockholders	$(69,593)	$43,159	$6,944
Plus: undistributed earnings allocated to participating securities	—	9,731	3,719
Less: undistributed earnings reallocated to participating securities	—	(9,261)	(3,637)

Net (loss) income attributable to common stockholders	$(69,593)	$43,629	$7,026

Denominator:
Weighted-average shares outstanding—basic	32,694	31,198	29,680
Dilutive impact from:
Options outstanding	—	1,874	1,941
Restricted stock units	—	744	785

Weighted-average shares outstanding—dilutive	32,694	33,816	32,406

Net (loss) income per share attributable to common stockholders (Basic):	$(2.13)	$1.38	$0.23
Net (loss) income per share attributable to common stockholders (Diluted):	$(2.13)	$1.29	$0.22

        The following equity shares were excluded from the calculation of diluted net (loss) income per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Stock options	720	751	1,045
Restricted stock units	715	521	138
Series A Redeemable Convertible Preferred Stock (as converted to common stock)	5,328	5,048	4,787

        The Series A Preferred Stock is considered antidilutive due to the fact that the two-class method was more dilutive when calculating dilutive net (loss) income per share attributable to common stockholders.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 10—Preferred Stock

        Preferred Stock consists of the following at December 31, 2019 (in thousands, except shares):

	Preferred Stock Authorized	Issuance Date	Issued and Outstanding	Liquidation Preference as of June 29, 2023	Carrying Value	Common Stock Issuable Upon Conversion as of June 29, 2023
	December 31, 2019
Series A	46,350	June 29, 2016	46,350	$67,424	$55,939	6,421,369
	December 29, 2018

Series A	46,350	June 29, 2016	46,350	$67,424	$53,007	6,421,369

        Please refer to the Certificate of Designations filed as Exhibit 3.1 to our Current Report on Form 8-K, filed on June 29, 2016, for definitions of all capitalized terms not otherwise defined below.

Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock)

        On June 29, 2016 (the "Closing Date"), we entered into an Investment Agreement with CapitalG LP ("CapitalG") relating to the issuance and sale to CapitalG of 46,350 shares of our Series A Redeemable Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), at a purchase price of $1,000 per share, for an aggregate purchase price of approximately $46.4 million. We incurred issuance costs of $2.1 million. We elected to accrete all issuance costs that were netted against the proceeds upon issuance of the Series A Preferred Stock.

        The Series A Preferred Stock has the following rights and preferences:

Voting

        The holders of Series A Preferred Stock have full voting rights and powers equal to the rights and powers of holders of shares of Common Stock, with respect to any matters upon which holders of shares of Common Stock have the right to vote. Holders of Series A Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters.

        Additionally, at any time when at least 50% of the shares of the Series A Preferred Stock purchased from the Company pursuant to the Investment Agreement are outstanding, the Company cannot, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of our Series A Preferred Stock, (a) amend the Certificate of Incorporation in a manner that adversely affects the preferences or rights of the Series A Preferred Stock; (b) authorize or issue capital stock unless it ranks equal to or junior to the Series A Preferred Stock, increase the authorized number of shares of the Series A Preferred Stock or increase the authorized number of any additional class of capital stock unless it ranks equal to or junior to the Series A Preferred Stock; or (c) reclassify or amend any existing security of the Company that is equal to or junior to the Series A Preferred Stock to render such security senior to the Series A Preferred Stock.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 10—Preferred Stock (Continued)

Dividends

        The Series A Preferred Stock ranks senior to the shares of our Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders of the Series A Preferred Stock are entitled to a cumulative dividend at a rate of 5.50% per annum during the period from the Closing Date to June 29, 2023, the seventh anniversary of the Closing Date, payable semi-annually in arrears. Dividends are paid in additional Liquidation Preference per share of Series A Preferred Stock.

Liquidation Preference

        The Series A Preferred Stock has a Liquidation Preference of $1,000 per share, as adjusted from time to time pursuant to the Certificate of Delegations. The Series A Preferred Stock ranks senior to the Common Stock with respect to rights upon liquidation, winding-up and dissolution.

Conversion

        The Series A Preferred Stock is convertible at the option of the holders at any time into shares of Common Stock at an initial Conversion Price of $10.50 per share, which rate is subject to adjustment upon the occurrence of certain events. The Series A Preferred Stock is convertible at the option of the Company into shares of Common Stock at any time after June 29, 2023, or after June 29, 2021 if the closing price of the common stock equals has equaled or exceeded 150% of the then prevailing Conversion Price (as defined in the Certificate of Delegations) for at least 20 trading days in any period of 30 consecutive trading days, including the last trading day of such 30-day period.

Redemption

        At our option, at any time after June 29, 2023, all of the Series A Preferred Stock may be redeemed by us at the then current Liquidation Preference plus Accrued and Unpaid Dividends after giving the holders of Series A Preferred Stock the ability to convert their shares into Common Stock. At any point after the seventh anniversary of the Closing Date, each holder of the Series A Preferred Stock may cause us to redeem all of such holder's Series A Preferred Stock at the then current Liquidation Preference plus Accrued and Unpaid Dividends. We elected to accrete all issuance costs that were netted against the proceeds upon issuance of the Series A Preferred Stock. We will accrete the carrying value of the Series A Preferred Stock to the redemption value through June 29, 2023, which is the seventh anniversary of the Closing Date, at a rate of 5.50% per annum, which represents the cumulative dividends owed on the Series A Preferred Stock, using the interest rate method.

Change in Control Events

        Upon certain change of control events involving the Company, holders of Series A Preferred Stock can elect to either (1) convert the Series A Preferred Stock to Common Stock at the then current Conversion Price or (2) require us to redeem the Series A Preferred Stock for 150% of the then current Liquidation Preference plus Accrued and Unpaid Dividends, provided that in the case of a change of control event in which the Common Stock is converted into or canceled for cash or publicly traded securities, such conversion or redemption will be mandatory, with the selection deemed to be in

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 10—Preferred Stock (Continued)

favor of the alternative that would result in holders of Series A Preferred Stock receiving the greatest consideration.

Board of Directors Seat

        Pursuant to the Investment Agreement and the Certificate of Designations, we have agreed that, so long as CapitalG or its affiliates beneficially own at least 50% of the shares of Series A Preferred Stock purchased pursuant to the Investment Agreement, the holders of Series A Preferred Stock will have the right to elect one member of the board of directors, and CapitalG has the right to designate the nominee for such position.

Standstill Restrictions

        Pursuant to the Investment Agreement, CapitalG is subject to certain standstill restrictions, including, among other things, that CapitalG is restricted from acquiring additional securities of the Company until the date that no CapitalG designee serves on the Company's board of directors.

NOTE 11—Income Taxes

        The following table presents domestic and foreign components of (loss) income before income taxes for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
United States	$(25,191)	$5,096	$4,457
Foreign	3,872	2,522	3,700

(Loss) Income before income taxes	$(21,319)	$7,618	$8,157

        ASC 740 requires a valuation allowance to reduce the deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed for some portion, or all, of the deferred tax asset. A cumulative loss in recent years is considered a significant piece of negative evidence that is difficult to overcome in assessing the need for a valuation allowance.

        On a periodic basis, we reassess the need for a valuation allowance on deferred tax assets by weighing positive and negative evidence to assess the recoverability of deferred tax assets. We evaluate the realizability of our deferred tax assets by tax-paying jurisdiction and assess the need for a valuation allowance on a quarterly and annual basis. We evaluate the profitability of each tax-paying component on an historic cumulative basis and a forward-looking basis as part of this analysis. We also weigh other available evidence, both positive and negative, to inform our assessment. Based on the analysis performed in the second quarter of fiscal 2019, we concluded that it is not more likely than not that

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 11—Income Taxes (Continued)

our deferred tax assets will be realized. As a result, we recorded a valuation allowance on our deferred tax assets in the second quarter of fiscal 2019.

        In the fourth quarter of 2018 and at the first quarter of 2019, we reached a conclusion that it was more likely than not that substantially all of our deferred taxes would be realized. In each of those periods we had experienced cumulative consolidated pre-tax income on a 3-year basis, most significantly in the United States which has the substantial majority of our deferred tax assets. In addition, during these periods we were projecting to remain in a consolidated pre-tax income position in future years and this positive evidence outweighed all other evidence as it related to our ability to realize our deferred tax assets at these reporting periods.

        There were several events that transpired in the second quarter of fiscal 2019, that resulted in a change in our financial outlook, our weighting of evidence, and therefore our conclusion is that it is not more likely than not we will realize substantially all of our deferred tax assets as of June 29, 2019. We entered a cumulative consolidated pre-tax loss in the second quarter of fiscal 2019 and are now projecting to remain in one in the near future. Our pre-tax losses incurred to date in fiscal 2019 and our projections for the remainder of the year have been negatively affected by meaningful increases in our operating expenses and decreases in our projected revenues. On May 9, 2019 we announced decisions we have made to invest in safety-related initiatives, which added a significant new cost to our operating plan. In the second quarter of fiscal 2019, we also experienced indicators of impairment related to our decision to no longer invest in Figure 8, which we recently acquired and for which we recorded compensation and other impairment charges described in Note 2. In addition, in the second quarter of fiscal 2019 we experienced lower than expected revenues which we attribute to lower than expected conversions of new members and renewals of existing members. Furthermore, in the second half of fiscal 2019 we incurred significant costs related to third-party consultants for executive searches related to the announced transition of our Founder, Chairwoman and Chief Executive Officer transitioning to Executive Chairwoman of Care.com and continued third-party consultations costs related to business strategy, growth opportunities and operations. All these trends combined adversely affected our profitability for fiscal 2019, which resulted in our inability to generate pre-tax income for fiscal 2019, and are expected to have a continuing effect into fiscal 2020.

        We concluded the negative evidence summarized above outweighs the positive evidence as of the second quarter of fiscal 2019 and continuing throughout the second half of fiscal 2019, and therefore, have not relied on projections of taxable income in our assessment of the realization of deferred taxes. We recognized a valuation allowance of $47.2 million in income tax expense in fiscal 2019.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 11—Income Taxes (Continued)

        The following table presents the components of the provision for (benefit from) income taxes for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Current:
Federal	$—	$—	$—
State	137	108	137
Foreign	513	396	340

Total current provision for income taxes	650	504	477
Deferred:
Federal	32,650	(33,468)	(3,136)
State	9,117	(9,210)	153
Foreign	2,924	(3,098)	—

Total deferred tax (benefit) provision	44,691	(45,776)	(2,983)

Total provision for (benefit from) income taxes	$45,341	$(45,272)	$(2,506)

        The following table presents a reconciliation of the statutory federal rate, and our effective tax rate on (losses) income, for the periods presented:

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
U.S. federal taxes at statutory rate	21%	21%	34%
State income taxes, net of federal benefit	2	(2)	3
U.S. tax on foreign income	(2)	8	—
Compensation	(5)	(28)	(34)
Other permanent differences	(2)	2	1
Goodwill impairment	(5)	—	—
Foreign rate differential	(1)	1	(4)
Change in valuation allowance—U.S.	(210)	(553)	(250)
Change in valuation allowance—foreign	(11)	(43)	(8)
Deferred rate change	—	—	227

Total	(213)%	(594)%	(31)%

        During fiscal 2019, we recorded income tax expense of $45.3 million, primarily related to the recording of a valuation allowance against our net deferred tax assets.

        During fiscal 2018 we recorded an income tax benefit of $45.3 million, primarily related to the release of our US and certain foreign jurisdictions' valuation allowance of and the tax benefit associated with stock exercises, partially offset by current foreign taxes and current state taxes in the US.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 11—Income Taxes (Continued)

        During fiscal 2017 we recorded a tax benefit of $1.7 million in the fourth quarter of fiscal 2017 primarily due to the remeasurement of net deferred tax liabilities related to indefinite lived intangible assets, mainly goodwill. The Act also provided for net operating losses generated on or after January 1, 2018 to have an indefinite carryforward period. In light of the Tax Act, we evaluated our existing indefinite lived deferred tax liabilities and concluded they can serve as a source of income supporting the realization of certain deferred tax assets which, when they reverse, will become an indefinite lived net operating loss. This resulted in an additional provisional tax benefit of $2.3 million in fiscal 2017. These tax benefits were partially offset by income tax expense of $1.5 million pertaining to amortization of certain goodwill for tax purposes for which there is no corresponding book deduction and certain state and foreign taxes based on operating income that are payable without regard to our tax loss carry forwards.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        The following table presents the significant components of our deferred tax assets and liabilities (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018
Deferred tax assets
Net operating loss carryforwards	$41,684	$39,341
Accrued expenses	1,715	3,328
Stock-based compensation	3,139	3,301
U.S. definite lived intangibles	2,361	2,544
Operating lease liabilities	7,281	—
Fixed assets	32	—
Transaction costs	1,058	—
Other temporary differences	163	158

Total deferred tax assets	57,433	48,672
Valuation allowance	(48,006)	(172)

Net deferred tax assets	9,427	48,500
Deferred tax liabilities
Foreign intangibles	—	(13)
U.S. goodwill	(5,092)	(4,349)
Operating lease right of use assets	(5,702)	—
Fixed assets	—	(18)
Other temporary differences	(432)	(383)

Total deferred tax liabilities	(11,226)	(4,763)

Net deferred tax asset (liabilities)	$(1,799)	$43,737

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 11—Income Taxes (Continued)

        See discussion above for further explanation of our overall increase in valuation allowance in 2019.

        As of December 31, 2019, we had federal net operating loss carryforwards of $149.6 million and state net operating loss carryforwards of $123.7 million, which may be available to reduce future taxable income. The federal net operating losses ("NOL") generated prior to the year ending December 29, 2018 will expire at various dates through 2037. Beginning with the 2018 tax year, federal net operating losses in the U.S. do not expire. Through December 31, 2019 we had a total of $14.0 million of federal NOLs that are carried forward indefinitely. The state net operating losses will expire at various dates through 2038.

        As of December 31, 2019, we had foreign net operating losses primarily related to our German operations of $7.2 million and our U.K. operations of $1.0 million that have an unlimited carryforward period under German and U.K. tax law.

        The federal and state NOLs are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

        As of December 31, 2019 and December 29, 2018, the Company had no recorded liabilities for uncertain tax positions. Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expense in the accompanying consolidated statements of operations. As of December 31, 2019, December 29, 2018, and December 30, 2017, we had no accrued interest or penalties related to uncertain tax positions.

        We file U.S. federal income tax returns and returns in various state, local, and foreign jurisdictions. Since we are in a loss carryforward position, the statute of limitations generally remains open for all tax years. Currently, we are not under examination relating to tax returns previously filed.

        Our current intentions are to indefinitely reinvest the earnings of our foreign subsidiaries, if any, or to repatriate only when tax-effective. Accordingly, we have not provided for U.S. taxes on the unremitted earnings of our international subsidiaries, which are not significant as of December 31, 2019.

NOTE 12—Segment and Geographical Information

        We consider operating segments to be components of the Company in which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is the CEO. The CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. For the periods presented we have concluded that we have a single operating and reportable segment.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 12—Segment and Geographical Information (Continued)

        No country outside of the United States provided greater than 10% of our total revenue. Revenue is classified by the major geographic areas in which our customers are located. The following table summarizes total revenue generated by our geographic locations (dollars in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
United States	$190,493	$173,449	$158,207
International	19,076	18,811	15,883

Total revenue	$209,569	$192,260	$174,090

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
United States	91%	90%	91%
International	9%	10%	9%

Total revenue	100%	100%	100%

        Our long-lived assets are primarily located in the United States and are not allocated to any specific region. Therefore, geographic information is presented only for total revenue.

NOTE 13—Related Party Transactions

        We had the following transactions with related parties during the period:

CapitalG LP

        On June 29, 2016, we issued Series A Preferred Stock to CapitalG LP, as described in Note 10 of the Consolidated Financial Statements. As a result of this transaction, Alphabet Inc., the ultimate parent of CapitalG LP ("CapitalG"), and all affiliates of Alphabet Inc. are considered to be related parties. We had the following transactions with Alphabet Inc. and its affiliates during the fiscal years ended December 31, 2019, December 29, 2018, and December 30, 2017 (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Revenue	$3,854	$3,153	$1,851
Selling and marketing expense	$12,125	$10,329	$12,275

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 13—Related Party Transactions (Continued)

        We had the following transactions with Alphabet Inc. and its affiliates as of December 31, 2019 and December 29, 2018 (in thousands):

	Period Ended
	December 31, 2019	December 29, 2018
Accounts receivable	$267	$421
Unbilled accounts receivable	$739	$680
Accounts payable	$661	$530
Accrued expense	$566	$403
Deferred revenue	$—	$1

West of Everything, the successor of West Studios, LLC

        In fiscal 2016, we entered into a professional services agreement with West of Everything, the successor of West Studios, LLC ("West"). We consider West to be a related party because one of our former board members was acting as a Managing Director of the entity during the term of the agreement. Under the terms of the agreement, we incurred an aggregate $1.4 million in service fees between the fourth quarter of fiscal 2016 and the second quarter of fiscal 2017, prior to terminating the agreement in the second quarter of fiscal 2017. During the six months ended July 1, 2017, we incurred $1.2 million of selling and marketing expenses related to our West relationship, of which $0.6 million was incurred in the three months ended April 1, 2017.

NOTE 14—Employee Benefit Plans

        We have established a 401(k) tax-deferred savings plan covering all employees who satisfy certain eligibility requirements. The 401(k) plan allows each participant to defer a percentage of their eligible compensation subject to applicable annual limits pursuant to the limits established by the Internal Revenue Service. We may, at our discretion, make contributions in the form of matching contributions or profit sharing contributions. During the years ended December 31, 2019, December 29, 2018, and December 30, 2017, we contributed a 401(k) match of $0.8 million, $0.2 million, and $0.2 million, respectively.

NOTE 15—Restructuring Charges

        During the quarter ended September 30, 2017, we ceased use of 25,812 square feet of our headquarters facility in Waltham, Massachusetts. We recorded a lease obligation charge of $3.1 million. The lease obligation charge comprised of restructuring expense, including sublease income and construction costs, net of deferred rent liabilities of $2.6 million. Additionally, we wrote-off $0.5 million of lease-hold improvements related to the space. The initial restructuring charge was recorded as restructuring expense in the consolidated statement of operations for fiscal 2017. In fiscals 2018 and 2019, we updated our assumptions, resulting in an additional $0.6 million and $0.4 million of charges, respectively. Upon adoption of ASC 842, we reclassified the restructuring liability from liabilities to a reduction of the right of use asset associated with the lease.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 15—Restructuring Charges (Continued)

        Additionally, during the quarter ended June 29, 2019, we decided to abandon and seek a sublet for 36,395 square feet of our 108,743 square foot headquarters facility. We recorded a right of use asset impairment charge of $1.1 million. This loss was determined by comparing the fair value of impacted right of use asset to the carrying value of the asset of the impairment measurement date, as required under ASC 360. The fair value of the right of use asset was based on the estimated sublease income for the portion of the Company's headquarters taking into consideration the time period it will take to obtain a subtenant, the applicable discount rate and the sublease rate. Additionally, we had restructuring losses of $1.2 million associated with abandoning the space. The losses consisted of exit and disposal costs consisting of construction costs, real estate taxes, broker fees, utilities and leasehold improvement write-offs. In the fourth quarter of 2019, we updated our estimate for the sublease income and exit and disposal costs and recorded additional restructuring and right of use asset impairment charges of $0.3 million. We also incurred $0.2 million of accretion expense in fiscal 2019. The initial and subsequent restructuring charges were recorded as restructuring and right of use impairment charges in the consolidated statements of operations for the year ended December 31, 2019.

NOTE 16—Other Income (Expense), Net

        Other income (expense), net consisted of the following (in thousands):

	Fiscal Year Ended
	December 31, 2019	December 29, 2018	December 30, 2017
Interest income	$1,279	$840	$389
Interest expense	(29)	(65)	(6)
Gain (loss) on exchange	167	(981)	1,820
Other income	1	41	—

Total other income (expense), net	$1,418	$(165)	$2,203

NOTE 17—Leases

        On December 30, 2018, we adopted ASU No. 2016-02- Leases (ASC 842) using the modified retrospective method. We chose to apply the transition provisions as of the period of adoption. Results for reporting periods beginning on or after December 30, 2018 are presented under ASC 842 while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC 840.

        Adoption of the new standard resulted in the recording of $20.8 million of operating lease right of use assets, $4.3 million of short-term operating lease liabilities, and $23.5 million of long-term operating lease liabilities. The difference between the operating lease liabilities and operating right of use assets is associated with existing deferred rent under ASC 840 and existing restructuring liabilities under ASC 420, which we removed from our balance sheet upon the adoption of ASC 842. The following table

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 17—Leases (Continued)

summarizes the amount by which each financial statement line item was affected upon the adoption of ASC 842 as compared with the guidance that was in effect before the change (in thousands):

	December 29, 2018	ASC 842 Adjustment	December 30, 2018
Assets
Operating lease right of use assets, net	—	20,832	20,832

Total assets	$268,067	$20,832	$288,899

Liabilities, redeemable convertible preferred stock, and stockholders' equity
Accrued expenses and other current liabilities*	20,463	(1,071)	19,392
Current operating lease liabilities	—	4,268	4,268

Total current liabilities	45,603	3,197	48,800
Other non-current liabilities*	6,806	(5,818)	988
Non-current operating lease liabilities	—	23,453	23,453

Total liabilities	52,847	20,832	73,679
Stockholders' equity
Total stockholders' equity	162,213	—	162,213

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$268,067	$20,832	$288,899

*
Accrued expense and other current liabilities and other non-current liabilities represents lease restructuring charges and deferred rent reflected as reductions in operating lease right of use assets, net.

        We consider a lease to be a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. We lease office spaces in various locations throughout the United States and Europe. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

        For these lease agreements, we have elected the practical expedient to not separate non-lease and lease components and instead to account for them as a single lease component.

        Some leases include an option to renew, with renewal terms that can extend the lease term from one to ten years. The exercise of lease renewal options is at our sole discretion. None of these options to renew are recognized as part of our right-to-use asset or lease liability as of December 31, 2019, as renewal was determined to not be reasonably assured. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

        One of our leases includes variable lease payment based on an index rate, which is included in the lease liability using the index rate as of the lease commencement date. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Additionally, because

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 17—Leases (Continued)

we elected the practical expedient to not separate non-lease and lease components and instead account for them as a single lease component, our operating leases costs include variable lease costs associated with common area maintenance, insurance and real estate taxes.

        We sublease certain real estate to third parties. Our subleases are primarily attributable to our headquarters office space in Waltham, Massachusetts. There are no variable lease payments or options to extend the subleases, nor do they contain any material residual value guarantees or material restrictive covenants.

        As most of our leases do not provide an implicit rate, we used our incremental borrowing rate based on the information available at the adoption or commencement date, in determining the present value of lease payments.

        The table below summarizes our lease costs as well as sublease income for the fiscal year ended December 31, 2019 (in thousands):

		Fiscal Year Ended
Lease Costs	Statement of Operations Classification	December 31, 2019
Operating lease costs(1)	General and administrative	$3,734
Variable lease costs—operating leases	General and administrative	943
Sublease income	General and administrative	(713)

Total lease costs		$3,964

(1)
Operating lease costs include short-term leases, which are immaterial.

        The table below summarizes the maturity of our lease liabilities as of December 31, 2019 (in thousands):

Year	Operating Leases
2020	$7,145
2021	$7,166
2022	$6,608
2023	$6,240
2024	$5,744
Thereafter	$—

Total lease payments	$32,903
Less: Discount to lease payments	(4,023)

Present value of lease liabilities	$28,880

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 17—Leases (Continued)

        The table below summarizes the weighted-average remaining lease term (in years) and the weighted-average incremental borrowing rate (in percentages):

Lease Term and Discount Rate	December 31, 2019
Weighted-average remaining lease term
Operating leases	4.6
Weighted-average incremental borrowing rate
Operating leases	5.5%

        Supplemental cash flow information related to operating leases for the year ended December 31, 2019 are as follows (in thousands):

Fiscal Year Ended
December 31, 2019
Cash payments of amounts included in lease liabilities
Operating leases	$(6,315)
Right of use assets obtained in exchange for new lease obligations
Operating leases	$5,854
Right of use asset impairment charges
Operating leases	$1,446

NOTE 18—Subsequent Events

        We evaluated subsequent events after the audited balance sheet date of December 31, 2019 but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required.

        On December 23, 2019, the we entered into an Agreement and Plan of Merger, dated as of December 20, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), with IAC/InterActiveCorp ("IAC") and Buzz Merger Sub Inc., a wholly-owned subsidiary of IAC ("Merger Sub"). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on January 13, 2020, Merger Sub commenced a cash tender offer (the "Offer") to acquire (i) all outstanding shares of common stock of the Company, par value $0.001 per share (the "Common Shares"), at a price of $15.00 per Common Share (the "Common Share Offer Price") and (ii) all outstanding shares of Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), at (x) 150% of the Liquidation Preference per Preferred Share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date of the Offer, pursuant to the terms of the Certificate of Designations ((x) and (y), together, the "Preferred Share Offer Price"), in each case, net to the holder in cash, without interest and less any applicable withholding taxes. On February 10, 2020, when the Offer expired, approximately

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2019, DECEMBER 29, 2018 AND DECEMBER 30, 2017

NOTE 18—Subsequent Events (Continued)

26.3 million Common Shares and 46.3 thousand Preferred Shares were validly tendered and not properly withdrawn in the Offer, representing approximately 81.3% of the Company's outstanding Shares (on an as-converted basis). With all conditions to the Offer satisfied or waived, on February 11, 2020, Merger Sub accepted for purchase all Shares that were validly tendered pursuant to the Offer and not properly withdrawn. On February 11, 2020, Care.com Inc. became a wholly-owned subsidiary of IAC.

        As a result of the Merger, each holder of a Company Option (as defined herein) that qualified as an incentive stock option was entitled to exercise such Company Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price.

        Additionally, as of February 11, 2020:

  •
  each Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive an amount in cash equal to either the Common Share Offer Price or the Preferred Share Offer Price, as applicable, payable net to the holder in cash;

  •
  all outstanding shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time converted into an aggregate of 1,000 newly and validly issued, fully paid and non-assessable shares of common stock of the surviving corporation;

  •
  each option to purchase Common Shares (whether vested or unvested) (each a "Company Option") outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Common Shares underlying the Company Option as of immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Common Share Offer Price over the per-share exercise price of such Company Option; provided that, any such Company Option with respect to which the per-share exercise price subject thereto was equal to or greater than the Common Share Offer Price was canceled for no consideration;

  •
  each award of Company restricted stock units that was subject solely to service-based vesting conditions (including any Company restricted stock units that were subject, in whole or in part, to performance-based vesting conditions as of the applicable grant date, but that were solely subject to service-based vesting conditions as of immediately prior to the Effective Time) (the "Company RSUs") and that were outstanding immediately prior to the Effective Time were fully vested and automatically canceled and converted into the right to receive an amount in cash equal to (x) the total number of Common Shares underlying such award of Company RSUs as of immediately prior to the Effective Time, multiplied by (y) the Common Share Offer Price; and

  •
  each award of Company restricted stock units other than those described in the immediately preceding bullet were canceled for no consideration prior to the Effective Time in accordance with their terms.

        As a result of the above, approximately 1.4 million restricted stock units with service-based vesting conditions vested automatically. Additionally, 2.7 million Company Options vested automatically. We incurred a material amount of stock-based compensation expense related to the acceleration of the restricted stock units and Company Options.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table itemizes the fees and expenses payable by New IAC in connection with the registration and sale of the securities being registered hereunder. All of such fees and expenses are estimates.

SEC Registration Fee	$423.47
Printing and Engraving Expenses	$120,000
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$85,900
Total	$306,323.47

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, and vote of stockholders or disinterested directors or otherwise.

        The New IAC certificate of incorporation and by-laws will provide for indemnification of New IAC's directors and officers (and their legal representatives), and of those serving at the request of the New IAC board of directors or officers as an employee or agent of the corporation, or as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise, to the fullest extent authorized by the DGCL, except that New IAC will indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the New IAC board of directors. The by-laws will provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition, provided that if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, New IAC's directors and officers may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. In addition, to the extent that New IAC's officers and directors also serve as executive officers or directors of subsidiaries of New IAC, such officers and directors will also be subject to indemnification consistent with the indemnification provisions of the charter documents of such subsidiaries. New IAC will have policies of directors' and officers' liability insurance that insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. New IAC believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The New IAC certificate of incorporation will provide for such limitation of liability.

        Insofar as the provisions of the New IAC certificate of incorporation or New IAC by-laws provide for indemnification of directors or officers for liabilities arising under the Securities Act, New IAC has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On November 19, 2019, New IAC issued 1,000 shares of its common stock, par value $0.01 per share, to IAC pursuant to Section 4(a)(2) of the Securities Act. New IAC did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

        The list of exhibits is set forth under "Exhibit Index" at the end of this registration statement and is incorporated herein by reference.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 EXHIBIT INDEX

Exhibit No.	Description of Document
2.1	Transaction Agreement, dated as of December 19, 2019, by and among IAC/InterActiveCorp, IAC Holdings, Inc., Valentine Merger Sub LLC, and Match Group, Inc. (filed as Exhibit 2.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on December 20, 2019, and incorporated herein by reference)
2.2
Amendment to the Transaction Agreement, dated as of April 28, 2020, by and among IAC/InterActiveCorp, IAC Holdings, Inc., Valentine Merger Sub LLC, and Match Group, Inc. (filed as Exhibit 2.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on April 28, 2020, and incorporated herein by reference)
3.1
Certificate of Incorporation of IAC Holdings, Inc., dated as of November 19, 2019 (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-4, filed on February 13, 2020, and incorporated herein by reference)
3.2
By-Laws of IAC Holdings, Inc., effective as of November 19, 2019 (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-4, filed on February 13, 2020, and incorporated herein by reference)
3.3	Form of Restated Certificate of Incorporation of New IAC (filed as Exhibit 3.3 to the Registrant's Registration Statement on Form S-4/A, filed on April 28, 2020, and incorporated herein by reference)
3.4	Form of Amended and Restated By-Laws of New IAC (filed as Exhibit 3.4 to Registrant's Registration Statement on Form S-4/A, filed on April 28, 2020, and incorporated herein by reference)
5.1	Opinion of the Registrant's Executive Vice President, General Counsel and Secretary as to the legality of the shares to be issued
10.1	IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan (filed as Appendix A to IAC's Proxy Statement, filed on May 1, 2018, and incorporated herein by reference)
10.2	IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (filed as Appendix A to IAC's Proxy Statement, filed on April 30, 2013, and incorporated herein by reference)
10.3	Form of Transition Services Agreement (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-4, filed on February 13, 2020, and incorporated herein by reference)
10.4	Form of Employee Matters Agreement (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form S-4, filed on February 13, 2020, and incorporated herein by reference)
10.5	Form of Tax Matters Agreement (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form S-4, filed on February 13, 2020, and incorporated herein by reference)
10.6
Amended and Restated Credit Agreement, dated as of November 5, 2018, by and among ANGI Homeservices Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (filed as Exhibit 10.2 to the IAC's Current Report on Form 8-K, filed on November 9, 2018, and incorporated herein by reference)

Exhibit No.	Description of Document
10.7	Second Amended and Restated Credit Agreement, dated as of November 5, 2018, by and among IAC Group, LLC, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (filed as Exhibit 10.1 to the IAC's Current Report on Form 8-K, filed on November 9, 2018, and incorporated herein by reference)
21.1	Subsidiaries of IAC Holdings, Inc.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for IAC Holdings, Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Care.com, Inc.
23.3	Consent of Ernst & Young LLP, independent auditors for Care.com, Inc.
23.4	Consent of the Registrant's Executive Vice President, General Counsel and Secretary (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature pages hereto)
99.1
Contribution Agreement, dated as of December 19, 2019, by and among TMC Realty, L.L.C., 8831-8833 Sunset, LLC and Match Group, Inc. (filed as Exhibit 99.1 to IAC/InterActiveCorp's Current Report on Form 8-K, filed on December 20, 2019, and incorporated herein by reference)
99.2	Director Consent of Chelsea Clinton
99.3	Director Consent of Barry Diller
99.4	Director Consent of Michael D. Eisner
99.5	Director Consent of Bonnie S. Hammer
99.6	Director Consent of Victor A. Kaufman
99.7	Director Consent of Joseph Levin
99.8	Director Consent of Bryan Lourd
99.9	Director Consent of David Rosenblatt
99.10	Director Consent of Alan G. Spoon
99.11	Director Consent of Alexander von Furstenberg
99.12	Director Consent of Richard F. Zannino

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 16, 2020.

IAC HOLDINGS, INC.
By:	/s/ GLENN H. SCHIFFMAN Name: Glenn H. Schiffman Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gregg Winiarski, Joanne Hawkins and Tanya M. Stanich, and each of them, with full power to act without the other, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments) as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GLENN H. SCHIFFMAN Glenn H. Schiffman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 16, 2020
/s/ MICHAEL SCHWERDTMAN Michael Schwerdtman	Senior Vice President and Controller (Principal Accounting Officer)	June 16, 2020
/s/ GREGG WINIARSKI Gregg Winiarski	Director	June 16, 2020
/s/ JOANNE HAWKINS Joanne Hawkins	Director	June 16, 2020